   As filed with the Securities and Exchange Commission on October 27, 2000.
                                                      Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                ---------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                           SELECT MEDICAL CORPORATION
             (Exact name of Registrant as specified in its charter)

           Delaware                        8093                 23-2872718
 (State or Other Jurisdiction  (Primary Standard Industrial  (I.R.S. Employer
    of Incorporation or        Classification Code Number)  Identification No.)
       Organization)
                                ---------------

                            4716 Old Gettysburg Road
                                 P.O. Box 2034
                       Mechanicsburg, Pennsylvania 17055
                                 (717) 972-1100
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                                ---------------

                            Michael E. Tarvin, Esq.
                                General Counsel
                            4716 Old Gettysburg Road
                                 P.O. Box 2034
                       Mechanicsburg, Pennsylvania 17055
                                 (717) 972-1100
 (Name, address including zip code, and telephone number, including area code, of agent for service)
                                ---------------

                                With copies to:

  Christopher G. Karras, Esq.                           Michael W. Blair, Esq.
           Dechert                                       Debevoise & Plimpton
  4000 Bell Atlantic Tower                                 875 Third Avenue
      1717 Arch Street                                 New York, New York 10022
 Philadelphia, Pennsylvania 19103                           (215) 909-6775
       (215) 994-4000

                                ---------------

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        Title of Each Class of               Proposed Maximum          Amount of
     Securities to be Registered       Aggregate Offering Price (1) Registration Fee
------------------------------------------------------------------------------------
Common Stock, par value $.01 per
 share...............................          $200,000,000             $52,800

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

                                ---------------
      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

      This registration statement contains two separate prospectuses. The first prospectus relates to a public offering in the United States and Canada of an
aggregate of      shares of common stock. The second prospectus relates to a concurrent offering outside the United States and Canada of an aggregate
of       shares of common stock. The prospectuses for each of the U.S. offering and the international offering will be identical with the exception of an alternative front cover page, an alternative back cover page and an alternative "Underwriting" section for the international offering. These alternative pages appear in this registration statement immediately following the complete prospectus for the U.S. offering. The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion
                 Preliminary Prospectus dated October 27, 2000

PROSPECTUS
                                     Shares

                      [LOGO OF SELECT MEDICAL CORPORATION]

                                  Common Stock

                                  -----------

    This is Select Medical Corporation's initial public offering. Select Medical Corporation is selling all of the shares. The U.S. underwriters are
offering    shares in the U.S. and Canada, and the international managers are
offering    shares outside the U.S. and Canada.

    We expect the public offering price to be between $   and $   per share.
Currently, no public market exists for the shares. After pricing of the offering, we expect that the shares will trade on the Nasdaq National Market under the symbol "SLMC."

    Investing in our common stock involves risks which are described in the "Risk Factors" section beginning on page 8 of this prospectus.

                                  -----------

                                                              Per Share Total
                                                              --------- -----
     Public offering price...................................    $       $
     Underwriting discount...................................    $       $
     Proceeds, before expenses, to Select Medical
      Corporation............................................    $       $

    The U.S. underwriters may also purchase up to an additional    shares from
us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The international
managers may similarly purchase up to an additional    shares from us.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares will be ready for delivery on or about        , 2000.

                                  -----------

Merrill Lynch & Co.    Chase H&Q                               J.P. Morgan & Co.

CIBC World Markets
                    SG Cowen
                                                    First Union Securities, Inc.

                                  -----------

                   The date of this prospectus is    , 2000.

       [Inside front cover: Map of the United States and Canada showing the locations of Select Medical Corporation's specialty acute care hospitals and outpatient rehabilitation clinics.]

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   8
Forward-Looking Statements...............................................  13
Use of Proceeds..........................................................  14
Dividend Policy..........................................................  14
Capitalization...........................................................  15
Dilution.................................................................  16
Selected Consolidated Financial and Other Data...........................  17
Unaudited Pro Forma Consolidated Financial Information...................  21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  24
Our Business.............................................................  37
Management...............................................................  55
Related Party Transactions...............................................  63
Principal Stockholders...................................................  67
Description of Capital Stock.............................................  69
Shares Eligible for Future Sale..........................................  73
United States Federal Tax Considerations for Non-United States Holders...  74
Underwriting.............................................................  77
Legal Matters............................................................  82
Experts..................................................................  82
Where You Can Find More Information......................................  82
Index to Consolidated Financial Statements............................... F-1

                                ---------------

      You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the financial data and related notes and the risks of investing discussed under "Risk Factors," before investing.

                           Select Medical Corporation

Overview of Our Company

      We are the second largest operator of specialty acute care hospitals for long term stay patients in the United States based on the number of our facilities. We are also the second largest operator of outpatient rehabilitation clinics in the United States and the largest operator of outpatient rehabilitation clinics in Canada based on the number of our clinics. As of September 30, 2000, we operated 51 specialty acute care hospitals in 19 states and 676 outpatient rehabilitation clinics in 29 states, the District of Columbia and seven Canadian provinces.

      We began operations in 1997 under the leadership of our current management team, including our co-founders, Rocco A. Ortenzio and Robert A. Ortenzio, both of whom have significant experience in the healthcare industry. Under this leadership, we have grown our business through strategic acquisitions and internal development initiatives. On a pro forma basis for the year ended December 31, 1999, we had net operating revenues of $720.1 million. Of this total, we earned 56.4% of our net operating revenues from our outpatient rehabilitation business and 43.6% from our specialty acute care hospitals.

Our Competitive Strengths

    . Experienced Management Team. Our five senior operations executives have an average of 23 years of experience in the healthcare industry.

    . Significant Scale. The scale of our business allows us to achieve cost efficiencies and gives us an advantage in negotiating contracts with commercial insurers.

    . Multiple Business Lines and Geographic Diversity. Our geographic breadth and diversified business mix reduces our exposure to any single reimbursement source.

    . Proven Operating Performance. We have established a track record of improving the financial performance of the hospitals and clinics we operate.

    .  Experience in Successfully Completing and Integrating
       Acquisitions. Since we began operations in 1997, we have completed and integrated three significant acquisitions, as well as a number of smaller acquisitions.

    . Demonstrated Development Expertise. From inception to September 30, 2000, we have developed 15 new specialty acute care hospitals and 49 outpatient rehabilitation clinics.

    . Significant Financial Resources. We have access to significant financial resources that give us the flexibility to pursue an active growth strategy.

Specialty Acute Care Hospitals

      Our specialty hospitals treat patients with serious and often complex medical conditions such as respiratory failure, neuromuscular disorders, cardiac disorders, non-healing wounds, renal disorders and cancer.

These patients generally require longer stays and a higher level of clinical attention than patients admitted to general acute care hospitals.

      The key elements of our specialty hospital strategy are to:

    . Develop New Specialty Hospitals. Our goal is to open 10 to 12 new specialty hospitals each year.

    . Provide High Quality and Cost Effective Care. To effectively address the complex nature of our patients' medical conditions, we have developed specialized treatment programs focused solely on their needs.

    . Reduce Costs. We continually seek to improve operating efficiency and reduce costs at our hospitals by standardizing and centralizing key administrative functions.

    . Increase Higher Margin Commercial Volume. We typically receive higher reimbursement rates from commercial insurers than we do from the federal Medicare program. As a result, we work to expand these relationships to increase commercial patient volume.

    . Grow Through Acquisitions. In addition to our development initiatives, we intend to grow our network of specialty hospitals through strategic acquisitions.

Outpatient Rehabilitation

      In our outpatient rehabilitation clinics, we provide physical, occupational and speech therapy. Our patients are typically diagnosed with musculoskeletal impairments that restrict their ability to perform normal activities of daily living. Our clinics are usually located in a freestanding facility in a highly visible medical complex or retail location. In addition to providing therapy in these clinics, we provide rehabilitation management services and staffing on a contract basis to hospitals, schools, nursing facilities and home health agencies.

      The key elements of our outpatient rehabilitation strategy are to:

    . Increase Market Share. Having a strong market share in our local markets allows us to benefit from heightened brand awareness, economies of scale and increased leverage when negotiating payor contracts.

    . Optimize the Profitability of Our Payor Contracts. We continually review new and existing payor contracts to determine how each of the contracts affects our profitability. We create a retention strategy for each of our top performing contracts and a re-negotiation strategy for contracts that do not meet our defined criteria.

    . Improve Margins. To improve operating margins we continually revise and streamline operational processes.

    . Grow Through New Development and Disciplined Acquisitions. We intend to open new clinics in our current markets where we believe we can benefit from existing referral relationships. From time to time, we also intend to evaluate acquisitions that may increase the scale of our business and expand our geographic reach.

    . Maintain Strong Employee Relations. We seek to retain, motivate and educate our employees whose relationships with referral sources are key to our success.

Industry Overview

      According to the Health Care Financing Administration, total U.S. healthcare spending is estimated to grow at 7.1% in 2000 and at 6.5% annually from 2001 through 2008. By these estimates, healthcare expenditures will account for approximately $2.2 trillion, or 16.2% of the total U.S. gross domestic product by 2008.

      We believe that the growth in spending will create opportunities for low cost, high quality healthcare providers like us. We believe that continued spending pressure will encourage efficiency by directing patients toward lower-cost settings such as our specialty acute care hospitals and outpatient rehabilitation clinics.

                                ---------------

      Our principal executive office is located at 4716 Old Gettysburg Road, Mechanicsburg, Pennsylvania 17055, and our telephone number is (717) 972-1100. We maintain a site on the World Wide Web at www.selectmedicalcorp.com. The information on our Web site is not part of this prospectus. Our Web site address is included in this prospectus as an inactive textual reference only.

                                  The Offering

 Common stock offered by Select Medical:

    U.S. offering....................................           shares
    International offering...........................           shares
        Total........................................           shares

 Common stock to be outstanding after this offering..           shares (a)

 Use of proceeds..................................... We intend to use the net proceeds from the
                                                      offering for repayment of
                                                      a portion of our
                                                      outstanding debt,
                                                      redemption of preferred
                                                      stock, payment of accrued
                                                      dividends on our
                                                      preferred stock,
                                                      financing possible future
                                                      acquisitions and general
                                                      corporate purposes.

 Risk factors........................................ See "Risk Factors" and
                                                      the other information
                                                      included in this
                                                      prospectus for a
                                                      discussion of factors you
                                                      should carefully consider
                                                      before deciding to invest
                                                      in shares of our common
                                                      stock.

 Nasdaq National Market symbol....................... SLMC

--------
(a) Gives effect to the conversion of 16,000,000 shares of Class B Preferred Stock into 16,000,000 shares of our common stock that will happen automatically upon the completion of this offering. Excludes warrants outstanding to purchase 3,252,223 shares of our common stock at an exercise
    price of $    per share. Excludes 10,000,000 shares of common stock we have reserved for issuance under our 1997 Stock Option Plan. As of September 30, 2000, we had 7,066,884 options outstanding under this plan with a weighted
    average exercise price of $   .

      Unless we specifically state otherwise, the information in this
prospectus does not take into account the sale of up to    shares of common
stock that the underwriters have the option to purchase from us to cover over-allotments. All information in this prospectus assumes the issuance and sale of common stock in the offering at an assumed initial public offering price of
$    per share, the mid-point of the range of the initial public offering prices set forth on the cover page of this prospectus, and gives effect to the conversion of 16,000,000 shares of Class B Preferred Stock into 16,000,000 shares of our common stock upon the completion of this offering.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

     You should read the summary consolidated financial and other data below in conjunction with our consolidated financial statements and the accompanying notes. We derived the historical financial data for the periods ended December 31, 1997, 1998 and 1999 from our audited consolidated financial statements. We derived the historical financial data for the six months ended June 30, 1999 and June 30, 2000, and as of June 30, 2000, from our unaudited interim consolidated financial statements. You should also read "Selected Consolidated Financial and Other Data" and the accompanying "Management's Discussion and Analysis of Financial Condition and Results of Operations." All of these materials are contained later in this prospectus. The pro forma as adjusted consolidated statement of operations data for the year ended December 31, 1999 is pro forma for the acquisition of the NovaCare Physical Rehabilitation and Occupational Health Division and the conversion of our Class B Preferred Stock as if these events had been completed on January 1, 1999; and as adjusted for the offering as if it had been completed on January 1, 1999. The consolidated statement of operations should be read in conjunction with the "Unaudited Pro Forma Consolidated Financial Information" included elsewhere in this prospectus. The pro forma as adjusted consolidated balance sheet data for the six months ended June 30, 2000 are pro forma for the conversion of our Class B Preferred Stock and as adjusted to give effect to the offering as if these events had been completed on June 30, 2000. The pro forma as adjusted statement of operations data for the six months ended June 30, 2000 are pro forma for the conversion of our Class B Preferred Stock and as adjusted to give effect to the offering as if these events had been completed on January 1, 1999.

                                 Year Ended December 31,              Six Months Ended June 30,
                          ----------------------------------------- -------------------------------
                                                         Pro Forma                       Pro Forma
                                                        As Adjusted                     As Adjusted
                            1997      1998      1999       1999       1999      2000      2000(0)
                          --------  --------  --------  ----------- --------  --------  -----------
                                         (in thousands, except per share data)
Consolidated Statement
 of Operations Data
Net operating revenues..  $ 11,194  $149,043  $455,975   $720,116   $208,031  $397,422   $397,422
Operating expenses (a)..    13,740   145,450   413,731    698,974    187,076   349,819    349,819
Depreciation and
 amortization...........       285     4,942    16,741     31,363      6,825    14,095     14,095
Special charges (b).....       --     10,157     5,223     28,298        --        --         --
                          --------  --------  --------   --------   --------  --------   --------
Income (loss) from
 operations.............    (2,831)  (11,506)   20,280    (38,519)    14,130    33,508     33,508
Other income............     6,022       --        --         --         --        --
Interest expense
 (income), net..........       (64)    4,976    21,099     26,739      8,629    18,078     14,055
                          --------  --------  --------   --------   --------  --------   --------
Income (loss) before
 minority interests,
 income taxes and
 extraordinary items         3,255   (16,482)     (819)   (65,258)     5,501    15,430     19,453
Minority interests (c)..       --      1,744     3,662      3,768      2,144     2,178      2,178
                          --------  --------  --------   --------   --------  --------   --------
Income (loss) before
 income taxes and
 extraordinary item.....     3,255   (18,226)   (4,481)   (69,026)     3,357    13,252     17,275
Income tax provision
 (benefit)..............     1,308      (182)    2,811      1,497      3,430     6,228      8,119
                          --------  --------  --------   --------   --------  --------   --------
Net income (loss) before
 extraordinary item.....     1,947   (18,044)   (7,292)   (70,523)       (73)    7,024      9,156
Extraordinary item (d)..       --        --      5,814        --         --        --         --
                          --------  --------  --------   --------   --------  --------   --------
Net income (loss).......     1,947   (18,044)  (13,106)   (70,523)       (73)    7,024      9,156
Less: Preferred
 dividends .............      (266)   (2,540)   (5,175)       --      (2,122)   (4,271)       --
                          --------  --------  --------   --------   --------  --------   --------
Net income (loss)
 available to common
 stockholders ..........  $  1,681  $(20,584) $(18,281)  $(70,523)  $ (2,195) $  2,753      9,156
                          ========  ========  ========   ========   ========  ========   ========
Net income (loss) per
 common share:
 Basic:
   Net income (loss)
    before extraordinary
    item................  $   0.15  $  (0.95) $  (0.29)  $    --    $  (0.05) $   0.06   $    --
   Extraordinary item...       --        --      (0.14)       --         --        --         --
                          --------  --------  --------   --------   --------  --------   --------
   Net income (loss)....  $   0.15  $  (0.95) $  (0.43)  $    --    $  (0.05) $   0.06   $    --
                          ========  ========  ========   ========   ========  ========   ========
 Diluted:
   Net income (loss)
    before extraordinary
    item................  $   0.15  $  (0.95) $  (0.29)  $    --    $  (0.05) $   0.06   $    --
   Extraordinary item...       --        --      (0.14)       --         --        --         --
                          --------  --------  --------   --------   --------  --------   --------
   Net income (loss)....  $   0.15  $  (0.95) $  (0.43)  $    --    $  (0.05) $   0.06   $    --
                          ========  ========  ========   ========   ========  ========   ========
Weighted average common
 shares outstanding (e):
 Basic..................    11,383    21,731    42,633        --      42,517    44,180        --
 Diluted................    11,395    21,731    42,633        --      42,517    49,681        --

                                                     (footnotes begin on page 7)

                                                          As of June 30, 2000
                                                        ------------------------
                                                                    Pro Forma
                                                         Actual  As Adjusted (f)
                                                        -------- ---------------
                                                             (in thousands)
Consolidated Balance Sheet Data
Cash and cash equivalents.............................. $  5,096    $ 43,096
Working capital........................................  114,726     152,726
Total assets...........................................  609,705     647,705
Total long term obligations............................  295,212     222,262
Total stockholders' equity and preferred stock.........  179,228     290,178

Selected Operating Data

      The following table sets forth operating statistics for our specialty acute care hospitals and our outpatient rehabilitation business for each of the periods presented. The data in the table reflect the changes in the number of specialty acute care hospitals and outpatient rehabilitation clinics we operate that resulted from acquisitions, start-up activities and closures. The operating statistics reflect data for the period of time these operations were managed by us. The same specialty hospital data include hospitals operated by us for the comparable periods. Further information on our acquisition activities can be found in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the notes to our consolidated financial statements.

                                        Year Ended      Six Months Ended
                                      December 31,          June 30,
                                     -----------------  ------------------
                                      1998      1999      1999      2000
                                     -------  --------  --------  --------
                                             (dollars in thousands)
Specialty Hospital Data:
 Number of hospitals--start of
  period............................     --         39        39        44
   Number of hospitals acquired.....      37       --        --        --
   Number of hospital start-ups.....       2         6         3         5
   Number of hospitals closed/sold..     --          1       --        --
                                     -------  --------  --------  --------
 Number of hospitals--end of
  period............................      39        44        42        49
                                     -------  --------  --------  --------
 Available licensed beds (g)........   1,428     1,649     1,570     1,838
 Admissions (h).....................   2,640    12,421     6,006     7,094
 Patient days (i)...................  74,418   358,304   174,357   206,501
 Average length of stay (j).........      29        30        30        30
 Occupancy rate (k).................      52%       63%       63%       64%
 Percent patient days--Medicare
  (l)...............................      78%       78%       78%       76%
 EBITDA (m)......................... $ 3,147  $ 35,929  $ 17,168  $ 20,942
 Same Specialty Hospital Data:
   Admissions (h)...................            11,796     5,771     6,440
   Patient days (i).................           342,417   168,173   188,460
   Average length of stay (j).......                30        30        29
   Occupancy rate (k)...............                65%       65%       71%
   Percent patient days--Medicare
    (l).............................                78%       78%       77%
   EBITDA (m).......................          $ 35,984  $ 18,133  $ 21,557
Outpatient Rehabilitation Data:
 Number of clinics--start of
  period............................      66        94        94       620
   Number of clinics acquired.......      21       516        10         3
   Number of clinics start-ups......      11        14         8        16
   Number of clinics closed/sold....       4         4         1        20
                                     -------  --------  --------  --------
 Number of clinics owned--end of
  period............................      94       620       111       619
 Number of clinics managed--end of
  period (n)........................      21        38        23        43
                                     -------  --------  --------  --------
 Total number of clinics............     115       658       134       662
                                     -------  --------  --------  --------
 EBITDA (m)......................... $12,598  $ 22,697  $ 10,991  $ 36,433

                                                   (footnotes on following page)

(a) Operating expenses include cost of services, general and administrative expenses, and bad debt expenses.
(b) Reflects asset impairments of $6.3 million and litigation settlement costs of $3.8 million in 1998 and asset impairments of $5.2 million in 1999. The pro forma special charge consists of our 1999 special charge and a provision for restructuring of $23.1 million recorded by the NovaCare Physical Rehabilitation and Occupational Health Division.
(c) Reflects interests held by other parties in subsidiaries, limited liability companies and limited partnerships owned and controlled by us.
(d) Reflects the write-off of deferred financing costs that resulted from the refinancing of our credit facility in November 1999.
(e) For information concerning calculation of weighted average shares outstanding, see note 14 to the consolidated financial statements.
(f) Reflects the application of the net proceeds from this offering, including $69 million to redeem preferred stock and pay accrued preferred stock dividends, $53 million to repay term loans under our credit facility, $25 million to repay senior subordinated debt and the remaining $38 million to be used for future acquisitions and general corporate purposes.
(g) Available licensed beds are the number of beds that are licensed with the appropriate state agency and which are readily available for patient use at the end of the period indicated.
(h) Admissions represent the number of patients admitted for treatment.
(i) Patient days represent the total number of days of care provided to patients.
(j) Average length of stay (days) represents the average number of days patients stay in our hospitals per admission, calculated by dividing total patient days by the number of discharges for the period.
(k) We calculate occupancy rate by dividing the average daily number of patients in our hospitals by the weighted average number of available licensed beds over the period indicated.
(l) We calculate percentage by dividing the number of Medicare patient days by the total number of patient days.
(m) We define EBITDA as net income (loss) before interest, income taxes, depreciation and amortization and special charges, other income, minority interest, and extraordinary items. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a measure used by management to evaluate our operations, and we believe it provides useful information to investors. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, EBITDA as presented may not be comparable to similarly titled measures of other companies.
(n) Managed clinics are clinics that we operate through long term management arrangements and clinics operated through unconsolidated joint ventures.
(o) The as adjusted consolidated statement of operations for the six months ended June 30, 2000 reflects the following adjustments as a result of this offering:
  . the reduction in interest expense of $4.0 million for the repayment of $53.0 million of 10% senior debt under the term loan portion of our bank credit facility and the repayment of $25.0 million of 10% senior subordinated notes.
  . additional tax expense of $1.9 million related to the $4.0 million interest expense decrease in (i) above.
  . the reversal of $1.8 million of preferred dividends on our Class B Preferred Stock which would convert share for share into common stock upon this offering.

                                  RISK FACTORS

      Our business involves a number of risks, some of which are beyond our control. You should carefully consider each of the risks and uncertainties we describe below and all of the other information in this prospectus before deciding to invest in our shares. The risks and uncertainties we describe below are not the only ones we face. Additional risks and uncertainties that we do not currently know or that we currently believe to be immaterial may also adversely affect our business.

If there are changes in the rates or methods of government reimbursements for our services, our net operating revenues and net income could decline.

      Approximately one third of our net operating revenues come from the federal Medicare program, which is highly regulated and subject to changes. Long term acute care hospitals receive reimbursements from Medicare based on the actual costs incurred during the treatment of a patient, subject to a cap. Many other types of healthcare providers, including general acute care hospitals, are reimbursed by Medicare under prospective payment systems. These systems reimburse providers fixed amounts, subject to adjustments, based on each patient's expected cost of treatment. Congress has directed the Secretary of the U.S. Department of Health and Human Services to develop a prospective payment system applicable to long term acute care hospitals. The Secretary has not developed such a prospective payment system to date but may do so in the future. The application of a prospective payment system to long term acute care hospitals could reduce the level of reimbursement we receive from the Medicare program for our services and negatively affect our profit margins.

      Our outpatient rehabilitation clinics receive payments from the Medicare program under a fee schedule. These payments were to be subject to annual limits, originally $1,500 per patient, effective January 1, 1999. Congress has imposed a moratorium on these limits through 2001. The Secretary of the Department of Health and Human Services is required to review this annual limit and make a proposal to Congress to revise the payment system for outpatient rehabilitation. Any changes adopted by Congress, which could include reduced annual limits or a new payment system, could have an adverse effect on our outpatient rehabilitation business. See "Our Business--Government Regulations-- Overview of U.S. and State Government Reimbursements."

If our hospitals fail to maintain their exemption from the Medicare prospective payment system or fail to maintain their status as a "hospital within a hospital," our profitability may decline.

      As of September 30, 2000, 46 of our 51 hospitals were certified as Medicare long term acute care hospitals, and the remaining five were in the process of becoming certified as Medicare long term acute care hospitals. If our hospitals fail to meet or maintain the standards for certification as long term acute care hospitals, such as average minimum length of patient stay, they will not receive cost-based reimbursement but will instead receive predetermined payments applicable to general acute care hospitals under the prospective payment system. Such predetermined payments would likely result in our hospitals receiving less Medicare reimbursement than they currently receive for their patient services. Moreover, nearly all of our hospitals are subject to additional Medicare criteria because they operate under the "hospital within a hospital" model, such as limitations on services purchased from the host hospital and other requirements concerning separateness from the host hospital. As a result, if several of our hospitals were to lose their cost-based reimbursement status or failed to comply with the "hospital within a hospital" requirements, our profit margins would likely decrease. See "Our Business-- Government Regulations--Overview of U.S. and State Government Reimbursements-- Long Term Acute Care Hospital Medicare Reimbursement."

Our future net operating revenues and profitability may be constrained by future cost containment initiatives undertaken by private third party payors.

     The profitability of our long term acute care hospitals and outpatient rehabilitation clinics is affected by initiatives undertaken by major insurers and managed care companies to contain healthcare costs. These payors attempt to control healthcare costs by contracting with hospitals and other healthcare providers to obtain services on a discounted basis. We believe that this trend may continue and may limit reimbursements for healthcare services. This may cause our profit margins to decline.

We conduct business in a heavily regulated industry, and changes in regulations or violations of regulations may result in increased costs or sanctions that reduce our net operating revenues and profitability.

     The healthcare industry is subject to extensive federal, state and local laws and regulations relating to:

    .  facility and professional licensure, including certificates of need;

    . conduct of operations, including financial relationships among healthcare providers, Medicare fraud and abuse, and physician self-referral;

    .  addition of facilities and services; and

    .  payment for services.

Recently, there have been heightened coordinated civil and criminal enforcement efforts by both federal and state government agencies relating to the healthcare industry, including the long term acute care hospital and outpatient rehabilitation clinic businesses. The ongoing investigations relate to, among other things, various referral practices, cost reporting, billing practices, physician ownership and joint ventures involving hospitals. In the future, different interpretations or enforcement of these laws and regulations could subject our current practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services and capital expenditure programs, and increase our operating expenses. If we fail to comply with these extensive laws and government regulations, we could become ineligible to receive government program reimbursement, suffer civil or criminal penalties or be required to make significant changes to our operations. In addition, we could be forced to expend considerable resources responding to an investigation or other enforcement action under these laws or regulations. See "Our Business-- Government Regulations."

If we fail to cultivate new or maintain established relationships with the physicians in our markets, our net operating revenues may decrease.

     Our success is, in part, dependent upon the admissions and referral practices of the physicians in the communities our hospitals and our outpatient rehabilitation clinics serve, and our ability to maintain good relations with these physicians. Physicians referring patients to our hospitals and clinics are generally not our employees and, in many of the markets that we serve, most physicians have admitting privileges at other hospitals and are free to refer their patients to other providers. If we are unable to successfully cultivate and maintain strong relationships with these physicians, our hospitals' admissions and clinics' businesses may decrease, and our net operating revenues may decline.

Future acquisitions may use significant resources, may be unsuccessful and could expose us to unforeseen liabilities.

     As part of our growth strategy, we intend to pursue acquisitions of long term acute care hospitals and outpatient rehabilitation clinics. Acquisitions may involve significant cash expenditures, debt incurrence, additional operating losses, amortization of the intangible assets of acquired companies, dilutive issuances of equity securities and expenses that could have a material adverse effect on our financial condition and results of operations. Acquisitions involve numerous risks, including:

    . difficulties integrating acquired personnel and harmonizing distinct cultures into our business;

    .  diversion of management's time from existing operations;

    .  potential loss of key employees or customers of acquired companies;
       and

    . assumption of the liabilities and exposure to unforeseen liabilities of acquired companies, including liabilities for failure to comply with healthcare regulations.

We cannot assure you that we will succeed in obtaining financing for acquisitions at a reasonable cost, or that such financing will not contain restrictive covenants that limit our operating flexibility. We also may be unable to operate acquired hospitals and outpatient rehabilitation clinics profitably or succeed in achieving improvements in their financial performance.

Competition may limit our ability to acquire hospitals and clinics and adversely affect our growth.

      We have historically faced limited competition in acquiring long term acute care hospitals and outpatient rehabilitation clinics, but we may face heightened competition in the future. Our competitors may acquire or seek to acquire many of the hospitals and clinics that would be suitable candidates for us. This could limit our ability to grow by acquisitions or make our cost of acquisitions higher and less profitable.

If we fail to compete effectively with other hospitals, clinics and healthcare providers, our net operating revenues and profitability may decline.

      The healthcare business is highly competitive, and we compete with other hospitals, rehabilitation clinics and other healthcare providers for patients. If we are unable to compete effectively in the long term acute care hospital and outpatient rehabilitation businesses, our net operating revenues and profitability may decline. More than half of our specialty hospitals operate in geographic areas where we compete with at least one other hospital that provides similar services. Our outpatient rehabilitation clinics face competition from a variety of local and national outpatient rehabilitation providers. Other outpatient rehabilitation clinics in markets we serve may have greater name recognition and longer operating histories than our clinics. The managers of these clinics may also have stronger relationships with physicians in their communities, which could give them a competitive advantage for patient referrals.

Shortages in qualified nurses could increase our operating costs significantly.

      Our long term acute care hospitals are highly dependent on nurses for patient care. The availability of qualified nurses has declined in recent years, and the salaries for nurses has risen accordingly. We cannot assure you we will be able to attract and retain qualified nurses in the future. Additionally, the cost of attracting and retaining nurses may be higher than we anticipate, and as a result, our profitability could decline.

Significant legal actions could subject us to substantial uninsured liabilities.

      In recent years, physicians, hospital and other healthcare providers have become subject to an increasing number of legal actions alleging malpractice, product liability or related legal theories. Many of these actions involve large claims and significant defense costs. To protect ourselves from the cost of these claims, we maintain professional malpractice liability insurance and general liability insurance coverage in amounts and with deductibles that we believe to be appropriate for our operations. However, our insurance coverage may not cover all claims against us or continue to be available at a reasonable cost. If we are unable to maintain adequate insurance coverage, we may be exposed to substantial liabilities. We are also subject to lawsuits under a federal whistleblower statute designed to combat fraud and abuse in the healthcare industry. These lawsuits can involve significant monetary damages and award bounties to private plaintiffs who successfully bring the suits. See "Our Business--Legal Proceedings" and "Our Business-- Government Regulations--Other Healthcare Regulations."

We may experience difficulties with our outpatient rehabilitation information systems integration, which could cause business interruption.

      During the next 18 months, we plan to transition gradually to a common system to manage all of our scheduling, billing, collecting and patient information for our outpatient rehabilitation clinics. If our systems integration fails or works improperly, we could face interruption in the segments of our business undergoing the transition while we correct the problem. The interruption in the affected segment of our business could include our inability to bill patients and payors for the services we provide. A sustained inability to bill and collect payments would have a material adverse effect on our cash flows and results of operations.

Because certain of our significant stockholders and our senior management control us, they will be able to determine the outcome of all matters submitted to our stockholders for approval, regardless of the preferences of the minority stockholders.

      Following the offering, Welsh, Carson, Anderson & Stowe; GTCR Golder Rauner, LLC; Thoma Cressey Equity Partners and our directors and executive officers will together own a majority of our outstanding common stock. Accordingly, they will be able to:

    .  elect our entire board of directors;

    .  control our management and policies; and

    . determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets.

      Welsh, Carson, Anderson & Stowe; GTCR Golder Rauner, LLC; Thoma Cressey Equity Partners and our management will also be able to prevent or cause a change in control of us and will be able to amend our certificate of incorporation and by-laws without the approval of any other of our stockholders. Their interests may conflict with the interests of our other stockholders.

If existing stockholders sell their common stock, the price of our common stock may decline.

      If our existing stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market following the offering, then the market price of our common stock could fall. Following the offering, there will be shares outstanding, including options and warrants exercisable within 60 days. Restrictions under the securities laws and certain lock-up agreements limit the number of shares of common stock available for sale in the public market. Our directors, executive officers and substantially all of our existing stockholders have agreed not to sell any of these securities for 180 days after the offering without the prior written consent of Merrill Lynch. However, Merrill Lynch may, in its sole discretion, release all or any portion of the securities subject to the lock-up agreements.

      The holders of 58,374,341 shares of common stock and the holders of warrants to purchase shares of common stock have demand and piggy-back registration rights. We are not obligated to register any shares held by these stockholders upon their request for 180 days from the date of this prospectus. However, subject to the prior written consent of the underwriters, if we file a registration statement to register sales of our common stock (other than under our employee benefit plans) during that time, these stockholders will be entitled to register any portion or all of their shares to be included in that offering. After the expiration of this 180 day period, these stockholders may demand that we register any portion or all of their shares at any time. We also may shortly file a registration statement to register all shares of common stock under our stock option plans. After such registration statement is effective, common stock issued upon exercise of stock options, except by our executive officers and directors, under our benefit plans will be eligible for resale in the public market without restriction.

If provisions in our corporate documents and Delaware law delay or prevent a change in control of our company, we may be unable to consummate a transaction that our stockholders consider favorable.

      Our certificate of incorporation and by-laws may discourage, delay, or prevent a merger or acquisition involving us that our stockholders may consider favorable by:

    . authorizing the issuance of preferred stock the terms of which may be determined at the sole discretion of the board of directors;

    . providing for a classified board of directors with staggered three-year terms; and

    . establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at meetings.

Delaware law may also discourage, delay or prevent someone from acquiring or merging with us. See "Description of Capital Stock."

Because the initial public offering price of our common stock exceeds our net tangible book value per share, investors will experience immediate and substantial dilution.

      As a result of this offering, purchasers of the common stock in the
offering will experience dilution in the amount of $   per share, based on an
assumed initial public offering price of $    per share, the midpoint of the
range of prices shown on the front page of this prospectus. Our net tangible book value at June 30, 2000 was a deficit of $67.3 million, or $1.51 per share of common stock. Present stockholders will experience an immediate and
substantial increase in net tangible book value in the amount of $   per share
of common stock based on an assumed initial public offering price of $   .

If our stock price fluctuates after the initial offering, you could lose a significant part of your investment.

      Prior to the offering, there has been no public market for our common stock. We plan to list our common stock on the Nasdaq National Market. We do not know if an active trading market will develop for our common stock or how the common stock will trade in the future. Negotiations between the underwriters and us will determine the initial public offering price. You may not be able to resell your shares at or above the initial public offering price due to fluctuations in the market price of our common stock as a result of changes in our operating performance or prospects. In addition, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance or prospects of particular companies.

                           FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things:

    . general economic, demographic and business conditions, both nationally and in regions where we operate;

    . the effect of existing or future governmental regulation and federal and state legislative and enforcement initiatives on our business, including the Balanced Budget Act of 1997;

    .  changes in Medicare reimbursement levels;

    . our ability to implement successfully our acquisition and development strategies;

    . the availability and terms of financing to fund the expansion of our business, including the acquisition of additional long term acute care hospitals and outpatient rehabilitation clinics;

    . our ability to attract and retain qualified management personnel and to recruit and retain nurses and other healthcare personnel;

    . our ability to enter into managed care provider arrangements on terms attractive to us;

    . changes in generally accepted accounting principles that may affect our reported results of operations;

    .  the effect of liability and other claims asserted against us; and

    .  the effect of competition in the markets we serve.

In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," "intend," or the negative of such terms or other similar expressions. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS

      We estimate that our net proceeds from the offering will be approximately $185.0 million after deducting estimated expenses and underwriting discounts and commissions of $15.0 million. We will use these net proceeds to redeem $53.0 million of our Class A Preferred Stock and to pay $16.0 million in dividends accrued on our Class A and Class B Preferred Stock. We will also repay $53.0 million of our senior debt under the term loan portion of our bank credit facility. Our bank credit facility matures in September 2005 and bears interest at a fluctuating rate, which as of September 30, 2000, was a weighted average interest rate of 10.04%. We will also repay our $25.0 million Senior Subordinated Note, which was issued to WCAS Capital Partners III, L.P. in November 1999 to partially finance the NovaCare acquisition. The Senior Subordinated Note matures on November 19, 2009 and bears interest at 10% per year. The balance of the net proceeds will be used for future acquisitions and general corporate purposes. Pending use of the net proceeds for the above purposes, we intend to invest the net proceeds in short-term, investment-grade, interest bearing securities.

                                DIVIDEND POLICY

      We have never declared or paid dividends on our common stock, and we do not intend to pay dividends in the foreseeable future. We are restricted by our current credit facility from declaring or paying dividends on our common stock. We also may not pay dividends on our common stock without the prior written consent of either Welsh, Carson, Anderson & Stowe or GTCR Golder Rauner, LLC. We plan to retain any earnings for use in the operation of our business and to fund future growth.

                                 CAPITALIZATION

      The following table sets forth our capitalization as of June 30, 2000 on an actual basis, a pro forma basis to give effect of the automatic conversion of the Class B Preferred Stock and pro forma as adjusted basis to give effect to the application of the net proceeds of this offering.

      Common stock data also assumes that the underwriters' over-allotment option is not exercised and excludes shares of common stock reserved for issuance under our 1997 stock option plan, under which options to purchase 7,066,884 shares were outstanding as of September 30, 2000 at a weighted
average exercise price of $    per share, and under warrants outstanding to
purchase 3,252,223 shares at an exercise price of $    per share. You should
read this table in conjunction with our "Selected Consolidated Financial and Other Data," our "Unaudited Pro Forma Consolidated Financial Information," our "Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus.

                                                     As of June 30, 2000
                                                -------------------------------
                                                            Pro      Pro Forma
                                                 Actual    Forma    As Adjusted
                                                --------  --------  -----------
                                                   (dollars in thousands)
Long term debt:
  Senior credit facility....................... $199,094  $199,094   $146,094
  10% senior subordinated notes due 2008.......   56,390    56,390     56,390
  10% senior subordinated note due 2009........   19,950    19,950        --
  Seller notes(a)..............................   40,049    40,049     40,049
  Other........................................    2,055     2,055      2,055
                                                --------  --------   --------
Total debt.....................................  317,538   317,538    244,588
  Less current portion......................... $(22,326) $(22,326)  $(22,326)
                                                --------  --------   --------
    Total long term debt.......................  295,212   295,212    222,262
                                                --------  --------   --------
  Preferred stock, $.01 par value
   Class A: 55,000 shares authorized, 52,848
    shares issued and outstanding-- actual; no
    shares issued and outstanding--as
    adjusted...................................   62,854    62,854        --
   Class B: 16,000,000 shares authorized,
    16,000,000 shares issued and outstanding--
    actual; no shares issued and outstanding--
    as adjusted................................   62,221     2,221        --
Stockholders' equity:
  Common stock, $.01 par value; 78,000,000
   shares authorized, 44,559,930 shares issued
   and outstanding--actual;   shares issued and
   outstanding--as adjusted....................      446       606
Capital in excess of par.......................   77,195   137,095
Accumulated deficit............................  (22,445)  (22,445)
Treasury stock, at cost; 381,393 shares--
 actual; 798,143 shares, as adjusted(b)........   (1,028)   (1,028)
Cumulative translation adjustment..............      (15)      (15)
                                                --------  --------   --------
Total stockholders' equity.....................   54,153   114,153
                                                --------  --------   --------
Total capitalization........................... $474,440  $474,440   $
                                                ========  ========   ========

--------
(a) Seller notes consist of notes issued or assumed by us as past consideration for some of our acquired businesses. They generally bear interest at 6% to 9% per annum and mature at various times.
(b) As adjusted treasury shares includes 416,750 shares that will be transferred to us at no additional cost upon the repayment in full of the 10% senior subordinated note due 2009, which we intend to repay upon the completion of this offering.

                                    DILUTION

      At June 30, 2000, we had a pro forma net tangible book deficit after giving effect to the conversion of Class B Preferred Stock of $138.3 million, or $2.28 per share. Net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the total number of shares of our common stock outstanding. After giving effect to the sale
of   shares of our common stock at an assumed initial public offering price of
$   per share, the midpoint of the range of prices shown on the front page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our as adjusted net tangible book
value at June 30, 2000 would have been $   , or $   per share. This represents
an immediate increase in net tangible book value of $   per share to existing
stockholders and an immediate dilution of $   per share to new investors
purchasing shares of our common stock in this offering. The following table illustrates the per share dilution to the new investors.

     Assumed initial public offering price per share..........         $
       Pro Forma net tangible book deficit per share at June
        30, 2000.............................................. $(2.28)
       Increase per share attributable to this offering.......
     Pro Forma as adjusted net tangible book value per share
      after the offering......................................
                                                                       ---- ---
     Dilution per share to new investors in this offering.....         $
                                                                       ==== ===

      The following table summarizes on an as adjusted basis, as of June 30, 2000, the total number of shares of our common stock, the total cash consideration paid and the average price per share paid by the existing stockholders and by the new investors in this offering at an assumed initial
public offering price of $   per share and before deducting estimated
underwriting discounts and commissions and our estimated offering expenses:

                                                           Total
                                  Shares Purchased     Consideration     Average
                                 ------------------  -----------------  Price Per
                                   Number   Percent   Amount   Percent    Share
                                 ---------- -------  --------- -------  ---------
     Existing stockholders...... 44,228,538       %                  %   $
     New investors(1)...........
                                 ---------- ------   --------- ------
       Total....................            100.00%            100.00%
                                 ========== ======   ========= ======

--------
(1) This number of shares assumes that the underwriters' over-allotment option is not exercised. If the over-allotment option is exercised in full, we
    will issue and sell an additional     shares.

      The foregoing discussion and tables assume no exercise of any stock options outstanding as of June 30, 2000. As of June 30, 2000, there were options outstanding to purchase a total of 7,058,384 shares of our common stock
at a weighted average exercise price of $   per share and 2,938,116 shares
reserved for future grant under our 1997 Stock Option Plan. To the extent that any of these shares are issued, there will be further dilution to new investors. See "Capitalization," "Management--Select Medical Corporation Amended and Restated 1997 Stock Option Plan" and Note 8 to "Select Medical Corporation--Consolidated Financial Statements."

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     You should read the selected consolidated historical financial and other data below in conjunction with our consolidated financial statements and the accompanying notes. You should also read "Management's Discussion and Analysis of Financial Condition and Results of Operations." All of these materials are contained in this prospectus. We were formed in December 1996 however capitalization and operations did not commence until February 7, 1997 when we acquired our predecessor company, Sports and Orthopedic Rehabilitation Services, Inc. The predecessor company data as of December 31, 1995 and 1996 and for the periods ended December 31, 1995 and 1996 have been derived from unaudited consolidated financial statements, which are not included in this prospectus. We acquired all of the outstanding common stock of our predecessor company, Sports and Orthopedic Rehabilitation Services, Inc. Because of substantial differences in the predecessor company's capital structure, per share information for the predecessor company has been excluded. The data as of December 31, 1997, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999 have been derived from consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants. Consolidated balance sheets at December 31, 1998 and 1999 and the related statements of operations, stockholders' equity and cash flows for the periods ended December 31, 1997, 1998 and 1999 and the related notes appear elsewhere in this prospectus. The data for the six months ended June 30, 1999 and 2000 have been derived from unaudited consolidated financial statements also contained in this prospectus and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The pro forma as adjusted consolidated statement of operations data for the year ended December 31, 1999 is pro forma for the acquisition of NovaCare Physical Rehabilitation and Occupational Health Division and the conversion of our Class B Preferred Stock as if these events had been completed on January 1, 1999; and as adjusted for the offering as if it had been completed on January 1, 1999. The Consolidated Statements of Operations should be read in conjunction with the "Unaudited Pro Forma Consolidated Financial Information" included elsewhere in this prospectus. The pro forma as adjusted consolidated balance sheet data for the six months ended June 30, 2000 are pro forma for the conversion of our Class B Preferred Stock and as adjusted to give effect to the offering as if these events had been completed on June 30, 2000. The pro forma as adjusted statement of operations data for the six months ended June 30, 2000 are pro forma for the conversion of our Class B Preferred Stock and as adjusted to give effect to the offering as if these events had been completed on January 1, 1999.

                             Predecessor Company
                          --------------------------
                           Year Ended
                          December 31,   January 1,              December 31,
                          --------------    1997     ----------------------------------------
                                           Through                                 Pro Forma
                                         February 6,                              As Adjusted
                           1995    1996     1997      1997      1998      1999       1999
                          ------  ------ ----------- -------  --------  --------  -----------
                                       (in thousands, except per share data)
Consolidated Statement
 of Operations Data
Net operating revenues..  $3,023  $3,323   $  456    $11,194  $149,043  $455,975   $720,116
Operating expenses (a)..   2,897   2,828      300     13,740   145,450   413,731    698,974
Depreciation and
 amortization...........     146     112        8        285     4,942    16,741     31,363
Special charge (b)......      --      --       --         --    10,157     5,223     28,298
                          ------  ------   ------    -------  --------  --------   --------
Income (loss) from
 operations.............     (20)    383      148     (2,831)  (11,506)   20,280    (38,519)
Other income............      --      74       --      6,022        --        --         --
Interest expense
 (income), net..........      75      62        9        (64)    4,976    21,099     26,739
                          ------  ------   ------    -------  --------  --------   --------
Income (loss) before
 minority interests,
 income taxes and
 extraordinary item.....     (95)    395      139      3,255   (16,482)     (819)   (65,258)
Minority interests (c)..      --      --       --         --     1,744     3,662      3,768
                          ------  ------   ------    -------  --------  --------   --------
Income (loss) before
 income taxes and
 extraordinary item.....     (95)    395      139      3,255   (18,226)   (4,481)   (69,026)
Income tax provision
 (benefit)..............      --     195       38      1,308      (182)    2,811      1,497
                          ------  ------   ------    -------  --------  --------   --------
Net income (loss) before
 extraordinary item.....     (95)    200      101      1,947   (18,044)   (7,292)  $(70,523)
Extraordinary item (d)..      --      --       --         --        --     5,814         --
                          ------  ------   ------    -------  --------  --------   --------
Net income (loss).......  $  (95) $  200   $  101      1,947   (18,044)  (13,106)
                          ======  ======   ======
Less: Preferred
 dividends..............                                (266)   (2,540)   (5,175)        --
                                                     -------  --------  --------   --------
Net income (loss)
 available to common
 stockholders...........                             $ 1,681  $(20,584) $(18,281)  $(70,523)
                                                     =======  ========  ========   ========
Net income (loss) per
 common share:
 Basic:
 Net income (loss)
  before extraordinary
  item..................                             $  0.15  $  (0.95) $  (0.29)  $     --
 Extraordinary item.....                                  --        --     (0.14)        --
                                                     -------  --------  --------   --------
 Net income (loss) per
  common share..........                             $  0.15  $  (0.95) $  (0.43)        --
                                                     =======  ========  ========   ========
 Diluted:
 Net income (loss)
  before extraordinary
  item..................                             $  0.15  $  (0.95) $  (0.29)  $     --
 Extraordinary item.....                                  --        --     (0.14)        --
                                                     -------  --------  --------   --------
 Net income (loss) per
  common share..........                             $  0.15  $  (0.95) $  (0.43)  $     --
                                                     =======  ========  ========   ========
Weighted average common
 shares outstanding (e):
 Basic..................                              11,383    21,731    42,633         --
 Diluted................                              11,395    21,731    42,633         --

                                                    (footnotes begin on page 20)

                                      Predecessor
                                        Company
                                     --------------
                                         As of
                                     December 31,       As of December 31,
                                     --------------  -------------------------
                                      1995    1996    1997     1998     1999
                                     ------  ------  ------- -------- --------
                                                 (in thousands)
Consolidated Balance Sheet Data
Cash and cash equivalents........... $  100  $   15  $ 4,859 $ 13,001 $  4,067
Working capital.....................   (317)   (331)   4,248   39,807  132,598
Total assets........................  1,861   1,825   18,191  336,949  620,718
Total long term obligations.........    297     272    2,023  147,726  319,694
Total stockholders' equity and
 preferred stock....................     56     207   10,769  116,337  170,241

                                                  Six Months Ended June 30,
                                                  ----------------------------
                                                                      ProForma
                                                                         As
                                                                      Adjusted
                                                    1999     2000     2000(f)
                                                  --------  --------  --------
                                                  (in thousands, except per
                                                         share data)
Consolidated Statement of Operations Data
Net operating revenues........................... $208,031  $397,422  $397,422
Operating expenses (a)...........................  187,076   349,819   349,819
Depreciation and amortization....................    6,825    14,095    14,095
                                                  --------  --------  --------
Income from operations...........................   14,130    33,508    33,508
Interest expense, net............................    8,629    18,078    14,055
                                                  --------  --------  --------
Income before minority interests, income taxes...    5,501    15,430    19,453
Minority interests (c)...........................    2,144     2,178     2,178
                                                  --------  --------  --------
Income before income taxes.......................    3,357    13,252    17,275
Income tax provision ............................    3,430     6,228     8,119
                                                  --------  --------  --------
Net income (loss)................................      (73)    7,024     9,156
Less: Preferred dividends........................   (2,122)   (4,271)
                                                  --------  --------  --------
Net income (loss) available to common
 stockholders.................................... $ (2,195) $  2,753  $
                                                  ========  ========  ========
Net income (loss) per common share:
 Basic........................................... $  (0.05) $   0.06
 Diluted......................................... $  (0.05) $   0.06
Weighted average common shares outstanding (e):
 Basic...........................................   42,517    44,180
 Diluted.........................................   42,517    49,681

                                                            As of June 30,
                                                       ------------------------
                                                                       ProForma
                                                                          As
                                                                       Adjusted
                                                        1999    2000   2000(f)
                                                       ------- ------- --------
                                                            (in thousands)
Consolidated Balance Sheet Data
Cash and cash equivalents............................. $13,563 $ 5,096 $43,096
Working capital.......................................  69,651 114,726 152,726
Total assets.......................................... 402,626 609,705 647,705
Total long term obligations........................... 190,294 295,212 222,262
Total stockholders' equity and preferred stock........ 116,909 179,228 290,178

                                                    (footnotes begin on page 20)

Selected Operating Data

      The following table sets forth operating statistics for our specialty acute care hospitals and our outpatient rehabilitation clinics for each of the periods presented. The data in the table reflect the changes in the number of specialty acute care hospitals and outpatient rehabilitation clinics we operate that resulted from acquisitions, start-up activities and closures. The same specialty hospital data include hospitals operated by us for the comparable periods. The operating statistics reflect data for the period of time these operations were managed by us. Further information on our acquisition activities can be found in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the notes to our consolidated financial statements.

                                        Year Ended      Six Months Ended
                                       December 31          June 30,
                                     -----------------  ------------------
                                      1998      1999      1999      2000
                                     -------  --------  --------  --------
                                             (dollars in thousands)
Specialty Hospital Data:
 Number of hospitals--start of
  period............................      --        39        39        44
   Number of hospitals acquired.....      37        --        --        --
   Number of hospital start-ups.....       2         6         3         5
   Number of hospitals closed/sold..      --         1        --        --
                                     -------  --------  --------  --------
 Number of hospitals--end of
  period............................      39        44        42        49
                                     -------  --------  --------  --------
 Available licensed beds (g)........   1,428     1,649     1,570     1,838
 Admissions (h).....................   2,640    12,421     6,006     7,094
 Patient days (i)...................  74,418   358,304   174,357   206,501
 Average length of stay (j).........      29        30        30        30
 Occupancy rate (k).................      52%       63%       63%       64%
 Percent patient days--Medicare
  (l)...............................      78%       78%       78%       76%
 EBITDA (m)......................... $ 3,147  $ 35,929  $ 17,168  $ 20,942
 Same Specialty Hospital Data:
   Admissions (h)...................            11,796     5,771     6,440
   Patient days (i).................           342,417   168,173   188,460
   Average length of stay (j).......                30        30        29
   Occupancy rate (k)...............                65%       65%       71%
   Percent patient days--Medicare
    (l).............................                78%       78%       77%
 EBITDA (m).........................          $ 35,984  $ 18,133  $ 21,557
Outpatient Rehabilitation Data:
 Number of clinics--start of
  period............................      66        94        94       620
   Number of clinics acquired.......      21       516        10         3
   Number of clinics start-ups......      11        14         8        16
   Number of clinics closed/sold....       4         4         1        20
                                     -------  --------  --------  --------
 Number of clinics owned--end of
  period............................      94       620       111       619
 Number of clinics managed--end of
  period (n)........................      21        38        23        43
                                     -------  --------  --------  --------
 Total number of clinics............     115       658       134       662
                                     -------  --------  --------  --------
 EBITDA (m)......................... $12,598  $ 22,697  $ 10,991  $ 36,433

                                                   (footnotes on following page)

(a) Operating expenses include cost of services, general and administrative expenses, and bad debt expenses.
(b) Reflects asset impairments of $6.3 million and litigation settlement costs of $3.8 million in 1998 and asset impairments of $5.2 million in 1999. The pro forma special charge consists of our 1999 special charge and a provision for restructuring of $23.1 million recorded by the NovaCare Physical Rehabilitation and Occupational Health Division.
(c) Reflects interests held by other parties in subsidiaries, limited liability companies and limited partnerships owned and controlled by us.
(d) Reflects the write-off of deferred financing costs that resulted from the refinancing of our credit facility in November 1999.
(e) For information concerning calculation of weighted average shares outstanding, see note 14 to Select Medical Corporation's Consolidated Financial Statements.
(f) Reflects the application of the net proceeds from this offering, including $69 million to redeem preferred stock and pay accrued preferred stock dividends, $53 million to repay term loans under our credit facility, $25 million to repay senior subordinated debt, and the remaining increase of working capital of $38 million to be used for future acquisitions and general corporate purposes.
(g) Available licensed beds are the number of beds that are licensed with the appropriate state agency and which are readily available for patient use at the end of the period indicated.
(h) Admissions represent the number of patient admitted for treatment.
(i) Patient days represent the total number of days of care provided to patients.
(j) Average length of stay (days) represents the average number of days patients stay in our hospitals per admission, calculated by dividing total patient days by the number of discharges for the period.
(k) We calculate occupancy rate by dividing the average daily number of patients in our hospitals by the weighted average number of available licensed beds over the period indicated.
(l) We calculate percentage by dividing the number of Medicare patient days by the total number of patient days.
(m) We define EBITDA as net income (loss) before interest, income taxes, depreciation and amortization and special charges, other income, minority interest, and extraordinary items. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a measure used by management to evaluate our operations, and we believe it provides useful information to investors. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, EBITDA as presented may not be comparable to similarly titled measures of other companies.
(n) Managed clinics are clinics that we operate through long term management arrangements and clinics operated through unconsolidated joint ventures.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

      Our consolidated financial statements and the historical audited financial statements of the NovaCare Physical Rehabilitation and Occupational Health Division, which we acquired on November 19, 1999, are included elsewhere in this prospectus. The unaudited NovaCare Financial information for the year ended December 31, 1999 has been derived from internally prepared financial information. The unaudited pro forma consolidated financial information presented here should be read together with those financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

      We adjusted our historical consolidated statement of operations for the year ended December 31, 1999 to arrive at the unaudited pro forma consolidated statement of operations for the year ended December 31, 1999 to reflect:

    . the acquisition of the NovaCare Physical Rehabilitation and Occupational Health Division which we acquired on November 19, 1999, as if it had been completed on January 1, 1999;

    . the removal of the Occupational Health Division, which was recorded as an asset held for sale since the time of acquisition; and

    . a reduction in interest expense due to the recapitalization of NovaCare Physical Rehabilitation and Occupational Health Division under our ownership.

No adjustments have been made with respect to a number of small acquisitions made during 1999 since these acquisitions would not have a material impact on the pro forma results.

      The acquisition of the NovaCare Physical Rehabilitation and Occupational Health Division has been accounted for using the purchase method of accounting, and the purchase price has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition date. The historical carrying amounts of identified net tangible assets, including cash, accounts receivable, and accounts payable, approximated their fair values. Fixed assets, identifiable intangible assets and the purchase price in excess of identifiable intangible assets have been valued and recorded based upon the report of an independent third-party appraiser. Identifiable intangible assets consist of a trademark and the value of the assembled workforce. These identifiable intangible assets are being amortized over 40 and seven years, respectively. Goodwill is being amortized over 40 years.

      We further adjusted our historical consolidated statement of operations for the year ended December 31, 1999 to arrive at the as adjusted pro forma consolidated statement of operations for the year ended December 31, 1999 to reflect:

    .  the application of net proceeds from this offering; and

    .  the automatic conversion of the Class B Preferred Stock.

      Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been omitted pursuant to the rules and regulations of the Securities and Exchange Commission.

      The pro forma consolidated statement of operations is not necessarily indicative of results that would have occurred had the acquisition been completed on January 1, 1999 and should not be construed as being representative of future results of operations.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                 Year Ended December 31, 1999
                          ----------------------------------------------
                                                                          Adjustments      As
                            Select    NovaCare                                For       Adjusted
                          Historical Historical Adjustments    Pro Forma   Offering     Pro Forma
                          ---------- ---------- -----------    ---------  -----------   ---------
                             (in thousands, except per share data)
Net operating revenues..   $455,975   $298,563   $(34,423)(a)  $720,116         --       720,116
Operating Expenses......    413,731    322,138    (36,894)(a)   698,974         --       698,974
Depreciation and
 amortization...........     16,741     23,340     (8,718)(b)    31,363         --        31,363
Special charge..........      5,223     29,875     (6,800)(c)    28,298         --        28,298
                           --------   --------   --------      --------     ------      --------
Total operating
 expenses...............    435,695    375,352    (52,413)      758,635         --       758,635
                           --------   --------   --------      --------     ------      --------
Income (loss) from
 operations.............     20,280    (76,789)    17,990       (38,519)        --       (38,519)
Interest expense, net...     21,099     30,361    (16,675)(d)    34,785     (8,046)(f)    26,739
                           --------   --------   --------      --------     ------      --------
Loss before minority
 interests..............       (819)  (107,150)    34,665       (73,304)     8,046       (65,258)
Minority interests......      3,662        106         --         3,768         --        (3,768)
                           --------   --------   --------      --------     ------      --------
Loss before income
 taxes..................     (4,481)  (107,256)    34,665       (77,072)     8,046       (69,026)
Income tax provision
 (benefit)..............      2,811    (15,500)    14,186 (b)     1,497                    1,497
                           --------   --------   --------      --------     ------      --------
Net loss before
 extraordinary item.....     (7,292)   (91,756)    20,479       (78,569)                 (70,523)
Less: Preferred
 dividends..............     (5,175)               (2,887)(d)    (8,062)     8,062 (f)        --
                           --------              --------      --------     ------      --------
Net loss applicable to
 common stockholders....   $(12,467)                           $(86,631)                $(70,523)
                           ========                            ========                 ========
Basic loss per common
 share..................   $  (0.29)                           $  (1.78)                $     --
                           ========                            ========     ======      ========
Basic common shares
 outstanding (e)........     42,633                 1,528 (e)    44,161     16,000 (f)        --
                           --------              --------      --------     ------      --------
Diluted loss per common
 share..................   $  (0.29)                           $  (1.78)                $     --
                           ========                            ========     ======      ========
Diluted common shares
 outstanding (e)........     42,633                 1,528 (e)    44,161     16,000 (f)        --
                           --------              --------      --------     ------      --------

                                                   (footnotes on following page)

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

      The following adjustments were applied to our Consolidated Statement of Operations and the financial statements of the NovaCare Physical Rehabilitation and Occupational Health Division, which we acquired on November 19, 1999, to arrive at the Unaudited Pro Forma Consolidated Statement of Operations.

(a) We removed the revenues and cost of services of the Occupational Health Division of NovaCare, which we recorded as an asset held for sale upon acquisition.

(b) We reflected:

  (i) the reversal of goodwill amortization recorded on the historical NovaCare statement of operations of $11.5 million;

  (ii) the removal of depreciation related to the Occupational Health Division of NovaCare, which we recorded as an asset held for sale of $1.1 million;

  (iii) the amortization related to the acquired identifiable intangible assets which consist of a trademark valued at $40.0 million and assembled workforce valued at $9.2 million. The trademark is being amortized over 40 years and the workforce over seven years. The annual pro forma amortization is $1.0 million and $1.3 million, respectively;

  (iv) the amortization related to the remaining goodwill asset of $37.5 million that is being amortized over 40 years. The pro forma amortization is $938,000;

  (v) the increased depreciation of $671,000 that results from a step-up in the asset basis of NovaCare's equipment by $3.4 million. The composite life is assumed to be 5 years; and

  (vi) the reversal of the federal tax provision of $1.3 million we recorded in 1999 due to the increased loss of the combined company and the reversal of the NovaCare tax benefit of $15.5 million as such benefit would not be realized by the combined company.

(c) We reflected the removal of the Occupational Health Division's restructuring charge of $6.8 million that had been recorded by NovaCare in the statement of operations prior to the acquisition.

(d) We reflected:

  (i) the reversal of $15.3 million of interest expense recorded by NovaCare, net of debt assumed in the acquisition, and the reversal of $15.1 million of intercompany royalty fees which will not continue under the combined entity;

  (ii) the pro forma interest expense related to the credit facility borrowings of $83.7 million at 8.8% and senior subordinated debt borrowings of $25.0 million at 10% used to fund the acquisition; A 1/8 of 1% change in interest rates on our variable rate debt would have resulted in a $105,000 fluctuation in pro forma interest expense;

  (iii) the amortization of deferred financing costs of $6.5 million over 5 years; and

  (iv) the dividends on the Class B Preferred Stock as if it had been issued on January 1, 1999.

(e) The number of pro forma common shares outstanding reflects the 1,667,000 common shares that were issued in connection with the $25.0 of million senior subordinated debt as if they were outstanding for the entire period.

(f) We reflected:

  (i) the reduction in interest expense of $8.0 million for the repayment of $53.0 million of 10% senior debt under the term loan portion of our bank credit facility and the repayment of $25.0 million of 10% senior subordinated notes due November 19, 2009;

  (ii) the conversion of 16,000,000 shares of our Class B Preferred Stock which automatically converts share for share into common stock upon a public offering;

  (iii) the reversal of preferred dividends on the Class A and Class B Preferred Stock which we recorded during 1999; and

  (iv) the issuance of    shares in the public offering.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      You should read this discussion together with our consolidated financial statements and the accompanying notes and Selected Consolidated Financial and Other Data included elsewhere in this prospectus.

Overview

      We are the second largest operator of specialty acute care hospitals for long term stay patients in the United States based on the number of our facilities. We are also the second largest operator of outpatient rehabilitation clinics in the United States and the largest operator of outpatient rehabilitation clinics in Canada based on the number of our clinics. As of September 30, 2000, we operated 51 specialty acute care hospitals in 19 states and 676 outpatient rehabilitation clinics in 29 states, the District of Columbia and seven Canadian provinces. We began operations in 1997 under the leadership of our current management team.

      We operate through two business segments, our specialty acute care hospital segment and our outpatient rehabilitation segment. On a pro forma basis for the year ended December 31, 1999, we had net operating revenues of $720.1 million. Of this total, we earned 56.4% of our net operating revenues from our outpatient rehabilitation business and 43.6% from our specialty hospitals.

      Our specialty acute care hospital segment consists of hospitals designed to serve the needs of long term stay acute patients. These patients typically suffer from serious and often complex medical conditions that require a high degree of care. Our outpatient rehabilitation business consists of clinics and contract services that provide physical, occupational and speech rehabilitation services. Our patients are typically diagnosed with musculoskeletal impairments that restrict their ability to perform normal activities of daily living.

Significant Acquisitions

      Since our formation, we have completed three significant acquisitions for an aggregate consideration of $366.4 million, excluding subsequent purchase price adjustments for accounting purposes. As a result of these acquisitions, the results from period to period are not comparable.

      On November 19, 1999, we acquired the Physical Rehabilitation and Occupational Health Division of NovaCare, Inc. for approximately $200 million. The purchase was funded through the issuance of Class B Preferred Stock, senior subordinated debt, the assumption of seller notes and borrowings under our credit facility. At the time of acquisition, NovaCare operated approximately 500 physical rehabilitation clinics and 35 occupational health centers. Following the completion of the acquisition, we sold 28 of these occupational health centers.

      On December 15, 1998, we acquired Intensiva Healthcare Corporation for $103.6 million. The purchase was funded through the issuance of Class A preferred stock, senior subordinated debt and borrowings under our credit facility. At the time of acquisition, Intensiva Healthcare operated 22 specialty acute care hospitals and had others in development.

      On June 30, 1998, we acquired American Transitional Hospitals, Inc., a wholly-owned subsidiary of Beverly Enterprises, Inc., for $62.8 million. We funded this purchase through borrowings under our credit facility. At the time of acquisition, American Transitional Hospitals operated 15 specialty acute care hospitals.

Development of New Specialty Acute Care Hospitals

      Our goal is to open 10 to 12 new specialty acute care hospitals each year, utilizing our "hospital within a hospital" model. We internally developed and opened two hospitals in 1998, six hospitals in 1999 and five hospitals in the first six months of 2000. Each internally developed hospital has typically required approximately $450,000 for leasehold improvements and approximately $250,000 for equipment. During the initial year of operations, each newly developed hospital has typically incurred losses of approximately $350,000 and required an additional investment of $2.0 million to fund working capital.

Sources of Revenue

      Our net operating revenues are derived from a number of sources, including commercial, managed care, private and governmental payors. Our net operating revenues include amounts estimated by management to be reimbursable from each of the applicable payors and the federal Medicare program. Amounts we receive for treatment of patients are generally less than the standard billing rates. We account for the differences between the estimated reimbursement rates and the standard billing rates as contractual adjustments, which we deduct from gross revenues to arrive at net operating revenues.

      Our specialty hospitals are paid by Medicare under a cost-based reimbursement methodology. These payments are subject to final cost report settlements based on administrative review and audit by third parties. An annual cost report is filed for each provider to report the cost of providing services and to settle the difference between the interim payments we receive and final costs. We record adjustments to the original estimates in the periods that such adjustments become known. Because our routine payments from Medicare are different than the final reimbursement due to us under the cost based reimbursement system, we record a receivable or payable for the difference. Net amounts due to Medicare were $6.1 million as of December 31, 1998, $17.6 million as of December 31, 1999 and $12.1 million as of June 30, 2000. We recorded these amounts as due to third party payors on our balance sheet. Substantially all Medicare cost reports are settled through 1997.

      Net operating revenues generated directly from the Medicare program represented approximately 33.0% of net operating revenues for the six months ended June 30, 2000 and 48.1%, 37.9% and 25.0% for the years ended December 31, 1999, 1998 and 1997, respectively. The decline in the percentage of our net operating revenue coming from Medicare during the six months ended June 30, 2000 was principally related to the acquisition of the NovaCare Physical Rehabilitation and Occupational Health Division, which receives a comparatively lower percentage of its revenues from Medicare.

      Legislative and regulatory action has resulted in continuing uncertainty about the Medicare reimbursement programs. Federal and state governments might, in the future, reduce the funds available under those programs or require more stringent utilization and quality reviews of hospital facilities. For example, because Congress has directed the Secretary of the Department of Health and Human Services to develop a prospective payment system for long term acute care hospitals, the way in which our specialty hospitals are reimbursed may change. The Secretary has not developed such a system to date, but may do so in the future. This change, if implemented, could reduce the reimbursements we receive from the Medicare program. Additionally, there may be a continued rise in managed care programs or future restructuring of the financing and delivery of healthcare in the United States. These events could have an adverse effect on our future financial results.

      Other revenue primarily represents amounts the Medicare program reimburses us for a portion of our corporate expenses that are related to our specialty hospital operations.

Results of Operations

      The following table outlines, for the periods indicated, selected operating data as a percentage of net operating revenues.

                                       Year Ended          Six Months Ended
                                      December 31,              June 30,
                                    --------------------   ------------------
                                    1997   1998    1999      1999      2000
                                    -----  -----   -----   --------  --------
Net operating revenues............. 100.0% 100.0%  100.0%     100.0%    100.0%
Cost of services (a)...............  91.9   86.5    84.1       84.0      81.1
General and administrative.........  29.3    8.4     4.7        4.4       3.7
Bad debt expense...................   1.6    2.7     1.9        1.5       3.2
                                    -----  -----   -----   --------  --------
EBITDA (b)......................... (22.8)   2.4     9.3       10.1      12.0
Depreciation and amortization......   2.5    3.3     3.7        3.3       3.5
Special charges....................   --     6.8     1.2        --        --
                                    -----  -----   -----   --------  --------
Income (loss) from operations...... (25.3)  (7.7)    4.4        6.8       8.5
Other income.......................  53.8    --      --         --        --
Interest expense, net..............  (0.6)   3.3     4.6        4.2       4.6
                                    -----  -----   -----   --------  --------
Income (loss) before minority
 interests, income taxes and
 extraordinary item................  29.1  (11.0)   (0.2)       2.6       3.9
Minority interests.................   --     1.2     0.8        1.0       0.5
                                    -----  -----   -----   --------  --------
Income (loss) before income taxes
 and extraordinary item............  29.1  (12.2)   (1.0)       1.6       3.4
Income tax (benefit)...............  11.7   (0.1)    0.6        1.6       1.6
                                    -----  -----   -----   --------  --------
Net income (loss) before
 extraordinary item................  17.4  (12.1)   (1.6)       --        1.8
Extraordinary item.................   --     --     (1.3)       --        --
                                    -----  -----   -----   --------  --------
Net income (loss)..................  17.4% (12.1)%  (2.9)%      -- %      1.8%
                                    =====  =====   =====   ========  ========

     The following table summarizes selected financial data by business segment, for the periods indicated.

                           Year Ended December 31,      Six Months Ended June 30,
                          ----------------------------  ----------------------------
                           1997       1998      1999      1999      2000    % Change
                          -------   --------  --------  --------  --------  --------
                                                 (in thousands)
Net operating revenues:
 Specialty hospitals....  $    --   $ 62,715  $307,464  $148,235  $178,309    20.3%
 Outpatient
  rehabilitation........   11,079     83,059   141,740    56,292   214,110   280.4
 Other..................      115      3,269     6,771     3,504     5,003    42.8
                          -------   --------  --------  --------  --------   -----
 Total company..........  $11,194   $149,043  $455,975  $208,031  $397,422    91.0%
                          =======   ========  ========  ========  ========   =====
EBITDA: (b)
 Specialty hospitals....  $   (52)  $  3,147  $ 35,929  $ 17,168  $ 20,942    22.0%
 Outpatient
  rehabilitation........    1,308     12,598    22,697    10,991    36,433   231.5
 Other..................   (3,802)   (12,150)  (16,382)   (7,204)   (9,772)  (35.6)
                          -------   --------  --------  --------  --------   -----
 Total company..........  $(2,546)  $  3,595  $ 42,244  $ 20,955  $ 47,603   127.2%
                          =======   ========  ========  ========  ========   =====
Income (loss) from
 operations:
 Specialty hospitals....  $   (52)  $  1,182  $ 28,016  $ 13,910  $ 17,276    24.2%
 Outpatient
  rehabilitation........    1,051      4,323    16,222     7,395    26,781   262.2
 Other..................   (3,830)   (17,010)  (23,958)   (7,175)  (10,549)  (47.0)
                          -------   --------  --------  --------  --------   -----
 Total company..........  $(2,831)  $(11,505) $ 20,280  $ 14,130  $ 33,508   137.0%
                          =======   ========  ========  ========  ========   =====
EBITDA margins: (b)
 Specialty hospitals....       NM        5.0%     11.7%     11.6%     11.7%     NM
 Outpatient
  rehabilitation........     11.8       15.2      16.0      19.5      17.0      NM
 Other..................       NM         NM        NM        NM        NM      NM
                          -------   --------  --------  --------  --------   -----
 Total company..........    (22.7)%      2.4%      9.3%     10.1%     12.0%   18.9%
                          =======   ========  ========  ========  ========   =====
Total assets:
 Specialty hospitals....  $   219   $240,266  $250,034  $246,323  $246,297
 Outpatient
  rehabilitation........   17,453     90,267   350,419   125,901   350,453
 Other..................      519      6,416    20,265    17,276    12,955
                          -------   --------  --------  --------  --------
 Total company..........  $18,191   $336,949  $620,718  $389,500  $609,705
                          =======   ========  ========  ========  ========

-------
NM-Not Meaningful.
(a) Cost of services include salaries, wages and benefits, operating supplies, lease and rent expense and other operating costs.
(b) We define EBITDA as net income (loss) before interest, income taxes, depreciation and amortization and special charges, other income, minority interest and extraordinary items. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a measure used by management to evaluate our operations, and we believe it provides useful information to investors. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, EBITDA as presented may not be comparable to similarly titled measures of other companies.

Special Charges

      In 1999 we recorded a special charge of $5.2 million related to the impairment of goodwill, leasehold improvements and equipment that resulted from closures and relocations of certain hospitals and clinics in December 1999.

      In 1998 we recorded a special charge of $10.2 million. This charge consisted of $6.3 million of impairment charges relating to assets acquired in two smaller acquisitions in 1998 that were identified in accordance with our policy on impairments, and based upon a review of the facts and circumstances related to those identified assets. The majority of the charge was determined based upon the comparison of the future discounted cash flows resulting from the assets and the carrying value of these assets. The remainder of the charge of $3.8 million related to the settlement of litigation. In May 1999, we participated in the settlement of litigation initiated during 1997 by Horizon/CMS Healthcare Corporation and certain of its affiliates against us and some of our officers. See Note 10 to Select Medical Corporation's Consolidated Financial Statements.

Six Months Ended June 30, 2000 Compared to the Six Months Ended June 30, 1999

Net Operating Revenues

      Our net operating revenues increased 91.0% to $397.4 million for the six months ended June 30, 2000 compared to $208.0 million for the six months ended June 30, 1999. The percentage of our net operating revenues coming from Medicare declined to 33.0% during the six months ended June 30, 2000 from 51.0% for the comparable period of 1999. This decline was principally related to the addition of NovaCare, which receives a comparatively lower percentage of its revenue from Medicare.

      Specialty Acute Care Hospitals. Our specialty hospital revenues increased 20.3% to $178.3 million for the six months ended June 30, 2000 compared to $148.2 million for the six months ended June 30, 1999. Net operating revenues for the specialty hospitals operated throughout both periods increased 7.8% to $157.1 million for the six months ended June 30, 2000 from $145.7 million for the six months ended June 30, 1999. This increase resulted from an improved occupancy rate and a higher non-Medicare payor mix. The remaining increase of $18.7 million resulted from the internal development of new specialty hospitals that commenced operations in 1999 and 2000.

      Outpatient Rehabilitation. Our outpatient rehabilitation revenues increased 280.4% to $214.1 million for the six months ended June 30, 2000 compared to $56.3 million for the six months ended June 30, 1999. This increase was principally related to the acquisition of NovaCare in November 1999, which accounted for $150.9 million of the increase. The remaining increase resulted primarily from increased volume in existing businesses.

      Other. Our other revenues increased 42.8% to $5.0 million for the six months ended June 30, 2000 compared to $3.5 million for the six months ended June 30, 1999. This increase was a result of higher corporate general and administrative costs.

Operating Expenses

      Our operating expenses increased by $162.7 million to $349.8 million for the six months ended June 30, 2000 compared to $187.1 million for the six months ended June 30, 1999. As a percent of our net operating revenues, our operating expenses declined to 88.0% from 89.9% during the same time period. Our operating expenses include our cost of services, general and administrative expense and bad debt expense. Cost of services as a percent of net operating revenues declined to 81.1% during the six months ended June 30, 2000 from 84.0% during the six months ended June 30, 1999. These costs primarily reflect our labor expenses.

During the same time period, general and administrative expense as a percent of net operating revenues declined to 3.7% from 4.4%. The relative reductions in cost of services and general and administrative expense were primarily the result of our acquisition of NovaCare and the lower cost associated with providing outpatient rehabilitation services relative to our specialty hospital services. Bad debt expense as a percent of net operating revenues increased to 3.2% during the six months ended June 30, 2000 compared to 1.5% during the six months ended June 30, 1999. This increase was also the result of our acquisition of NovaCare, which had higher bad debt as a percentage of net operating revenues because of the large volume of relatively difficult to collect, smaller dollar accounts receivables generated in an outpatient environment.

EBITDA

      Our total EBITDA increased 127.2% to $47.6 million for the six months ended June 30, 2000 compared to $21.0 million for the six months ended June 30, 1999. Our EBITDA margins increased to 12.0% for the six months ended June 30, 2000 compared to 10.1% for the six months ended June 30, 1999.

      Specialty Acute Care Hospitals. EBITDA increased 22.0% to $20.9 million for the six months ended June 30, 2000 compared to $17.2 million for the six months ended June 30, 1999. Our EBITDA margins remained relatively constant in both periods. The hospitals we operated throughout both periods accounted for $3.4 million of the increase. This increase in same hospital EBITDA resulted from an increase in non-Medicare payor mix. The balance of the increase of $0.4 million resulted from our newly developed hospitals.

      Outpatient Rehabilitation. EBITDA increased by 231.5% to $36.4 million for the six months ended June 30, 2000 compared to $11.0 million for the six months ended June 30, 1999. The major contributor to this increase was the NovaCare acquisition that accounted for $23.9 million of the increase. The remaining increase of $1.5 million resulted from growth in our existing business. Our EBITDA margins declined to 17.0% during the six months ended June 30, 2000 from 19.5% during the six months ended June 30, 1999. This decline resulted from the acquisition of NovaCare, which historically had lower margins than our existing outpatient rehabilitation business.

      Other. EBITDA decreased by 35.6% to a loss of $9.8 million for the six months ended June 30, 2000 compared to a loss of $7.2 million for the six months ended June 30, 1999. This decrease resulted from the increase in general and administrative expenses associated with the growth of the organization, principally NovaCare and our new hospital development.

Income from Operations

      The increase in income from operations resulted from EBITDA increases described above, offset by an increase in depreciation and amortization. Depreciation and amortization increased by 106.5% to $14.1 million for the six months ending June 30, 2000 compared to $6.8 million for the six months ended June 30, 1999. Approximately $6.0 million of the increase in the depreciation and amortization was related to the amortization of goodwill and identifiable intangibles resulting from the NovaCare acquisition and the depreciation of the NovaCare fixed assets. The remaining increase resulted from depreciation of new fixed assets.

Interest Expense

      Interest expense increased to $18.3 million for the six months ended June 30, 2000 from $8.8 million for the six months ended June 30, 1999. The increase in interest expense resulted from higher debt levels outstanding in 2000 compared to 1999, including the debt assumed as a result of the NovaCare acquisition, and an increase in the average interest rate associated with borrowings.

Minority Interests

      Minority interests were essentially unchanged over the comparative periods because the earnings from our operating subsidiaries that have a minority interest component have remained relatively constant between the respective six month periods.

Income Taxes

      We recorded income tax expense of $6.2 million for the six months ended June 30, 2000. The expense represented an effective tax rate of 47% and exceeded statutory federal and state tax rates as a result of non-deductible goodwill. We recorded income tax expense of $3.4 million for the six months ended June 30, 1999. This expense represented an effective tax rate of 102%. We had a higher effective tax rate in this period as a result of non-deductible goodwill and state income taxes in the jurisdictions where we reported taxable income.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

Net Operating Revenues

      Our net operating revenues increased 206% to $456.0 million for the year ended December 31, 1999 compared to $149.0 million for the year ended December 31, 1998. The major reason for the increase was the significant acquisitions that occurred during 1998. The percentage of our revenue coming directly from Medicare increased to 48.1% in 1999 from 37.9% in 1998. This increase resulted from the full year effect of the acquisitions of specialty acute care hospitals that occurred during 1998. A specialty hospital has significantly higher Medicare utilization than operations in our outpatient rehabilitation segment. See "--Significant Acquisitions."

      Specialty Acute Care Hospitals. Our specialty hospital revenues increased 390.3% to $307.5 million for the year ended December 31, 1999 compared to $62.7 million for the year ended December 31, 1998. This increase resulted from the expanded base of specialty hospitals that we operated as a result of the significant acquisitions during 1998, and, to a lesser extent, our new hospital development activity. We opened two hospitals in 1998 and six hospitals in 1999. We also closed one hospital in late 1999 that we acquired as part of our Intensiva Healthcare acquisition.

      Outpatient Rehabilitation. Our outpatient rehabilitation revenues increased 70.6% to $141.7 million for the year ended December 31, 1999 compared to $83.1 million for the year ended December 31, 1998. Of this increase, $29.4 million resulted from the acquisition of NovaCare on November 19, 1999. The remaining increase of $29.2 million resulted principally from the effect of acquisitions that occurred in 1998 and early 1999.

      Other. Our other revenues increased 107.1% to $6.8 million for the year ended December 31, 1999 compared to $3.3 million for the year ended December 31, 1998. This increase was a result of higher corporate general and administrative costs.

Operating Expenses

      Our operating expenses increased by $268.3 million to $413.7 million for the year ended December 31, 1999 compared to $145.5 million for the year ended December 31, 1998. As a percentage of net operating revenues, our operating expenses decreased to 90.7% from 97.6% during the same time period. The decrease in operating expenses as a percentage of net operating revenues was largely the result of our increased efficiencies and cost saving initiatives. Cost of services as a percentage of net operating revenues decreased to 84.1% during the year ended December 31, 1999 compared to 86.5% during the year ended December 31,

1998. During the same time period and as a percentage of net operating revenues, general and administrative expense decreased to 4.7% from 8.4% and bad debt expense decreased to 1.9% from 2.7%.

EBITDA

      Our total EBITDA increased by $38.7 million to $42.2 million for the year ended December 31, 1999 compared to $3.6 million for the year ended December 31, 1998. EBITDA margins increased to 9.3% in 1999 from 2.4% in 1998.

      Specialty Acute Care Hospitals. EBITDA increased by $32.8 million to $35.9 million for the year ended December 31, 1999 compared to $3.1 million for the year ended December 31, 1998. This resulted from an expanded base of specialty hospitals that we operated as a result of the significant acquisitions in 1998 and an improvement in our EBITDA margins in 1999 to 11.7% from 5.0% in 1998. Our EBITDA margins improved as a result of operational changes that were implemented after the acquisitions and as a result of cost reduction initiatives.

      Outpatient Rehabilitation. EBITDA increased by $10.1 million to $22.7 million for the year ended December 31, 1999 compared to $12.6 million for the year ended December 31, 1998. This resulted principally from 1998 acquisitions which accounted for approximately $7.0 million of the increase. An additional $1.0 million of the increase resulted from the operations of NovaCare and the balance resulted from our internal business development.

      Other. EBITDA decreased by $4.2 million to a loss of $16.4 million for the year ended December 31, 1999 compared to a loss of $12.2 million for the year ended December 1998. This decrease resulted from higher administrative costs in 1999 to manage the increased size of our company.

Income from Operations

      The increase in income from operations resulted from the EBITDA increase described above and from a reduction in the amount recorded as a special charge, offset by an increase in depreciation and amortization. Depreciation and amortization increased to $16.7 million for the year ended December 31, 1999 compared to $4.9 million for the year ended December 31, 1998. The increase resulted from the amortization of goodwill and identifiable intangibles resulting from the numerous acquisitions we made during these periods and the depreciation of fixed assets acquired in these acquisitions.

Interest Expense

      Interest expense increased to $21.5 million for the year ended December 31, 1999 from $5.4 million for the year ended December 31, 1998 due to higher outstanding debt levels and an increase in the average interest rates associated with borrowing. Additional debt was incurred and assumed as a result of our acquisition activity.

Minority Interests

      Minority interests increased by $2.0 million to $3.7 million for the year ended December 31, 1999 compared to $1.7 million for the year ended December 31, 1998. This increase resulted from acquisitions completed during 1998 that were structured with a minority interest component and from improved earnings in these businesses.

Income Taxes

      We recorded income tax expense of $2.8 million for 1999. This tax expense reflects federal income taxes of $1.3 million and state income taxes of $1.5 million. Even though we had an overall pre-tax loss, we had a federal tax expense due to non-deductible goodwill and other permanent differences. We recorded a state tax expense as a result of taxable income generated in certain jurisdictions. For 1998, we recorded a benefit of $0.2 million as a result of our pre-tax loss.

Extraordinary Item

      On November 19, 1999, we entered into a new $225 million credit facility as part of the NovaCare acquisition. This credit facility replaced our $155 million credit facility from February 9, 1999. The extraordinary item consists of the unamortized deferred financing costs of $5.8 million related to the February 9, 1999 credit facility.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

Net Operating Revenue

      Our net operating revenues increased by $137.8 million to $149.0 million for the year ended December 31, 1998 compared to $11.2 million for the year ended December 31, 1997. The percentage of our revenue coming directly from Medicare increased to 37.9% in 1998 from 25.0% in 1997. This increase resulted from the acquisitions of specialty acute care hospitals that occurred during 1998.

      Specialty Acute Care Hospitals. Our specialty hospital revenues were $62.7 million in 1998. We recorded no revenue for this segment in 1997. This increase in revenues was a result of our significant acquisitions in 1998.

      Outpatient Rehabilitation. Our outpatient rehabilitation revenues increased by $72.0 million to $83.1 million for the year ended December 31, 1998 compared to $11.1 million for the year ended December 31, 1997. Of this increase, approximately $53.0 million resulted from acquisitions occurring in 1998. The remainder of the increase was related to growth in the acquisitions completed in 1997 and internally developed operations.

      Other. Our other revenue increased to $3.3 million for the year ended December 31, 1998 compared to $0.1 million for the year ended December 31, 1997.

Operating Expenses

      Our operating expenses increased by $131.7 million to $145.5 million for the year ended December 31, 1998 compared to $13.7 million for the year ended December 31, 1997. As a percent of net operating revenues, our operating expenses decreased to 97.6% from 122% during the same period. The improvement in operating cost trends resulted from increased efficiencies and cost savings initiatives. Cost of services as a percent of net operating revenues decreased to 86.5% during the year ended December 31, 1998 compared to 91.9% during the year ended December 31, 1997. During the same period, and as a percent of net operating revenues, general and administrative expense decreased to 8.4% from 29.3%, and bad debt expense increased to 2.7% from 1.6%.

EBITDA

      Our total EBITDA increased by $6.1 million to $3.6 million for the year ended December 31, 1998 compared to a loss of $2.5 million for the year ended December 31, 1997. EBITDA margins increased to 2.4% for the year ended December 31, 1998 from a negative margin of 22.8% for the year ended December 31, 1997.

      Specialty Acute Care Hospitals. EBITDA increased by $3.2 million to $3.1 million for the year ended December 31, 1998 compared to a loss of $0.1 million for the year ended December 31, 1997. This increase resulted from the specialty hospitals we acquired in 1998, offset by losses in our newly developed hospitals.

      Outpatient Rehabilitation. EBITDA increased by $11.3 million to $12.6 million for the year ended December 31, 1998 compared to $1.3 million for the year ended December 31, 1997. Of this increase, approximately $10.0 million related to the full year effect of acquisitions that occurred in 1998. The remainder of the increase was related to growth in the businesses acquired in 1997 and internally developed operations.

      Other. EBITDA decreased by $8.4 million to a loss of $12.2 million for the year ended December 31, 1998 compared to a loss of $3.8 million for the year ended December 31, 1997. This decrease resulted from additional administrative expenses needed to support our larger organization. Our loss as a percentage of total net operating revenues declined in 1998 to 8.2% from 33.9% in 1997 as we achieved greater economies of scale.

Loss From Operations

      Our loss from operations increased by $8.7 million to a loss of $11.5 million for year ended December 31, 1998 compared to a loss of $2.8 million for year ended December 31, 1997. The increased loss resulted from the special charge of $10.2 million, an increase in depreciation and amortization of $4.7 million offset by the EBITDA increase of $6.1 million described above. The increase in the depreciation and amortization related to the amortization of goodwill and identifiable intangibles resulting from the numerous acquisitions we made during these periods and the depreciation of fixed assets acquired in these acquisitions.

Other Income

      In 1997 we had other non-operating income of $6.0 million that related principally to a break-up fee we received from a terminated acquisition.

Interest Expense

      Interest expense increased to $5.4 million for the year ended December 31, 1998 from $0.2 million for the year ended December 31, 1997. The increase in interest expense was due to the higher debt levels outstanding in 1998. This resulted principally from the acquisition of American Transitional Hospitals on June 30, 1998, which was financed entirely with debt.

Minority Interest

      Minority interest was $1.7 million for the year ended December 31, 1998. This increase resulted from acquisitions that were structured with a minority component. We recorded no minority interest for the year ended 1997.

Income Taxes

      We recorded an income tax benefit of $0.2 million for the year ended December 31, 1998 as a result of our pre-tax loss. For the year ended December 31, 1997 we recorded a tax expense of $1.3 million as a result of our taxable income for the period.

Capital Resources and Liquidity

Six Months Ended June 30, 2000 Compared to Six Months Ended June 30, 1999

      Operating activities generated $25.6 million in cash during the six months ended June 30, 2000 compared to a usage of cash of $32.9 million during the six months ended June 30, 1999. The increase in cash flow is attributable to increased earnings and improved working capital management.

      Investing activities used $1.4 million and $8.2 million of cash for the six months ended June 30, 2000 and 1999, respectively. In the six months ended June 30, 2000, purchases of property and equipment of $10.2 million and earnout and acquisition payments of $2.9 million were partially offset by $11.8 million in proceeds from the sale of occupational health centers. These occupational health centers were an operating division of NovaCare. Property and equipment purchases in the six months ended June 30, 1999 were $2.4 million. The increase in property and equipment purchases reflects the growth in new hospital development during the first half of 2000.

      Financing activities used $23.2 million of cash for the six months ended June 30, 2000. This was due principally to the repayment of debt. In the comparable period of 1999, we had cash inflows of $41.7 million from financing activities. This was the result of borrowing to fund the growth in receivables that we experienced after the Intensiva Healthcare acquisition.

Years Ended December 31, 1999, 1998 and 1997

      Cash used to fund operating activities was $25.2 million and $24.7 million in the year ended December 31, 1999 and the year ended December 31, 1998, respectively. The use of cash was primarily attributable to net losses and an increase in accounts receivable that resulted from our growth. In 1997 we generated cash flow from operating activities of $3.7 million. This was attributable to net income generated in this period that resulted principally from a transaction break-up fee we received.

      Investing activities used $181.3 million, $209.5 million and $6.7 million of cash flow in the years ended December 31, 1999, 1998 and 1997, respectively. The cash was used principally to fund acquisitions. Our investment in property and equipment during these periods was not material because our operations required minimal capital expenditures on an ongoing basis, and most of our locations were leased. Our investment in equipment is mostly related to development of new hospitals.

      Financing activities provided $197.5 million, $242.3 million and $7.9 million of cash flow in the years ended December 31, 1999, 1998 and 1997, respectively. We raised capital through the issuance of common and preferred stock, senior subordinated debt and borrowings under our credit facility. We incurred debt in connection with the acquisitions of American Transitional Hospitals, Intensiva Healthcare and the NovaCare Physical Rehabilitation and Occupational Health Division. A description of these financing arrangements can be found in Note 6 to Select Medical Corporation's Consolidated Financial Statements included elsewhere in this prospectus.

Capital Resources

      Net working capital was $114.7 million at June 30, 2000, compared to $132.6 million at December 31, 1999. The decrease in net working capital from December 31, 1999 to June 30, 2000 was attributable primarily to a reduction in our accounts receivable that resulted from improved collection activities and the proceeds from the sale of the occupational health assets that we acquired as part of the NovaCare acquisition. The cash generated from the reduction in accounts receivable and the sale of the occupational health assets were used to repay long term debt.

      On September 22, 2000, we entered into a new credit agreement that refinanced our existing bank debt. The new credit agreement provides for $175.0 million in term loans, approximately 10% of which is denominated in Canadian dollars. The term debt begins quarterly amortization in September 2001, with a final maturity date of September 2005. The credit agreement also provides for a revolving facility of $55.0 million to be used for general corporate purposes. The revolving facility terminates in September 2005.

      Borrowings under the facilities bear interest at a fluctuating rate of interest based upon financial covenant ratio tests. As of September 30, 2000, our weighted average interest rate under our credit agreement was 10.04%. As of September 30, 2000, we had borrowed all of our available loans under the U.S. and Canadian term loans and had availability to borrow an additional $46.4 million under our revolving facility.

      We are required to pay a quarterly commitment fee at a rate that ranges from .375% to .500%, based upon financial covenant ratio tests. This fee applies to unused commitments under the revolving credit facility.

      The terms of the credit agreement include various restrictive covenants. These covenants include:

    .  restrictions against incurring additional indebtedness,

    .  disposing of assets,

    .  incurring capital expenditures,

    .  making investments,

    .  engaging in transactions with affiliates,

    .  incurring contingent obligations, and

    .  allowing or causing fundamental changes.

      The covenants also require us to maintain various financial ratios regarding total indebtedness, interest, fixed charges and net worth. The borrowings are secured by substantially all of our tangible and intangible assets, as well as all of the capital stock of our domestic subsidiaries and 65% of the capital stock of our direct foreign subsidiaries. In addition, the loans have been unconditionally guaranteed by our domestic subsidiaries.

      We believe that existing cash balances, internally generated cash flows, proceeds from this offering and available borrowings under our revolving credit facility will be sufficient to finance acquisitions, capital expenditures and working capital requirements through at least twelve months following the date of this prospectus. We plan to open 10 to 12 specialty acute care hospitals in 2001, which have historically required approximately $3.1 million per hospital over the initial year of operations to fund leasehold improvements, equipment, start-up losses and working capital. If funds required for future acquisitions exceed existing sources of capital, we will need to increase our credit facilities or obtain additional capital by other means.

Inflation

      The healthcare industry is labor intensive. Wages and other expenses increase during periods of inflation and when labor shortages occur in the marketplace. We have implemented cost control measures, including our case and resource management program, to curtail increases in operating costs and expenses. We have, to date, offset increases in operating costs by increasing reimbursement for services and expanding services. However, we cannot predict our ability to cover or offset future cost increases.

Recent Accounting Pronouncement Not Yet Adopted

      During 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement specifies how to report and display derivative instruments and hedging activities and is effective for fiscal years beginning after June 15, 2000. We are evaluating the impact, if any, of adopting SFAS No. 133.

Quantitative And Qualitative Disclosures About Market Risk

      We are exposed to interest rate changes, primarily as a result of a floating interest rates on borrowings under our credit facility. We have not taken any action to hedge our exposure to interest rate market risk, and are not a party to any interest rate market risk management activities.

      A 1% change in interest rates on variable rate debt would have resulted in interest expense fluctuating approximately $1.3 million for 1999, and $2.1 million for the six months ended June 30, 2000. We are required by our credit agreement to hedge our interest rate risk by December 21, 2000 and for at least four years thereafter. The terms and parties to the hedge are to be reasonably satisfactory to The Chase Manhattan Bank, the U.S. agent for the credit facility. Under the hedge, we are required to fix or limit our interest cost to at least 50% of the amount of the term loans outstanding.

      Approximately 10% of our borrowings under our credit agreement are denominated in Canadian dollars. We are not required by our credit agreement to maintain a hedge on our foreign currency risk. We do not believe that we have material exposure to fluctuations in the exchange rate of Canadian currency.

Subsequent Events

      In July, 2000 we received proceeds of approximately $29.9 million from an escrow account established in connection with our acquisition of NovaCare from NovaCare's former owner, NAHC, Inc. We also received $1.95 million of notes in satisfaction of certain severance and other obligations NAHC, Inc. had to us under the purchase agreement.

Purchase of Minority Interests

      Some of our outpatient rehabilitation businesses have minority equity owners whom we do not control. These minority interests were retained by the previous owners of the businesses when we acquired them and typically are about 20% of the business. We consolidate these majority-owned entities' results of operations with our own.

      The terms of our agreements with these minority owners allow some of them to sell their minority interests back to us. We have agreed to purchase most of these minority interests shortly after the completion of this offering. We will pay these minority owners approximately $ million for their ownership interests. About $ million of the purchase price for these ownership interests will be paid in cash, and about $ million of it will be paid in shares of our common stock. In determining the number of shares of common stock to be issued to the minority owners, we will value the shares at the price to the public of the common stock sold in this offering less a fixed discount of up to 20%. All these shares will be restricted securities eligible for resale under Rule 144 of the Securities Act.

                                  OUR BUSINESS

Overview

      We are the second largest operator of specialty acute care hospitals for long term stay patients in the United States based on the number of our facilities. We are also the second largest operator of outpatient rehabilitation clinics in the United States and the largest operator of outpatient rehabilitation clinics in Canada based on the number of our clinics. As of September 30, 2000, we operated 51 specialty acute care hospitals in 19 states and 676 outpatient rehabilitation clinics in 29 states, the District of Columbia and seven Canadian provinces. We began operations in 1997 under the leadership of our current management team, including our co-founders, Rocco A. Ortenzio and Robert A. Ortenzio, both of whom have significant experience in the healthcare industry. Under this leadership, we have grown our business through strategic acquisitions and internal development initiatives. On a pro forma basis for the year ended December 31, 1999, we had net operating revenues of $720.1 million. Of this total, we earned 56.4% of our net operating revenues from our outpatient rehabilitation business and 43.6% from our specialty acute care hospitals.

Competitive Strengths

    . Experienced Management Team. Our five senior operations executives have an average of 23 years of experience in the healthcare industry. In addition, 16 members of our management team have worked together in previous healthcare companies, both public and private.

    . Significant Scale. Our specialty acute care hospitals and outpatient rehabilitation clinics provide us with significant scale and advantages over many of our competitors. These advantages allow us to leverage our operating costs by centralizing administrative functions at our corporate office and spreading the costs of operating these functions over a large base of operations. We believe that our size also gives us an advantage in negotiating contracts with commercial insurers.

    . Multiple Business Lines and Geographic Diversity. We have a leading presence in two segments of the healthcare industry. We believe that this operating strategy reduces our risk profile. Because we provide both inpatient care in our specialty acute care hospitals and outpatient care in our rehabilitation clinics, we do not rely exclusively on a single business line for our net operating revenues or EBITDA. Our geographic diversification and the mix of our business also reduces our exposure to any single governmental or commercial reimbursement source.

    . Proven Operating Performance. We have established a track record of improving the financial performance of the hospitals and clinics we operate. Our EBITDA margin improved by 1.9 percentage points for the six months ended June 30, 2000 compared to the six months ended June 30, 1999. This improvement is the result, in part, of our ability to grow our revenues by expanding referral relationships and payor contracts as well as our ability to reduce costs by standardizing procedures and centralizing administrative functions. We also focus on working capital management and have decreased the number of accounts receivable days outstanding from 106 as of June 30, 1999 to 81 as of June 30, 2000.

    .  Experience in Successfully Completing and Integrating
       Acquisitions. Since we began operations in 1997, we have completed three significant acquisitions for approximately $365 million in aggregate consideration, as well as a number of smaller acquisitions. We are extremely selective in identifying and pursuing acquisitions, focusing on strategic opportunities where we can enhance operating performance.

    . Demonstrated Development Expertise. From our inception through September 30, 2000, we developed 15 new specialty acute care hospitals and 49 outpatient rehabilitation clinics. These initiatives have demonstrated our ability to effectively identify new opportunities and implement start-up plans.

    . Significant Financial Resources. We have access to significant financial resources that give us the flexibility to pursue an active growth strategy. As adjusted for the offering, as of June 30, 2000, we had $43.1 million in cash, and our total long term debt of $222.3
       million represented   % of our capitalization.

Specialty Acute Care Hospitals

      As of September 30, 2000, we operated 51 specialty acute care hospitals that were certified by the federal Medicare program. These hospitals generally have 35 to 40 beds, and as of September 30, 2000, we operated a total of 1,913 available licensed beds. Our specialty acute care hospitals employ approximately 5,200 people, with the majority being registered or licensed nurses and respiratory therapists. In these specialty hospitals we treat patients with serious and often complex medical conditions such as respiratory failure, neuromuscular disorders, cardiac disorders, non-healing wounds, renal disorders and cancer.

      Patients are admitted to our specialty acute care hospitals from general acute care hospitals in our markets. These general acute care hospitals are frequently not the optimum setting in which to treat these patients, because they require longer stays and a higher level of clinical attention than the typical acute care patient. Furthermore, general acute care hospitals' reimbursement rates usually do not adequately compensate them for the treatment of this type of patient. The differences in clinical expertise and reimbursement rates provide general acute care hospitals and their physicians with incentives to discharge longer stay, medically complex patients to our facilities. As a result of these dynamics, we continually seek to increase our admissions by expanding and improving our relationships with the physicians and general acute care hospitals in our markets that refer patients to our facilities.

     Below is a table that shows the typical distribution by medical condition of patients in our hospitals.

                                                                    Distribution
Medical Condition                                                   of Patients
-----------------                                                   ------------
Respiratory failure................................................      33%
Neuromuscular disorder.............................................      23
Cardiac disorder...................................................      14
Wound care.........................................................       9
Renal disorder.....................................................       5
Cancer.............................................................       4
Other..............................................................      12
                                                                        ---
  Total............................................................     100%
                                                                        ===

     When a patient is referred to one of our hospitals by a physician, case manager, health maintenance organization or insurance company, a nurse liaison makes an assessment to determine the degree of care required and expected length of stay. This initial patient assessment is critical to our ability to provide the appropriate level of patient care. Based on the determinations reached in this clinical assessment, an admission decision is made by the attending physician.

     Upon admission, an interdisciplinary team reviews a new patient's condition. The interdisciplinary team is comprised of a number of clinicians, including the attending physician, a specialty nurse, a dietician, a pharmacist and a case manager. Upon completion of an initial evaluation by each member of the treatment team, an individualized treatment plan is established and implemented. The case manager coordinates all aspects of the patient's hospital stay and serves as a liaison with the insurance carrier's case management staff when appropriate. The case manager communicates progress, resource utilization, and treatment goals between the patient, the treatment team and the payor.

     Each of our specialty hospitals has an onsite management team consisting of a chief executive officer, a director of clinical services and a director of provider relations. These teams manage local strategy and day-to-day operations, including oversight of per patient costs and average length of stay. They also assume primary responsibility for developing relationships with the general acute care providers and clinicians in our markets that refer patients to our specialty hospitals. We provide our hospitals with centralized accounting, payroll, legal, reimbursement, human resources, compliance, management information systems, billing and collecting services. The centralization of these services improves efficiency and permits hospital staff to spend more time on patient care.

"Hospital within a Hospital" Model

     Of the 51 specialty hospitals we operated as of September 30, 2000, two are freestanding facilities and 49 are located in leased space within a host general acute care hospital. These leased spaces are separately licensed and are commonly referred to as a "hospital within a hospital." We operate the largest number of specialty acute care hospitals operating with this "hospital within a hospital" model in the United States. We believe this model provides several advantages to patients, host hospitals, physicians and us.

    . The host hospital's patients benefit from being admitted to a setting specialized to meet their unique medical needs without having the disruption of being transferred to another location.

    . In addition to being provided with a place to transfer high-cost, long-stay patients, host hospitals benefit by receiving payments from us for rent and ancillary services.

    . Physicians affiliated with the host hospital are provided with the convenience of being able to monitor the progress of their patients without traveling to another location.

    . We benefit from the ability to operate specialty hospitals without the capital investment often associated with buying or building a freestanding facility. We also gain operating cost efficiencies by contracting with these host hospitals for selected services at discounted rates.

      In addition, our specialty hospitals serve the broader community where they operate, treating patients from other general acute care hospitals in the local market. During the quarter ended September 30, 2000, 51% of the patients in our "hospital within a hospital" facilities were referred to us from general acute care hospitals other than the host hospitals.

Specialty Acute Care Hospital Strategy

Develop New Specialty Acute Care Hospitals

      Our goal is to open 10 to 12 new specialty Acute Care hospitals each year using our "hospital within a hospital" model. We seek to lease space from general acute care hospitals with leadership positions in the markets in which they operate. We have successfully contracted with various types of general hospitals including for-profit, not-for-profit and university affiliated. Our relationships include hospitals operated by many of the leading names in the healthcare industry including HCA--The Healthcare Company, Health Management Associates, Mercy Health System, Tenet Healthcare, and Ohio State University Medical Center. We have a standardized approach to development that begins with the evaluation of new opportunities. We identify development opportunities by targeting host hospitals with:

    .  250 beds or more;

    .  sufficient space available to lease;

    .  high patient volume; and

    .  market populations of at least 500,000 to 750,000.

      We have a dedicated development team with significant market experience. When we target a host hospital, the development team conducts an extensive review of all of its discharges to determine the number of referrals we would have likely received from it on a historical basis. Next, we review the host hospital's contracts with commercial insurers to determine the market's general reimbursement trends and payor mix. Ultimately, when we sign a lease with a new host hospital, the project is transitioned to our start-up team, which is experienced in preparing a specialty hospital for opening. The start-up team oversees facility improvements, equipment purchases, licensure procedures, and the recruitment of a full-time management team. After the facility is opened, responsibility for its management is transitioned to this new management team and our corporate operations group.

      From our inception through September 30, 2000, we had completed the development and opening of the following 15 specialty acute care hospitals:

      Hospital Name          City     State  Opening Date  Licensed Beds
      -------------      ------------ ----- -------------- -------------
      SSH-Biloxi         Biloxi        MS   May 1998             42
      SSH-West Columbus  Columbus      OH   December 1998        37
      SSH-Wilmington     Wilmington    DE   January 1999         35
      SSH-Milwaukee      Milwaukee     WI   March 1999           34
      SSH-Youngstown     Youngstown    OH   April 1999           31
      SSH-Mesa           Mesa          AZ   September 1999       37
      SSH-Battle Creek   Battle Creek  MI   October 1999         32
      SSH-Omaha          Omaha         NE   October 1999         40
      SSH-Gulfport       Gulfport      MS   January 2000         38
      SSH-Denver         Denver        CO   February 2000        32
      SSH-Tri-Cities*    Bristol       TN   March 2000           25
      SSH-St. Louis*     St. Louis     MO   April 2000           33
      SSH-Wichita*       Wichita       KS   June 2000            35
      SSH-San Antonio*   San Antonio   TX   July 2000            34
      SSH-Greensburg*    Greensburg    PA   August 2000          31
                                                                ---
        Total                                                   516
                                                                ===

--------
* Certification as a long term acute care hospital pending successful completion of a start-up period. See "--Governmental Regulations-- Licensure--Certification."

Provide High Quality and Cost Effective Care

      We believe that our patients benefit from our experience in addressing the complex medical needs of long term stay patients. A typical patient admitted to our specialty hospitals has multiple medical conditions and requires a high level of attention by our clinical staff. To effectively address the complex nature of our patients' medical conditions, we have developed specialized treatment programs focused solely on their needs. We have also implemented specific staffing models that are designed to ensure that patients have access to the necessary level of clinical attention. These staffing models also allow us to efficiently allocate our resources which reduces costs.

      Our treatment and staffing programs benefit patients because they give our clinicians access to the regimens that we have found to be most effective in treating various conditions such as respiratory failure, non-healing wounds and neuromuscular disorders. In addition, we often combine or modify these programs to provide a treatment plan tailored to meet a patient's unique needs.

      We continually monitor the quality of our patient care by several measures including patient, payor and physician satisfaction as well as clinical outcomes. Quality measures are collected monthly and reported quarterly and annually. In order to benchmark ourselves against other healthcare organizations, we have contracted with outside vendors to collect our clinical and patient satisfaction information and compare it to other healthcare organizations. The information collected is reported back to each hospital, to the corporate office, and directly to the Joint Commission on Accreditation of Healthcare Organizations. As of September 30, 2000, all but our two most recently opened hospitals had been accredited by the Joint Commission on Accreditation of Healthcare Organizations. See "--Government Regulations--Licensure--Accreditation."

Reduce Costs

      We continually seek to improve operating efficiency and reduce costs at our hospitals by standardizing operations and centralizing key administrative functions. These initiatives include:

    . optimizing staffing based on our occupancy and the clinical needs of our patients;

    . centralizing administrative functions such as accounting, payroll, legal, reimbursement, compliance and human resources;

    . standardizing management information systems to aid in financial reporting as well as billing and collecting; and

    . participating in group purchasing arrangements to receive discounted prices for pharmaceuticals and medical supplies.

Increase Higher Margin Commercial Volume

      We typically receive higher reimbursement rates from commercial insurers than we do from the federal Medicare program. As a result, we work to expand relationships with insurers to increase commercial patient volume. Each of our hospitals has employees who focus on commercial contracting initiatives within their regions. Contracting professionals in our central office work with these hospital employees to ensure that our corporate contracting standards are met. Our goal in commercial contracting is to give discounted rates to those commercial payors that we expect to add significant patient volume to our hospitals.

      We believe that commercial payors seek to contract with our hospitals because we offer patients quality, cost effective care. Although the level of care we provide is complex and staff intensive, we typically have lower operating expenses than a freestanding general acute care facility's intensive care unit because of our "hospital within a hospital" operating model. As a result of our cost efficiencies, we can offer more attractive rates to commercial payors. Additionally, we provide their enrollees with customized treatment programs not offered in traditional acute care facilities.

Grow Through Acquisitions

      In addition to our development initiatives, we intend to grow our network of specialty hospitals through strategic acquisitions. When we acquire a hospital or a group of hospitals, a team of our professionals is responsible for formulating and executing an integration plan. We have generally been able to increase margins at acquired facilities by centralizing administrative functions and implementing our standardized staffing models and resource management programs. Since 1997 we have acquired and integrated 37 hospitals which all share our centralized billing and purchasing programs and operate standardized management information systems.

Outpatient Rehabilitation

      We are the second largest operator of outpatient rehabilitation clinics in the United States and the largest operator of outpatient rehabilitation clinics in Canada, based on the number of our clinics. As of September 30, 2000, we operated 590 clinics throughout 29 states and the District of Columbia and 86 clinics in seven provinces throughout Canada. Our outpatient division employs approximately 7,700 people. Typically, each of our clinics is located in a freestanding facility in a highly visible medical complex or retail location. In addition to providing therapy in our outpatient clinics, we provide rehabilitation management services and staffing on a contract basis to hospitals, schools, nursing facilities and home health agencies.

      In our clinics and through our contractual relationships, we provide physical, occupational and speech rehabilitation programs and services. Our patients are typically diagnosed with musculoskeletal impairments that restrict their ability to perform normal activities of daily living. These impairments are often associated with accidents, sports injuries, strokes, heart attacks and other medical conditions. Our rehabilitation programs and services are designed to help these patients minimize physical and cognitive impairments and maximize functional ability. We also design services to prevent short-term disabilities from becoming chronic conditions. Our rehabilitation services are provided by our professionals including licensed physical therapists, occupational therapists, certified athletic trainers, physiatrists, speech-language pathologists, respiratory therapists, exercise physiologists and physical rehabilitation counselors.

      Patients are generally referred or directed to our clinics by a physician, employer or health insurer who believes that a patient, employee or member can benefit from the level of therapy we provide in an outpatient setting. Outpatient rehabilitation services not only seek to improve the patients' quality of life but also have been shown to result in overall savings in healthcare costs. A study by the Health Insurance Association of America conducted in December of 1999 concluded that $13 in savings is generated for every dollar spent on rehabilitation services. As a result of these cost savings we believe that our services are attractive to healthcare payors who are seeking to provide the most cost-effective level of care to their members. In our outpatient rehabilitation division, approximately 92% of our net operating revenues come from rehabilitation management services and commercial payors, including healthcare insurers, managed care organizations and workers' compensation programs. The balance of our reimbursement is derived from Medicare and other government sponsored programs.

      We have grown our outpatient rehabilitation business through acquisitions and new development. Our most significant outpatient acquisition was the purchase of the Physical Rehabilitation and Occupational Health Division of NovaCare, Inc. in November of 1999 through which we added approximately 500 outpatient rehabilitation clinics.

Outpatient Strategy

Increase Market Share

      Our goal is to be a leading provider of outpatient rehabilitation services in our local markets. Having a strong market share in our local markets allows us to benefit from heightened brand awareness, economies of scale and increased leverage when negotiating payor contracts. To increase our market share, we seek to expand the services and programs we provide and generate loyalty with patients and referral sources by providing high quality care and strong customer service.

    . Expand Rehabilitation Programs and Services. We assess the healthcare needs of our markets and implement programs and services targeted to meet the demands of the local community. In designing these programs we benefit from the knowledge we gain through our national network of clinics. This knowledge is used to design programs that optimize treatment methods and measure changes in health status, clinical outcomes and patient satisfaction. Our programs and services include, among others, back care and rehabilitation; work injury management and prevention; sports rehabilitation and athletic training; and health, safety and prevention programs. Other services that vary by location include aquatic therapy, speech therapy, neurological rehabilitation and post-treatment care.

    . Provide High Quality Care and Service. We believe that by focusing on quality care and offering a high level of customer service we develop brand loyalty in our markets. This loyalty allows us to retain patients and strengthen our relationships with the physicians, employers, and health insurers in our markets who refer or direct additional patients to us. We are focused on providing a high level of service to our patients throughout their entire course of treatment. To measure satisfaction with our service we have developed surveys for both patients and physicians. Our clinics utilize the feedback from these surveys to continuously refine and improve service levels.

Optimize the Profitability of Our Payor Contracts

      Before we enter into a new contract with a commercial payor, we evaluate it with the aid of our contract management system. We assess potential profitability by evaluating past and projected patient volume, clinic capacity, and expense trends. Each contract we enter into is continually re-evaluated to determine how it is affecting our profitability. We create a retention strategy for each of the top performing contracts and a re-negotiation strategy for contracts that do not meet our defined criteria.

Improve Margins

      To improve operating margins and efficiencies, we continually revise and streamline operational processes. We evaluate our clinical staff productivity monthly against specific benchmarks to ensure efficient utilization of labor for services provided. Furthermore, following our acquisition of NovaCare, Inc.'s Physical Rehabilitation and Occupational Health Division, we have implemented initiatives to reduce overhead costs. As part of those efforts we have reduced the number of central business offices we operate from seven to five during the first nine months of 2000. During the next six months we expect to further consolidate operations to enhance administrative efficiencies. We have also developed a phased plan that, in the course of the next two years, will link all of our clinics together via a wide area network. This linkage will provide us with the opportunity to implement centralized scheduling, improve the timing of billing transactions and provide a base for dissemination of clinical and contractual information to all of our clinics.

Grow Through New Development and Disciplined Acquisitions

      We intend to open new clinics in our current markets where we believe that we can benefit from existing referral relationships and brand awareness to produce incremental growth. From time to time, we also intend to also evaluate acquisition opportunities that may enhance the scale of our business and expand our geographic reach. Potential acquisitions are closely evaluated and we seek to buy only those assets that are complementary to our business and that are expected to give us a strong return on our invested capital.

Maintain Strong Employee Relations

      We believe that the relationships between our employees and the referral sources in their communities are critical to our success. Our referral sources, such as physicians and healthcare case managers, send their patients to our clinics based on three factors: the quality of our care, the service we provide and their familiarity with our therapists. We seek to retain and motivate our therapists by implementing a performance-based bonus program, a defined career path with the ability to be promoted from within, timely communication on company developments, and internal training programs. We also focus on empowering our employees by giving them a high degree of autonomy in determining local market strategy. This management approach reflects the unique nature of each market we operate in and the importance of encouraging our employees to assume responsibility for their clinic's performance.

Overview of Healthcare Spending

      The U.S. Health Care Financing Administration estimated that in 1999, total U.S. healthcare expenditures grew 6.0% to $1.2 trillion. From 1995 to 1999, healthcare spending grew at a compounded annual rate of 5.4%, compared to 7.3% in the first half of the decade and 12.9% in the 1980s. The decline in spending growth during the latter half of the decade has been attributed to the result of increased membership in managed care plans which negotiated discounted rates with healthcare providers.

      Growth in healthcare expenditures is expected to rebound during the current decade. According to the Health Care Financing Administration, total projected U.S. healthcare spending is estimated to grow at 7.1% in 2000 and at 6.5% annually from 2001 through 2008. By these estimates, healthcare expenditures will account for approximately $2.2 trillion, or 16.2% of the total U.S. gross domestic product by 2008.

      We expect future spending to be influenced by various factors including:

    . slower managed care enrollment growth and a movement towards less restrictive forms of managed care, or hybrids;

    .  increased state and federal regulation of health plans;

    .  proposed Medicare reimbursement relief for healthcare providers;

    .  continued increases in pharmaceutical expenditures; and

    .  continued technological advancement.

      Demographic considerations also affect long term growth projections for healthcare spending. According to the U.S. Census Bureau, there are approximately 35 million Americans aged 65 or older in the U.S. today, who comprise approximately 13% of the total U.S. population. By the year 2030 the number of elderly is expected to climb to 69 million, or 20% of the total population. Due to the increasing life expectancy of Americans, the number of people aged 85 years and older is also expected to increase from 4.3 million to
8.5 million by the year 2030. We believe that this increase in life expectancy will increase demand for healthcare services and, as importantly, the demand for innovative, more sophisticated means of delivering those services.

      Based on projections of future healthcare expenditures, according to the Health Care Financing Administration, payments to healthcare providers will increase by nearly $1.0 trillion in the next decade. Despite pressures from payors to reduce spending, we believe that the growth in spending will create opportunities for low cost, quality healthcare providers like us. Continued spending pressure will encourage efficiency by directing business toward lower-cost settings such as our outpatient rehabilitation clinics and specialty acute care hospitals.

Sources of Net Operating Revenues

      The following table presents the approximate percentages by source of net operating revenue received for healthcare services we provided for the periods indicated.

                                              Year ended
                                             December 31,
                                           -------------------  Six Months Ended
Net Operating Revenues by Payor Source     1997   1998   1999    June 30, 2000
--------------------------------------     -----  -----  -----  ----------------
Commercial insurance (a)..................  40.9%  37.6%  34.6%       55.0%
Medicare..................................  25.0   37.9   48.1        33.0
Private and other(b)......................  34.1   24.5   15.7        10.8
Medicaid (c)..............................    --     --    1.6         1.2
                                           -----  -----  -----       -----
  Total................................... 100.0% 100.0% 100.0%      100.0%
                                           =====  =====  =====       =====

--------
(a) Includes commercial healthcare insurance carriers, health maintenance organizations, preferred provider organizations, workers' compensation and managed care programs.
(b) Private and other includes self payors, Canadian revenues, fees from management services agreements and contract management services.
(c) In 1997 and 1998, we did not separately track Medicaid payments because the amounts were immaterial.

Non-Government Sources

      A majority of our net operating revenues come from private payor sources. These sources include insurance companies, workers' compensation programs, health maintenance organizations, preferred provider organizations, other managed care companies, and employers, as well as by patients directly. Patients are generally not responsible for any difference between customary charges for our services and amounts paid by

Medicare and Medicaid programs, insurance companies, workers' compensation companies, health maintenance organizations, preferred provider organizations, and other managed care companies, but are responsible for services not covered by these programs or plans, as well as for deductibles and co-insurance obligations of their coverage. The amount of these deductibles and co-insurance obligations has increased in recent years. Collection of amounts due from individuals is typically more difficult than collection of amounts due from government or business payors. To further reduce their healthcare costs, an increasing number of insurance companies, health maintenance organizations, preferred provider organizations, and other managed care companies are negotiating discounted fee structures or fixed amounts for hospital services performed, rather than paying healthcare providers the amounts billed. If an increased number of insurance companies, health maintenance organizations, preferred provider organizations, and other managed care companies succeed in negotiating discounted fee structures or fixed amounts, our results of operations may be negatively affected. See "--Government Reimbursement-- Overview of U.S. and State Government Reimbursements."

Government Sources

      Medicare is a federal program that provides medical insurance benefits to persons age 65 and over, some disabled persons, and persons with end-stage renal disease. Medicaid is a federal-state funded program, administered by the states, which provides medical benefits to individuals who are unable to afford healthcare. All of our hospitals are certified as providers of Medicare, and our outpatient rehabilitation clinics regularly receive Medicare payments for their services. Additionally, our specialty hospitals participate in two state Medicaid programs. Amounts received under the Medicare and Medicaid programs are generally less than the customary charges for the services provided. In recent years, changes made to the Medicare and Medicaid programs have further reduced payment to healthcare providers. Since an important portion of our revenues comes from patients under the Medicare program, our ability to operate our business successfully in the future will depend in large measure on our ability to adapt to changes in the Medicare program.

Government Regulations

General

      The healthcare industry is required to comply with many laws and regulations at the federal, state and local government levels. These laws and regulations require that hospitals and outpatient rehabilitation clinics meet various requirements, including those relating to the adequacy of medical care, equipment, personnel, operating policies and procedures, maintenance of adequate records, compliance with building codes and environmental protection. These laws and regulations are extremely complex and, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation. If we fail to comply with applicable laws and regulations, we could suffer civil or criminal penalties, including the loss of our licenses to operate and our ability to participate in the Medicare, Medicaid and other federal and state healthcare programs.

Licensure

      Facility Licensure. Our healthcare facilities are subject to state and local licensing regulations ranging from the adequacy of medical care to compliance with building codes and environmental protection laws. In order to assure continued compliance with these various regulations, governmental and other authorities periodically inspect our facilities. We believe all of our hospitals are properly licensed under appropriate state laws. We believe that all of our outpatient rehabilitation clinics in states that require licensing of such facilities are properly licensed.

      Some states still require us to get approval under certificate of need regulations when we create, acquire or expand our facilities or services. If we fail to show public need and obtain approval in these states for our facilities, we may be subject to civil or even criminal penalties, lose our facility license or become ineligible for reimbursement if we proceed with our creation or acquisition of the new facility or service.

      Professional Licensure and Corporate Practice. Healthcare professionals at our hospitals and outpatient rehabilitation clinics are required to be individually licensed or certified under applicable state law. We take steps to ensure that our employees and agents possess all necessary licenses and certifications, and we believe that our employees and agents, including rehabilitation agency therapists, comply with all applicable state laws.

      In some states, business corporations such as us are restricted from practicing therapy through the direct employment of therapists. In those states, in order to comply with the restrictions imposed, we either contract to obtain therapy services from an entity permitted to employ therapists, or we manage the physical therapy practice owned by licensed therapists through which the therapy services are provided.

      Certification. In order to participate in the Medicare program and receive Medicare reimbursement, each facility must comply with the applicable regulations of the United States Department of Health and Human Services relating to, among other things, the type of facility, its equipment, its personnel and its standards of medical care, as well as compliance with all applicable state and local laws and regulations. All of our 51 hospitals participate in the Medicare program. In addition, the majority of our outpatient rehabilitation services are provided through Medicare-certified rehabilitation agencies or "rehab agencies."

      Accreditation. Our hospitals receive accreditation from the Joint Commission on Accreditation of Healthcare Organizations, a nationwide commission which establishes standards relating to the physical plant, administration, quality of patient care and operation of medical staffs of hospitals. Generally, our hospitals have to be in operation for at least six months before they are eligible for accreditation. As of September 30, 2000, all but our two most recently opened hospitals had been accredited by the Joint Commission on Accreditation of Healthcare Organizations.

Overview of U.S. and State Government Reimbursements

      Medicare. The Medicare program reimburses healthcare providers for services furnished to Medicare beneficiaries, which are generally persons age 65 and older, those who are chronically disabled, and those suffering from end stage renal disease. The program is governed by the Social Security Act of 1965 and is administered primarily by the Department of Health and Human Services and the Health Care Financing Administration. On a pro forma basis, giving effect to the acquisition of NovaCare, as of January 1, 1999, we received approximately one-third of our revenue from Medicare during 1999.

      Long Term Acute Care Hospital Medicare Reimbursement. Our long-term acute care hospitals receive cost reimbursement, subject to a maximum cap. In contrast, Medicare inpatient costs for short-term acute care hospitals are reimbursed based upon a fixed payment amount per discharge using diagnosis related groups, commonly referred to as DRGs. The DRG payment under a prospective payment system is based upon the national average cost of treating a Medicare patient's condition. Although the average length of stay varies for each DRG, the average stay for all Medicare patients subject to prospective payment system is approximately six days. Thus, a prospective payment system creates an economic incentive for general short-term acute care hospitals to discharge medically complex Medicare patients as soon as clinically possible. We believe that the incentive for short-term acute care hospitals to discharge medically complex patients as soon as clinically possible creates a substantial referral source for our long term acute care hospitals.

      Prior to qualifying as an exempt long-term acute care hospital, a new long-term acute care hospital initially receives payment under the acute care DRG-based reimbursement system. The long-term acute care hospital must continue to be paid DRGs for a minimum of six months while meeting certain Medicare long-term acute care hospital requirements, the most significant requirement being an average length of stay of 25 days or more. A "hospital within a hospital" facility must also establish itself as a hospital separate from its host by, among other things, obtaining separate licensure and certification, and limiting the services it purchases directly from its host to 15% of its total operating costs, or limiting the number of patient admissions from its host to 25% of total admissions.

      Once the hospital qualifies for exempt status, long-term acute care hospitals currently are paid on the basis of Medicare reasonable costs per case subject to limits. Under cost-based reimbursement, costs accepted for reimbursement depend on a number of factors, including necessity, reasonableness, related-party principles and relatedness to patient care. Qualifying costs under Medicare's cost-reimbursement system typically include all operating costs and also capital costs that include interest expense, depreciation, amortization, and rental expense. Non-qualifying costs include marketing costs.

      The cost reimbursement received by a long-term acute care hospital is subject to per-discharge payment limits. During a long-term acute care hospital's initial operations, Medicare payment is capped at the average national target rate established by the Tax Equity and Fiscal Responsibility Act of 1982, commonly known as TEFRA. After the second year of operations, payment is subject to a target amount based on the lesser of the hospital's cost-per-discharge or the national ceiling in the applicable base year.

      Congress has required the Secretary of the Department Health and Human Services to submit to Congress by October 1, 1999 a proposal to establish a prospective payment system for long-term acute care hospitals. This requirement was later extended until October 1, 2001. Current law provides that a prospective payment system is to be effective for cost reporting periods beginning on or after October 1, 2002.

      Outpatient Rehabilitation Services Medicare Reimbursement. We provide the majority of our outpatient physical rehabilitation services in our rehabilitation clinics. Through our contract services agreements, we also provide outpatient rehabilitation services in the following settings:

    .  comprehensive outpatient rehabilitation facilities;

    .  rehabilitation agencies;

    .  schools;

    .  physician-directed clinics;

    .  hospitals; and

    .  skilled nursing facilities.

Essentially, all of our outpatient physical rehabilitation services are provided in rehabilitation agencies and are not provided through rehabilitation hospitals.

      Prior to January 1, 1999, outpatient physical therapy, occupational therapy, and speech-language pathology services, which we refer to as outpatient therapy services, were reimbursed on the basis of the lower of 90% of reasonable costs or actual charges. Beginning January 1, 1999, outpatient rehabilitation services were reimbursed on a fee schedule, subject to annual limits. These outpatient rehabilitation providers receive a fixed fee for each procedure performed, which is adjusted by the geographical area in which the facility is located. Beginning on January 1, 1999, the following annual limits per Medicare beneficiary were to have become effective:

    . $1,500 for outpatient rehabilitation services (including speech-language pathology services), and

    .  $1,500 for outpatient occupational health services.

      In November 1999, the Balanced Budget Refinement Act provided some relief to providers by unbundling speech-language pathology services from other outpatient rehabilitation services. The following lists the new annual limits by services offered:

    .  $1,500 for outpatient physical therapy services

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

    .  $1,500 for speech-language pathology services, and

    .  $1,500 for outpatient occupational health services.

A moratorium has since been placed on these limits for the years 2000 and 2001 pending a review by the Secretary of the Department of Health and Human Services of the clinical needs of these patients and the appropriate level of limitations.

The Secretary of the U.S. Department of Health and Human Services is required to report the results of this review to Congress by June 30, 2001, together with any relevant legislative recommendations, potentially including revised coverage policies as an alternative to the therapy caps. Congress is considering legislation that would further extend the moratorium on the therapy limits and require additional studies by the Secretary regarding the application of the limits.

Historically, outpatient rehabilitation services have been subject to scrutiny by the Medicare program for, among other things, medical necessity for services, appropriate documentation for services, billing for group therapy, and Medicare billing practices by skilled nursing facilities. In addition, payment for rehabilitation services furnished to patients of skilled nursing facilities has been affected by the establishment of a Medicare prospective payment system and consolidated billing requirement for skilled nursing facilities. The resulting pressure on skilled nursing facilities to reduce their costs by negotiating lower payments to therapy providers, such as our contract therapy services, and the inability of the therapy providers to bill the Medicare program directly for their services have tended to reduce the amounts that rehabilitation providers can receive for services furnished to many skilled nursing facility residents.

      Long Term Acute Care Hospital Medicaid Reimbursement. The Medicaid program is designed to provide medical assistance to individuals unable to afford care. The program is governed by the Social Security Act of 1965 and administered and funded jointly by each individual state government and the Health Care Financing Administration. Most state Medicaid payments are made under a prospective payment system or under programs that negotiate payment levels with individual hospitals. In addition, Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy by the state agencies and certain government funding limitations, all of which may materially increase or decrease the level of program payments to our hospitals. Medicaid payments accounted for about 1.2% of our net operating revenues for the six months ended June 30, 2000.

      Workers' Compensation. Workers' compensation programs account for approximately 21% of our revenue from outpatient rehabilitation services for the six months ended June 30, 2000. Workers' compensation is a state-mandated, comprehensive insurance program that requires employers to fund or insure medical expenses, lost wages and other costs resulting from work-related injuries and illnesses. Workers' compensation benefits and arrangements vary on a state-by-state basis and are often highly complex. In some states, payment for services covered by workers' compensation programs are subject to cost containment features, such as requirements that all workers' compensation injuries be treated through a managed care program, or the imposition of payment caps. In addition, these workers' compensation programs may impose requirements that affect the operations of our outpatient rehabilitation services.

Canadian Reimbursement

      Approximately 70% of all funding for the Canadian healthcare system is derived from public sources. The Canada Health Act governs the Canadian healthcare system, and provides for federal funding to be transferred to provincial health systems. Our Canadian outpatient rehabilitation clinics receive funding primarily through workers' compensation benefits, which are administered by provincial workers' compensation boards. The workers' compensation boards assess employers' fees based on their industry and past claims history. These fees are then distributed independently by each provincial workers' compensation board as payments for healthcare services. Therefore, the payments each of our rehabilitation clinics receive for similar

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

services can vary substantially because of the different payment regulations in each province. For the six months ended June 30, 2000, we derived about 3.5% of our total net operating revenues from our operations in Canada.

Other Healthcare Regulations

      Fraud and Abuse Enforcement. Various federal laws prohibit the submission of false or fraudulent claims, including claims to obtain payment under Medicare, Medicaid and other government healthcare programs. Penalties for violation of these laws include civil and criminal fines, imprisonment and exclusion from participation in federal and state healthcare programs. In recent years, federal and state government agencies have increased the level of enforcement resources and activities targeted at the healthcare industry. In addition, the federal False Claims Act allows an individual to bring lawsuits on behalf of the government, in what are known as qui tam or "whistleblower" actions, alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute. The use of these private enforcement actions against healthcare providers has increased dramatically in the recent past, in part because the individual filing the initial complaint is entitled to share in a portion of any settlement or judgment.

      From time to time, various federal and state agencies, such as the Department of Health and Human Services, issue a variety of pronouncements, including fraud alerts, the Office of Inspector General's Annual Work Plan and other reports, identifying practices that may be subject to heightened scrutiny. These pronouncements can identify issues relating to long-term acute care hospitals or outpatient rehabilitation services or providers. For example, the Office of Inspector General's 2001 Work Plan describes the government's intention to study providers' use of the "hospital within a hospital" model for furnishing long term acute care hospital services and the effectiveness of Health Care Financing Administration's payment safeguards relating to such services. We monitor these issuances to ensure that our resources are focused on compliance with areas targeted for enforcement.

      We endeavor to conduct our operations in compliance with applicable laws, including healthcare fraud and abuse laws. If we identify any practices as being potentially contrary to applicable law, we will take appropriate action to address the matter, including, where appropriate, disclosure to the proper authorities.

      Remuneration, Fraud and Anti-dumping Measures. The federal "anti-kickback" statute prohibits some business practices and relationships under Medicare, Medicaid and other federal healthcare programs. These practices include the payment, receipt, offer or solicitation of money in connection with the referral of patients covered by a federal or state healthcare program. Violations of the anti-kickback law may be punished by a criminal fine of up to $50,000 or imprisonment for each violation, civil monetary penalties of $50,000 and damages of up to three times the total amount of remuneration, and exclusion from participation in federal or state health care programs.

      Section 1877 of the Social Security Act, commonly known as the "Stark Law," was amended in 1995 to prohibit referrals for designated health services by physicians under the Medicare and Medicaid programs to other healthcare providers in which the physicians have an ownership or compensation arrangement unless an exception applies. Sanctions for violating the Stark Law include civil monetary penalties of up to $15,000 per prohibited service provided, assessments equal to twice the dollar value of each such service provided and exclusion from the Medicare and Medicaid programs. The statute also provides a penalty of up to $100,000 for a circumvention scheme. In addition, many states have adopted or may adopt similar anti-kickback or anti-self-referral statutes. Some of these statutes prohibit the payment or receipt of remuneration for the referral of patients, regardless of the source of the payment for the care. Final regulations implementing the 1995 amendment to the Stark Law have not yet been adopted.

      Medicare-participating hospitals are also subject to the Emergency Treatment and Active Labor Act, an "anti-dumping" statute commonly referred to as EMTALA. If a patient with an emergency condition enters a hospital with an emergency department, this federal law requires the hospital to stabilize a patient suffering from this emergency condition or make an appropriate transfer of the patient to a facility that can handle the condition. There are severe penalties under EMTALA if a hospital refuses to screen or appropriately stabilize or transfer a patient or if the hospital delays appropriate treatment in order to first inquire about the patient's ability to pay. Although none of our hospitals operate emergency departments, the government has interpreted EMTALA broadly to cover situations in which any type of hospital inpatient is transferred in an unstable condition.

      Provider-based Status. The designation "provider-based" refers to circumstances in which a subordinate facility (e.g., a separately-certified Medicare provider, a department of a provider or a satellite facility) is treated as part of a provider for Medicare payment purposes. In these cases, the services of the subordinate facility are included on the "main" provider's cost report and overhead costs of the main provider can be allocated to the subordinate facility, to the extent that they are shared. We operate four long term acute care hospitals that are treated as provider-based satellites of certain of our other facilities and we provide rehabilitation management and staffing services to hospital rehabilitation departments that may be treated as provider-based. On April 7, 2000, the Health Care Financing Administration finalized new regulatory standards for determinations that a facility or service has provider-based status. The new standards finalized by the Health Care Financing Administration on April 7, 2000 will become effective on January 10, 2001 and providers must comply with them for provider cost reporting periods beginning on or after January 10, 2001.

      Health Information Practices. In addition to broadening the scope of the fraud and abuse laws, the Health Insurance Portability and Accountability Act also mandates, among other things, the adoption of standards for the exchange of electronic health information in an effort to encourage overall administrative simplification and enhance the effectiveness and efficiency of the healthcare industry. Among the standards that the Department of Health and Human Services will adopt pursuant to the Health Insurance Portability and Accountability Act are standards for the following:

    .  electronic transactions and code sets;

    . unique identifiers for providers, employers, health plans and individuals;

    .  security and electronic signatures;

    .  privacy; and

    .  enforcement.

      Although the Health Insurance Portability and Accountability Act was intended ultimately to reduce administrative expenses and burdens faced within the healthcare industry, we believe the law will initially bring about significant and, in some cases, costly changes. Rules issued by the Department of Health and Human Services to date mandate the use of new standards for common healthcare transactions, including healthcare claims information, plan eligibility, referral certification and authorization, claims status, plan enrollment and disenrollment, payment and remittance advice, plan premium payments and coordination of benefits, as well as the use of electronic signatures.

      Pursuant to the Health Insurance Portability and Accountability Act, the Department of Health and Human Services has also proposed new standards relating to the privacy and security of individually identifiably health information. As proposed, these standards not only require our compliance with rules governing the use and disclosure of protected health information, but they also require us to impose those rules, by contract, on any business partner to whom such information is disclosed. Under the Department of Health and Human Services current proposed privacy standards, patients would be required to be made third-party beneficiaries of our contracts with business partners, which would, in many states, entitle them to sue either us or the business partner for improper uses or disclosures of their protected health information. The final forms of the security and privacy standards may be modified materially from the Department of Health and Human Services proposals, particularly with respect to the requirements for business partner arrangements.

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

      The Department of Health and Human Services finalized the new transaction standards on August 17, 2000, and we will be required to comply with them by August 16, 2002. The security and privacy under the Health Insurance Portability and Accountability Act are currently scheduled to be finalized by the Department of Health and Human Services prior to the end of 2000. Once these security and privacy regulations are issued in final form, we will have approximately two years to be fully compliant. Sanctions for failing to comply with the Health Insurance Portability and Accountability Act include criminal penalties and civil sanctions.

      We are evaluating the effect of the Health Insurance Portability and Accountability Act and have recently developed a task force to address the Health Insurance Portability and Accountability Act regulations as they have been adopted to date and as additional standards are adopted in the coming months. At this time, we anticipate that we will be able to fully comply with those Health Insurance Portability and Accountability Act requirements that have been adopted. However, we cannot at this time estimate the cost of such compliance, nor can we estimate the cost of compliance with standards that have not yet been finalized by the Department of Health and Human Services. Although the new and proposed health information standards are likely to have a significant effect on the manner in which we handle health data and communicate with payors, based on our current knowledge, we believe that the cost of our compliance will not have a material adverse effect on our business, financial condition or results of operations.

Employees

      As of September 30, 2000 we employed approximately 13,400 people throughout the United States and Canada. A total of approximately 8,000 of our employees are full-time and the remaining approximately 5,400 are part-time employees. Outpatient, contract therapy and physical rehabilitation and occupational health employees totaled approximately 8,200 and inpatient employees totaled approximately 5,200.

Legal Proceedings

      On June 9, 1998, a complaint was filed naming our subsidiary, American Transitional Hospitals, Inc., and its former parent, Beverly Enterprises, Inc., as defendants. This qui tam action seeks triple damages and penalties under the False Claims Act against American Transitional Hospitals. The Department of Justice did not intervene in this action. It is alleged in the complaint that prior to the acquisition, American Transitional Hospitals fraudulently billed Medicare for services that were not rendered and supplies and medications that were not needed. Beverly Enterprises has agreed to fully indemnify us against all losses that result from liabilities that occurred before we acquired American Transitional Hospitals, which includes this litigation. Beverly Enterprises is undertaking the legal defense in this case.

      On August 10, 1998 a complaint was filed that named NovaCare, Inc. (now known as NAHC, Inc.), other named defendants and 100 defendants who were to be named at a later time. This qui tam action seeks triple damages and penalties under the False Claims Act against NAHC. The Department of Justice did not intervene in this action. The allegations involve, among other things the distinction between individual and group billing in physical rehabilitation clinics that we acquired from NovaCare. On February 1, 2000 the unnamed defendants were dismissed with prejudice, however the relator plaintiff has recently made a motion to name us as a defendant in this case. NAHC has agreed to fully indemnify us for any losses which could result from this case. NAHC has sold all of its operating entities. Based on our review of the complaint, we do not believe that this lawsuit is meritorious, and if we or any of the NovaCare companies we acquired are named as a defendant, we intend to vigorously defend against this action. However, because of the uncertain nature of the litigation, we cannot predict the outcome of this matter.

      In addition, as part of our business, we are subject to legal actions alleging liability on our part. To cover claims arising out of the operations of our hospitals and outpatient rehabilitation facilities, we generally maintain professional malpractice liability insurance and general liability insurance on a claims made basis in amounts and with deductibles that we believe to be sufficient for our operations. We also maintain umbrella liability coverage covering claims which, due to their nature or amount, are not covered by our insurance policies. We cannot assure you that professional liability insurance will cover all claims against us or continue to be available at reasonable costs for us to maintain adequate levels of insurance. See "Risk Factors--Significant legal actions could subject us to substantial uninsured liabilities."

Competition

      We compete primarily on the basis of pricing and quality of the patient services we provide. Our specialty acute care hospitals face competition principally from general acute care hospitals in the communities in which we operate. General acute care hospitals often have the capability to provide the same services we provide. Our hospitals also face competition from large national operators of similar facilities, such as Vencor, Inc.

      Our outpatient rehabilitation clinics face competition principally from locally owned and managed outpatient rehabilitation clinics in the communities they serve. Many of these clinics have longer operating histories and greater name recognition in these communities than our clinics, and they may have stronger relations with physicians in these communities on whom we rely for patient referrals. In addition, HealthSouth Corporation, which operates more outpatient rehabilitation clinics in the United States than we do, competes with us in many of our markets.

Compliance Program

Our Compliance Program

      In late 1998, we voluntarily adopted our code of conduct, which is the basis for our company-wide compliance program. Our written code of conduct provides guidelines for principles and regulatory rules that are applicable to our patient care and business activities. These guidelines are implemented by a compliance officer, a director of compliance who assists the compliance officer, a compliance committee and sub-committees, and employee education and training. We also have established a reporting system, auditing and monitoring programs, and a disciplinary system as a means for enforcing the code's policies.

Operating Our Compliance Program

      We focus on integrating compliance responsibilities with operational functions. We recognize that our compliance with applicable laws and regulations depends upon individual employee actions as well as company operations. We therefore have adopted an operations team approach to compliance, and we utilize corporate experts for the program design efforts of our compliance committee. We use facility leaders in our compliance sub-committees for employee-level implementation of our code of conduct. This approach is intended to enforce our company-wide commitment to operate in accordance with the laws and regulations that govern our business.

Compliance Committee

      Our compliance committee is made up of members of our senior management and in-house counsel. The compliance committee meets on a quarterly basis and reviews the activities, reports and operation of our compliance program. In addition, the compliance sub-committees meet on a regular basis and review compliance for each of our business divisions.

Compliance Issue Reporting

      In order to facilitate our employees' ability to report known, suspected or potential violations of our code of conduct, we have developed a system of anonymous reporting. This anonymous reporting may be

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

accomplished through our toll-free compliance hotline or our compliance post office box. Each compliance incident is reviewed by the compliance officer and the compliance committee and is investigated in accordance with the compliance department's investigation policy.

Compliance Monitoring and Auditing/Comprehensive Training and Education

      Monitoring reports and the results of compliance for each of our business divisions are reported to the compliance committee on a quarterly basis. We regularly train and educate our employees regarding the code of conduct, as well as the legal and regulatory requirements relevant to each employee's work environment. All new and current employees are required to sign a compliance certification form, certifying that the employee has read, understood, and has agreed to abide by the code of conduct.

Policies and Procedures Reflecting Compliance Focus Areas

      We review our current policies and procedures for our compliance program, and we intend to continue to review them on an annual basis in order to improve operations and to ensure compliance with requirements of standards, laws and regulations and to reflect the on-going compliance focus areas which have been identified by the compliance committee.

Facilities

      We currently lease most of our facilities, including clinics, offices, long term acute care hospitals and the corporate headquarters. We lease all of our clinics and related offices, which, as of September 30, 2000, included approximately 632 outpatient rehabilitation clinics throughout the United States and Canada. The outpatient rehabilitation clinics generally have a five-year lease term with two three-year renewals.

      We also lease all of our hospital facilities except for one 176,000 square foot facility located in Houston, Texas. As of September 30, 2000, we had 49 hospital within a hospital leases and one freestanding building lease.

      We generally seek a five-year lease for our hospitals, with an additional five-year renewal at our option. We lease our corporate headquarters, which is approximately 56,000 square feet, located in Mechanicsburg, Pennsylvania. We lease several other administrative spaces related to administrative and operational support functions. As of September 30, 2000, this was comprised of 13 locations throughout the U.S. with approximately 106,000 square feet in total.

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

                                   MANAGEMENT

Directors and Executive Officers

      Our directors and executive officers, their ages and their positions are as follows:

 Name                                 Age Position
 ----                                 --- --------
 Rocco A. Ortenzio...................  68 Chairman and Chief Executive Officer
                                          Director, President and Chief
 Robert A. Ortenzio..................  43 Operating Officer
 Russell L. Carson...................  57 Director
 Bryan C. Cressey....................  51 Director
 Donald J. Edwards...................  34 Director
 Meyer Feldberg......................  58 Director
                                          Director and Executive Vice
 LeRoy S. Zimmerman..................  65 President-Public Policy
                                          Executive Vice President of
 Patricia A. Rice....................  53 Operations
                                          Senior Vice President and Chief
 David W. Cross......................  53 Development Officer
                                          Senior Vice President, Human
 S. Frank Fritsch....................  49 Resources
                                          Senior Vice President and Chief
 Martin F. Jackson...................  46 Financial Officer
                                          Senior Vice President, General
 Michael E. Tarvin...................  40 Counsel and Secretary
                                          President, NovaCare Rehabilitation
 Edward R. Miersch...................  44 Division

      Rocco A. Ortenzio co-founded our company and has served as Chairman and Chief Executive Officer since February 1997. In 1986, he co-founded Continental Medical Systems, Inc., a provider of comprehensive medical rehabilitation services, and served as its Chairman and Chief Executive Officer until July 1995, when it merged with Horizon Healthcare Corporation. In 1979, Mr. Ortenzio founded Rehab Hospital Services Corporation, a hospital chain acquired by National Medical Enterprises, Inc. (now called Tenet Healthcare Corporation) in January 1985, and served as its Chairman and Chief Executive Officer until June 1986. In 1969, Mr. Ortenzio founded Rehab Corporation and served as its Chairman and Chief Executive Officer until 1974, when it merged with American Sterilizer Company. From 1996 to 1999, he served on the Board of Governors of the Pennsylvania State System of Higher Education. Mr. Ortenzio serves as a director of Quorum Health Group Inc., and PHICO Insurance Company, and is a fund advisor to HLM Partners, Inc., a venture capital firm located in Boston, Massachusetts, and Dauphin Capital Partners, a venture capital fund located in Locust Valley, New York. Mr. Ortenzio is the father of Robert A. Ortenzio, our President and Chief Operating Officer.

      Robert A. Ortenzio co-founded our company and has served as a director and President and Chief Operating Officer since February 1997. He was an Executive Vice President and a director of Horizon/CMS Healthcare Corporation from July 1995 until July 1996. Mr. Ortenzio co-founded Continental Medical Systems, Inc. and served as its President and Chief Executive Officer from May 1989 and July 1995, respectively, until August 1996. Prior to that time, he served as Chief Operating Officer of Continental Medical Systems, Inc. from April 1988 to July 1995. Mr. Ortenzio joined Continental Medical Systems, Inc. as a Senior Vice President in February 1986. Before then, he was a Vice President of Rehab Hospital Services Corporation. Mr. Ortenzio serves as a director of U.S. Oncology, Inc. Mr. Ortenzio is the son of Rocco A. Ortenzio, our Chief Executive Officer.

      Russell L. Carson has been a director since February 1997. He co-founded Welsh, Carson, Anderson & Stowe in 1978 and has focused on healthcare investments. Welsh, Carson, Anderson & Stowe has created eleven institutionally funded limited partnerships with total capital of $8 billion and has invested in more than 200 companies. Before co-founding Welsh, Carson, Anderson & Stowe, Mr. Carson was employed by Citicorp Venture Capital Ltd., a subsidiary of Citigroup, Inc., and served as its Chairman and Chief Executive Officer from 1974 to 1978. Mr. Carson serves as a director of Quorum Health Group, Inc. and U.S. Oncology, Inc.

      Bryan C. Cressey has been a director since February 1997. He has been a principal at Thoma Cressey Equity Partners since June 1998 and a principal at Golder, Thoma, and Cressey and Rauner, the predecessor of GTCR Golder Rauner, LLC, prior to 1995. He serves as a director of Clarion Technologies Inc. and Cable Design Technologies Corp.

      Donald J. Edwards has been a director since February 1997. He has been a principal at GTCR Golder Rauner, LLC since 1996 and was an associate there from 1994 to 1996. He serves as a director of American Habilitation Services, Dynacare, American Medical Laboratories, CompDent Corporation, PSINet Consulting Solutions, Inc., LifeCare Management Services, Park City Solutions, Inc., AccounTEC Inc. and Wallace Theater Corporation.

      Meyer Feldberg has been a director since September 2000. He has served as professor of management and the dean of Columbia Business School since 1989. He serves as a director of Federated Department Stores, Revlon, Inc., Primedia Inc. and PaineWebber Mutual Funds.

      LeRoy S. Zimmerman has served as Executive Vice President of Public Policy since September 2000 and as a director since October 1998. He was an equity member of the law firm Eckert Seamans Cherin & Mellott, LLC, from April 1989 to September 2000. At Eckert Seamans, he served as Chairman of the Board of Directors from January 1994 to September 2000, and Chairman of its Executive Committee from June 1997 to September 2000. Before joining Eckert Seamans, Mr. Zimmerman served as Pennsylvania's first elected Attorney General from January 1981 to January 1989, and District Attorney of Dauphin County, Pennsylvania from to 1965 to 1980.

      Patricia A. Rice has served as Executive Vice President of Operations since November 1999. She served as Senior Vice President of Hospital Operations from December 1997 to November 1999. She was Executive Vice President of the Hospital Operations Division for Horizon/CMS Healthcare Corporation from August 1996 until December 1997. Prior to that time, she served in various management positions at Horizon/CMS Healthcare Corporation from 1987 to 1996.

      David W. Cross has served as Senior Vice President & Chief Development Officer since December 1998. Before joining us, he was President and Chief Executive Officer of Intensiva Healthcare Corporation from 1994 until we acquired it. Mr. Cross was a founder, the President and Chief Executive Officer, and a director of Advanced Rehabilitation Resources, Inc., and served in each of these capacities from 1990 to 1993. From 1987 to 1990, he was Senior Vice President of Business Development for RehabCare Group, Inc., a publicly traded rehabilitation care company, and in 1993 and 1994 served as Executive Vice President and Chief Development Officer of RehabCare Group, Inc.

      S. Frank Fritsch has served as Senior Vice President of Human Resources since November 1999. He served as our Vice President of Human Resources from June 1997 to November 1999. Prior to June 1997, he was Senior Vice President-- Human Resources for Integrated Health Services from May 1996 until June 1997. Prior to that time, Mr. Fritsch was Senior Vice President--Human Resources for Continental Medical Systems from August 1992 to April 1996. From 1980 to 1992, Mr. Fritsch held senior human resources positions with Mercy Health Systems, Rorer Pharmaceuticals, ARA Mark and American Hospital Supply Corporation.

      Martin F. Jackson has served as Senior Vice president and Chief Financial Officer since May 1999. Mr. Jackson previously served as a Managing Director of the Health Care Investment Banking Group for CIBC Oppenheimer from January 1997 to May 1999. Prior to that time, he served as Senior Vice President, Health Care Finance with McDonald & Company Securities, Inc. from January 1994 to January 1997. Prior to 1994, Mr. Jackson held senior financial positions with Van Kampen Merritt, Touche Ross, Honeywell and L'Nard Associates.

     Michael E. Tarvin has served as Senior Vice President, General Counsel and Secretary since November 1999. He served as our Vice President, General Counsel and Secretary from February 1997 to November 1999. He was Vice President--Senior Counsel of Continental Medical Systems from February 1993 until February 1997. Prior to that time, he was Associate Counsel of Continental Medical Systems from March 1992. Mr. Tarvin was an associate at the Philadelphia law firm of Drinker Biddle & Reath, LLP from September 1985 until March 1992.

     Edward R. Miersch has served as President of our NovaCare Rehabilitation Division since January 2000. Prior to that time, Mr. Miersch was Vice President of Ambulatory Services of Mercy Health System from December 1998 to October 1999. From 1997 until 1998, Mr. Miersch was Senior Vice President and Chief Operating Officer of U.S. Physicians, Inc., an integrator and manager of physician practices, which declared bankruptcy in November 1998. From 1996 until 1997, Mr. Miersch served as Vice President -- Operations of U.S. Physicians, Inc. From 1993 until 1996, Mr. Miersch served as Eastern Region President of the Outpatient Rehabilitation Division of the former NovaCare, Inc. He served as President of Sports Physical Therapists, Inc. from 1980 until September 1993, when that company was acquired by RehabClinics, Inc., a company which was itself in turn acquired by NovaCare, Inc. in early 1994. Mr. Miersch also served as Director of Physical Therapy and Sports Medicine at Haverford Community Hospital from 1980 to 1986.

Classes of the Board

     Our board of directors is divided into three classes that serve staggered three-year terms as follows:

          Class           Expiration  Member
 ------------------------ ---------- -------
         Class I                     Messrs.
         Class II                    Messrs.
        Class III                    Messrs.

Board Committees

     The compensation committee reviews and makes recommendations to the board regarding the compensation to be provided to our Chief Executive Officer and our directors. In addition, the compensation committee reviews compensation arrangements for our other executive officers. The compensation committee also administers our equity compensation plans. The current members of the compensation committee are Messrs. Carson and Cressey.

     The audit committee reviews and monitors our corporate financial reporting, external audits, internal control functions and compliance with laws and regulations that could have a significant effect on our financial condition or results of operations. In addition, the audit committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, our independent auditors. Mr. Feldberg is currently the sole member of our audit committee. We intend to name two additional independent directors to our audit committee within 90 days following the completion of the offering.

Director Compensation and Other Arrangements

     We do not pay cash compensation to our employee directors, however they are reimbursed for the expenses they incur in attending meetings of the board or board committees. Non-employee directors, other than non-employee directors appointed by Welsh, Carson, Anderson & Stowe; GTCR Golder Rauner, LLC and Thoma Cressey Equity Partners, receive cash compensation in the amount of $5,000 per quarter and $1,250 per board meeting attended. All non-employee directors are also reimbursed for the expenses they incur in attending meetings of the board or board committees. In addition, non-employee directors are eligible to receive options to purchase common stock awarded under our 1997 Stock Option Plan. See "Select Medical Corporation 1997 Amended and Restated Stock Option Plan."

Compensation Committee Interlocks and Insider Participation

      Upon completion of this offering, our compensation committee will make all compensation decisions regarding our executives. Messrs. Carson and Cressey have served as the only members of the compensation committee since we formed the committee in 1997.

Executive Compensation

      The following table provides summary information concerning the compensation earned by our Chief Executive Officer and our four most highly paid executive officers other than our Chief Executive Officer employed by us during the fiscal year ended December 31, 1999.

                           Summary Compensation Table

                                                                     Long-Term
                                        Annual Compensation         Compensation
                                 ---------------------------------- ------------
                                                                     Securities
                                                        Other        Underlying
Name and Principal Position       Salary   Bonus   Compensation (a) Options/SARs
---------------------------      -------- -------- ---------------- ------------
Rocco A. Ortenzio
 Chairman and Chief Executive
 Officer.......................  $387,222 $193,611     $    --       1,137,230
Robert A. Ortenzio (b)
 President and Chief Operating
 Officer.......................   334,669  165,446        3,976        758,154
Patricia A. Rice (b)
 Executive Vice President of
 Operations....................   233,450   90,000        4,611            --
David W. Cross (c)
 Senior Vice President and
 Chief Development Officer.....   190,000   76,000      687,150            --
S. Frank Fritsch
 Senior Vice President of Human
 Resources (b).................   183,041   72,000        4,931            --

--------
(a) The value of certain perquisites and other personal benefits is not included in the amounts disclosed because it did not exceed for any officer in the table above the lesser of either $50,000 or 10% of the total annual salary and bonus reported for such officer.
(b) Other compensation represents employer matching contributions to the 401(k) plan.
(c) Other compensation paid to Mr. Cross includes $380,000 to terminate his employment agreement with Intensiva Healthcare Corporation, $300,000 as a sign-on bonus and $7,150 as a car allowance.

             Option Grants During the Year Ended December 31, 1999

      The following tables set forth certain information concerning grants to purchase shares of our common stock of each of the officers named in the summary compensation table above during the year ended December 31, 1999.

                                                                       Potential Realizable Value at
                         Number of   Percentage of Exercise            Assumed Annual Rates of Stock
                         Securities  Total Options  Price                 Price Appreciation for
                         Underlying   Granted to     per                      Option Term (c)
                          Options    Employees in   Share   Expiration ------------------------------
Name                     Granted (a)     1999        (b)       Date          5%            10%
----                     ----------  ------------- -------- ---------- -------------- ---------------
Rocco A. Ortenzio....... 1,137,230       51.9%      $        11/18/09
Robert A. Ortenzio......   758,154       34.6%      $        11/18/09

--------
(a) All options granted to employees are either incentive stock options or nonqualified stock options and generally vest over five years at the rate of 20% of the shares subject to the option per year. Unvested shares are subject to a right of repurchase upon termination of employment. Options expire ten years from the date of grant.
(b) We granted options at an exercise price equal to the fair market value of our common stock on the date of grant, as determined by our board of directors.
(c) These amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration dates based upon an assumed initial public offering price
    of $   per share, the midpoint of the range of initial public offering prices set forth on the cover page of this prospectus. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

                   Year End December 31, 1999 Option Values

      The following table sets forth certain information concerning option exercises by each of the officers named in the above summary compensation table.

                                                Number of Securities
                                               Underlying Unexercised   Value of Unexercised In-
                                               Options at Fiscal Year     The Money Options at
                           Shares                        End               Fiscal Year End (a)
                         Acquired on  Value   ------------------------- -------------------------
Name                      Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
Rocco A. Ortenzio.......       0       $ 0     2,787,230          0
Robert A. Ortenzio......       0         0     1,308,154          0
David W. Cross..........       0         0        50,000     50,000

--------
(a) Based on an assumed initial public offering price of $   per share, the
    midpoint of the range of initial public offering prices set forth on the cover page of this prospectus, less the exercise price, multiplied by the number of shares underlying the option.

Employment Agreements

      In March 2000, we entered into three-year employment agreements with three of our executive officers, Mr. Rocco A. Ortenzio, Mr. Robert A. Ortenzio and Ms. Patricia A. Rice. Under these agreements, which were amended on August 8, 2000, the executives officers are to be paid an annual salary of $800,000, $700,000 and $500,000, respectively, subject to adjustment by our board of directors. In addition, these executives are eligible for bonus compensation. The employment agreements also provide that the executive officers will receive long term disability insurance. In the event Mr. Rocco A. Ortenzio's employment is terminated due to his disability, we must make salary continuation payments to him equal to 100% of his annual base salary for ten years after his date of termination or until he is physically able to become gainfully employed in an occupation consistent with his education, training and experience. We are also obligated to make disability payments to Mr. Robert A. Ortenzio and Ms. Patricia A. Rice for the same period, however, payments to them must equal 50% of their annual base salary. In addition, Mr. Rocco A. Ortenzio and Mr. Robert A. Ortenzio are each entitled to six weeks paid vacation. Ms. Patricia A. Rice is entitled to four weeks paid vacation.

      Under the terms of each of these executive officers' employment agreements, their employment term begins on March 1, 2000 and expires on March 1, 2003. At the end of each 12-month period beginning March 1, 2000, the term of each employment agreement automatically extends for an additional year unless one of the executives or we give written notice to the other not less than three months prior to the end of that 12-month period that we or they do not want the term of the employment agreement to continue. Thus, in the absence of written notice given by one of the executives or us, the remaining term of each employment agreement will be three years from each anniversary of March 1, 2000.

      These three employment agreements also contain a change of control provision. If, in connection with change of control of Select, we terminate Mr. Rocco A. Ortenzio, Mr. Robert A. Ortenzio or Ms. Patricia A. Rice without cause, Mr. Rocco A. Ortenzio or Mr. Robert A. Ortenzio terminates his employment agreement for any reason, or Ms. Patricia A. Rice terminates her employment agreement for certain specified reasons, we are obligated to pay them a lump sum cash payment equal to their base salary plus bonus for the previous three completed calendar years. In addition, all of their unvested and unexercised stock options will vest. A change in control means, in general, the acquisition by a person or group (other than our current stockholders who own 12% or more of the common stock) of more than 50% of our common stock; a business combination following which 50% or more of our voting power is transferred to the stockholders of the other entity; or our current directors cease to constitute at least a majority of our board. Notwithstanding the foregoing, no change in control will be deemed to have occurred unless the transaction provides our stockholders with consideration equal to or greater
than $     per share of common stock. Otherwise, if any of the executives'
services are terminated by us other than for cause or they terminate their employment for good reason, we are obligated to pay them a pro-rated bonus for the year of termination equal to the product of the bonus paid or payable to them for the year prior to their termination, multiplied by the fraction of the year of termination they were employed.

      Under amendments to Mr. Rocco A. Ortenzio's senior management and employment agreements, we are obligated to pay premiums on life insurance policies held in the Rocco A. Ortenzio Irrevocable Trust, provided that Mr. Ortenzio remains employed by us. We are obligated under these arrangements to pay approximately $2.0 million in premiums in 2000, and $1.25 million for each of the years 2001 through 2010. Under a related collateral assignment agreement, upon Mr. Ortenzio's death, or if the trust surrenders these policies, we are entitled to be repaid, at our election, by the trust for the amount of the premiums we have paid over the life of the policies. We can be paid with the proceeds of a loan, the partial surrender or withdrawal of the policy.

      We have also entered into a deferred compensation agreement with Mr. Rocco A. Ortenzio, pursuant to which Mr. Ortenzio has deferred all of his compensation, including his salary and bonus, since March 1, 1997. This amount accrued interest at a rate of 6% from March 1, 1997 to December 31, 1999, and no interest thereafter. We will pay these funds to his spouse or his estate within 60 days after his death. The agreement does not apply to compensation earned after December 31, 2000.

      In December 1998, we entered into a two year employment agreement with David W. Cross, which was extended until December 31, 2001. Under this agreement, we granted him options to purchase 100,000 shares of our common
stock at an exercise price of $     per share with 50% of the options vesting
on December 16, 1999 and the other 50% vesting on December 16, 2000. In addition, Mr. Cross was given a one-time opportunity to purchase up to 75,000 shares of our common stock on or before December 31, 1998 at a purchase price
of $     per share. Mr. Cross is entitled to receive an annual salary of
$190,000 and incentive compensation at the discretion of our chairman or president. Further, Mr. Cross is entitled to any employment and fringe benefits under our policies as they exist from time to time and which are no less favorable than those received by our senior vice presidents. If we terminate Mr. Cross' employment services other than for cause, we are obligated to pay to him one-year of his base salary in a lump sum as severance pay.

      In March 2000, we entered into a change of control agreement with Mr. S. Frank Fritsch, which provides that if, in connection with a change of control, we terminate Mr. Fritsch without cause or Mr. Fritsch terminates his employment for good reason, we are obligated to pay him a lump sum cash payment equal to his base salary plus his bonus for the previous three completed calendar years. In addition, the agreement provides that all unvested stock options will vest upon termination. A change in control means in general, the acquisition by a person or group (other than our current stockholders who own 12% or more of the common stock) of more than 50% of our common stock; a business combination in which 50% or more of our voting power is transferred to the stockholders of the other entity; or our current directors cease to constitute at least a majority of our board. In June 1997, we entered into a senior management agreement with Mr. Fritsch, which will continue in effect until termination by either us or Mr. Fritsch. Under this agreement, Mr. Fritsch is employed as our Vice President of Human Resources at an annual base salary of $130,000, subject to adjustment by our board of directors.

Select Medical Corporation Amended and Restated 1997 Stock Option Plan

      The board of directors adopted the Select Medical Corporation 1997 Stock Option Plan effective as of October 30, 1997 and amended and restated as of October 26, 2000. The plan provides for the grant of stock options to designated officers, key employees, non-employee directors and consultants of ours and our subsidiaries.

      Purpose. The purpose of the plan is to promote our interests and the interests of our stockholders by attracting and retaining valued officers, key employees, non-employee directors and consultants, and to motivate these persons to exercise their best efforts on our behalf.

      Administration. A committee comprised of at least two non-employee, outside directors, has been appointed by the board of directors to administer the plan. The committee has full authority, subject to the terms of the plan, to do the following:

    .  interpret and administer the plan;

    . select who among the eligible individuals will participate in the plan;

    . determine the terms, conditions and types of awards given under the plan; and

    .  resolve all controversies and claims arising under the plan.

All determinations made by the committee are conclusive and binding on all persons.

      Eligibility. Any officer, key employee (including any director who is also an employee), non-employee director or consultant providing services to us or our subsidiaries is eligible to participate in the plan, provided that non-employee directors and consultants are not be eligible to receive incentive stock options.

      Number of Shares. The plan provides for the issuance of up to a total of 10,000,000 shares of our common stock, plus any additional amount (the additional amount will be calculated each year) necessary to make the total shares available for issuance under the plan equal to the sum of 10,000,000 plus 14% of the total issued and outstanding common stock in excess of 60,000,000 shares, subject to adjustments for stock splits, stock dividends and similar changes in our capitalization. If any awards expire or otherwise terminate prior to being exercised, then the shares of common stock subject to the awards will be available again for grants under the plan. In addition, when an option is exercised, the number of shares issued in connection with the option will be added to the amount available under the plan, so that the total number of shares available for awards under the plan will never be less than 14% of our total outstanding common stock. No individual employee may receive awards covering more than 10,000,000 shares under the plan during any calendar year.

      Types of Awards. The plan provides for the grant of stock options. A stock option is a grant by us of the right to purchase a specified number of shares of our common stock for a specified time period at a fixed price. Options may be either incentive stock options meeting the requirements of
Section 422 of the Internal Revenue Code or non-qualified stock options. All options are evidenced by written option agreements containing the term and conditions of the options.

      The exercise price of an option is determined by the committee, but, in the case of incentive stock options, the exercise price will not be less than the fair market value of a share of common stock on the date of grant (or 110% of such fair market value if the option is granted to a person who owns more than 10% of the voting power of the company at the time the option is granted to him). The term of an option may not be greater than ten years (or five years for an incentive stock option granted to a person who owns more than 10% of the voting power of the company). Options are generally not transferable during the optionee's lifetime, but the committee may provide in an option agreement that a non-qualified stock option is transferable pursuant to limitations and conditions determined by the committee.

      Options may be exercised in several ways, including by payment of the exercise price in cash or its equivalent, by delivery of qualified shares of our common stock, or any combination of such methods, or, if permitted by the committee, with the proceeds of a loan from us. Any such loan could be secured by the stock acquired pursuant to the exercise of the option or by any other security as determined by the committee.

      Amendment and Termination. The plan will terminate on midnight of October 29, 2007, unless terminated earlier by the board of directors. The board of directors has authority to amend, suspend or terminate the plan at any time. However, no termination or amendment of the plan may materially impair the rights of an option holder without the consent of the holder. In addition, the following amendments will require prior stockholder approval:

    . any amendment that would, if it were not approved by the stockholders, cause the plan to fail to comply with any requirement of applicable law or regulation;

    . any amendment that requires stockholder approval under the rules and regulations of the Nasdaq National Market System or any securities exchange that are applicable to us;

    . any amendment that would, if it were not approved by the stockholders, cause us, under the Internal Revenue Code, to be unable to grant incentive stock options under the plan; or

    . any amendment for which shareholder approval is required pursuant to Treas. Reg. Section 1.162-27(e)(4)(vi) or its successor.

                           RELATED PARTY TRANSACTIONS

      Rocco A. Ortenzio and Robert A. Ortenzio, two of our directors and executive officers, Golder, Thoma, Cressey, Rauner Fund V L.P. ("Golder Thoma") and Welsh, Carson, Anderson & Stowe ("Welsh Carson"), were involved in our founding and organization and may be considered our promoters. In December of 1998 Rocco A. Ortenzio and Robert A. Ortenzio received options under our 1997 Stock Option Plan to purchase 1,650,000 and 550,000 shares of our common stock,
respectively, at an exercise price of $     per share. In November 1999, Rocco
A. Ortenzio and Robert A. Ortenzio received additional options to purchase 1,137,230 and 758,154 shares of our common stock, respectively, at an exercise
price of $     per share.

      Rocco A. Ortenzio, Robert A. Ortenzio, Golder Thoma and Welsh Carson participated in our initial funding and from time to time since our founding have each purchased common and preferred stock from us. The following table sets forth the number of shares of our common and preferred stock (as adjusted for subsequent stock splits) purchased by Rocco A. Ortenzio, Robert A. Ortenzio, Golder Thoma and its affiliates, and Welsh Carson and its affiliates, the date of each purchase and the amounts received by us from each of the purchases of our capital stock. As adjusted for stock splits, our common stock
was sold for $     per share until December 15, 1998, $     per share until
November 19, 1999 and for $     per share thereafter. Our Class A Preferred
Stock was sold for $1,000 per share, and our Class B Preferred Stock was sold
for $     per share.

                                                   Shares of Shares of
                                         Shares of  Class A   Class B   Amount
                                          Common   Preferred Preferred Received
                                           Stock     Stock     Stock      by
             Name                 Date   Purchased Purchased Purchased  Select
             ----               -------- --------- --------- --------- --------
Rocco A. Ortenzio (a)..........   2/5/97 2,255,251    --         --      $
                                  5/7/97   256,221    128        --
                                 6/18/97       --     109        --
                                  2/9/98       --     502        --
                                 4/29/98       --     355        --
                                  6/3/98       --     563        --
                                 6/30/98       --     173        --
                                 7/20/98   244,511    --         --
                                10/21/98       --     468        --
                                12/16/98   630,615    --         --
                                 2/29/00    67,000    --         --

Robert A. Ortenzio (b).........   2/5/97 1,379,114    --         --
                                  5/7/97   153,247     66        --
                                 6/18/97       --      56        --
                                  2/9/98       --     257        --
                                 4/29/98       --     182        --
                                  6/3/98       --     288        --
                                 6/30/98       --      89        --
                                10/21/98       --     239        --
                                12/16/98   138,654    --         --
                                 2/29/00    33,400    --         --

                                                 Shares of Shares of
                                   Shares of      Class A   Class B
                                     Common      Preferred Preferred   Amount
                                     Stock         Stock     Stock   Received by
          Name              Date   Purchased     Purchased Purchased   Select
          ----            -------- ----------    --------- --------- -----------
Welsh, Carson Anderson &    2/5/97  5,185,740        --          --      $
 Stowe..................    5/7/97  1,949,760      1,254         --
                           6/18/97        --       1,069         --
                            2/9/98        --       4,940         --
                           4/29/98        --       3,494         --
                            6/3/98        --       5,535         --
                           6/30/98        --       1,704         --
                          10/21/98        --       4,603         --
                          12/16/98 10,698,058(c)     --          --
                          11/19/99  1,667,000(d)     --    7,531,424

GTCR Golder Rauner,         2/5/97  5,450,640        --          --
 LLC....................    5/7/97  2,049,360      1,319         --
                           6/18/97        --       1,123         --
                            2/9/98        --       5,193         --
                           4/29/98        --       3,671         --
                            6/3/98        --       5,819         --
                           6/30/98        --       1,791         --
                          10/21/98        --       4,837         --
                          12/16/98  4,260,714        --          --
                          11/19/99        --         --    1,983,333

--------
(a) Includes 388,099 common shares and 526 Class A Preferred shares originally purchased by Select Investments II and 753,619 common shares and 1,769 Class A Preferred shares originally purchased by Select Partners, L.P., which were later distributed to Rocco A. Ortenzio upon the dissolution of those partnerships.
(b) Includes 339,587 common shares and 461 Class A Preferred shares originally purchased by Select Investments II and 304,037 common shares and 714 Class A Preferred shares originally purchased by Select Partners, L.P., which were later distributed to Robert A. Ortenzio upon the dissolution of those partnerships.
(c) Includes 2,653,060 common shares that were purchased along with $35 million principal amount Senior Subordinated Note for $35 million.
(d) Includes 1,667,000 common shares that were purchased along with $25 million principal amount Senior Subordinated Note us for $25 million. If we repay this Note in full prior to November 19, 2001, which we plan to do with a portion of the proceeds of this offering, Welsh Carson will return to us 416,750 of these shares.

      In 1997 we entered into a shareholders agreement with our principal stockholders, including Welsh Carson, Golder Thoma, Mr. Rocco A. Ortenzio and Mr. Robert A. Ortenzio. The shareholders agreement terminates by its terms upon the completion of this offering. Members of our management have also been granted preemptive rights with respect to our capital stock. These arrangements will be terminated prior to or upon completion of this offering.

      Pursuant to the Warrant Agreement dated June 30, 1998, as amended on February 9, 1999 and amended and restated on November 19, 1999, to induce our financial sponsors, Welsh Carson and Golder Thoma to partially guarantee our senior debt, Rocco A. Ortenzio and Robert A. Ortenzio each agreed to make contributions to those financial sponsors if those guarantees were enforced by our senior lenders. In exchange for the promise of these guarantees by our financial sponsors and the promise of contributions by Rocco A. Ortenzio and Robert A. Ortenzio, we have issued warrants to purchase shares of our common stock to Golder Thoma, Rocco A. Ortenzio, Robert A. Ortenzio and two affiliates of Welsh Carson. The following table sets forth the dates of the grants and the number of shares issuable on exercise of the warrants. All warrants expire on June 30, 2003 and are
exercisable at $     per share.

                                             Golder, Thoma,
             Welsh, Carson,    WCAS Capital     Cressey,
  Date of   Anderson & Stowe, Partners, III,  Rauner Fund   Rocco A. Robert A.
   Issue        VII, L.P.         L.P.          V, L.P.     Ortenzio Ortenzio
  -------   ----------------- -------------- -------------- -------- ---------
  06/30/98        376,370            --          376,370        --     78,080
  07/11/98            --             --              --     169,180       --
  10/31/98        188,185            --          188,185     84,590    39,040
  01/29/99        188,185            --          188,185     84,590    39,040
  04/30/99         17,923          3,238          21,161      9,512     4,390
  07/31/99         38,610          6,975          45,585     20,490     9,457
  10/31/99         38,837          7,015          45,852     20,610     9,512
  01/31/00         82,957         15,644          98,601     32,228    15,203
  04/30/00         94,710         18,040         112,750     33,550    15,950
  07/31/00         94,710         18,040         112,750     33,550    15,950
  09/22/00         54,561         10,393          64,954     19,328     9,188
                ---------         ------       ---------    -------   -------
                1,175,048         79,345       1,254,393    507,628   235,810

      On December 15, 1998, we issued an aggregate of 21,224,489 shares of our common stock. Of this amount, 4,067,857 common shares were purchased by Thoma Cressey Fund VI, L.P., 142,857 shares were purchased by Bryan C. Cressey and 119,151 common shares were purchased by Russell L. Carson. Also, Select Healthcare Investors, L.P., in which the general partner is partially owned by Rocco A. Ortenzio and Robert A. Ortenzio, purchased 428,572 common shares. WCAS Capital Partners III, L.P. purchased 2,653,060 of these shares and a 10% Senior Subordinated Note for an aggregate purchase price of $35 million. WCAS Capital Partners III, L.P. then purchased an additional $30 million principal amount of Senior Subordinated Notes from us for $30 million in cash. These 10% Senior Subordinated Notes are due December 15, 2008. We paid Welsh Carson, Golder Thoma, Mr. Rocco A. Ortenzio and Mr. Robert A. Ortenzio an investment fee equal to 1% of the cash consideration they and their affiliates paid for the securities purchased in this offering.

      On November 19, 1999, in connection with the NovaCare acquisition, we issued an aggregate of 16,000,000 shares of our Class B Preferred Stock at a
price of $    per share. Of this amount, 7,531,424 shares were purchased by affiliates of Welsh Carson, 111,216 shares were purchased by Russell L. Carson, 1,983,333 shares were purchased by affiliates of Golder Thoma and 5,950,000 shares were purchased by Thoma Cressey. At the same time, WCAS Capital Partners III, L.P. purchased 1,667,000 shares of our common stock and a 10% Senior Subordinated Note for an aggregate purchase price of $25 million. The Note is due November 19, 2009, however, if we repay the principal amount and all accrued and unpaid interest in full by November 19, 2001, WCAS Capital Partners III, L.P. will transfer 416,750 shares of our common stock to us. We plan to repay this Note in full with the proceeds of this offering. We paid Welsh Carson and Golder Thoma an investment fee equal to 1% of the cash consideration they and their affiliates paid for the securities purchased in this offering.

      On May 5, 1999 we loaned $120,000 to Martin F. Jackson, our Chief Financial Officer, to assist him in purchasing 34,286 shares of our common
stock at a price of $   per share. The loan is interest-free, and will be
forgiven in principal amounts of $20,000 every six months from the date of the loan. As of the date of this prospectus, $80,000 remains outstanding on this loan.

      In April 2000, we sold all of the assets of Georgia Health Group, Inc. to Concentra Health Services, Inc. for $5 million. Welsh Carson beneficially owns a majority of the capital stock of Concentra Health Services. We believe the terms of this transaction were no less favorable to us than they would have been in an arm's length transaction with a third party.

      In 1997, in connection with a terminated acquisition, we were entitled to a break-up fee of $19,415,000. Of this amount, in consideration of their financing commitment, $9,120,400 was paid to Welsh Carson, $1,884,480 was paid to Golder Thoma, $89,170 was paid to Rocco A. Ortenzio, $55,089 was paid to Robert A. Ortenzio and $121,500 was paid to partnerships owned partially owned by Rocco A. Ortenzio and Robert A. Ortenzio, which have since been liquidated.

      We currently lease our corporate office space in Mechanicsburg, Pennsylvania from Old Gettysburg Associates I and Old Gettysburg Associates III, two general partnerships that are partially owned by Rocco A. Ortenzio and Robert A. Ortenzio, our Chairman and Chief Executive Officer, and our President and Chief Operations Officer, respectively. Our lease for 43,919 square feet of office space at 4716 Old Gettysburg Road expires on December 31, 2014, and our lease for 12,400 square feet of office space at 4718 Old Gettysburg Road expires on May 31, 2004. We pay approximately $992,000 per year in rent for this office space. We believe that these leases are on terms no less favorable to us than those that would be available to us in an arm's length transaction with a third party.

      We also lease office equipment and furnishings from Select Capital Corporation, a company in which Rocco A. Ortenzio and Robert A. Ortenzio are stockholders and each own 25%. This lease commenced on April 1, 1997, and terminates on March 31, 2002. We have the option to extend the lease for an additional year on the same terms. We pay approximately $58,000 per under the agreement. We believe that the lease is on terms no less favorable to us than those that would be available to us in an arm's length transaction with a third party.

      On December 1, 1999, we purchased all of the stock of Select Air Corporation, a Delaware corporation, from Rocco A. Ortenzio for $2.7 million. The only asset of Select Air Corporation was one HS 125 400-731 aircraft. We obtained an appraisal at the time of purchase that supported the price we paid for Select Air. In October 2000, we sold the airplane to an unaffiliated third party. Pursuant to a Cost Sharing Agreement also dated December 1, 1999, we pay $3,250 each month to Select Transport, Inc., a company owned by Rocco A. Ortenzio, for expenses relating to the storage, maintenance and operation of the aircraft. Rocco A. Ortenzio also pays us fees from time to time under this agreement, for the use of pilots who are our employees.

      We also have entered into compensatory and other employment-related contracts with Mr. Rocco A. Ortenzio and Mr. Robert A. Ortenzio. See "Management--Employment Agreements."

      The law firm of Eckert Seamans Cherin & Mellot, LLC, of which LeRoy S. Zimmerman was formerly a member, has in the past provided, and may continue to provide, legal services to us and our subsidiaries.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information regarding beneficial ownership of our common stock as of September 30, 2000, and as adjusted to reflect the sale of common stock pursuant to the offering. The table includes:

    . each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock;

    .  each of our executive officers and directors; and

    .  all of our executive officers and directors as a group.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise noted, we believe that all persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them. All share amounts include shares of common stock issuable upon the exercise of options or warrants exercisable within 60 days of the date of this prospectus. Options or warrants that are exercisable for common stock and other ownership rights in common stock that vest within 60 days of the date of this prospectus are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The table below also assumes that all of the Class A Preferred Stock will be redeemed upon the completion of this offering and gives effect to the conversion of all of the Class B Preferred Stock into shares of common stock upon the completion of this offering.

                                                  Number and Percent of Shares
                                             ------------------------------------------ Number and Percent
                                              Class A Preferred      Class B Preferred      of Shares
                             Common Stock    Shares Beneficially           Shares       Outstanding After
                          Beneficially Owned        Owned            Beneficially Owned    the Offering
                          ------------------ ----------------------  ------------------ ------------------
                            Number   Percent  Number      Percent      Number   Percent   Number   Percent
                          ---------- ------- ----------- ----------  ---------- ------- ---------- -------
5% Beneficial Owners,
 Directors, Nominees for
 Director and Named
 Executive Officers
Entities affiliated with
 Welsh, Carson, Anderson
 & Stowe (a)............  20,338,201  45.1%       22,596      42.8%   7,531,424  47.1%  27,869,625
Entities affiliated with
 GTCR Golder, Rauner,
 LLC (b)................  13,015,107  28.9        23,750      44.9    1,983,333  12.4   14,998,440
Entities affiliated with
 Thoma Cressey Fund VI,
 L.P. (c)...............   4,067,857   9.3           --        --     5,950,000  37.2   10,017,857
Rocco A. Ortenzio (d)...   7,177,027  15.2         2,295       4.3          --    --     7,177,027
Robert A. Ortenzio (e)..   3,676,950   8.1         1,734       2.2          --    --     3,676,950
Russell L. Carson (f)...  20,562,352  45.6        22,929      43.4    7,642,640  47.8   28,204,992
Bryan C. Cressey (g)....   4,210,714   9.6           --        --     5,950,000  37.2   10,160,714
Donald J. Edwards (h)...  13,015,107  28.9        23,750      44.9    1,983,333  12.4   14,998,440
Meyer Feldberg..........         --    --            --        --           --    --           --    --
LeRoy S. Zimmerman (i)..      24,200     *           --        --           --    --        24,200     *
Patricia A. Rice (j)....     424,796     *           143         *          --    --       424,796     *
S. Frank Fritsch (k)....     145,925     *            95         *          --    --       145,925     *
David W. Cross (l)......     209,200     *           --        --           --    --       209,200     *
                          ----------  ----   -----------  --------   ----------  ----   ----------   ---
All executive officers
 and directors as a
 group..................  49,777,096  96.6%      504,078      95.4%  15,575,973  97.3%  65,353,069
                          ==========  ====   ===========  ========   ==========  ====   ==========   ===

--------
*   Less than 1%
(a) Common shares held include 3,903,310 shares and warrants to purchase 7,934 shares held by WCAS Capital Partners III, L.P., 14,684,784 shares and warrants to purchase 1,175,048 shares held by Welsh, Carson, Anderson & Stowe VII, L.P. and 495,714 shares held by Welsh, Carson, Anderson & Stowe Healthcare Partners, L.P. Class A Preferred shares held include 21,931 shares held by Welsh, Carson, Anderson & Stowe VII, L.P. and 665 shares held by Welsh, Carson, Anderson & Stowe Healthcare

    Partners, L.P. Class B Preferred Shares held include 7,284,932 shares held by WCAS Capital Partners III, L.P. and 246,492 shares held by Welsh, Carson, Anderson & Stowe Healthcare Partners, L.P. Excludes 416,750 shares of common stock currently owned by WCAS Capital Partners III, L.P. that must be transferred to us if we repay in full the $25 million 10% senior Subordinated Note due November 19, 2009, which we intend to do with the proceeds of this offering. The general partners of Welsh, Carson, Anderson & Stowe VII, L.P. and WCAS Capital Partners III, L.P. are Bruce K. Anderson, Russell L. Carson, Anthony J. DeNicola, Thomas E. McInerney, Robert A. Minicucci, Paul B. Queally, Rudolph E. Rupert, Lawrence B.Sorrel and Patrick J. Welsh. The general partners of WCAS Healthcare Partners, L.P. are Russell L. Carson and Patrick J. Welsh. Accordingly, each of the individuals listed above may be deemed the beneficial owners of the shares owned by these entities. Welsh, Carson, Anderson & Stowe's business address is 320 Park Avenue, Suite 2500, New York, New York 10022.
(b) Common shares held include 18,069 shares held by GTCR Associates V, L.P., 3,148 shares held by GTCR Associates VI, L.P., 1,390,455 shares held by GTCR Fund VI, L.P., 9,968 shares held by GTCR VI Executive Fund L.P. and 10,339,074 shares and warrants to purchase 1,254,393 shares owned by Golder, Thoma, Cressey, Rauner Fund V, L.P. Class A Preferred shares held include 42 shares held by GTCR Associates V, L.P. and 23,709 shares held by Golder, Thoma, Cressey, Rauner Fund V, L.P. Class B Preferred shares held include 4,449 shares held by GTCR Associates VI, L.P., 1,964,799 shares held by GTCR Fund VI, L.P. and 14,085 shares held by GTCR VI Executive Fund, L.P. GTCR Golder Rauner, LLC's business address is 6100 Sears Tower, 233 S. Wacker Drive, Chicago, IL 60606-6402.
(c) Common shares held include 4,027,585 shares held by Thoma Cressey Fund VI, L.P. and 40,272 shares held by Thoma Cressey Friends Fund VI, L.P. Class B Preferred Shares held include 5,891,095 shares owned by Thoma Cressey Fund VI, L.P. and 58,905 shares held by Thoma Cressey Friends Fund VI, L.P. Thoma Cressey Fund VI, L.P.'s business address is Sears Tower, 44th Floor, 233 S. Wacker Drive, Chicago, IL 60606-6402.
(d) Includes options to purchase 2,787,230 common shares that are currently exercisable or exercisable within 60 days of the date of this prospectus, warrants to purchase 507,628 common shares and 428,572 common shares owned by Select Healthcare Investors I, L.P. Select Capital Corporation, of which Mr. Ortenzio is a 25% owner, Director and Chief Executive Officer, is the general partner of Select Healthcare Investors I, L.P. Mr. Ortenzio disclaims beneficial ownership of the shares held by Select Healthcare Investors I, L.P. Rocco A. Ortenzio's business address is 4716 Old Gettysburg Road, P.O. Box 2034, Mechanicsburg, PA 17055.
(e) Includes options to purchase 1,308,154 common shares that are currently exercisable or exercisable within 60 days of the date of this prospectus and warrants to purchase 235,810 common shares. Also includes 57,142 common shares owned by the Ortenzio Family Partnership, L.P., of which Robert A. Ortenzio is the general partner, and 428,572 common shares owned by Select Healthcare Investors I, L.P. Select Capital Corporation, of which Mr. Ortenzio is a 25% owner, Director and President, is the general partner of Select Healthcare Investors I, L.P. Mr. Ortenzio disclaims beneficial ownership of the shares held by Select Healthcare Investors I, L.P.
(f) Includes 20,338,201 common shares, 22,596 Class A Preferred shares and 27,869,655 Class B Preferred shares owned by affiliates of Welsh, Carson, Anderson & Stowe. Mr. Carson can be considered an affiliate of Welsh, Carson, Anderson & Stowe.
(g) Includes 4,067,857 common shares and 5,950,000 Class B Preferred shares owned by Thoma Cresssey Fund VI, L.P. and its affiliates. Mr. Cressey can be considered an affiliate of Thoma Cressey Fund VI, L.P. Mr. Cressey disclaims beneficial ownership of any shares that exceed his pecuniary interest therein.
(h) Includes 13,015,107 common shares, 23,750 Class A Preferred shares and 1,983,333 Class B Preferred shares owned by affiliates of GTCR Golder, Rauner, LLC. Mr. Edwards can be considered an affiliate of GTCR Golder Rauner, LLC. Mr. Edwards disclaims beneficial ownership of any shares that exceed his pecuniary interest therein.
(i) Includes options to purchase 10,000 common shares which are currently exercisable or exercisable within 60 days of the date of this prospectus.
(j) Includes 28,572 common shares issued to Patricia A. Rice and Jesse W. Rice as Trustees under the Patricia Ann Rice Living Trust, 57,000 common shares held in an I.R.A. with Mellon PSFS as custodian for the benefit of Patricia A. Rice and options to purchase 60,000 common shares that are currently exercisable or exercisable within 60 days of the date of this prospectus.
(k) Includes 20,000 common shares held in an I.R.A. with Mellon PSFS as custodian for the benefit of S. Frank Fritsch and options to purchase 30,000 common shares that are currently exercisable or exercisable within 60 days of the date of this prospectus.
(l) Includes options to purchase 130,000 common shares which are currently exercisable or exercisable within 60 days of the date of this prospectus.

                          DESCRIPTION OF CAPITAL STOCK

General

      Our authorized capital stock consists of 78,000,000 shares of common stock, par value $.01 per share, and 16,055,000 shares of preferred stock. We currently have Class A Preferred Stock and Class B Preferred Stock outstanding. Simultaneously with the completion of this offering, we intend to redeem all of the outstanding shares of Class A Preferred Stock. The 16,000,000 shares of Class B Preferred Stock outstanding will automatically convert into 16,000,000 shares of our common stock. Upon completion of this offering, we will have
approximately shares (    shares if the underwriters' over-allotment option is
exercised in full) of common stock and no shares of preferred stock issued and outstanding.

      The following is qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

      As of September 30, 2000, there were 44,228,138 shares of our common stock issued and outstanding. Upon completion of the offering, there will be shares of common stock issued and outstanding.

      The holders of our common stock are entitled to dividends as our board of directors may declare from funds legally available therefor, subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. Our certificate of incorporation does not provide for cumulative voting in connection with the election of directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future.

      Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment of creditors and subject to prior distribution rights of our preferred stock, if any. All of the outstanding shares of common stock are, and the shares offered by us will be, fully paid and non-assessable.

Preferred Stock

      As of the closing of this offering, no shares of our preferred stock will be outstanding. Our certificate of incorporation provides that our board of directors may by resolution establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designation, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further stockholder approval. The holders of our preferred stock may be entitled to preferences over common stockholders with respect to dividends, liquidation, dissolution, or our winding up in such amounts as are established by our board of directors' resolutions issuing such shares.

      The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the holders and may adversely affect voting and other rights of holders of our common stock. In addition, issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock. At present, we have no plans to issue any shares of preferred stock.

Registration Rights

      Welsh Carson, Golder Thoma, Thoma Cressey, Rocco A. Ortenzio, Robert A. Ortenzio and certain other stockholders possess registration rights with respect to our common stock. These stockholders who are currently the holders of 58,374,341 shares of our common stock after the completion of this offering have the right to demand that we register the resale of their shares under the Securities Act. We are not obligated to register any shares held by these stockholders upon their request for 180 days from the date of this prospectus. Subject to the terms of lock-up agreements between these stockholders and the underwriters, however, if we file a registration statement to register sales of our common stock (other than under our employee benefit plans) during that time, these stockholders will be entitled to register any portion or all of their shares to be included in that offering. After the expiration of this 180 day period, these stockholders may demand that we register any portion or all of their shares at any time. At any time, if we propose to register any of our securities under the Securities Act, these stockholders are entitled to notice of the registration and, subject to customary conditions and limitations, are entitled to include their shares in our registration. These stockholders may request up to four registrations on Form S-1 or any similar long-form registration in which we shall pay all registration expenses. These stockholders may also request at their own expense an unlimited number of additional long-form registrations, as well as registrations on Forms S-2 or S-3 or any similar short-form registrations, if we are able to register securities on those forms at that time. We are required to use our best efforts to effect these registrations, subject to customary conditions and limitations.

Section 203 of the Delaware General Corporation Law; Certain Anti Takeover, Limited Liability and Indemnification Provisions

      The following is a description of certain provisions of the Delaware General Corporation Law, and our certificate of incorporation and bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law, and our certificate of incorporation and bylaws.

      Section 203 of the Delaware General Corporation Law

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales, and other transactions resulting in a financial benefit to the "interested stockholder." Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% of the corporation's voting stock.

      Certificate of Incorporation and Bylaws

      Certain provisions of our certificate of incorporation and bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our corporate policies formulated by our board of directors. In addition, these provisions also are intended to ensure that our board of directors will have sufficient time to act in what the board of directors believes to be in the best interests of us and our stockholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for our takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of us. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interest of our stockholders.

      Classified Board of Directors. Our certificate of incorporation provides for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms (other than directors which may be elected by holders of preferred stock). As a result, approximately one-third of our board of directors will be elected each year. The classified board provision will help to assure the continuity and stability of our board of directors and our business strategies and policies as determined by our board of directors. The classified board provision could have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of us without the approval of our board of directors. In addition, the classified board provision could delay stockholders who do not like the policies of our board of directors from electing a majority of our board of directors for two years.

      No Stockholder Action by Written Consent; Special Meetings. Our certificate of incorporation provides that stockholder action can only be taken at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. Our bylaws provide that special meetings of stockholders may be called only by our board of directors or our Chief Executive Officer. Our stockholders are not permitted to call a special meeting of stockholders or to require that our board of directors call a special meeting.

      Advance Notice Requirements for Stockholder Proposals and Director Nominees. Our bylaws establish an advance notice procedure for our stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The stockholder notice procedure provides that only persons who are nominated by, or at the direction of, our board of directors or its Chairman, or by a stockholder who has given timely written notice to our Secretary or any Assistant Secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. The stockholder notice procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, our board of directors or its Chairman or by a stockholder who has given timely written notice to our Secretary of such stockholder's intention to bring such business before such meeting. Under the stockholder notice procedure, if a stockholder desires to submit a proposal or nominate persons for election as directors at an annual meeting, the stockholder must submit written notice to us not less than 90 days nor more than 120 days prior to the first anniversary of the previous year's annual meeting. In addition, under the stockholder notice procedure, a stockholder's notice to us proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain certain specified information. If the chairman of a meeting determines that business was not properly brought before the meeting, in accordance with the stockholder notice procedure, such business shall not be discussed or transacted.

      Number of Directors; Removal; Filling Vacancies. Our certificate of incorporation and bylaws provide that our board of directors will consist of not less than five or more than nine directors (other than directors elected by holders of our preferred stock), the exact number to be fixed from time to time by resolution adopted by our directors. Further, subject to the rights of the holders of any series of our preferred stock, if any, our certificate of incorporation and bylaws authorize our board of directors to elect additional directors under specified circumstances and fill any vacancies that occur in our board of directors by reason of death, resignation, removal, or otherwise. A director so elected by our board of directors to fill a vacancy or a newly created directorship holds office until the next election of the class for which such director has been chosen and until his successor is elected and qualified. Subject to the rights of the holders of any series of our preferred stock, if any, our certificate of incorporation and bylaws also provide that directors may be removed only for cause and only by the affirmative vote of holders of a majority of the combined voting power of our then outstanding stock. The effect of these provisions is to preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of our board of directors by filling the vacancies created by such removal with its own nominees.

      Indemnification. We have included in our certificate of incorporation and bylaws provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Law and (ii) indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

      Amendments to Certificate of Incorporation. The provisions of our certificate of incorporation that could have anti-takeover effects as described above are subject to amendment, alteration, repeal, or rescission either by (i) our board of directors without the assent or vote of our stockholders or (ii) the affirmative vote of the holder of not less than two-thirds (66 2/3%) of the outstanding shares of voting securities. This requirement makes it more difficult for stockholders to make changes to the provisions in our certificate of incorporation which could have anti-takeover effects by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending these provisions of our certificate of incorporation.

      Amendments to Bylaws. Our certificate of incorporation provides that our bylaws are subject to adoption, amendment, alteration, repeal, or rescission either by (i) our board of directors without the assent or vote of our stockholders or (ii) the affirmative vote of the holders of not less than two-thirds (66 2/3%) of the outstanding shares of voting securities. This provision makes it more difficult for stockholders to make changes in our bylaws by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending our bylaws.

Transfer Agent and Registrar

      The Transfer Agent and Registrar for our common stock is ChaseMellon Shareholder Services, L.L.C. The Transfer Agent's address is 85 Challenger Road, Ridgefield Park, New Jersey 07660, and its telephone number is (800) 756-3353.

                        SHARES ELIGIBLE FOR FUTURE SALE

      Upon completion of this offering, there will be    shares of our common
stock outstanding (assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options and warrants). Of these shares,
the    shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares held by an existing "affiliate" of ours, as that term is defined by the Securities Act (an "Affiliate"), which shares will be subject to the resale limitations of Rule 144 adopted under the Securities Act.

      Upon completion of this offering, 59,811,388 "restricted shares" as defined in Rule 144 will be outstanding. None of these shares will be eligible for sale in the public market as of the effective date of this registration statement. Beginning 180 days after the date of this prospectus approximately additional shares will become eligible for sale subject to compliance with Rule 144 upon the expiration of agreements not to sell such shares entered into between the underwriters and certain of our stockholders, including the officers and directors. Restrictions pursuant to such agreements not to sell may be waived by Merrill Lynch, Pierce, Fenner & Smith Incorporated. See "Underwriting."

      In general, under Rule 144 as currently in effect, beginning 90 days after the offering, a person (or persons whose shares are aggregated) who owns shares that were purchased from us (or any Affiliate) at least one year previously, including a person who may be deemed our Affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock
(approximately    shares immediately after the offering) or (ii) the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. Any person (or persons whose shares are aggregated) who is not deemed to have been our Affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us (or any Affiliate) at least two years previously, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

      We have agreed not to offer, sell or otherwise dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or any rights to acquire our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of the representatives of the underwriters, subject to certain limited exceptions. See "Underwriting."

      The holders of 58,374,341 shares of our common stock have demand and piggy-back registration rights. We are not obligated to register any shares held by these stockholders upon their request for 180 days from the date of this prospectus. However, subject to the prior written consent of the underwriters, if we file a registration statement to register sales of our common stock (other than under our employee benefit plans) during that time, these stockholders will be entitled to register any portion or all of their shares to be included in that offering. After the expiration of this 180 day period, these stockholder may demand that we register any portion or all of their shares at any time.

      After such period, if such holders cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the common stock.

     UNITED STATES FEDERAL TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

      The following is a general discussion of the principal United States federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. As used in this discussion, the term "non-U.S. holder" means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

    .  an individual who is a citizen or resident of the United States;

    . a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or of any political subdivision of the United States;

    . an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

    . a trust, in general, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust.

      An individual may be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes, instead of a nonresident, by, among other ways, being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, you would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income purposes as if they were U.S. citizens. If a partnership holds our common stock, the United States federal income tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding common stock should consult their tax advisors.

      This discussion does not consider:

    .  U.S. state and local or non-U.S. tax consequences;

    . specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position, such as being an expatriate;

    . the tax consequences for the shareholders or beneficiaries of a non-U.S. holder;

    . special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers, and traders in securities; or

    . special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment.

      The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect on the date of this prospectus, and all of which are subject to change, retroactively or prospectively. The following summary assumes that a non-U.S. Holder holds our common stock as a capital asset. Each non-U.S. holder should consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding, and disposing of shares of our common stock.

Dividends

      We do not anticipate paying cash dividends on our common stock in the foreseeable future. See "Dividend Policy." In the event, however, that we pay dividends on our common stock, we will have to withhold a U.S. federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to a non-U.S. holder. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

      Dividends paid prior to 2001 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. For dividends paid after 2000:

    . a non-U.S. holder who claims the benefit of an applicable income tax treaty rate generally will be required to satisfy applicable certification and other requirements;

    . in the case of common stock held by a foreign partnership as determined under U.S. Treasury regulations, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide certain information, including a U.S. employer identification number, if applicable; and

    .  look-through rules will be applied for tiered partnerships.

      A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the U.S. Internal Revenue Service.

      Dividends paid to a non-U.S. holder that are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States or, if an income tax treaty applies, attributable to a permanent establishment in the United States, are taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons. In that case, we will not have to withhold U.S. federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, a "branch profits tax" may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States.

Gain On Disposition of Common Stock

      A non-U.S. holder generally will not be taxed on gain recognized on a disposition of our common stock unless:

    . the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States or, alternatively, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons and, if the non-U.S. holder is a foreign corporation, the "branch profits tax" described above may also apply; or

    . the non-U.S. holder is an individual who holds our common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the disposition and meets other requirements.

Federal Estate Tax

      Common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding Tax

      We must report annually to the U.S. Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from those dividends. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

      Under some circumstances, U.S. Treasury regulations require additional information reporting and backup withholding at a rate of 31% on some payments on common stock. Under currently applicable law, non-U.S. holders generally will be exempt from these additional information reporting requirements and from backup withholding on dividends paid prior to 2001 if we either were required to withhold a U.S. federal withholding tax from those dividends or we paid those dividends to an address outside the United States. After 2000, however, the gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations generally will be reduced by backup withholding at a rate of 31%.

      The payment of the proceeds of the disposition of common stock by a non-U.S. holder to or through the U.S. office of a broker or a non-U.S. office of a U.S. broker generally will be reported to the U.S. Internal Revenue and reduced by backup withholding at a rate of 31% unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption and the broker has no actual knowledge to the contrary. The payment of the proceeds of the disposition of common stock by a non-U.S. holder to or through a non-U.S. office of a non-U.S. broker will not be reduced by backup withholding or reported to the U.S. Internal Revenue Service unless the non-U.S. broker has certain enumerated connections with the United States. In general, the payment of proceeds from the disposition of common stock by or through a non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the United States will be reported to the U.S. Internal Revenue Service and, after 2000, may be reduced by backup withholding at a rate of 31%, unless the broker receives a statement from the non-U.S. holder, signed under penalty of perjury, certifying its non-U.S. status or the broker has documentary evidence in its files that the holder is a non-U.S. holder and the broker has no actual knowledge to the contrary.

      Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them, including changes to these rules that will become effective after 2000.

      Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded, or credited against the holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the U.S. Internal Revenue Service.

                                  UNDERWRITING

      We intend to offer the shares in the U.S. and Canada through the U.S. underwriters and elsewhere through the international managers. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc., J.P. Morgan Securities Inc., CIBC World Markets Corp., SG Cowen Securities Corporation and First Union Securities, Inc. are acting as U.S. representatives of the U.S. underwriters named below. Subject to the terms and conditions described in a U.S. purchase agreement between us and the U.S. underwriters, and concurrently
with the sale of      shares to the international managers, we have agreed to
sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

                                                                        Number
        U.S. Underwriter                                               of Shares
        ----------------                                               ---------
   Merrill Lynch, Pierce, Fenner & Smith,
            Incorporated..............................................
   Chase Securities Inc. .............................................
   J.P. Morgan Securities Inc. .......................................
   CIBC World Markets Corp. ..........................................
   SG Cowen Securities Corporation....................................
   First Union Securities, Inc. ......................................
                                                                       ---------
        Total.........................................................
                                                                       =========

      We have also entered into an international purchase agreement with the international managers for sale of the shares outside the U.S. and Canada for whom Merrill Lynch International, Chase Manhattan International Limited, J.P. Morgan Securities Ltd., CIBC World Markets Corp., SG Cowen Securities Corporation and First Union Securities, Inc. are acting as lead managers. Subject to the terms and conditions in the international purchase agreement,
and concurrently with the sale of      shares to the U.S. underwriters pursuant
to the U.S. purchase agreement, we have agreed to sell to the international managers, and the international managers severally have agreed to purchase shares from us. The initial public offering price per share and the total underwriting discount per share are identical under the U.S. purchase agreement and the international purchase agreement.

      The U.S. underwriters and the international managers have agreed to purchase all of the shares sold under the U.S. and international purchase agreements if any of these shares are purchased. If an underwriter defaults, the U.S. and international purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares to be purchased by the U.S. underwriters and the international managers are conditioned on one another.

      We have agreed to indemnify the U.S. underwriters and the international managers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the U.S. underwriters and international managers may be required to make in respect of those liabilities.

      The underwriters are offering the shares, subject to prior sale, when, as, and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

      The U.S. representatives have advised us that the U.S. underwriters propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that
price less a concession not in excess of $     per share. The U.S. underwriters
may allow, and the dealers may reallow, a discount not in excess of $     per
share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

      The following table shows the public offering price, underwriting discount and proceeds before our expenses. The information assumes either no exercise or full exercise by the U.S. underwriters and the international managers of their over-allotment options.

                                         Without
                               Per Share Option  With Option
                               --------- ------- -----------
     Public offering price...     $        $         $
     Underwriting discount...     $        $         $
     Proceeds before expenses
      to Select Medical......     $        $         $

The expenses of the offering, not including the underwriting discount, are estimated at $1.5 million and are payable by us.

Over-Allotment Option

      We have granted options to the U.S. underwriters to purchase up to additional shares at the public offering price less the underwriting discount. The U.S. underwriters may exercise these options for 30 days from the date of this prospectus solely to cover any overallotments. If the U.S. underwriters exercise these options, each will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares proportionate to that U.S. underwriter's initial amount reflected in the above table.

      We have also granted options to the international managers, exercisable
for 30 days from the date of this prospectus, to purchase up to   additional
shares to cover any over-allotments on terms similar to those granted to the U.S. underwriters.

Intersyndicate Agreement

      The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the U.S. underwriters and the international managers may sell shares to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares will not offer to sell or sell shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the international managers and any dealer to whom they sell shares will not offer to sell or sell shares to U.S. persons or Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement.

Reserved Shares

      At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered for sale in the offering for sale to some of our directors, officers, employees, business associates, and related persons. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. There is no expectation or requirement that any person who purchases reserved shares will refer, either directly or indirectly, any patients to our specialty acute care hospitals or outpatient rehabilitation clinics.

No Sales of Similar Securities

      We and our executive officers and directors and substantially all of our existing stockholders have agreed, with exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals have agreed not to directly or indirectly

    .  offer, pledge, sell or contract to sell any common stock;

    .  sell any option or contract to purchase any common stock;

    .  purchase any option or contract to sell any common stock;

    .  grant any option, right or warrant for the sale of any common stock;

    .  lend or otherwise dispose of or transfer any common stock;

    . request or demand that we file a registration statement related to the common stock; or

    . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

      This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. This lockup provision does not limit our ability to grant options to purchase common stock under stock option plans or to issue common stock under our employee stock purchase plan.

Nasdaq National Market Listing

      We expect the shares to be approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "SLMC."

      Before the offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us and the U.S. representatives and lead managers. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

    . the valuation multiples of publicly traded companies that the U.S. representatives and the lead managers believe to be comparable to us;

    .  our financial information;

    . the history of, and the prospects for, us and the industry in which we compete;

    . an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

    .  the present state of our development; and

    . the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

      An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

      The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

NASD Regulations

      It is anticipated that more than ten percent of the proceeds of the offering will be applied to pay down debt obligations owed to affiliates of Chase Securities Inc., CIBC World Markets Corp., First Union Securities, Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and SG Cowen Securities Corporation. Because more than ten percent of the net proceeds of the offering may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in the offering, the offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8). This rule requires that the public offering price of an equity security be no higher than the price recommended by a qualified independent underwriter which has participated in the preparation of the registration statement and performed its usual standard of due diligence with respect to that registration
statement.              has agreed to act as qualified independent underwriter
for the offering. The price of the shares will be no higher than that
recommended by          .

Price Stabilization, Short Positions and Penalty Bids

      Until the distribution of the common stock is completed, SEC rules may limit the underwriters from bidding for or purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases that peg, fix or maintain that price.

      The underwriters may purchase and sell the common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

      The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

      Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market.

      Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the representatives make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

      Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In particular, an affiliate of Chase Securities Inc. acts as administrative agent, and affiliates of Chase Securities Inc., CIBC World Markets Corp., First Union Securities, Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce Fenner & Smith Incorporated and SG Cowen Securities Corporation are lenders under our credit facility. We will use a portion of the proceeds from this offering to repay amounts outstanding under this credit facility.

Internet Delivery of Prospectus

      Merrill Lynch will be facilitating internet distribution for the offering to some of its internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the website maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch website relating to the offering is not a part of this prospectus.

                                 LEGAL MATTERS

      The validity of our common stock offered hereby will be passed upon for us by Dechert, Philadelphia, Pennsylvania. Debevoise & Plimpton, New York, New York, will pass upon certain legal matters for the underwriters.

                                    EXPERTS

      The financial statements of Select Medical Corporation as of December 31, 1999 and December 31, 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The combined financial statements of NovaCare Physical Rehabilitation and Occupational Health Group as of November 19, 1999, June 30, 1999 and 1998 and for the period from July 1, 1999 to November 19, 1999 and the years ended June 30, 1999, 1998 and 1997 included in this prospectus have been included in reliance of the reports of PricewaterhouseCoopers LLP, independent certified public accountants, upon the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of Intensiva Healthcare Corporation and subsidiaries as of December 15, 1998 and December 31, 1997 and for the period from January 1, 1998 to December 15, 1998 and the year ended December 31, 1997 included in this prospectus have been included in reliance on the report of KPMG LLP, independent certified public accountants, upon the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of American Transitional Hospitals, Inc. as of June 29, 1998 and for the period from January 1, 1998 to June 29, 1998 included in this prospectus have been included in reliance on the report of Ernst & Young LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Select Medical Corporation and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. The registration statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048 after payment of fees prescribed by the Commission. The Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
SELECT MEDICAL CORPORATION

 Consolidated Financial Statements:
  Report of Independent Accountants....................................... F-2
  Consolidated Balance Sheets............................................. F-3
  Consolidated Statements of Operations................................... F-4
  Consolidated Statements of Changes in Stockholder's Equity.............. F-5
  Consolidated Statements of Cash Flows................................... F-6
  Notes to Consolidated Financial Statements.............................. F-7

NOVACARE PHYSICAL REHABILITATION AND OCCUPATIONAL HEALTH GROUP

 Combined Financial Statements as of November 19, 1999 and for the Period
  July 1, 1999 to November 19, 1999.......................................
   Report of Independent Accountants...................................... F-29
   Combined Balance Sheet................................................. F-30
   Combined Statement of Operations....................................... F-31
   Combined Statement of NovaCare, Inc. Net Investment.................... F-32
   Combined Statement of Cash Flows....................................... F-33
   Notes to Consolidated Financial Statements............................. F-34

NOVACARE PHYSICAL REHABILITATION AND OCCUPATIONAL HEALTH GROUP

 Combined Financial Statements as of June 30, 1999 and for June 30, 1998
  and for the Three Years Ended June 30, 1999.............................
   Report of Independent Accountants...................................... F-46
   Combined Balance Sheets................................................ F-47
   Combined Statements of Operations...................................... F-48
   Combined Statements of NovaCare, Inc. Net Investment................... F-49
   Combined Statements of Cash Flows...................................... F-50
   Notes to Consolidated Financial Statements............................. F-51

INTENSIVA HEALTHCARE CORPORATION AND SUBSIDIARIES

 Independent Auditors' Report............................................. F-63
 Consolidated Balance Sheets.............................................. F-64
 Consolidated Statements of Operations.................................... F-65
 Consolidated Statements of Stockholders' Equity.......................... F-66
 Consolidated Statements of Cash Flows.................................... F-67
Notes to Consolidated Financial Statements................................ F-68

AMERICAN TRANSITIONAL HOSPITALS, INC.

 Report of Independent Auditors........................................... F-78
 Consolidated Balance Sheet............................................... F-79
 Consolidated Statement of Operations..................................... F-80
 Consolidated Statement of Changes in Equity of Parent.................... F-81
 Consolidated Statement of Cash Flows..................................... F-82
 Notes to Consolidated Financial Statements............................... F-83

                       Report of Independent Accountants

To the Board of Directors and Stockholders of Select Medical Corporation

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Select Medical Corporation and its subsidiaries (the Company) at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These consolidated financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
Harrisburg, Pennsylvania

October 26, 2000

                           Select Medical Corporation

                          Consolidated Balance Sheets
               (in thousands, except share and per share amounts)

                                      December 31,                   Proforma
                                    ------------------   June 30,    June 30,
                                      1998      1999       2000        2000
                                    --------  --------  ----------- -----------
                                                        (unaudited) (unaudited)
              Assets
Current Assets:
 Cash and cash equivalents........  $ 13,001  $  4,067   $  5,096
 Escrow receivable................        --    29,948     29,948
 Accounts receivable, net of
  allowance for doubtful accounts
  of $15,701, $69,492 and $65,076
  (unaudited) in 1998, 1999 and
  2000, respectively..............    85,640   184,148    177,681
 Prepaid income taxes.............       588       283         --
 Assets held for sale.............        --    13,000      1,250
 Other current assets.............     6,537    21,264     24,810
                                    --------  --------   --------
Total Current Assets..............   105,766   252,710    238,785
Property and equipment, net.......    51,104    85,072     86,846
Intangible assets.................   171,378   258,079    252,415
Other assets......................     8,701    24,857     31,659
                                    --------  --------   --------
Total Assets......................  $336,949  $620,718   $609,705
                                    ========  ========   ========
  Liabilities and Stockholders'
              Equity
Current Liabilities:
 Bank overdrafts..................  $  2,073  $  6,966   $  9,315
 Current portion of long-term debt
  and notes payable...............     8,354    21,127     22,326
 Accounts payable.................    21,490    27,489     25,379
 Accrued payroll..................     6,302    17,865     21,009
 Accrued vacation.................     2,407     4,065      7,275
 Accrued restructuring............     7,648     9,357      5,291
 Accrued other....................    11,545    15,621     21,293
 Due to third party payors........     6,140    17,622     12,171
                                    --------  --------   --------
Total Current Liabilities.........    65,959   120,112    124,059
Long-term debt, net of current
portion...........................   147,726   319,694    295,212
                                    --------  --------   --------
Total liabilities.................   213,685   439,806    419,271
Commitments and Contingencies
(Note 15)
Minority interest in consolidated
subsidiary companies..............     6,927    10,671     11,206
Preferred stock--Class A, non-
voting, $1,000 per share
redemption value
 Authorized shares--55,000, Issued
  and outstanding shares--52,848..    55,843    60,398     62,854
Convertible preferred stock--Class
 B, non-voting, $3.75 per share
 redemption value Authorized
 shares--16,000,000, Issued and
 outstanding shares--16,000,000
 shares in 1999 and 2000..........        --    60,406     62,221
Stockholders' Equity:
 Common stock--$.01 per value:
  Authorized shares--63,000,000 in
  1998, 78,000,000 in 1999 and
  2000 respectively, Issued and
  outstanding shares--42,349,
  44,314,000 and 44,560,000
  (unaudited) in 1998, 1999 and
  2000, respectively..............       423       443        446         606
 Capital in excess of par.........    76,509    79,314     77,195     137,035
 Accumulated deficit..............   (16,363)  (29,469)   (22,445)    (22,445)
 Treasury stock, at cost--28,000,
  328,000 and 381,000 (unaudited)
  shares in 1998, 1999 and 2000,
  respectively....................       (48)     (829)    (1,028)     (1,028)
 Cumulative translation
  adjustment......................       (27)      (22)       (15)        (15)
                                    --------  --------   --------     -------
Total Stockholders' Equity........    60,494    49,437     54,153     114,153
                                    --------  --------   --------     -------
Total Liabilities and
Stockholders' Equity..............  $336,949  $620,718   $609,705
                                    ========  ========   ========

   The accompanying notes are an integral part of these financial statements.

                           Select Medical Corporation

                     Consolidated Statements of Operations
                    (in thousands, except per share amounts)

                                  For the Year Ended        Six Months Ended
                                     December 31,               June 30,
                               ---------------------------  ------------------
                                1997      1998      1999      1999      2000
                               -------  --------  --------  --------  --------
                                                               (unaudited)
Net operating revenues.......  $11,194  $149,043  $455,975  $208,031  $397,422
                               -------  --------  --------  --------  --------
Costs and expenses:
  Cost of services...........   10,285   128,910   383,453   174,732   322,418
  General and
   administrative............    3,276    12,526    21,420     9,277    14,768
  Bad debt expense...........      179     4,014     8,858     3,067    12,633
  Depreciation and
   amortization..............      285     4,942    16,741     6,825    14,095
  Special charge.............       --    10,157     5,223        --        --
                               -------  --------  --------  --------  --------
Total costs and expenses.....   14,025   160,549   435,695   193,901   363,914
                               -------  --------  --------  --------  --------
Income (loss) from
operations...................   (2,831)  (11,506)   20,280    14,130    33,508
Other income and expense:
Other income.................   (6,022)       --        --        --        --
Interest income..............     (247)     (406)     (362)     (199)     (222)
Interest expense.............      183     5,382    21,461     8,828    18,300
                               -------  --------  --------  --------  --------
Income (loss) before minority
 interests and income taxes..    3,255   (16,482)     (819)    5,501    15,430
Minority interest in
 consolidated subsidiary
 companies...................       --     1,744     3,662     2,144     2,178
                               -------  --------  --------  --------  --------
Income (loss) before income
taxes........................    3,255   (18,226)   (4,481)    3,357    13,252
Income tax expense
(benefit)....................    1,308      (182)    2,811     3,430     6,228
                               -------  --------  --------  --------  --------
Net income (loss) before
extraordinary item...........    1,947   (18,044)   (7,292)      (73)    7,024
Extraordinary item...........       --        --     5,814        --        --
                               -------  --------  --------  --------  --------
Net income (loss)............  $ 1,947  $(18,044) $(13,106) $    (73) $  7,024
Less: Preferred dividends....     (266)   (2,540)   (5,175)   (2,122)   (4,271)
                               -------  --------  --------  --------  --------
Net income (loss) available
to common stockholders.......  $ 1,681  $(20,584) $(18,281) $ (2,195) $  2,753
                               =======  ========  ========  ========  ========
Net income (loss) per common
 share:
  Basic:
    Net income (loss) before
     extraordinary item......  $  0.15  $  (0.95) $  (0.29) $  (0.05) $   0.06
    Extraordinary item.......       --        --     (0.14)       --        --
                               -------  --------  --------  --------  --------
    Net income (loss)........  $  0.15  $  (0.95) $  (0.43) $  (0.05) $   0.06
  Diluted:
    Net income (loss) before
     extraordinary item......  $  0.15  $  (0.95) $  (0.29) $  (0.05) $   0.06
    Extraordinary item.......       --        --     (0.14)       --        --
                               -------  --------  --------  --------  --------
    Net income (loss)........  $  0.15  $  (0.95) $  (0.43) $  (0.05) $   0.06
Weighted average shares
outstanding:
  Basic......................   11,383    21,731    42,633    42,517    44,180
  Diluted....................   11,395    21,731    42,633    42,517    49,681

   The accompanying notes are an integral part of these financial statements.

                           Select Medical Corporation

           Consolidated Statements of Changes in Stockholders' Equity

                                Common             Retained
                                Stock   Capital   Earnings/             Cumulative
                         Common  Par   in Excess (Accumulated Treasury  Translation Comprehensive
                         Stock  Value   of Par     Deficit)    Stock    Adjustment  Income (Loss)
                         ------ ------ --------- ------------ --------  ----------- -------------
Balance at December 31,
1996....................     --  $ --   $    --    $     --   $    --      $ --
 Net income.............     --    --        --       1,947        --        --       $  1,947
 Cumulative translation
  adjustment............     --    --        --          --        --        --             --
                                                                                      --------
 Total comprehensive
  income................     --    --        --          --        --        --       $  1,947
                                                                                      ========
 Issuance of common
  stock.................  5,000    50     2,450          --        --        --
 Two-for-one stock
  split.................  5,000    50       (50)         --        --        --
 Issuance of common
  stock.................  3,524    35       846          --        --        --
 Three-for-two stock
  split.................  6,762    68       (68)         --        --        --
 Preferred stock
  dividends.............     --    --        --        (266)       --        --
                         ------  ----   -------    --------   -------      ----
Balance at December 31,
1997.................... 20,286  $203   $ 3,178    $  1,681   $    --      $ --
 Net loss...............     --    --        --     (18,044)       --        --        (18,044)
 Cumulative translation
  adjustment............     --    --        --          --        --       (27)           (27)
                                                                                      --------
 Total comprehensive
  loss..................     --    --        --          --        --        --       $(18,071)
                                                                                      ========
 Issuance of common
  stock................. 22,063   220    74,785          --        --        --
 Issuance of warrants...     --    --     1,086          --        --        --
 Purchase of treasury
  stock.................     --    --        --          --       (48)       --
 Preferred stock
  dividends.............     --    --    (2,540)         --        --        --
                         ------  ----   -------    --------   -------      ----
Balance at December 31,
1998.................... 42,349  $423   $76,509    $(16,363)  $   (48)     $(27)
 Net loss...............     --    --        --     (13,106)       --        --        (13,106)
 Cumulative translation
  adjustment............     --    --        --          --        --         5              5
                                                                                      --------
 Total comprehensive
  loss..................     --    --        --          --        --        --       $(13,101)
                                                                                      ========
 Issuance of common
  stock.................  1,965    20     6,230          --        --        --
 Accretion of preferred
  stock issuance costs..     --    --      (639)         --        --        --
 Issuance of warrants...     --    --     2,389          --        --        --
 Purchase of treasury
  stock.................     --    --        --          --      (781)       --
 Preferred stock
  dividends.............     --    --    (5,175)         --        --        --
                         ------  ----   -------    --------   -------      ----
Balance at December 31,
1999.................... 44,314   443    79,314     (29,469)     (829)      (22)
       Unaudited
------------------------
 Net income.............     --    --        --       7,024        --        --          7,024
 Cumulative translation
  adjustment............     --    --        --          --        --         7              7
                                                                                      --------
 Total comprehensive
  income................     --    --        --          --        --        --       $  7,031
                                                                                      ========
 Issuance of common
  stock.................    246     3       919          --      (199)       --
 Valuation of non-
  employee options......     --    --        91          --        --        --
 Preferred stock
  dividends.............     --    --    (4,271)         --        --        --
                         ------  ----   -------    --------   -------      ----
Balance at June 30,
2000.................... 44,560  $446   $76,053    $(22,445)  $(1,028)     $(15)
                         ======  ====   =======    ========   =======      ====

       Unaudited
------------------------
Balance at December 31,
1998.................... 42,349  $423   $76,509    $(16,363)  $   (48)     $(27)
 Net loss...............     --    --        --         (73)       --        --            (73)
 Cumulative translation
  adjustment............     --    --        --          --        --         5              5
                                                                                      --------
 Total comprehensive
  loss..................     --    --        --          --        --        --       $    (68)
                                                                                      ========
 Issuance of common
  stock.................    202     2       778          --        --        --
 Purchase of treasury
  stock.................     --    --        --          --      (140)       --
 Preferred stock
  dividends.............     --    --    (2,122)         --        --        --
                         ------  ----   -------    --------   -------      ----
Balance at June 30,
1999.................... 42,551  $425   $75,165    $(16,436)  $  (188)     $(22)


   The accompanying notes are an integral part of these financial statements.

                           Select Medical Corporation

                     Consolidated Statements of Cash Flows

                                 For the Year Ended         Six Months Ended
                                    December 31,                June 30,
                             -----------------------------  ------------------
                              1997      1998       1999       1999      2000
                             -------  ---------  ---------  --------  --------
                                                               (unaudited)
Operating activities
Net income (loss)..........  $ 1,947  $ (18,044) $ (13,106) $    (73) $  7,024
Adjustments to reconcile
 net income (loss) to net
 cash provided by (used in)
 operating activities:
 Depreciation and
  amortization.............      285      4,942     16,741     6,825    14,095
 Provision for bad debts...      179      4,014      8,858     3,067    12,633
 Special charge............       --     10,157      5,223        --        --
 Extraordinary item........       --         --      5,814        --        --
 Gain on sale of assets....       --         --       (215)     (215)       --
 Break-up fee..............   (6,022)        --         --        --        --
 Deferred income taxes.....     (790)        --         --      (179)       --
 Minority interests........       --      1,744      3,662     2,144     2,178
 Changes in operating
  assets and liabilities,
  net of effects from
  acquisition
  of businesses:
   Accounts receivable.....     (866)   (17,513)   (47,290)  (43,189)   (6,786)
   Other current assets....      190      3,229     (1,728)     (107)   (3,247)
   Other assets............      (57)    (1,539)   (10,868)   (7,918)   (3,583)
   Accounts payable........      103     (2,591)        29    (4,932)   (2,109)
   Due to third-party
    payors.................      367     (1,279)     8,715    14,746    (5,701)
   Accrued expenses........    1,061     (5,535)    (2,688)   (3,543)    5,392
   Income taxes............    1,236     (2,287)     1,696       431     5,659
                             -------  ---------  ---------  --------  --------
Net cash provided by (used
in) operating activities...   (2,367)   (24,702)   (25,157)  (32,943)   25,555
                             -------  ---------  ---------  --------  --------
Investing activities
Purchases of property and
equipment, net.............   (1,319)    (6,423)   (10,896)   (2,366)  (10,183)
Proceeds from disposal of
assets held for sale.......       --         --         --        --    11,750
Proceeds from disposal of
assets.....................        5         --        988       988        --
Earnout payments...........       --         --         --        --    (1,959)
Break-up fee...............    6,022         --         --        --        --
Acquisition of businesses,
net of cash acquired.......   (5,379)  (203,058)  (171,354)   (6,780)     (965)
                             -------  ---------  ---------  --------  --------
Net cash used in investing
activities.................     (671)  (209,481)  (181,262)   (8,158)   (1,357)
                             -------  ---------  ---------  --------  --------
Financing activities
Proceeds from issuance of
debt.......................       --    135,071    154,849    44,325        --
Principal payments on
debt.......................     (924)    (6,482)   (10,064)   (5,592)  (25,152)
Net proceeds from issuance
of Class A redeemable
preferred stock............    5,440     47,616         --        --        --
Net proceeds from issuance
of Class B convertible
preferred stock............       --         --     59,361        --        --
Proceeds from issuance of
common stock...............    3,381     65,719      1,041       780       922
Purchase of treasury
stock......................       --        (48)      (781)     (140)     (199)
Redemption of preferred
stock......................       --        (19)      (214)       --        --
Proceeds from (repayment
of) bank overdrafts........       --      2,073      4,893     4,679     2,348
Payment of deferred
financing costs............       --     (1,314)   (10,883)   (1,852)       --
Distributions to minority
interests..................       --       (318)      (722)     (542)   (1,095)
                             -------  ---------  ---------  --------  --------
Net cash (used in) provided
by financing activities....    7,897    242,298    197,480    41,658   (23,176)
                             -------  ---------  ---------  --------  --------
Effect of exchange rate
changes on cash and cash
equivalents................       --         27          5         5         7
                             -------  ---------  ---------  --------  --------
Net increase (decrease) in
cash and cash equivalents..    4,859      8,142     (8,934)      562     1,029
Cash and cash equivalents
at beginning of period.....       --      4,859     13,001    13,001     4,067
                             -------  ---------  ---------  --------  --------
Cash and cash equivalents
at end of period...........  $ 4,859  $  13,001  $   4,067  $ 13,563  $  5,096
                             =======  =========  =========  ========  ========

   The accompanying notes are an integral part of these financial statements.

                           Select Medical Corporation

                   Notes to Consolidated Financial Statements

            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

1. Organization and Accounting Policies

Business Description

      Select Medical Corporation and its subsidiaries (the "Company") was formed in December 1996 and commenced operations during February 1997 upon the completion of its first acquisition. The Company provides long-term acute care hospital services through its Select Specialty Hospital division and provides physical, occupational, and speech rehabilitation services through its outpatient divisions. Select Specialty Hospital division owns and operates long-term acute care hospitals. These hospitals, which average approximately 35 to 40 beds in size, operate generally in space leased within general acute care hospitals. These hospitals offer intensive nursing care, vent weaning, and therapy services to high acuity patients who require long lengths of hospital care before being discharged to a nursing home or home care environment. At December 31, 1998, December 31, 1999 and June 30, 2000, the Company operated 39, 44 and 49 long-term acute care hospitals, respectively. The Company's outpatient divisions provide rehabilitation services in outpatient clinics owned or managed by the Company and under therapy contracts with nursing homes, schools, hospitals, and home care agencies. At December 31, 1998, December 31, 1999 and June 30, 2000, the Company had operations in Canada and 19, 33 and 37 states, respectively.

      The financial information presented as of and for the periods ending June 30, 2000 and 1999 has been prepared from the books and records without audit. Such financial information does not include all disclosures required by generally accepted accounting principles. In the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of financial information for any interim periods presented have been included. The results of the Company's operations for any interim period are not necessarily indicative of the results attained for a full fiscal year. The data disclosed in these notes to the consolidated financial statements related to the interim periods are also unaudited.

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company, its majority owned subsidiaries, limited liability companies and limited partnerships the Company and its subsidiaries control through ownership of general and limited partnership interests. All significant intercompany balances and transactions are eliminated in consolidation. The Company does not consolidate professional corporations where it has a long-term management contract because the Company does not have a long-term controlling interest in the affiliated practices as defined in "Emerging Issues Task Force No 97-2." Instead the Company reports management services revenue earned under the terms of the agreements.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

      The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost which approximates market.

                           Select Medical Corporation

            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

1. Organization and Accounting Policies (continued)

Property and Equipment

      Property and equipment are stated at cost net of accumulated depreciation. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or the term of the lease, as appropriate. The general range of useful lives is as follows:

       Leasehold improvements.......................................     5 years
       Furniture and equipment...................................... 2--10 years
       Buildings....................................................    40 years

      Unamortized software costs totaled $1,416,000, $2,541,000 and $2,319,000 at December 31, 1998, December 31, 1999 and June 30, 2000, respectively.

Concentration of Credit Risk

      Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash balances and trade receivables. The Company invests its excess cash with large banks.

Assets Held for Sale

      Assets held for sale are stated at their net realizable value. The results of operations related to the assets held for sale are excluded from the Company's operating results and will be reflected as an adjustment to the purchase price when the assets are sold. No depreciation or amortization is recognized on the assets held for sale.

Income Taxes

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Management provides a valuation allowance for net deferred tax assets when it is more likely than not that a portion of such net deferred tax assets will not be recovered.

Intangible Assets

      Identifiable assets and liabilities acquired in connection with business combinations accounted for under the purchase method are recorded at their respective fair values. Deferred taxes have been recorded to the extent of differences between the fair value and the tax basis of the assets acquired and liabilities assumed. The excess of the purchase price over the fair value of tangible net assets acquired is amortized on a straight-line basis over the estimated useful life of the intangible assets. Company management performed allocation of intangible assets between identifiable intangibles and goodwill with the assistance of independent appraisers. Intangible assets other than goodwill primarily consist of the values assigned to trademarks and assembled work force. Management Service Agreements ("MSA's") represent consideration paid to therapists groups for entering into MSA's with the Company. The Company's MSA's are for a term of 20 years with renewal options. Intangible assets are amortized over an average of 37 years. Management believes that the estimated useful lives established at the dates of each transaction were reasonable based on the economic factors applicable to each of the businesses.

                           Select Medical Corporation

            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

1. Organization and Accounting Policies (continued)

      The Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), which establishes accounting standards for the impairment of long-lived assets, certain identified intangible assets and goodwill related to those assets to be held and used and for long-lived assets and certain intangible assets to be disposed. In accordance with SFAS 121, the Company reviews the realizability of long-lived assets, certain intangible assets and goodwill whenever events or circumstances occur which indicate recorded costs may not be recoverable. In addition, the Company also analyzes the recovery of long-lived assets on an enterprise basis.

      If the expected future cash flows (undiscounted) are less than the carrying amount of such assets, the Company recognizes an impairment loss for the difference between the carrying amount of the assets and their estimated fair value (Note 9).

Due to Third-Party Payors

      Due to third-party payors represents the difference between amounts received under interim payment plans from third-party payors for services rendered and amounts estimated to be reimbursed by those third-party payors upon settlement of cost reports.

Minority Interests

      The interests held by other parties in subsidiaries, limited liability companies and limited partnerships owned and controlled by the Company are reported on the consolidated balance sheets as minority interests. Minority interests reported in the consolidated statements of operations reflect the respective interests in the income or loss of the subsidiaries, limited liability companies and limited partnerships attributable to the other parties.

Treasury Stock

      Treasury stock is carried at cost, determined by the first-in, first-out method.

Revenue Recognition

      Net operating revenues consists of patient, contract therapy, and management services revenues and are recognized as services are rendered.

      Patient service revenue is reported at the net realizable amounts from patients and third party payors. The Company has agreements with third-party payors that provide for payments to the Company at amounts different from its established rates. Payment arrangements include prospectively determined rates per discharge, reimbursed costs, discounted charges, and per diem payments. Net patient service revenue is reported at the estimated net realizable amounts from patients, third-party payors, and others for services rendered, including retroactive adjustments under reimbursement agreements with third-party payors. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods as final settlements are determined. Net operating revenues generated directly from the Medicare program represented approximately 25%, 38%, 48%, 50% and 33% of the Company's consolidated net operating

                           Select Medical Corporation

            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)


1. Organization and Accounting Policies (continued)

revenues for the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 1999 and 2000, respectively. Approximately 42% and 33% of the Company's gross accounts receivable at December 31, 1998 and December 31, 1999, respectively, are from this payor source.

      Management services revenues represent revenues earned under management service agreements with professional corporations and associations in the business of providing physical, occupational, and speech therapy.

      Significant reductions in the patient service revenues generated in a hospital may occur if the Company is unable to maintain the certification of the hospital as a long-term acute care hospital (LTACH) in accordance with Medicare regulations. Additionally, the majority of the Company's hospitals operate in space leased from general acute care hospitals (host hospitals); consequently, these hospitals are also subject to Medicare "Hospital within Hospital" (HIH) regulations in addition to the general LTACH regulations. The HIH regulations are designed to ensure that the hospitals are organizationally and functionally independent of their host hospital. If an LTACH located in a host hospital fails to meet the HIH regulations it also loses its status as an LTACH. These determinations are made on an annual basis. Management believes its LTACH's are in compliance with the Medicare regulations regarding HIH's and LTACH's and that it will be able to meet the tests to maintain the future status of its hospitals as LTACH's under the current Medicare regulations.

Other Income

      Other income in 1997 consists principally of a transaction break-up fee.

Foreign Currency Translations

      The Company uses the local currency as the functional currency for its Canadian operations. All assets and liabilities of foreign operations are translated into U.S. dollars at year-end exchange rates. Income statement items are translated at average exchange rates prevailing during the year. The resulting translation adjustments impacting comprehensive income (loss) are recorded as a separate component of stockholders' equity.

Basic and Diluted Net Income (Loss) Per Share

      Basic net income (loss) per common share is based on the weighted average number of shares of common stock outstanding during each year. Diluted net income (loss) per common share is based on the weighted average number of shares of common stock outstanding during each year, adjusted for the effect of common stock equivalents arising from the assumed exercise of stock options, warrants and convertible preferred stock, if dilutive.

Derivatives and Hedging Activities

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement for financial position and measure those instruments at fair value. SFAS No. 137, issued by the FASB in July 1999, establishes a new effective date for SFAS No. 133. This statement, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000 and is therefore effective for the Company beginning with its fiscal quarter ending March 31, 2001. Based upon the nature of the financial

                           Select Medical Corporation

            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)


1. Organization and Accounting Policies (continued)

instruments and hedging activities in effect as of the date of this filing, this pronouncement would require the Company to reflect the fair value of its derivative instruments on the consolidated balance sheet. Changes in fair value of these instruments will be reflected as a component of comprehensive income. In June 2000, FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Hedging Activities--an amendment of FASB Statement No. 133." SFAS No.138 addresses a limited number of issues causing implementation difficulties for SFAS No. 133. SFAS No. 138 is required to be adopted concurrently with SFAS No. 133 and is therefore effective for the Company beginning with its fiscal quarter ending March 31, 2001. Management is currently evaluating the impact of SFAS No. 133 and SFAS No. 138 on the consolidated financial statements.

2. Acquisitions, Disposal and Management Services Agreements

For the year ended December 31, 1997

      On February 7, 1997, the Company acquired all of the outstanding stock of Sports and Orthopedic Rehabilitation Services, P.A. (SORS). SORS owns and operates outpatient clinics that provide sports and orthopedic rehabilitation services.

      On May 7, 1997, the Company acquired all of the outstanding stock of West Penn Rehabilitation Services, Inc. (WPRS) and Physio Associates, Ltd. (PAL). WPRS owns and operates outpatient clinics, which provide sports and orthopedic rehabilitation services, and provides therapy services to patients in one long-term care facility. PAL provides contract therapy services to hospitals, long-term care facilities, health clinics and home health providers.

      Effective June 30, 1997, the Company and a wholly owned subsidiary acquired a combination of assets and stock and assumed certain liabilities of a group of six business entities providing outpatient and contract rehabilitation services and doing business under the name RehabSolutions. The acquisition consisted of assets of Allegany Rehabilitation Associates, LLC, Haystack Holding Company, and Enhanced Rehab, LLC, 90% of the outstanding stock of Allegany Hearing and Speech, Inc., 90% of the membership interests of Mountain Top Rehab, LLC, and all the membership interests of Allegany Sports Medicine, LLC (ASM).

For the year ended December 31, 1998

      On January 16, 1998, the Company acquired an 80% undivided interest in certain assets of NW Rehabilitation Associates, Inc. and Medical Temporary Specialists, Inc. These and the remaining 20% undivided interests were then contributed to NW Rehabilitation Associates, LLC (NW Rehab), which is 80% owned by the Company. NW Rehab provides rehabilitation services to third parties on a contract basis and to various homecare providers.

      On February 28, 1998, the Company acquired approximately 73% of the outstanding stock of Canadian Back Institute Limited (CBIL). CBIL provides rehabilitation services in clinics across Canada. CBIL carries on these activities through various limited partnerships and corporations. In some cases CBIL is the general partner only (through its wholly owned subsidiaries), in certain other cases CBIL is also a limited partner (either directly or through its wholly owned subsidiaries) and in other cases CBIL carries on its activities through wholly owned or partially-owned subsidiaries.

                           Select Medical Corporation

            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)


2. Acquisitions, Disposal and Management Services Agreements (continued)

      On June 4, 1998, the Company acquired 80% of the outstanding common stock of PT Services, Inc. (PTS). PTS operates rehabilitation clinics and provides contract therapy services.

      On June 30, 1998, the Company acquired 100% of the outstanding stock of American Transitional Hospitals (ATH), a wholly-owned subsidiary of Beverly Enterprises, Inc., for $62,800,000 cash and $14,944,000 liabilities assumed. ATH provides long-term acute care hospital services.

      On December 16, 1998, the Company completed a public tender of the outstanding stock of Intensiva Healthcare Corporation (Intensiva) for $103,600,000 cash. The purchase was funded through the issuance of 18,571,429 shares of Select common stock and subordinate and bank debt. As part of the acquisition, the Company accrued $7.6 million of costs related principally of severance and other restructuring costs. Intensiva provides long-term acute care hospital services.

      During 1998, the Company acquired controlling interests in two outpatient therapy businesses. The Company also acquired the non-medical assets of three outpatient therapy businesses and executed long-term Management Services Agreements (MSA) with the related professional corporations. Outpatient therapy acquisitions consisted of The Summit Group on May 1, 1998 and Avalon Rehabilitation on October 30, 1998. MSA's were executed with H&M Hecker, P.T, P.C. on January 31, 1998, Professional Management Bureau, Inc. on February 28, 1998 and Cedar Bridge Physical Therapy, P.C., Cedar Bridge Rehab Services, Inc., and KC Services, Inc. (collectively Cedar Bridge) on May 1, 1998.

For the Year Ended December 31, 1999

      On January 8, 1999, the Company acquired 80% of the undivided interest in the business and certain assets of Kentucky Orthopedic Rehab Team, PSC (KORT). KORT operates rehabilitation clinics.

      On November 19, 1999, the Company acquired 100% of the outstanding stock of NovaCare Physical Rehabilitation and Occupational Health Group (NovaCare) for $160,416,000 cash and $64,734,000 of liabilities assumed. The purchase was funded through the issuance of 16,000,000 shares of Select Class B Convertible Preferred stock and subordinate and bank debt. The Company is indemnified against certain risks including receivables collection and certain joint venture agreements through a $36,800,000 escrow account (see Note 19). In November 1999, the Company recorded a $29,948,000 receivable related to the receivable collection indemnification. As a part of the acquisition, the Company accrued $5.7 million of costs related to the planned closure of approximately 60 outpatient rehab clinics, the downsizing and relocation of the NovaCare corporate headquarters and transaction-related expenses. NovaCare provides outpatient physical therapy and rehabilitation services.

      The Company planned to divest the Occupational Health segment of NovaCare with total sale proceeds estimated at $13,000,000. Sales completed as of June 30, 2000 totaled $11,750,000. The sale of the remaining clinics is expected to be completed in 2000. The expected net proceeds of this sale and the cash flows of this segment until it is sold were allocated to assets held for sale in the allocation of the NovaCare purchase price. Differences between the actual and expected amount will result in an adjustment of goodwill unless there is a difference caused by a post-acquisition event.

                           Select Medical Corporation

            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

2. Acquisitions, Disposal and Management Services Agreements (continued)

      During 1999, the Company acquired controlling interests in four outpatient therapy businesses. Outpatient therapy acquisitions consisted of Sports Rehabilitation and Physical Therapy Center, P.A. on March 1, 1999, Senior Rehab, Inc. on March 31, 1999, Central Jersey Rehabilitation Services, Inc. on May 15, 1999 and Hunsel Physical Therapy Services, Inc. on July 15, 1999.

      The acquisitions were accounted for using the purchase method of accounting, and results of operations from acquired companies are included in these financial statements from the dates of acquisition.

      The following unaudited results of operations have been prepared assuming all acquisitions consummated on or before December 31, 1999 had occurred as of the beginning of the periods presented. These results are not necessarily indicative of results of future operations nor of the results that would have occurred had the acquisitions been consummated as of the beginning of the periods presented.

                                          For the year ended December 31,
                                       ----------------------------------------
                                           1997          1998          1999
                                       ------------  ------------  ------------
                                       (unaudited)   (unaudited)   (unaudited)
Revenues.............................. $535,637,000  $572,021,000  $720,116,000
Loss before extraordinary items.......  (11,198,000)  (26,764,000)   78,569,000
Net loss..............................  (11,198,000)  (26,764,000)   84,383,000

      Information with respect to businesses acquired in purchase transactions is as follows:

                                             For the year ended December 31,
                                          -------------------------------------
                                             1997         1998         1999
                                          ----------- ------------ ------------
Cash paid (net of cash acquired)......... $ 5,379,000 $203,058,000 $171,354,000
Notes issued.............................   2,540,000   18,343,000    7,783,000
Other consideration......................          --      785,000           --
                                          ----------- ------------ ------------
                                            7,919,000  222,186,000  179,137,000
Liabilities assumed......................   3,830,000  105,286,000   65,744,000
                                          ----------- ------------ ------------
                                           11,749,000  327,472,000  244,881,000
Fair value of assets acquired,
 principally accounts receivable and
 property and equipment..................   5,528,000  159,554,000  144,623,000
Trademarks...............................          --           --   40,000,000
Management services agreements...........          --    8,829,000    1,520,000
Assembled workforce......................          --    8,480,000    9,200,000
                                          ----------- ------------ ------------
Cost in excess of fair value of net
 assets acquired......................... $ 6,221,000 $150,609,000 $ 49,538,000
                                          =========== ============ ============

                           Select Medical Corporation

            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

3. Property and Equipment

      Property and equipment consists of the following:

                                            December 31,
                                      --------------------------    June 30,
                                          1998          1999          2000
                                      ------------  ------------  ------------
Land................................  $  1,488,000  $    501,000  $    501,000
Leasehold improvements..............    14,331,000    19,800,000    24,697,000
Buildings...........................    17,000,000    17,000,000    17,000,000
Furniture and equipment.............    23,047,000    64,572,000    70,821,000
Construction in progress............       602,000       661,000       519,000
                                      ------------  ------------  ------------
                                        56,468,000   102,534,000   113,538,000
Less: accumulated depreciation and
 amortization.......................     5,364,000    17,462,000    26,692,000
                                      ------------  ------------  ------------
Total property and equipment........  $ 51,104,000  $ 85,072,000  $ 86,846,000
                                      ============  ============  ============

4. Intangible Assets

      Intangible assets consist of the following:

                                            December 31,
                                      --------------------------    June 30,
                                          1998          1999          2000
                                      ------------  ------------  ------------
Goodwill............................  $156,056,000  $198,254,000  $195,383,000
Trademarks..........................            --    40,000,000    40,000,000
Management services agreements......     8,829,000    10,343,000    10,343,000
Assembled workforce.................     8,480,000    17,544,000    17,544,000
                                      ------------  ------------  ------------
                                       173,365,000   266,141,000   263,270,000
Less: accumulated amortization......     1,987,000     8,062,000    10,855,000
                                      ------------  ------------  ------------
Total intangible assets.............  $171,378,000  $258,079,000  $252,415,000
                                      ============  ============  ============

      The following summarizes the Company's intangible asset activity:

                                            December 31,
                                      --------------------------    June 30,
                                          1998          1999          2000
                                      ------------  ------------  ------------
Beginning balance of intangibles,
 net................................  $  5,907,000  $171,378,000  $258,079,000
Intangibles recorded for companies
 purchased in current year..........   167,918,000   100,258,000     3,212,000
Intangibles adjusted for companies
 purchased in prior year for:
Asset impairments...................            --    (3,691,000)           --
Income tax benefits recognized......            --    (1,314,000)   (5,375,000)
Translation adjustment..............      (676,000)      671,000      (267,000)
Other...............................            --    (3,471,000)      691,000
Earn out payments, net..............            --            --       687,000
Amortization........................    (1,771,000)   (5,752,000)   (4,612,000)
                                      ------------  ------------  ------------
Net increase (decrease) in
 intangibles........................   165,471,000    86,701,000    (5,664,000)
                                      ------------  ------------  ------------
Ending balance of intangibles, net..  $171,378,000  $258,079,000  $252,415,000
                                      ============  ============  ============

                           Select Medical Corporation

            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)


5. Restructuring Charges

      During 1998, the Company recorded a $7,648,000 restructuring reserve in connection with the acquisition of Intensiva. The Company also recorded a restructuring reserve in 1999 related to the NovaCare acquisition of $5,743,000. The reserves primarily included costs associated with workforce reductions of 25 and 162 employees in 1998 and 1999, respectively, and lease buyouts in accordance with the Company's qualified restructuring plan. These reserves were recorded as part of the purchase price under EITF 95-3. Additionally, $3,187,000 of lease termination liabilities were assumed through acquisitions.

      The following summarizes the Company's restructuring activity:

                              Lease
                           Termination
                              Costs      Severance      Other        Total
                           -----------  -----------  -----------  -----------
January 1, 1998........... $        --  $        --  $        --  $        --
1998 acquisition
 restructuring costs......     536,000    5,914,000    1,198,000    7,648,000
                           -----------  -----------  -----------  -----------
December 31, 1998.........     536,000    5,914,000    1,198,000    7,648,000
Amounts paid in 1999......    (109,000)  (5,914,000)  (1,198,000)  (7,221,000)
1999 restructuring
 liabilities assumed......   3,187,000           --           --    3,187,000
1999 acquisition
 restructuring costs......   3,600,000      700,000    1,443,000    5,743,000
                           -----------  -----------  -----------  -----------
December 31, 1999.........   7,214,000      700,000    1,443,000    9,357,000
Amounts paid in 2000......  (2,482,000)    (150,000)  (1,434,000)  (4,066,000)
                           -----------  -----------  -----------  -----------
June 30, 2000............. $ 4,732,000  $   550,000  $     9,000  $ 5,291,000
                           ===========  ===========  ===========  ===========

      Management expects to pay out the remaining restructuring reserves through 2003.

6. Long-Term Debt and Notes Payable

      The components of long-term debt and notes payable are shown in the following table:

                                                December 31,
                                          -------------------------   June 30,
                                              1998         1999         2000
                                          ------------ ------------ ------------
Credit facility.........................  $ 98,338,000 $209,076,000 $199,094,000
10% Senior Subordinated Notes, net of
 discount of $9,286,000, $14,096,000 and
 $13,660,000 in 1998, 1999 and 2000,
 respectively...........................    25,714,000   75,904,000   76,340,000
Seller notes............................    19,299,000   53,702,000   40,049,000
Assumed Intensiva debt..................    10,554,000           --           --
Other...................................     2,175,000    2,139,000    2,055,000
                                          ------------ ------------ ------------
Total debt..............................   156,080,000  340,821,000  317,538,000
Less: current maturities................     8,354,000   21,127,000   22,326,000
                                          ------------ ------------ ------------
Total long-term debt....................  $147,726,000 $319,694,000 $295,212,000
                                          ============ ============ ============

      On November 19, 1999, the Company entered into a $225 million credit facility which expires on November 19, 2002. This credit facility replaced the Company's U.S. Credit Facility and its Canadian Credit

                           Select Medical Corporation

            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

6. Long-Term Debt and Notes Payable (continued)

Facility dated February 9, 1999. Proceeds from the facility were used for acquisitions and hospital development activities. The facility consists of a $200 million Term Commitment and a $25 million Revolving Commitment. Borrowings bear interest at LIBOR plus 3.5% or Base Rate (approximately 10% at December 31, 1999) as defined in the agreement. The unused portion of the Revolving Commitment at December 31, 1999 was approximately $12 million. The credit facility included restrictions on certain payments by the Company including dividend payments, minimum net worth requirements and other covenants. The Term Commitment decreases by $3,861,413 quarterly beginning on December 31, 2000 until December 31, 2001, and $5,516,304 per quarter from March 31, 2002 through September 30, 2002. The Revolving Commitment is payable in full on November 19, 2002. A commitment fee of .5% per annum is charged on the unused portion of the credit facility. The Company is authorized to issue up to $10,000,000 in letters of credit. Letters of credit reduce the capacity under the Revolving Commitment and bear interest at 3.5%. Approximately $2,700,000 in letters of credit was available at December 31, 1999.

      The Senior Subordinated Notes were issued to a principal stockholder of the Company and have common shares attached which were recorded at the estimated fair market value on the date of issuance. The common shares issued were recorded as a discount to the Senior Subordinated Notes and will be amortized over the life of the debt using the interest method. Senior Subordinated Notes were issued as follows during 1999 and 1998:

                                   Shares   Share
Date of issuance       Principal   issued   value  Discount       Maturity
----------------      ----------- --------- ----- ----------- -----------------
December 16, 1998.... $35,000,000 2,653,060 $3.50 $ 9,285,710 December 31, 2008
February 9, 1999.....  30,000,000        --    --          -- December 31, 2008
November 19, 1999....  25,000,000 1,667,000  3.75   5,209,375 November 19, 2009
                      ----------- --------- ----- -----------
Total................ $90,000,000 4,320,060 $3.75 $14,495,085

      In the event the Company repays the November 19, 1999 promissory notes on or before November 19, 2001, 416,750 shares of common stock attached to the notes will be transferred back to the Company.

      The Company's obligations under its current and previous credit agreements are collateralized by guarantees of two of the Company's principal stockholders. In connection with the debt guarantees, the Company and certain shareholders entered into a warrant agreement. The Company issued 799 and 1,500 warrants to these shareholders in 1999 and 1998, respectively, that entitle the holder of each warrant to purchase one share of common stock at an exercise price of $3.50 per share or at a price equal to the lowest selling price of common shares sold by the Company after June 30, 1998. The warrants expire on June 30, 2003. The value of the warrants is being accounted for as financing costs and the related amortization is included as a component of interest expense.

      The Seller Notes relate to the acquisition of related businesses and require periodic payments of principal, generally over three years, and interest through maturity. Also, certain of the notes contain minimum net worth requirements. Interest rates are at 6% to 9% per annum.

      In connection with the Intensiva acquisition, the Company assumed $10,554,000 of bank notes. The note agreement had a change of ownership provision which resulted in the entire balance becoming

                           Select Medical Corporation

            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

6. Long-Term Debt and Notes Payable (continued)

immediately payable due to the change in ownership. This note was refinanced through the Company's credit facility on January 13, 1999.

      Maturities of long-term debt for the years after 2000 are approximately as follows:

       2001........................................................ $ 26,202,000
       2002........................................................  211,608,000
       2003........................................................    3,198,000
       2004........................................................    1,478,000
       2005 and beyond.............................................   77,208,000

      The Company refinanced its existing credit facility in September 2000. The new credit agreement consists of a $175 million term commitment and a $55 million revolving commitment. The term debt begins quarterly amortization in September 2001, with a final maturity date of September 2005. The revolving commitment, which also matures in September 2005, can be increased at the Company's discretion by $20 million before November 21, 2001. Borrowings under the facility bear interest at either LIBOR or Prime rate, plus applicable margins based on financial covenant ratio tests. Deferred financing costs of approximately $6,000,000 will be charged to expense as an extraordinary item in the quarter ending September 30, 2000.

      Maturities of long-term debt at December 31, 1999 modified under the new credit agreement for the years after 2000 are approximately as follows:

       2001........................................................ $ 22,702,000
       2002........................................................   32,661,000
       2003........................................................   43,245,000
       2004........................................................   51,421,000
       2005 and beyond.............................................  169,665,000

7. Redeemable Preferred Stock and Stockholders' Equity

Class A Preferred Stock

      The Company is authorized to issue 55,000 shares of cumulative, non-voting Class A Preferred Stock (53,000 shares outstanding at December 31, 1999 and 1998). The Company sold 48,000 shares of Class A Preferred Stock during 1998 with total proceeds of $47,616,000 used primarily to fund acquisitions and provide working capital. The Class A Preferred Stock ranks senior to the Common Stock as to dividends, liquidation, and redemption rights. The Company may at any time and from time to time redeem all or any portion of the shares of Class A Preferred Stock. The Company is required to redeem 50% of the outstanding shares of Class A Preferred Stock on December 31, 2004 and 50% on December 31, 2005. At the request of the holders of a majority of the Class A Preferred Stock, the Company is required to (i) apply the net cash proceeds from any Public Offering to redeem shares of Class A Preferred Stock and (ii) redeem shares of Class A Preferred Stock upon a change in control or other events as defined. The redemption price per share is $1,000 plus all accrued and unpaid dividends thereon. The Class A Preferred Stock has an annual cash dividend rate of 8% per share, which accrues on a daily basis. Included in the Class A Preferred Stock amount at December 31, 1998,

                           Select Medical Corporation

            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

7. Redeemable Preferred Stock and Stockholders' Equity (continued)

December 31, 1999 and June 30, 2000 are $2,805,000, $7,550,000 and $10,007,000,
respectively, of accrued and undeclared dividends.

Class B Preferred Stock

      In connection with the NovaCare acquisition (Note 2), the Company sold 16,000 shares of Class B Preferred Stock at a price of $3.75 per share for net proceeds of $59,361. The Class B Preferred Stock ranks senior to the Class A Preferred Stock and Common Stock as to dividends, liquidation, and redemption rights. The Company may at any time and from time to time redeem all or any portion of the shares of Class B Preferred Stock. At the request of the holders of a majority of the Class B Preferred Stock, the Company is required to (i) apply the net cash proceeds from any Public Offering to redeem shares of Class B Preferred Stock and (ii) redeem shares of Class B Preferred Stock upon a change in control or other events as defined. The redemption price per share is $3.75 plus all accrued and unpaid dividends thereon. Each share of Class B preferred stock is convertible at any time, at the option of the stockholder, into one share of common stock. The Class B Preferred Stock has an annual cash dividend rate of 6% per share, which accrues on a daily basis. Included in the Class B Preferred Stock amount at December 31, 1999 and June 30, 2000 are $406,000 and $2,221,000, respectively, of accrued and undeclared dividends.

      If at any time the Company effects a public offering of its Common Stock in which (i) the price per share paid by the public is at least $5.63 and (ii) the aggregate price paid for such shares is at least $25,000,000 (Qualified Public Offering), each share of the outstanding Class B Preferred Stock automatically converts into one share of Common Stock. Since the Company expects that the proceeds and per share price of the planned public offering will be a Qualified Public Offering. The effects of the mandatory conversion have been reflected as pro forma unaudited amounts in the accompanying Consolidated Balance Sheet.

Common Stock

      Shares of common stock issued during 1997 totaled 20,286,000. The shares were issued to management at $.17 (adjusted for stock splits) for proceeds totaling $3,381,000. The Certificate of Incorporation was amended on February 7, 1997 to allow for a two-for-one split in the shares of common stock and again on July 24, 1997 to allow for a three-for-two split of the shares of common stock.

      In order to raise proceeds for the Intensiva acquisition in December 1998, the Company sold 18,571,429 shares of common stock at a price of $3.50 for proceeds, net of issuance costs of $685,000 totaling $64,362,000. In addition, 2,653,000 shares of common stock were issued in conjunction with the Senior Subordinated Notes to fund the acquisition of Intensiva (Note 6). Other shares of common stock issued in 1998 totaled 839,000. These shares were issued to management at prices ranging from $.17 (adjusted for stock splits) to $3.50 cash for proceeds totaling $1,357,000.

      Shares of common stock sold in 1999 totaled 297,000. The shares were issued to management at prices ranging from $3.50 to $3.75 for proceeds totaling $1,041,000. The Company purchased 300,000 shares as treasury stock during 1999 for $781,000. In addition, 1,667,000 shares of common stock were issued in conjunction with the Senior Subordinated Notes dated November 19, 1999 (Note 6).

                           Select Medical Corporation

            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

7. Redeemable Preferred Stock and Stockholders' Equity (continued)

      A Restated Certificate of Incorporation was amended on August 28, 1998, December 15, 1998, and November 19, 1999 to increase the authorized shares of common stock to 24,000,000, 63,000,000 and 78,000,000, respectively. The
November 19, 1999 amendment also authorized the issuance of 16,000,000 shares of Class B Preferred Stock.

8. Stock Option Plan

      The Company has a 1997 Stock Option Plan that provides for the granting of options to purchase shares of Company stock to certain executives, employees and directors.

      Under the 1997 Stock Option Plan, options to acquire up to 10,000,000 shares of the stock may be granted. Options under the plan carry various restrictions. Under the Plan, certain options granted to employees will be qualified incentive stock options within the meaning of Section 422A of the Internal Revenue Code and other options will be considered nonqualified stock options. Both incentive stock options and nonqualified stock options may be granted for no less than market value at the day of the grant and expire no later than ten years after the date of the grant.

      Transactions and other information related to the Stock Option Plan are as follows:

                                                            Price
                                                          Per Share    Shares
                                                        ------------- ---------
Balance, December 31, 1997............................. $        1.00    71,000
  Granted..............................................          3.50 2,721,000
  Exercised............................................            --        --
  Forfeited............................................  1.00 to 3.50   (51,000)
                                                        ------------- ---------
Balance, December 31, 1998.............................  1.00 to 3.50 2,741,000
  Granted..............................................  3.50 to 3.75 2,608,000
  Exercised............................................            --        --
  Forfeited............................................  1.00 to 3.50  (153,000)
                                                        ------------- ---------
Balance, December 31, 1999.............................  1.00 to 3.75 5,196,000
  Granted..............................................          3.75 1,920,000
  Exercised............................................          3.50    (4,000)
  Forfeited............................................  1.00 to 3.75   (79,000)
                                                        ------------- ---------
Balance, June 30, 2000................................. $1.00 to 3.75 7,033,000
                                                        ============= =========

                           Select Medical Corporation

            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

8. Stock Option Plan (continued)

      Additional information with respect to the outstanding options as of December 31, 1997, 1998 and 1999 and the six months ended June 30, 2000 is as follows:

                                                   Range of Exercise Prices
                                                 -----------------------------
                                                 0.00-1.00 1.01-3.50 3.51-3.75
                                                 --------- --------- ---------
Number outstanding at December 31, 1997.........  71,000          --        --
Options outstanding weighted average remaining
 contractual life...............................    9.83          --        --
Weighted average exercise price.................   $1.00          --        --
Number outstanding at December 31, 1998.........  31,000   2,710,000        --
Options outstanding weighted average remaining
 contractual life...............................    8.86        9.91        --
Weighted average exercise price.................   $1.00       $3.50        --
Number outstanding at December 31, 1999.........  31,000   2,841,000 2,324,000
Options outstanding weighted average remaining
 contractual life...............................    7.86        8.97      9.90
Weighted average exercise price.................   $1.00       $3.50     $3.75
Number of exercisable...........................  11,400   2,300,700 2,324,000
                   Unaudited
                   ---------
Number outstanding at June 30, 2000.............  30,000   2,806,000 4,197,000
Options outstanding weighted average remaining
 contractual life...............................    7.36        8.48      9.49
Weighted average exercise price.................   $1.00       $3.50     $3.75

      The Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 123). As permitted by SFAS 123, the Company has chosen to apply APB Opinion No 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its Plan. Had compensation costs for the Plan been determined based on the fair value at the grant dates for awards under the Plan consistent with the method of SFAS 123, approximately $1,300,000, $1,020,000 and $351,000 of additional compensation expense, net of tax, would have been recognized during the years ended December 31, 1998 and 1999 and the six months ended June 30, 2000, respectively.

      The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model assuming no dividend yield or volatility, an expected life of four years from the date of vesting and a risk free interest rate of 4.6%.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net earnings and earnings per share were as follows:

                                                                    Six months
                                                                      ended
                                                                     June 30,
                                          1997    1998      1999       2000
                                         ------ --------  --------  ----------
Net income (loss)--as reported.......... $1,947 $(18,044) $(13,106)   $7,024
Net income (loss)--pro forma............  1,947  (19,344)  (14,126)    6,673
Basic earnings (loss) per share--as
 reported...............................   0.15    (0.95)    (0.43)     0.06
Basic earnings (loss) per share--pro
 forma..................................   0.15    (1.01)    (0.45)     0.05
Diluted earnings (loss) per share--as
 reported...............................   0.15    (0.95)    (0.43)     0.06
Diluted earnings (loss) per share--pro
 forma..................................   0.15    (1.01)    (0.45)     0.05

                           Select Medical Corporation

            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)


9. Income Taxes

      Significant components of the Company's tax provision (benefit) for the years ended December 31, 1997, 1998 and 1999 are as follows:

                                                 1997       1998        1999
                                              ----------  ---------  ----------
Current:
  Federal.................................... $1,244,000  $      --  $1,314,000
  State and local............................    318,000    755,000   1,497,000
  Foreign....................................         --         --          --
                                              ----------  ---------  ----------
Total current................................  1,562,000    755,000   2,811,000
Deferred:
  Federal....................................   (202,000)  (937,000)         --
  State and local............................    (52,000)        --          --
                                              ----------  ---------  ----------
Total deferred...............................   (254,000)  (937,000)         --
                                              ----------  ---------  ----------
Total income tax provision (benefit)......... $1,308,000  $(182,000) $2,811,000
                                              ==========  =========  ==========

      The difference between the expected income tax provision at the federal statutory rate of 34% and the income tax benefit recognized in the financial statements is as follows:

                                                           1997  1998    1999
                                                           ----  -----   -----
Expected federal tax rate................................. 34.0% (34.0%) (34.0%)
State taxes, net of federal benefit.......................  5.4    2.7    22.1
Non-deductible goodwill...................................   --    2.0    36.4
Other permanent differences...............................  0.8    0.4     5.2
Foreign taxes.............................................   --    1.0    (1.1)
Valuation allowance.......................................   --   26.6    32.6
Other.....................................................   --    0.3     1.5
                                                           ----  -----   -----
Total..................................................... 40.2%  (1.0%)  62.7%
                                                           ====  =====   =====

      Undistributed earnings of the Company's foreign subsidiary are permanently reinvested. Accordingly, no deferred taxes have been provided on these earnings.

                           Select Medical Corporation

            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)


9. Income Taxes (continued)

      A summary of deferred tax assets and liabilities is as follows:

                                          1997         1998          1999
                                        ---------  ------------  ------------
Deferred tax assets (liabilities)--
 current
Allowance for doubtful accounts........ $ 292,000  $  8,516,000  $ 13,735,000
Compensation and benefit related
 accruals..............................   125,000       877,000     2,972,000
Expenses not currently deductible for
 tax...................................  (440,000)    2,014,000            --
                                        ---------  ------------  ------------
Net deferred tax asset (liability)--
 current...............................   (23,000)   11,407,000    16,707,000
                                        ---------  ------------  ------------
Deferred tax assets (liabilities)--non
 current
Expenses not currently deductible for
 tax...................................    61,000     2,899,000     2,786,000
Net operating loss carry forwards......        --     9,128,000    18,698,000
Depreciation and amortization..........   (60,000)   (3,630,000)    1,687,000
Other..................................     1,000            --            --
                                        ---------  ------------  ------------
Net deferred tax asset--non current....     2,000     8,397,000    23,171,000
                                        ---------  ------------  ------------
Net deferred tax asset (liability)
 before valuation allowance............   (21,000)   19,804,000    39,878,000
Valuation allowance....................        --   (18,867,000)  (38,941,000)
                                        ---------  ------------  ------------
                                        $ (21,000) $    937,000  $    937,000
                                        =========  ============  ============

      The Company provided, in 1998 and 1999, a valuation allowance for substantially all net deferred tax assets. This was based on management's judgement, after weighing the negative historical information and the positive future information, that it is more likely than not that such deferred tax assets will not be realized.

      The increase in the valuation allowance in 1999 is related to the increase in deferred tax assets primarily related to acquisitions. The Company has approximately $33,800,000 in federal net operating loss carry forwards. Such carry forwards expire as follows:

       2001......................................................... $  441,000
       2002.........................................................    461,000
       2003.........................................................         --
       2004.........................................................         --
       Thereafter through 2019...................................... 32,898,000

      As a result of the acquisition of Intensiva, ATH and NovaCare, the Company is subject to the provisions of Section 382 of the Internal Revenue Code which provide for annual limitations on the deductibility of acquired net operating losses and certain tax deductions. These limitations apply until the earlier of utilization or expiration of the net operating losses. Additionally, if certain substantial changes in the Company's ownership should occur, there would be an annual limitation on the amount of the carryforwards that can be utilized.

                           Select Medical Corporation

            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

10. Special Charge

      The special charge consists of the following components:

                                                             1998        1999
                                                          ----------- ----------
       Asset impairments................................. $ 6,331,000 $5,223,000
       Litigation settlement.............................   3,826,000         --
                                                          ----------- ----------
       Total special charge.............................. $10,157,000 $5,223,000
                                                          =========== ==========

      The 1998 impaired asset charge of $6,331,000 resulted from assets that were identified in accordance with the Company's policy on impairments based upon a review of the facts and circumstances related to the assets. The amount of the charge was determined based upon the comparison of the future discounted cash flows resulting from the assets and the carrying value of these assets. The impairment related to assets acquired in May 1998. These assets were adversely affected by changes in the composition of the businesses at and immediately subsequent to the acquisitions.

      During May 1999, the Company and two of its subsidiaries participated in the settlement of litigation related to the alleged breach of non-compete agreements initiated during 1997 by Horizon/CMS Healthcare Corporation and certain of its affiliates against the Company, Messrs. Rocco Ortenzio, Chairman and CEO, and Robert Ortenzio, President and COO, and certain other officers and employees of the Company. The Company's portion of the settlement was $3,000,000 and its share of the related legal costs was $826,000, both of which were recognized as a special charge in December 1998 and were paid in 1999.

      The 1999 special charge consists of asset impairments of $5,223,000. The charge relates to the impairment of goodwill, leasehold improvements and equipment that resulted from closures and relocations of certain hospitals and clinics in December 1999.

11. Extraordinary item

      On November 19, 1999, the Company entered into a new $225 million credit facility as part of the NovaCare acquisition (Note 6). This credit facility replaced the Company's $155 million credit facility from February 9, 1999. The extraordinary item consists of the unamortized deferred financing costs of $5,814,000 related to the February 9, 1999 credit facility.

12. Retirement Savings Plan

      Beginning March 1, 1998, the Company sponsored a defined contribution retirement savings plan for substantially all of its employees. Employees may elect to defer up to 15% of their salary. The Company matches 50% of the first 6% of compensation employees contribute to the plan. The employees vest in the employer contributions over a three-year period beginning on employee hire date. The expense incurred by the Company related to this plan was $620,000, $1,728,000, $805,000 and $2,073,000 during the years ended December 31, 1998 and 1999 and the six months ended June 30, 1999 and 2000, respectively.

      A subsidiary sponsored a noncontributory defined contribution retirement plan for its employees. The subsidiary contributed 9.25% and 7.60% of employee salaries up to a maximum contribution of $15,000 and

                          Select Medical Corporation

            (Information as of June 30, 2000 and for the six months
                  ended June 30, 1999 and 2000 is unaudited)

12. Retirement Savings Plan (continued)

$13,000 per employee in 1998 and 1999, respectively. Approximately $700,000, $560,000, $131,000 and $175,000 of contributions related to this plan were expensed during the years ended December 31, 1998 and 1999 and the six months ended June 30, 1999 and 2000, respectively.

13. Segment Information

      SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," establishes standards for reporting information about operating segments and related disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect the Company's results of operations or financial position.

      The Company's segments consist of (i) inpatient hospitals and (ii) outpatient rehabilitation. The inpatient hospitals were acquired beginning July 1, 1998 and therefore, the Company consisted of only one segment for the year ended December 31, 1997.

      The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on EBITDA of the respective business units. EBITDA is defined as earnings before interest, minority interest, income taxes, extraordinary items, special charges, depreciation and amortization. All segment revenues are from external customers.

      The following table summarizes selected financial data for the Company's reportable segments:

                                      Year Ended December 31, 1998
                          ------------------------------------------------------
                           Inpatient     Outpatient
                           Hospitals   Rehabilitation  All Other       Total
                          ------------ -------------- ------------  ------------
Net revenue.............. $ 62,715,000  $ 83,059,000  $  3,269,000  $149,043,000
EBITDA...................    3,147,000    12,598,000   (12,150,000)    3,595,000
Total assets.............  240,266,000    90,267,000     6,416,000   336,949,000
                                      Year Ended December 31, 1999
                          ------------------------------------------------------
                           Inpatient     Outpatient
                           Hospitals   Rehabilitation  All Other       Total
                          ------------ -------------- ------------  ------------
Net revenue.............. $307,464,000  $141,740,000  $  6,771,000  $455,975,000
EBITDA...................   35,929,000    22,697,000   (16,382,000)   42,244,000
Total assets.............  250,034,000   350,419,000    20,265,000   620,718,000
                                     Six Months Ended June 30, 1999
                          ------------------------------------------------------
                           Inpatient     Outpatient
                           Hospitals   Rehabilitation  All Other       Total
                          ------------ -------------- ------------  ------------
Net revenue.............. $148,235,000  $ 56,292,000  $  3,504,000  $208,031,000
EBITDA...................   17,168,000    10,991,000    (7,204,000)   20,955,000
Total assets.............  246,323,000   125,901,000    17,276,000   389,500,000

                           Select Medical Corporation

            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

13. Segment Information (continued)


                                      Six Months Ended June 30, 2000
                            ----------------------------------------------------
                             Inpatient     Outpatient
                             Hospitals   Rehabilitation All Other      Total
                            ------------ -------------- ----------  ------------
Net revenue................ $178,309,000  $214,110,000  $5,003,000  $397,422,000
EBITDA.....................   20,942,000    36,433,000  (9,772,000)   47,603,000
Total assets...............  246,297,000   350,453,000  12,955,000   609,705,000

      A reconciliation of EBITDA to net income is as follows:

                                                     Six months    Six months
                                                        ended        ended
                                                      June 30,      June 30,
                             1998          1999         1999          2000
                         ------------  ------------  -----------  ------------
EBITDA.................. $  3,593,000  $ 42,244,000  $20,955,000  $ 47,603,000
Depreciation and
 amortization...........   (4,942,000)  (16,741,000)  (6,825,000)  (14,095,000)
Special charge..........  (10,157,000)   (5,223,000)          --            --
Interest income.........      406,000       362,000      199,000       222,000
Interest expense........   (5,382,000)  (21,461,000)  (8,828,000)  (18,300,000)
Minority interest.......   (1,744,000)   (3,662,000)  (2,144,000)   (2,178,000)
Income tax (expense)
 benefit................      182,000    (2,811,000)  (3,430,000)   (6,228,000)
Extraordinary item......           --    (5,814,000)          --            --
                         ------------  ------------  -----------  ------------
Net income (loss)....... $(18,044,000) $(13,106,000) $   (73,000) $  7,024,000
                         ============  ============  ===========  ============

14. Net Income per Share

      Under SFAS No. 128, "Earnings per Share" (EPS), the Company's granting of certain stock options, warrants and convertible preferred stock resulted in potential dilution of basic EPS. The following table sets forth for the periods indicated the calculation of net income (loss) per share in the Company's consolidated Statement of Operations and the differences between basic weighted average shares outstanding and diluted weighted average shares outstanding used to compute diluted EPS:

                           Select Medical Corporation

            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

14. Net Income per Share (continued)

      The following table sets forth for the periods indicated the calculation of net income (loss) per share in the Company's consolidated Statement of Operations.

                             For the year ended December 31,             June 30,
                          --------------------------------------  ------------------------
                             1997         1998          1999         1999         2000
                          ----------- ------------  ------------  -----------  -----------
Numerator:
Income (loss) before
 extraordinary item.....  $ 1,947,000 $(18,044,000) $ (7,292,000) $   (73,000) $ 7,024,000
Extraordinary item......           --           --    (5,814,000)          --           --
                          ----------- ------------  ------------  -----------  -----------
 Net income (loss)......    1,947,000  (18,044,000)  (13,106,000)     (73,000)   7,024,000
 Less: Preferred stock
  dividends.............      266,000    2,540,000     5,175,000    2,122,000    4,271,000
                          ----------- ------------  ------------  -----------  -----------
 Numerator for basic
  earnings per share-
  income (loss)
  available to common
  stockholders..........  $ 1,681,000 $(20,584,000) $(18,281,000) $(2,195,000) $ 2,753,000
                          =========== ============  ============  ===========  ===========
Denominator:
 Denominator for basic
  earnings per share-
  weighted average
  shares................   11,383,000   21,731,000    42,633,000   42,517,000   44,180,000
 Effect of dilutive
  securities:
 a) Stock options.......       12,000           --            --           --    2,778,000
 b) Warrants............           --           --            --           --    2,723,000
                          ----------- ------------  ------------  -----------  -----------
Denominator for diluted
 earnings per share-
 adjusted weighted
 average shares and
 assumed conversions....   11,395,000   21,731,000    42,633,000   42,517,000   49,681,000
                          =========== ============  ============  ===========  ===========
Basic earnings (loss)
 per share:
Income (loss) before
 extraordinary item.....  $      0.15 $      (0.95) $      (0.29) $     (0.05) $      0.06
 Extraordinary item.....           --           --         (0.14)          --           --
                          ----------- ------------  ------------  -----------  -----------
 Income (loss) per
  common share..........  $      0.15 $      (0.95) $      (0.43) $     (0.05) $      0.06
                          =========== ============  ============  ===========  ===========
Diluted earnings (loss)
 per share..............  $      0.15 $      (0.95) $      (0.43) $     (0.05) $      0.06
                          =========== ============  ============  ===========  ===========

      Although the amounts are excluded from the computation in loss years since their inclusion would be anti-dilutive they are shown here for informational and comparative purposes only:

                                     For the year ended
                                        December 31,            June 30,
                                   ---------------------- --------------------
                                   1997  1998     1999      1999       2000
                                   ---- ------- --------- --------- ----------
     a) Stock options.............  --   22,000   213,000    22,000         --
     b) Warrants..................  --  708,000 2,133,000 2,028,000         --
     c) Convertible preferred
      stock.......................  --       -- 1,973,000        -- 16,000,000

                           Select Medical Corporation

            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

15. Fair Value of Financial Instruments

      Financial instruments include cash and cash equivalents, notes payable, long-term debt and preferred stock. The carrying amount of cash and cash equivalents approximates fair value because of the short-term maturity of these instruments.

      The fair market value of the Company's notes payable and long-term debt approximates its carrying value and was based on borrowing rates currently available to the Company for bank loans and similar items and maturities.

16. Related Party Transactions

      The Company has been party to various rental and other agreements with companies affiliated through common ownership. The Company made rental and other payments aggregating $390,000, $463,000, $1,228,000, $320,000 and
$589,000 during the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 1999 and 2000, respectively, to the affiliated companies.

      As of December 31, 1999, future rental commitments under outstanding agreements with the affiliated companies are approximately as follows:

       2000......................................................... $   912,000
       2001.........................................................     912,000
       2002.........................................................     912,000
       2003.........................................................     912,000
       2004.........................................................     828,000
       Thereafter...................................................   7,686,000
                                                                     -----------
                                                                     $12,162,000
                                                                     ===========

      In December 1999, the Company acquired Select Air Corporation from a related party for consideration of $2,700,000, net of cash acquired.

17. Commitments and Contingencies

Leases

      The Company leases facilities and equipment from unrelated parties under operating leases. Minimum future lease obligations on long-term non-cancelable operating leases in effect at December 31, 1999 are approximately as follows:

       2000........................................................ $ 46,786,000
       2001........................................................   39,834,000
       2002........................................................   29,284,000
       2003........................................................   16,777,000
       2004........................................................    9,624,000
       Thereafter..................................................    9,142,000
                                                                    ------------
                                                                    $151,447,000
                                                                    ============

                           Select Medical Corporation

            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

17. Commitments and Contingencies (continued)

      Total rent expense for operating leases for the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 1999 and 2000 was approximately $1,572,000, $11,132,000, $35,929,000, $16,853,000 and
$33,027,000, respectively.

Other

      A subsidiary of the Company has entered into a naming, promotional and sponsorship agreement in which the subsidiary pays $900,000 per year until the complex officially opens. The naming, promotional and sponsorship agreement is in effect for 25 years after the opening of the complex. The subsidiary is required to make payments in accordance with the contract terms over 25 years ranging from $1,400,000 to $1,963,000 per year and provide physical therapy and training services after the official opening. The official opening of the complex is currently scheduled for February 2001. The subsidiary also has various other contracts that require the subsidiary to provide physical therapy services in exchange for promotion rights.

Litigation

      The Company is subject to legal proceedings and claims that have arisen in the ordinary course of its business and have not been finally adjudicated, which include malpractice claims covered under the Company's insurance policy. In the opinion of management, the outcome of these actions will not have a material effect on the financial position or results of operations of the Company.

      Laws and regulations governing the Medicare program are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations through the year ended December 31, 1999. Compliance with such laws and regulations can be subject to government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare program.

18. Supplemental Disclosures of Cash Flow Information

      Non-cash investing and financing activities are comprised of the following for the nine months ended December 31, 1998 and the year ended December 31, 1999:

                                                                   For the six
                                                                   Months ended
                                                                     June 30,
 Description of Transaction       1997        1998        1999         2000
 --------------------------    ---------- ------------ ----------- ------------
Acquisitions paid for in
 stock (Note 2)..............  $       -- $    785,000 $        --  $       --
Liabilities assumed with
 acquisitions (Note 2).......  $3,830,000 $105,286,000 $65,744,000  $   50,000
Long-term debt discount (Note
 6)..........................  $       -- $  9,286,000 $ 5,209,000  $       --
Issuance of warrants (Note
 6)..........................  $       -- $  1,086,000 $ 2,389,000  $1,142,000
Intensiva bank note
 refinancing (Note 6)........  $       -- $         -- $10,554,000  $       --
Related party acquisition
 (Note 2)....................  $       -- $         -- $ 2,700,000  $       --

19. Subsequent Event

      On July 6, 2000, the Company received proceeds of $29,948,000 from an escrow account established in connection with its acquisition of NovaCare from NovaCare's former parent, NAHC, Inc. The Company also received $1.95 million in notes in satisfaction of certain severance and other obligations NAHC, Inc. had to the Company under the purchase agreement.

                       Report of Independent Accountants

To the Board of Directors of
NovaCare, Inc.

      In our opinion, the accompanying combined balance sheet and the related combined statements of operations, of NovaCare, Inc. net investment and of cash flows present fairly, in all material respects, the financial position of NovaCare Physical Rehabilitation and Occupational Health Group ("the Group") at November 19, 1999 and the results of their operations and their cash flows for the period July 1, 1999 to November 19, 1999, in conformity with accounting principles which are generally accepted in the United States. These financial statements are the responsibility of the Group's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

      As discussed in Note 13, NovaCare, Inc. completed the sale of the Group to Select Medical Corporation on November 19, 1999.

/s/ PricewaterhouseCoopers LLP
Philadelphia Pennsylvania
July 6, 2000

         NovaCare Physical Rehabilitation and Occupational Health Group
                        (Wholly-owned by NovaCare, Inc.)

                             Combined Balance Sheet
                                 (In thousands)

                                                                      As of
                                                                   November 19,
                                                                       1999
                                                                   ------------
                              Assets
Current assets:
  Cash and cash equivalents.......................................   $  1,705
  Accounts receivable, net of allowance of $53,493................     69,357
  Deferred income taxes...........................................      9,996
  Other current assets............................................     11,294
                                                                     --------
    Total current assets..........................................     92,352
Property and equipment, net.......................................     37,848
Excess cost of net assets acquired, net...........................    386,389
Investment in joint ventures......................................     14,419
Other assets......................................................      2,338
                                                                     --------
                                                                     $533,346
                                                                     ========
          Liabilities and NovaCare, Inc. Net Investment
Current liabilities:
  Current portion of financing arrangements--third parties........   $ 13,307
  Current portion of financing arrangements--related parties......    166,743
  Accounts payable and accrued expenses--related parties..........    279,797
  Accounts payable and accrued expenses--third parties............     30,785
                                                                     --------
    Total current liabilities.....................................    490,632
Deferred income tax:
Financing arrangements, net of current portion-third parties......     23,578
Deferred income taxes.............................................     14,767
Other.............................................................      1,190
                                                                     --------
    Total liabilities.............................................    530,167
Commitments and contingencies.....................................         --
NovaCare, Inc. net investment.....................................      3,179
                                                                     --------
Total liabilities of NovaCare, Inc. Net Investment................   $538,117
                                                                     ========


The accompanying Notes to Combined Financial Statements are an integral part of these statements.

         NovaCare Physical Rehabilitation and Occupational Health Group
                        (Wholly-owned by NovaCare, Inc.)

                        Combined Statement of Operations
                                 (In thousands)

                                                              For the Period
                                                              July 1, 1999 to
                                                             November 19, 1999
                                                             -----------------
Net revenues................................................     $127,481
Cost of services............................................       84,792
                                                                 --------
  Gross profit..............................................       42,689
Selling, general and administrative expenses................       28,105
Selling, general and administrative allocated from related
 party......................................................        3,554
Provision for uncollectible accounts........................       41,964
Amortization of excess cost of net asset acquired...........        4,583
                                                                 --------
  Loss from operations......................................      (35,517)
Interest expense-related party..............................        5,366
Interest expense-third parties..............................        1,233
Royalty expense-related party...............................        5,596
                                                                 --------
  Loss before income taxes..................................      (47,712)
Income taxes................................................
                                                                 --------
  Net loss..................................................     $(47,712)
                                                                 ========




          The accompanying Notes to Combined Financial Statements are an integral part of these statements.

         NovaCare Physical Rehabilitation and Occupational Health Group
                        (Wholly-owned by NovaCare, Inc.)

              Combined Statement of NovaCare, Inc. Net Investment
                                 (In thousands)

                                                                  NovaCare, Inc.
                                                                  net investment
                                                                  --------------
Balance at June 30, 1999.........................................    $ 43,751
  Net contributions from NovaCare, Inc. .........................       7,140
  Net loss.......................................................     (47,712)
                                                                     --------
Balance at November 19, 1999.....................................    $  3,179
                                                                     ========





        The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

         Novacare Physical Rehabilitation and Occupational Health Group
                        (Wholly-owned by NovaCare, Inc.)

                        Combined Statement of Cash Flows
                                 (In thousands)

                                                               For the Period
                                                               July 1, 1999 to
                                                                November 19,
                                                                    1999
                                                               ---------------
Cash flows from operating activities:
Net loss......................................................    $(47,712)
Adjustments to reconcile net loss to net cash flows used in
 operating activities:
  Loss from joint ventures....................................         100
  Depreciation and amortization...............................       9,350
  Provision for uncollectible accounts........................      41,964
  Minority interest...........................................          37
  Changes in assets and liabilities, net of effects from
   acquisitions:
    Accounts receivable.......................................     (12,259)
    Other current assets......................................      (2,275)
    Accounts payable and accrued expenses--third parties......       2,702
    Other, net................................................         (69)
                                                                  --------
    Net cash flows used in operating activities...............      (8,162)
                                                                  --------
Cash flows from investing activities:
Payments for businesses acquired, net of cash acquired........      (7,159)
Additions to property and equipment...........................      (2,302)
Other, net....................................................         238
                                                                  --------
  Net cash flows used in investing activities.................      (9,223)
                                                                  --------
Cash flows from financing activities:
Payment of long-term debt and credit arrangements--third
 parties......................................................      (7,359)
Net advances from related party...............................      20,657
                                                                  --------
  Net cash flows provided by financing activities.............      13,298
                                                                  --------
  Net decrease in cash and cash equivalents...................      (4,087)
  Cash and cash equivalents, beginning of period..............       5,792
                                                                  --------
  Cash and cash equivalents, end of period....................    $  1,705
                                                                  ========


The accompanying Notes to Combined Financial Statements are an integral part of these statements.

         NovaCare Physical Rehabilitation and Occupational Health Group
                        (Wholly-owned by NovaCare, Inc.)

                     Notes to Combined Financial Statements

                               November 19, 1999
                                 (In thousands)

1. Summary of Significant Accounting Policies

      Nature of Operations: NovaCare Physical Rehabilitation and Occupational Health Group includes RehabClinics, Inc., NovaCare Outpatient Rehabilitation East, Inc., NovaCare Outpatient Rehabilitation West, Inc., NovaCare Occupational Health Services, Inc., CMC Center Corporation and Industrial Health Care Company (collectively "the Group") all of which are wholly-owned subsidiaries of NC Resources, Inc., a Delaware holding company and a wholly-owned subsidiary of NovaCare, Inc., a Delaware corporation ("Parent").

      Business Profile: The Group is a provider of freestanding outpatient physical therapy and rehabilitation services and occupational health services. Outpatient physical therapy and rehabilitation services include: (i) general physical rehabilitation, which is designed to return injured and post-operative patients to their optimal functional capacity, (ii) sports medicine, which is designed to minimize the "downtime" of injured sports participants and safely return them to sports activities, (iii) enhanced performance training, which is designed to improve the muscular and cardiovascular performance of both professional caliber athletes and "weekend warriors" as well as the "senior citizen" population, (iv) industrial rehabilitation, which is designed to reduce work-related injuries and rehabilitate and strengthen injured patients to allow a rapid, safe and productive return to normal job activities and (v) hospital-based services, which involve providing inpatient and outpatient rehabilitation services on a contract basis to acute care hospitals. Occupational health services comprise treatment for work-related injuries and illnesses, physical and occupational rehabilitation therapy, pre-placement physical examinations and evaluations, case management, diagnostic testing and other employer-requested or government-mandated work related health care services.

      Basis of Presentation: The financial statements of the Group include the combined financial position, results of operations and cash flows of the Group. The Parent's historical cost basis of assets and liabilities has been reflected in the Group's financial statements. The financial information in these financial statements is not necessarily indicative of results of operations, financial position and cash flows that would have occurred if the Group had been a separate stand-alone entity during the periods presented or of future results.

      Principles of Combination: The combined financial statements include the accounts of the Group companies. Investments of 20% to 50% of the voting interest of affiliates are accounted for using the equity method. All significant intercompany accounts and transactions between the companies comprising the Group have been eliminated. The Group recognizes a minority interest in its balance sheet and statement of operations for the portion of majority-owned subsidiaries attributable to its minority owners.

      Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. During the period July 1, 1999 to November 19, 999, the Company recorded a $29,358 charge as a change in estimate to increase the allowance for doubtful accounts to record the accounts receivable at its net realizable value.

         NovaCare Physical Rehabilitation and Occupational Health Group
                        (Wholly-owned by NovaCare, Inc.)

              Notes to Combined Financial Statements--(Continued)

                               November 19, 1999
                                 (In thousands)


      Concentration of Credit Risks: Financial instruments which subject the Group to concentrations of credit risk consist primarily of trade receivables from workers' compensation programs, health and managed care companies, self-pay individuals, Medicare, Medicaid and litigation settlements from various payors located throughout the United States. The Group generally does not require collateral from its customers. Such credit risk is considered by management to be limited due to the Group's broad customer base.

      Statement of Cash Flows: The Group considers its holdings of highly liquid debt and money-market instruments to be cash equivalents if the securities mature within 90 days from the date of acquisition. These investments are carried at cost, which approximates fair value. There were no non-cash investing and financing activities for the period July 1, 1999 to November 19, 1999. There were no non-cash contributions for the period July 1, 1999 to November 19, 1999.

      Net Revenues: Net revenues are reported at the net realizable amounts from customers and third-party payors and includes estimated retroactive revenue adjustments due to future audits, reviews, and investigations. Retroactive adjustments are considered in the recognition of revenue on an estimated basis in the period the related services are rendered, and such amounts are adjusted in future periods as adjustments become known or as years are no longer subject to such audits, reviews, and investigations. Net revenues generated directly from Medicare and Medicaid reimbursement programs represented 8% of the Group's combined net revenues for the period July 1, 1999 to November 19, 1999

      Property and Equipment: Property and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which range principally from three to seven years for property and equipment and 30 to 40 years for buildings. Leasehold improvements are amortized over the lesser of the lease term or the asset's estimated useful life. Property and equipment also include external and incremental internal costs incurred to develop major computer systems. Costs for computer software developed or purchased for internal use are capitalized and amortized over an estimated useful life ranging from five to ten years. Costs of software maintenance and training, as well as the cost of software that does not add functionality to existing systems are expensed as incurred.

      Excess Cost of Net Assets Acquired: Assets and liabilities acquired in connection with business combinations accounted for under the purchase method are recorded at their respective fair values. Deferred taxes have been recorded to the extent of the difference between the fair value and the tax basis of the assets acquired and liabilities assumed. The excess of the purchase price over the fair value of net assets acquired consists of non-compete agreements, customers lists and goodwill and is amortized on a straight-line basis over the estimated useful lives of the assets which range from five to 40 years, with an average life of approximately 37 years.

         NovaCare Physical Rehabilitation and Occupational Health Group
                        (Wholly-owned by NovaCare, Inc.)

              Notes to Combined Financial Statements--(Continued)

                               November 19, 1999
                                 (In thousands)


      Impairment of Long Lived Assets: Effective July 1, 1997, the Group adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" which establishes accounting standards for the impairment of long-lived assets, certain identified intangible assets and goodwill related to those assets to be held and used and for long-lived assets and certain intangible assets to be disposed of. In accordance with SFAS No. 121, the Group reviews the realizability of long-lived assets, certain intangible assets and goodwill whenever events or circumstances occur which indicate recorded cost may not be recoverable. The Group also reviews the overall recoverability of goodwill on an annual basis. The analyses are based primarily on estimated future undiscounted cash flows.

      If the expected future cash flows (undiscounted) are less than the carrying amount of such assets, the Group recognizes an impairment loss for the difference between the carrying amount of the assets and their estimated fair value. In estimating future cash flows for determining whether an asset is impaired, and in measuring assets that are impaired, assets are grouped by geographic region, which is the lowest level of operational reporting used by management.

      Other Assets: Other assets consist principally of non-compete agreements and security deposits. Non-compete agreements are principally agreements with former owners not to compete with the Group within a specified geographical area for a specified period of time. The asset is amortized over the life of the agreement.

      Income Taxes: The Group is included in the consolidated Federal income tax return of the Parent. All tax payments are made by the Parent on behalf of the Group. The Group includes its portion of tax obligations in accounts payable and accrued expenses-related parties. Current and deferred tax benefit, included in these statements, was calculated as if the Group had filed consolidated income tax returns on a stand alone basis. Under a tax sharing agreement with the Parent, the Group is entitled to the tax benefits, attributable to the Group's losses, which are used in the Parent's consolidated return.

2. Related Party Transactions

      The Group entered into several arrangements with the Parent where fees are charged to the Group for services provided. These services included selling, general and administrative and financing services. Upon a change of control of the Group, certain of these arrangements may be voided and the Group will no longer be subject to the related fees. The Group will, however, be responsible for obtaining independent financing and will incur selling, general and administrative expenses.

      Trademarks: The Group is charged a fee of approximately 5.0% of revenues for the use of the "NovaCare" name and trademark. Fees are settled with the Parent on a quarterly basis in accordance with the trademark agreement.

      Advances and Financing Arrangements: The Group participates in the Parent's centralized cash management system to finance operations and acquisitions. The Group's cash deposits are transferred to the Parent on a daily basis. The Parent funds the Group's disbursement bank accounts as required. When disbursements exceed deposits, the Parent advances the difference to the Group through an interest-free intercompany account. Assuming a LIBOR plus 1.5% borrowing rate, which approximates the Parent's borrowing rate, interest expense on net advances from the Parent would have been $8,826 for the period July 1, 1999 to November 19, 1999.

         NovaCare Physical Rehabilitation and Occupational Health Group
                        (Wholly-owned by NovaCare, Inc.)

              Notes to Combined Financial Statements--(Continued)

                               November 19, 1999
                                 (In thousands)


      In addition, certain advances from the Parent to the Group are funded through a line of credit arrangement. The annual interest rate on the line of credit is the prime rate of the Parent's lending bank plus 1.5%. As of November 19, 1999, the interest rate for the Group was 9.25%. Interest due to the Parent is settled quarterly in accordance with the loan agreement. Interest expense related to this financing arrangement was $5,366 for the period July 1, 1999 to November 19, 1999.

      Selling, General and Administrative Expenses Allocated from Related
Party: During fiscal 1999 and 1998, the Parent provided certain selling, general and administrative services to the Group, that included shared management, legal, information systems, finance and human resource services and leased office space. These costs were allocated to the Group from the Parent, based on number of personnel or fiscal 1999's net revenues. While Novacare has divested of certain of its businesses since June 30, 1999, the level of effort required by the Parent for each of the businesses was essentially the same for period July 1, 1999 to November 19, 1999 as it was in fiscal 1999. During the period July 1, 1999 to November 19, 1999, these allocated costs were $3,554.

      The expenses allocated to the Group are not necessarily indicative of amounts that would have been incurred if the Group had been a separate, independent entity that either managed these functions or contracted the services from an unrelated third party. Allocations were based on methodologies considered reasonable by management.

      Benefits and Payroll Service Fees: Beginning in February 1997, the Group contracted with NovaCare Employee Services (NCES), a majority owned subsidiary of the Parent, to provide payroll and benefit services. Under the agreement, the Group reimburses NCES for all payroll and related benefit costs, in addition to an administrative fee. Administrative fees incurred, related to this agreement, were $1,963 for the period July 1, 1999 to November 19, 1999. The amount for the period July 1, 1999 to November 19, 1999, is included in selling, general and administrative expenses. Additionally, payroll and related benefits expense disbursed by NCES for PROH approximated $65,932 for the period July 1, 1999 to November 19, 1999. As of November 19, 1999 the Group owed NCES $1,337 for payroll and related benefit costs. These amounts are included in accounts payable and accrued expenses--related parties.

      Insurance Reserves: The Parent maintains insurance coverage for the Group, including workers' compensation and general business insurance. Insurance reserves have been specifically allocated to the Group and the amounts owed to the Parent for such reserves are included in accounts payable and accrued expenses--related parties. As of November 19, 1999, the Group owed the Parent $225 for general business insurance.

        NovaCare Physical Rehabilitation and Occupational Health Group
                       (Wholly-owned by NovaCare, Inc.)

              Notes to Combined Financial Statements--(Continued)

                               November 19, 1999
                                (In thousands)


3. Provision for Restructure

      During fiscal 1999, the Group recorded a provision for restructure totaling $30,225 consisting of:

     Writedown of excess cost of net assets acquired, net.............. $28,300
     Employee severance and related costs..............................   1,925
                                                                        -------
       Total........................................................... $30,225
                                                                        =======

      During fiscal 1999, the Group decided to exit certain non-strategic markets. The markets consisted of 40 clinics. This decision resulted in a write-down of the value of the related assets to estimated net realizable value as these were held for disposal. The estimated net realizable value of the Group's assets held for disposal (principally excess cost of net assets acquired, net) was determined by reference to the Group's experience with purchases and sales of comparable assets over the past several years and in consultation with financial advisors. The clinics to be disposed of had annualized net revenues of approximately $16,600 and annualized operating profit of approximately $200. At November 19, 1999, five of the clinics have been sold for proceeds totaling $923. The net book value of the remaining assets to be sold is approximately $4,991. The decision to dispose of these clinics is being evaluated in light of the sale of the Group.

      In addition, the Group implemented a revised physical therapist staffing model to provide therapist services at lower costs while maintaining quality care. The new staffing model calls for an estimated reduction of 364 physical therapists. At November 19, 1999, a reduction of 267 physical therapists has taken place, 193 through attrition and 74 through severance arrangements.


      The activity in the Group's reserves for restructure is as follows:

                                                                     Period
                                                                 July 1, 1999 to
                                                                  November 19,
                                                                      1999
                                                                 ---------------
     Beginning balance..........................................      $ 625
     Payments...................................................       (532)
                                                                      -----
     Ending balance.............................................      $  93
                                                                      =====

         NovaCare Physical Rehabilitation and Occupational Health Group
                        (Wholly-owned by NovaCare, Inc.)

              Notes to Combined Financial Statements--(Continued)

                               November 19, 1999
                                 (In thousands)


4. Acquisition Transactions

      Information with respect to businesses acquired in purchase transactions was as follows:

                                                                       As of
                                                                    November 19,
                                                                        1999
                                                                    ------------
     Excess cost of net assets acquired............................   $431,446
     Less: accumulated amortization................................    (45,057)
                                                                      --------
                                                                      $386,389
                                                                      ========

      Certain purchase agreements require additional payments to the former owners if specific financial targets are met. At November 19, 1999 aggregate contingent payments in connection with all acquisitions of approximately $24,529, in cash, have not been included in the initial determination of cost of the businesses acquired since the amount of such contingent consideration that may be paid in the future, if any, is not presently determinable. In connection with businesses acquired in prior years, the Group paid $7,110 cash in the period July 1, 1999 to November 19, 1999.

5. Property and Equipment

      The components of property and equipment were as follows:

                                                                       As of
                                                                    November 19,
                                                                        1999
                                                                    ------------
     Buildings.....................................................   $  1,232
     Property, equipment and furniture.............................     43,558
     Capitalized software..........................................     22,637
     Leasehold improvements........................................     18,008
                                                                      --------
                                                                        85,435
     Less: accumulated depreciation and amortization...............    (47,587)
                                                                      --------
                                                                      $ 37,848
                                                                      ========

      Depreciation expense, including depreciation expense allocated by the Parent, for the period July 1, 1999 to November 19, 1999, was $4,767.

         NovaCare Physical Rehabilitation and Occupational Health Group
                        (Wholly-owned by NovaCare, Inc.)

              Notes to Combined Financial Statements--(Continued)

                               November 19, 1999
                                 (In thousands)


6. Investment in Joint Ventures

      The Group has 50% ownership interests in GP Therapy, Inc., LLC (a joint venture with Columbia/HCA Healthcare Corp), Mercy Joyner Associates (a joint venture with Mercy Regional Health Systems), Gill Balsano Consulting, LLC (a joint venture with a Health Care consulting firm), Langhorne PC (a joint venture with Delaware Valley Medical Corporation), and South Philadelphia PC (a joint venture with Mt. Sinai Hospital).

      At November 19, 1999 the Group's investment in joint venture for GP Therapy, Inc., LLC was $10,644. The Group's investment in Mercy Joyner Associates, was acquired as part of a larger acquisition in fiscal year 1998. At November 19, 1999 the Group's investment in joint venture for Mercy Joyner Associates was $455. The Group's investment in Gill Balsano Consulting, LLC was transferred from the Parent in fiscal year 1999. At November 19, 1999 the Group's investment in Gill Balsano was $1,596. The Group's investment in the Langhorne PC and South Philadelphia PC were acquired as part of a larger acquisition in fiscal year 1998. At November 19, 1999 the Group's investment in joint venture for both the Langhorne PC and South Philadelphia PC was $1,724.


7. Accounts Payable and Accrued Expenses--Third Parties

      Accounts payable and accrued expenses are summarized as follows:

                                                                       As of
                                                                    November 19,
                                                                        1999
                                                                    ------------
     Accrued contingent earn-outs..................................   $ 3,077
     Accrued compensation and benefits.............................     6,480
     Accounts payable..............................................     7,072
     Bank overdraft................................................     4,864
     Accrued acquisition costs.....................................     3,748
     Accrued interest..............................................     1,198
     Accrued restructure costs.....................................        93
     Other.........................................................     4,253
                                                                      -------
                                                                      $30,785
                                                                      =======

         NovaCare Physical Rehabilitation and Occupational Health Group
                        (Wholly-owned by NovaCare, Inc.)

              Notes to Combined Financial Statements--(Continued)

                               November 19, 1999
                                 (In thousands)


8. Financing Arrangements

      Financing arrangements consisted of the following:

                                                                     As of
                                                                  November 19,
                                                                      1999
                                                                  ------------
     Line of credit--related party, due November 30, 1999........  $ 166,743
     Subordinated promissory notes (6% to 9%), Payable through
      2007.......................................................     35,277
     Other.......................................................      1,608
                                                                   ---------
                                                                     203,628
     Less: current portion of financing arrangements--related
      parties....................................................   (166,743)
     Less: current portion of financing arrangements--third
      parties....................................................    (13,307)
                                                                   ---------
                                                                   $  23,578
                                                                   =========

      Subordinated promissory notes consist primarily of notes to former owners of businesses acquired. The carrying values of the notes approximate fair value.


      Financing arrangements with related party is comprised of a $180,000 line of credit with a subsidiary of the Parent. The Group periodically draws from the line and is charged interest at a rate of the Parent's lending bank's prime rate plus 1.5% on the daily outstanding balance (See Note 2). As of November 19, 1999, the interest rate for the Group was 9.25%. As of November 19, 1999 the Group had $13,257 available under this line of credit.

      At November 19, 1999, aggregate annual maturities of financing arrangements were as follows for the next five fiscal years and thereafter:

      Fiscal Year
      -----------
      2000............................................................. $180,050
      2001.............................................................   12,731
      2002.............................................................    5,163
      2003.............................................................    2,976
      2004.............................................................    1,404
      Thereafter.......................................................    1,304
                                                                        --------
                                                                        $203,628
                                                                        ========

      Interest paid on debt during the period July 1, 1999 to November 19, 1999 was $11,460.

         NovaCare Physical Rehabilitation and Occupational Health Group
                        (Wholly-owned by NovaCare, Inc.)

              Notes to Combined Financial Statements--(Continued)

                               November 19, 1999
                                 (In thousands)


9. Leases

      The Group rents office and clinical space and transportation and therapy equipment under non-cancelable operating leases.

      Future minimum lease commitments for all non-cancelable leases as of November 19, 1999 are as follows:

                                                                       Operating
      Fiscal Year                                                       Leases
      -----------                                                      ---------
      2000............................................................  $26,553
      2001............................................................   21,036
      2002............................................................   15,281
      2003............................................................    8,571
      2004............................................................    3,693
      Thereafter......................................................    4,608
                                                                        -------
      Total minimum lease payments....................................  $79,742
                                                                        =======

      Total rent expense for all operating leases during the period July 1, 1999 to November 19, 1999 was $12,308.

        NovaCare Physical Rehabilitation and Occupational Health Group
                       (Wholly-owned by NovaCare, Inc.)

              Notes to Combined Financial Statements--(Continued)

                               November 19, 1999
                                (In thousands)


10. Income Taxes

      The components of income tax benefit were as follows:

                                                                    Period
                                                                July 1, 1999 to
                                                               November 19, 1999
                                                               -----------------
     Current:
       Federal................................................        $--
       State..................................................         --
                                                                      ---
                                                                       --
                                                                      ---
     Deferred:
       Federal................................................         --
       State..................................................         --
                                                                      ---
                                                                       --
                                                                      ---
                                                                       --
                                                                      ===

      The components of net deferred tax assets (liabilities) as of November 19, 1999 were as follows:

                                                                    As of
                                                                 November 19,
                                                                     1999
                                                                 ------------
     Accruals and reserves not currently deductible for tax
      purposes..................................................   $ 12,054
     Restructure reserves.......................................      6,557
     Federal and state net operating loss.......................     13,784
                                                                   --------
                                                                     32,395
     Less: valuation allowance..................................    (22,399)
       Total deferred tax assets, net of valuation allowance....      9,996
     Gross deferred tax liabilities, depr. & cap. leases........    (14,767)
                                                                   --------
       Net deferred tax liability...............................   $ (4,771)
                                                                   ========

         NovaCare Physical Rehabilitation and Occupational Health Group
                        (Wholly-owned by NovaCare, Inc.)

              Notes to Combined Financial Statements--(Continued)

                               November 19, 1999
                                 (In thousands)


      The reconciliation of the expected tax benefit (computed by applying the Federal statutory tax rate to income before income taxes) to the actual tax benefit was as follows:

                                                                  Period
                                                              July 1, 1999 to
                                                             November 19, 1999
                                                             -----------------
     Expected Federal income tax benefit....................     $(16,699)
     State income tax benefit, less Federal benefit.........       (2,691)
     Non-deductible nonrecurring items......................           25
     Non-deductible amortization of excess cost of net
      assets acquired.......................................          574
     Increase in valuation allowance........................       18,923
     Other, net.............................................         (132)
                                                                 --------
                                                                 $     --
                                                                 ========

      The deferred tax consequences of temporary differences in reporting items for financial statement and income tax purposes are recognized, if appropriate. Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Group's ability to generate taxable income within the net operating loss carryforward period. Management has considered these factors in reaching its conclusion as to the valuation allowance for financial reporting purpose and the Group has recorded a full valuation allowance to reflect the estimated amount of deferred tax assets which may not be realized.

11. Benefit Plans

      Retirement Plans: Through the Parent, the Group participates in defined contribution 401(k) plans covering substantially all of its employees. The Group's portion of contributions made to the plans by the Parent for the period July 1, 1999 to November 19, 1999 were $442.

      Stock Option Plans: Certain employees of the Group participate in the Parent's employee stock option plans. Under the plans, substantially all of the options granted under the plan vest ratably over five years and are granted for a term of up to ten years. The exercise price of the options equals the fair value of the Parent's common stock at the date of grant. The Parent has adopted the disclosure-only provision of SFAS 123. Accordingly, no compensation expense has been recognized for option grants under the plans by the Parent or the Group. Had compensation cost for options granted been determined based on the fair value at the date of grant awards consistent with the provisions of SFAS 123, the Group's net loss would not have been materially different from the amounts reported in these financial statements.

         NovaCare Physical Rehabilitation and Occupational Health Group
                        (Wholly-owned by NovaCare, Inc.)

              Notes to Combined Financial Statements--(Continued)

                               November 19, 1999
                                 (In thousands)


12. Commitments and Contingencies

      The Group is subject to legal proceedings and claims that arise in the ordinary course of business. Management believes that the amount of any liability related to these matters will not have a material adverse effect on the Group's financial position or results of operations.

      The Group has entered into a naming, promotional and sponsorship agreement in which the Group pays $900 per year until the complex officially opens. The naming, promotional and sponsorship agreement is in effect for 25 years after the opening of the complex. The Group is required to make payments in accordance with the contract terms over 25 years ranging from $1,400 to $1,963 per year after the official opening. At this time the Group cannot estimate the date of the official opening of the complex.

      The Group has various other promotional exchange contracts that require the Group to provide physical therapy services in exchange for promotional rights.

13. Sale of the Group

      On November 19, 1999, the Parent completed the sale of the Group to Select Medical Corporation ("Select"). The sales price for the Group was $200,000, the cash proceeds of which were reduced by the amount of Group debt assumed by Select. Of the remainder, $36,800 of the purchase price was placed in escrow for two years in support of representations relating to minimum working capital, collectibility of accounts receivable, and certain contingent earnout payments and litigation matters. Following the closing of the Group sale and continuing through June 2000, Select presented to the Parent claims for disbursement of portions of the escrowed funds to Select. The Parent and Select disagreed on certain of these claims. On July 6, 2000, the Parent entered into a settlement agreement with regard to the accounts receivable representation, contingent earnout obligations and certain other differences and disagreements between the Parent and Select related to the Group purchase and sale agreement and the escrows established as part of that agreement. As a result of the settlement, the remaining funds in escrow accounts, including interest, were disbursed to the parties with $4.5 million being returned to the Parent. In addition, as part of the settlement, the Parent agreed to reimburse Select approximately $1.3 million in respect of certain of its obligations set forth in the purchase and sale agreement and up to $1.8 million for Medicare liabilities, if any, that relate to periods prior to the Group sale. The Parent collateralized certain future payments to Select with the Parent's accounts receivable that pertain primarily to the Parent's former long-term care services business. Also as part of the settlement agreement, certain of the representations, warranties and indemnifications in the Group purchase and sale agreement were released by the parties and certain provisions, principally relating to tax obligations, remain binding on the parties. In conjunction with the Group sale, the "NovaCare" name was also sold and the Parent changed its name to NAHC, Inc. effective March 28, 2000.

                       Report of Independent Accountants

To the Board of Directors of
NovaCare, Inc.

      In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of NovaCare, Inc. net investment and of cash flows present fairly, in all material respects, the financial position of NovaCare Physical Rehabilitation and Occupational Health Group ("the Group") at June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Group's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

      The accompanying combined financial statements have been prepared assuming that the Group will continue as a going concern. The Group has historically been dependent on NovaCare, Inc. (the "Parent") for financial support. Additionally, the Group is indebted to the Parent for significant currently payable amounts. As discussed in Note 13 to the combined financial statements, the Parent has $175 million of convertible subordinated debentures due on January 15, 2000. To enable the Parent to generate sufficient funds to make the required payment on the convertible debentures, the Parent's Board of Directors on August 5, 1999 voted to seek approval from its shareholders for the sale of the Parent's two remaining business units, including the Group, and the adoption of a restructuring proposal. In a proxy statement dated August 13, 1999 (as amended through September 10, 1999) the Parent's shareholders have been asked to consider and vote upon these proposals at a special meeting of shareholders to be held on September 21, 1999. All of the proposals were adopted by the shareholders at the special meeting. The adoption of these proposals could result in the ultimate liquidation of the Parent. Should these matters not be approved, or should the transactions not be consummated as set forth in the proxy statement, the Parent's management would need to seek other means to obtain sufficient funds to repay the convertible debentures when due. These matters, coupled with the Group's continuing operating losses, raise substantial doubt about the Group's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 13. The combined financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ PricewaterhouseCoopers LLP
Philadelphia, PA
September 21, 1999

         NovaCare Physical Rehabilitation and Occupational Health Group
                        (Wholly-owned by NovaCare, Inc.)

                            Combined Balance Sheets
                                 (In thousands)

                                                               As of June 30,
                                                              -----------------
                                                                1999     1998
                                                              -------- --------
                           Assets
Current assets:
  Cash and cash equivalents.................................. $  5,792 $  2,037
  Accounts receivable, net of allowance at June 30, 1999 and
   1998 of $32,891 and $23,864, respectively.................   99,060   93,156
  Deferred income taxes......................................    8,561      439
  Other current assets.......................................    8,498    9,498
                                                              -------- --------
    Total current assets.....................................  121,911  105,130
Property and equipment, net..................................   40,065   40,422
Excess cost of net assets acquired, net......................  387,180  356,044
Investment in joint ventures.................................   15,120   13,062
Other assets.................................................    2,948    3,376
                                                              -------- --------
                                                              $567,224 $518,054
                                                              ======== ========
        Liabilities and NovaCare, Inc. Net Investment
Current liabilities:
  Current portion of financing arrangements--third parties... $ 14,706 $ 13,620
  Current portion of financing arrangements--related
   parties...................................................  165,202       --
  Accounts payable and accrued expenses--related parties.....  268,128  186,330
  Accounts payable and accrued expenses--third parties.......   31,399   25,532
                                                              -------- --------
    Total current liabilities................................  479,435  225,482
Financing arrangements--related party........................       --  165,507
Financing arrangements, net of current portion--third
 parties.....................................................   29,226   35,319
Deferred income taxes........................................   13,332    9,865
Other .......................................................    1,480    2,052
                                                              -------- --------
    Total liabilities........................................  523,473  438,225
Commitments and contingencies................................       --       --
NovaCare, Inc. net investment................................   43,751   79,829
                                                              -------- --------
                                                              $567,224 $518,054
                                                              ======== ========


The accompanying Notes to Combined Financial Statements are an integral part of these statements.

         NovaCare Physical Rehabilitation and Occupational Health Group
                        (Wholly-owned by NovaCare, Inc.)

                       Combined Statements of Operations
                                 (In thousands)

                                                  For the Years Ended June
                                                            30,
                                                 ----------------------------
                                                   1999      1998      1997
                                                 --------  --------  --------
Net revenues.................................... $339,708  $281,550  $214,936
Cost of Services................................  234,350   193,860   152,860
                                                 --------  --------  --------
  Gross profit..................................  105,358    87,690    62,076
Selling, general and administrative expenses....   56,743    40,360    29,947
Selling, general and administrative allocated
 from related party.............................   27,444    20,823     8,882
Provision for uncollectible accounts............   24,130    14,806    10,091
Amortization of excess cost of net assets
 acquired.......................................   11,865     9,138     6,464
Provision for restructure.......................   30,225        --        --
                                                 --------  --------  --------
  (Loss) income from operations.................  (45,049)    2,563     6,692
Interest expense-related party..................   15,518    15,990    27,568
Interest expense-third parties..................    3,157     2,435     1,081
Royalty expense-related party...................   17,059    14,293    10,660
                                                 --------  --------  --------
  Loss before income taxes......................  (80,783)  (30,155)  (32,617)
Income tax benefit..............................  (21,564)   (7,618)  (10,726)
                                                 --------  --------  --------
  Net loss...................................... $(59,219) $(22,537) $(21,891)
                                                 ========  ========  ========



The accompanying Notes to Combined Financial Statements are an integral part of these statements.

         NovaCare Physical Rehabilitation and Occupational Health Group
                        (Wholly-owned by NovaCare, Inc.)

              Combined Statements of NovaCare, Inc. Net Investment
                                 (In thousands)

                                                                  NovaCare, Inc.
                                                                  net investment
                                                                  --------------
Balance at June 30, 1996.........................................    $(34,135)
  Net contributions from NovaCare, Inc. .........................     143,134
  Net loss.......................................................     (21,891)
                                                                     --------
Balance at June 30, 1997.........................................      87,158
  Net contributions from NovaCare, Inc. .........................      15,208
  Net loss.......................................................     (22,537)
                                                                     --------
Balance at June 30, 1998.........................................      79,829
  Net contributions from NovaCare, Inc. .........................      23,141
  Net loss.......................................................     (59,219)
                                                                     --------
Balance at June 30, 1999.........................................    $ 43,751
                                                                     ========




  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

         NovaCare Physical Rehabilitation and Occupational Health Group
                        (Wholly-owned by NovaCare, Inc.)

                       Combined Statements of Cash Flows
                                 (In thousands)

                                                 For the Years Ended June
                                                            30,
                                                -----------------------------
                                                  1999      1998       1997
                                                --------  ---------  --------
Cash flows from operating activities:
Net loss....................................... $(59,219) $ (22,537) $(21,891)
Adjustments to reconcile net loss to net cash
 flows used in operating activities:
  (Income) loss from joint ventures............      514        (16)       78
  Depreciation and amortization................   25,974     20,697    15,487
  Provision for restructure....................   30,225
  Provision for uncollectible accounts.........   24,130     14,806    10,091
  Minority interest............................      117         69       105
  Deferred income taxes........................   (4,432)     6,251     3,849
  Changes in assets and liabilities, net of
   effects from acquisitions:
    Accounts receivable........................  (26,050)   (29,417)  (24,946)
    Other current assets.......................      417     (1,722)      (66)
    Accounts payable and accrued expenses--
     third parties.............................  (13,982)    (5,289)   (8,427)
    Other, net.................................   (3,309)      (196)   (1,048)
                                                --------  ---------  --------
    Net cash used in operating activities......  (25,615)   (17,354)  (26,768)
                                                --------  ---------  --------
Cash flows from investing activities:
Payments for businesses acquired, net of cash
 acquired......................................  (48,038)   (94,357)  (58,685)
Additions to property and equipment............  (19,906)    (8,170)  (17,269)
Proceeds from sale of property and equipment...      913         --        52
Other, net.....................................      452         85       569
                                                --------  ---------  --------
  Net cash flows used in investing activities..  (66,579)  (102,442)  (75,333)
                                                --------  ---------  --------
Cash flows from financing activities:
Payment of long-term debt and credit
 arrangements--third parties...................  (14,878)    (6,591)   (5,015)
Net advances from related party................  110,827    122,363   110,143
                                                --------  ---------  --------
  Net cash flows provided by financing
   activities..................................   95,949    115,772   105,128
                                                --------  ---------  --------
Net increase (decrease) in cash and cash
 equivalents...................................    3,755     (4,024)    3,027
Cash and cash equivalents, beginning of year...    2,037      6,061     3,034
                                                --------  ---------  --------
Cash and cash equivalents, end of year......... $  5,792  $   2,037  $  6,061
                                                ========  =========  ========

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

         NovaCare Physical Rehabilitation and Occupational Health Group
                        (Wholly-owned by NovaCare, Inc.)

                     Notes to Combined Financial Statements

                                 June 30, 1999
                                 (In thousands)

1. Summary of Significant Accounting Policies

      Nature of Operations: NovaCare Physical Rehabilitation and Occupational Health Group includes RehabClinics, Inc., NovaCare Outpatient Rehabilitation East, Inc., NovaCare Outpatient Rehabilitation West, Inc., NovaCare Occupational Health Services, Inc., CMC Center Corporation and Industrial Health Care Company (collectively "the Group") all of which are wholly-owned subsidiaries of NC Resources, Inc., a Delaware holding company and a wholly-owned subsidiary of NovaCare, Inc., a Delaware corporation ("Parent").

      Business Profile: The Group is a provider of freestanding outpatient physical therapy and rehabilitation services and occupational health services. Outpatient physical therapy and rehabilitation services include: (i) general physical rehabilitation, which is designed to return injured and post-operative patients to their optimal functional capacity, (ii) sports medicine, which is designed to minimize the "downtime" of injured sports participants and safely return them to sports activities, (iii) enhanced performance training, which is designed to improve the muscular and cardiovascular performance of both professional caliber athletes and "weekend warriors" as well as the "senior citizen" population, (iv) industrial rehabilitation, which is designed to reduce work-related injuries and rehabilitate and strengthen injured patients to allow a rapid, safe and productive return to normal job activities and (v) hospital-based services, which involve providing inpatient and outpatient rehabilitation services on a contract basis to acute care hospitals. Occupational health services comprise treatment for work-related injuries and illnesses, physical and occupational health services comprise treatment for work-related injuries and illnesses, physical and occupational rehabilitation therapy, pre-placement physical examinations and evaluations, case management, diagnostic testing and other employer-requested or government-mandated work related health care services.

      Basis of Presentation: The financial statements of the Group include the combined financial position, results of operations and cash flows of the Group. The Parent's historical cost basis of assets and liabilities has been reflected in the Group's financial statements. The financial information in these financial statements is not necessarily indicative of results of operations, financial position and cash flows that would have occurred if the Group had been a separate stand-alone entity during the periods presented or of future results.

      Principles of Combination: The combined financial statements include the accounts of the Group companies. Investments of 20% to 50% of the voting interest of affiliates are accounted for using the equity method. All significant intercompany accounts and transactions between the companies comprising the Group have been eliminated. The Group recognizes a minority interest in its balance sheets and statements of operations for the portion of majority-owned subsidiaries attributable to its minority owners.

      Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Concentration of Credit Risks: Financial instruments which subject the Group to concentrations of credit risk consist primarily of trade receivables from workers' compensation programs, health and managed care companies, self-pay individuals, Medicare, Medicaid and litigation settlements from various payors located

         NovaCare Physical Rehabilitation and Occupational Health Group
                        (Wholly-owned by NovaCare, Inc.)

              Notes to Combined Financial Statements--(Continued)

                                 June 30, 1999
                                 (In thousands)

1. Summary of Significant Accounting Policies (continued)

throughout the United States. The Group generally does not require collateral from its customers. Such credit risk is considered by management to be limited due to the Group's broad customer base.

      Statement of Cash Flows: The Group considers its holdings of highly liquid debt and money-market instruments to be cash equivalents if the securities mature within 90 days from the date of acquisition. These investments are carried at cost, which approximates fair value. Non-cash investing and financing activities in fiscal years 1999 and 1998 of $10,355 and $24,875, respectively, consist principally of acquired debt and subordinated promissory notes issued to former owners at closing. There were no non-cash investing and financing activities in fiscal 1997. Non-cash contributions from the Parent in fiscal year 1997 were $102,595 for forgiveness of debt. There were no non-cash contributions in fiscal years 1999 and 1998.

      Net Revenues: Net revenues are reported at the net realizable amounts from customers and third-party payors and includes estimated retroactive revenue adjustments due to future audits, reviews and investigations. Retroactive adjustments are considered in the recognition of revenue on an estimated basis in the period the related services are rendered, and such amounts are adjusted in future periods as adjustments become known or as years are no longer subject to such audits, reviews and investigations. Net revenues generated directly from Medicare and Medicaid reimbursement programs represented 8%, 9% and 10% of the Group's combined net revenues for fiscal years 1999, 1998 and 1997 respectively.

      Property and Equipment: Property and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which range principally from three to seven years for property and equipment and 30 to 40 years for buildings. Leasehold improvements are amortized over the lesser of the lease term or the asset's estimated useful life. Property and equipment also include external and incremental internal costs incurred to develop major computer systems. Costs for computer software developed or purchased for internal use are capitalized and amortized over an estimated useful life ranging from five to ten years. Costs of software maintenance and training, as well as the cost of software that does not add functionality to existing systems are expensed as incurred.

      Excess Cost of Net Assets Acquired: Assets and liabilities acquired in connection with business combinations accounted for under the purchase method are recorded at their respective fair values. Deferred taxes have been recorded to the extent of the difference between the fair value and the tax basis of the assets acquired and liabilities assumed. The excess of the purchase price over the fair value of net assets acquired consists of non-compete agreements, customers lists and goodwill and is amortized on a straight-line basis over the estimated useful lives of the assets which range from five to 40 years, with an average life of approximately 37 years.

      Impairment of Long Lived Assets: Effective July 1, 1997, the Group adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" which establishes accounting standards for the impairment of long-lived assets, certain identified intangible assets and goodwill related to those assets to be held and used and for long-lived assets and certain intangible assets to be disposed of. In accordance with SFAS No. 121, the Group reviews the realizability of long-lived assets, certain intangible assets and goodwill whenever events or circumstances occur which indicate recorded cost may not be recoverable. The Group also reviews the overall recoverability of goodwill on an annual basis. These analyses are based primarily on estimated future undiscounted cash flows.

         NovaCare Physical Rehabilitation and Occupational Health Group
                        (Wholly-owned by NovaCare, Inc.)

              Notes to Combined Financial Statements--(Continued)

                                 June 30, 1999
                                 (In thousands)

1. Summary of Significant Accounting Policies (continued)

      If the expected future cash flows (undiscounted) are less than the carrying amount of such assets, the Group recognizes an impairment loss for the difference between the carrying amount of the assets and their estimated fair value. In estimating future cash flows for determining whether an asset is impaired, and in measuring assets that are impaired, assets are grouped by geographic region, which is the lowest level of operational reporting used by management.

      Other Assets: Other assets consist principally of non-compete agreements and security deposits. Non-compete agreements are principally agreements with former owners not to compete with the Group within a specified geographical area for a specified period of time. The asset is amortized over the life of the agreement.

      Income Taxes: The Group is included in the consolidated Federal income tax return of the Parent. All tax payments are made by the Parent on behalf of the Group. The Group includes its portion of tax obligations in accounts payable and accrued expenses--related parties. Current and deferred tax benefit, included in these statements, was calculated as if the Group had filed consolidated income tax returns for the Group on a stand alone basis. Under a tax sharing agreement with the Parent, the Group is entitled to the income tax benefits, attributable to the Group's losses, which are used in the Parent's consolidated return. Were the Group to apply the separate company tax return method the income taxes would have been an expense of $641, $2,192 and $1,182 and net loss as adjusted would have been $81,424, $32,347 and $33,799 for the years ended June 30, 1999, 1998 & 1997, respectively.

2. Related Party Transactions

      The Group entered into several arrangements with the Parent where fees are charged to the Group for services provided. These services included selling, general and administrative and financing services. Upon a change of control of the Group, certain of these arrangements may be voided and the Group will no longer be subject to the related fees. The Group will, however, be responsible for obtaining independent financing and will incur selling, general and administrative expenses.

      Trademarks: The Group is charged a fee of approximately 5.0% of revenues for the use of the "NovaCare" name and trademark. Fees are settled with the Parent on a quarterly basis in accordance with the trademark agreement.

      Advances and Financing Arrangements: The Group participates in the Parent's centralized cash management system to finance operations and acquisitions. The Group's cash deposits are transferred to the Parent on a daily basis. The Parent funds the Group's disbursement bank accounts as required. When disbursements exceed deposits, the Parent advances the difference to the Group through an interest-free intercompany account. Assuming a LIBOR plus 1.5% borrowing rate, which approximates the Parent's borrowing rate, interest expense on net advances from the Parent would have been $17,284, $10,137 and $4,242 for the years ended June 30, 1999, 1998 and 1997, respectively.

      In addition, certain advances from the Parent to the Group are funded through a line of credit arrangement. The annual interest rate on the line of credit is the prime rate of the Parent's lending bank plus 1.5%. As of June 30, 1999, the interest rate for the Group was 9.25%. Interest due to the Parent is settled quarterly in accordance with the loan agreement. Interest expense related to this financing arrangement was $15,518, $15,990 and $27,568 for fiscal 1999, 1998, and 1997, respectively.

         NovaCare Physical Rehabilitation and Occupational Health Group
                        (Wholly-owned by NovaCare, Inc.)

              Notes to Combined Financial Statements--(Continued)

                                 June 30, 1999
                                 (In thousands)

2. Related Party Transactions (continued)

      Selling, General and Administrative Expenses Allocated from Related
Party: During fiscal 1999, 1998 and 1997, the Parent provided certain selling, general and administrative services to the Group, that included shared management, legal, information systems, finance and human resource services and leased office space. These costs were allocated to the Group from the Parent, based on specific identification, net revenue or utilization. During 1999, 1998 and 1997, these allocated costs were $15,671, $16,294 and $7,306, respectively.

      The expenses allocated to the Group are not necessarily indicative of amounts that would have been incurred if the Group had been a separate, independent entity that either managed these functions or contracted the services from an unrelated third party. Allocations were based on methodologies considered reasonable by management.

      Benefits and Payroll Service Fees: Beginning in February 1997, the Group contracted with NovaCare Employee Services (NCES), a 67% owned subsidiary of the Parent, to provide payroll and benefit services. Under the agreement, the Group reimburses NCES for all payroll and related benefit costs, in addition to an administrative fee. Administrative fees incurred, related to this agreement, were $10,957, $3,986 and $952 for fiscal 1999, 1998 and 1997, respectively.
These amounts are included in Selling, General and Administrative Expenses Allocated from Related Party. Additionally, payroll and related benefits expense disbursed by NCES for PROH approximated $175,000, $141,000 and $108,000 for fiscal 1999, 1998 and 1997, respectively. As of June 30, 1999 and 1998 the Group owed NCES $5,222 and $3,839 for payroll and related benefit costs. These amounts are included in accounts payable and accrued expenses--related parties.

      Insurance Reserves: The Parent maintains insurance coverage for the Group, including workers' compensation and general business insurance. Insurance reserves have been specifically allocated to the Group and the amounts owed to the Parent for such reserves are included in accounts payable and accrued expenses--related parties. As of June 30, 1999 and 1998, the Group owed the Parent the following amounts:

                                                                         As of
                                                                       June 30,
                                                                       ---------
                                                                       1999 1998
                                                                       ---- ----
Workers compensation.................................................. $421 $273
General business......................................................  274  226
                                                                       ---- ----
                                                                       $695 $499
                                                                       ==== ====

3. Provision for Restructure

      During fiscal 1999, the Group's operations recorded a provision for restructure totaling $30,225 consisting of:

       Writedown of excess cost of net assets acquired, net............ $28,300
       Employee severance and related costs............................   1,925
                                                                        -------
       Total........................................................... $30,225
                                                                        =======

         NovaCare Physical Rehabilitation and Occupational Health Group
                        (Wholly-owned by NovaCare, Inc.)

              Notes to Combined Financial Statements--(Continued)

                                 June 30, 1999
                                 (In thousands)

3. Provision for Restructure (continued)

      During fiscal 1999, the Group decided to exit certain non-strategic markets. The markets consisted of 40 clinics. This decision resulted in a write-down of the value of the related assets to estimated net realizable value as these were considered held for disposal. The estimated net realizable value of the Group's assets held for disposal (principally excess cost of net assets acquired, net) was determined by reference to the Company's experience with purchases and sales of comparable assets over the past several years and in consultation with financial advisors. The clinics to be disposed of had annualized net revenues of approximately $16,600 and annualized operating profit of approximately $200. At June 30, 1999, five of the clinics have been sold for proceeds totaling $923. The net book value of the remaining assets to be sold is approximately $4,991. The decision to dispose of these clinics is being evaluated in light of the possible sale of the Group.

      In addition, the Group has implemented a revised physical therapist staffing model to provide therapist services at lower costs while maintaining quality care. The new staffing model calls for an estimated reduction of 364 physical therapists. At June 30, 1999, a reduction of 231 physical therapists has taken place, 173 through attrition and 58 through severance arrangements. The Group's plan will be fully implemented by December 31, 1999, utilizing the remaining restructure reserve.

      The activity in the Group's reserves for restructure is as follows:

                                                              Years Ended June
                                                                    30,
                                                              -----------------
                                                                1999     1998
                                                              --------  -------
Beginning balance............................................ $  1,137  $ 3,217
Provision for restructure....................................   30,225       --
Payments.....................................................   (2,437)  (2,080)
Non-cash reductions, principally asset write-offs............  (28,300)      --
                                                              --------  -------
Ending balance............................................... $    625  $ 1,137
                                                              ========  =======

4. Acquisition Transactions

      During the years ended June 30, 1999 and 1998 the Group acquired five and 48 businesses, respectively. The following unaudited pro forma combined results of the operations of the Group give effect to each of the acquisitions as if they occurred on July 1, 1997:

                                                            Years Ended June
                                                                   30,
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
Net Revenues............................................... $339,889  $344,277
                                                            ========  ========
Loss before income taxes................................... $(80,734) $(29,945)
                                                            ========  ========
Net loss................................................... $(59,170) $(22,327)
                                                            ========  ========

      The above pro forma information is not necessarily indicative of the results of operations that would have occurred had the acquisition been made as of July 1, 1997, or the results that may occur in the future.

         NovaCare Physical Rehabilitation and Occupational Health Group
                        (Wholly-owned by NovaCare, Inc.)

              Notes to Combined Financial Statements--(Continued)

                                 June 30, 1999
                                 (In thousands)

4. Acquisition Transactions (continued)

      Information with respect to businesses acquired in purchase transactions was as follows:

                                                              As of June 30,
                                                            ------------------
                                                              1999      1998
                                                            --------- --------
Excess cost of net assets acquired......................... $ 427,654 $384,653
Less: accumulated amortization.............................  (40,474) (28,609)
                                                            --------- --------
                                                            $ 387,180 $356,044
                                                            ========= ========
                                                             Years Ended June
                                                                   30,
                                                            ------------------
                                                              1999      1998
                                                            --------- --------
Cash paid (net of cash acquired)........................... $  40,089 $ 78,164
Notes issued...............................................     4,825   24,875
Other consideration........................................     2,238    6,920
                                                            --------- --------
                                                               47,152  109,959
Liabilities assumed........................................    17,342   36,751
                                                            --------- --------
                                                               64,497  146,710
Fair value of assets acquired, principally accounts
 receivable and property and equipment.....................   (5,091) (29,488)
                                                            --------- --------
Cost in excess of fair value of net assets acquired........ $  59,403 $117,222
                                                            ========= ========

      Certain purchase agreements require additional payments to the former owners if specific financial targets are met. Aggregate contingent payments in connection with all acquisitions at June 30, 1999 of approximately $34,884, in cash, have not been included in the initial determination of cost of the businesses acquired since the amount of such contingent consideration that may be paid in the future, if any, is not presently determinable. In connection with businesses acquired in prior years, the Group paid $5,711 and $10,423 cash in fiscal years ended June 30, 1999 and 1998 respectively. Additionally, the Parent issued 43 and 130 shares of its common stock on behalf of the Group during the fiscal years ended June 30, 1999 and 1998, respectively, in settlement of earn-out payments to former owners.

         NovaCare Physical Rehabilitation and Occupational Health Group
                        (Wholly-owned by NovaCare, Inc.)

              Notes to Combined Financial Statements--(Continued)

                                 June 30, 1999
                                 (In thousands)

5. Property and Equipment

      The components of property and equipment were as follows:

                                                              As of June 30,
                                                             ------------------
                                                               1999      1998
                                                             --------  --------
Buildings................................................... $  1,232  $  1,232
Property, equipment and furniture...........................   46,752    41,808
Capitalized software........................................   16,066    12,916
Leasehold improvements......................................   17,314    14,927
                                                             --------  --------
                                                               81,364    70,883
Less: accumulated depreciation and amortization.............  (41,299)  (30,441)
                                                             --------  --------
                                                             $ 40,065  $ 40,442
                                                             ========  ========

      Depreciation expense, including depreciation expense allocated by the Parent, for the fiscal years 1999, 1998 and 1997 was $14,109, $11,559 and $9,023, respectively.

6. Investment in Joint Ventures

      The Group has 50% ownership interests in GP Therapy, Inc., LLC (a joint venture with Columbia/HCA Healthcare Corp), Mercy Joyner Associates (a joint venture with Mercy Regional Health Systems), Gill Balsano Consulting, LLC (a joint venture with a Health Care consulting firm), Langhorne PC (a joint venture with Delaware Valley Medical Corporation), and South Philadelphia PC (a joint venture with Mt. Sinai Hospital).

      At June 30, 1999 and 1998, the Group's investment in joint venture for GP Therapy, Inc., LLC was $10,728 and $10,889, respectively. The Group's investment in Mercy Joyner Associates, was acquired as part of a larger acquisition in fiscal year 1998. At June 30, 1999 and 1998, the Group's investment in joint venture for Mercy Joyner Associates was $378 and $231, respectively. The Group's investment in Gill Balsano Consulting, LLC was transferred from the Parent in fiscal year 1999. At June 30, 1999 the Group's investment in Gill Balsano was $2,078. The Group's investment in the Langhorne PC and South Philadelphia PC were acquired as part of a larger acquisition in fiscal year 1998. At June 30, 1999 and 1998, the Group's investment in joint venture for both the Langhorne PC and South Philadelphia PC was $1,936 and $1,942, respectively.

         NovaCare Physical Rehabilitation and Occupational Health Group
                        (Wholly-owned by NovaCare, Inc.)

              Notes to Combined Financial Statements--(Continued)

                                 June 30, 1999
                                 (In thousands)

7. Accounts Payable and Accrued Expenses--Third Parties

      Accounts payable and accrued expenses are summarized as follows:

                                                                As of June 30,
                                                                ---------------
                                                                 1999    1998
                                                                ------- -------
Accrued contingent earn-outs................................... $ 7,256 $ 3,294
Accrued compensation and benefits..............................   5,809   5,034
Accounts payable...............................................   4,397   4,407
Bank overdraft.................................................   4,206   2,216
Accrued acquisition costs......................................   3,842     394
Accrued interest...............................................   2,026   1,843
Accrued restructure costs......................................     625   1,137
Other..........................................................   3,238   7,207
                                                                ------- -------
                                                                $31,399 $25,532
                                                                ======= =======

8. Financing Arrangements

      Financing arrangements consisted of the following:

                                                            As of June 30,
                                                          -------------------
                                                            1999       1998
                                                          ---------  --------
Line of credit--related party, due November 30, 1999..... $ 165,202  $165,507
Subordinated promissory notes (6% to 9%),
 Payable through 2007....................................    41,615    47,291
Other....................................................     2,317     1,648
                                                          ---------  --------
                                                            209,134   214,446
Less: current portion of financing arrangements-related
 parties.................................................  (165,202)       --
Less: current portion of financing arrangements-third
 parties.................................................   (14,706)  (13,620)
                                                          ---------  --------
                                                          $  29,226  $200,826
                                                          =========  ========

      Subordinated promissory notes consist primarily of notes to former owners of businesses acquired. The carrying values of the notes approximate fair value.

      Financing arrangements with related party is comprised of a $180,000 line of credit with a subsidiary of the Parent. The Group periodically draws from the line and is charged interest at a rate of the Parent's lending bank's prime rate plus 1.5% on the daily outstanding balance (See Note 2). As of June 30, 1999, the interest rate for the Group was 9.25%. As of June 30, 1999 the Group had $14,798 available under this line of credit.

        NovaCare Physical Rehabilitation and Occupational Health Group
                       (Wholly-owned by NovaCare, Inc.)

              Notes to Combined Financial Statements--(Continued)

                                 June 30, 1999
                                (In thousands)

8. Financing Arrangements (continued)

     At June 30, 1999, aggregate annual maturities of financing arrangements were as follows for the next five fiscal years and thereafter:

       Fiscal Year
       -----------
       2000............................................................ $179,908
       2001............................................................   13,157
       2002............................................................   10,040
       2003............................................................    3,333
       2004............................................................    1,494
       Thereafter......................................................    1,202
                                                                        --------
                                                                        $209,134
                                                                        ========

     Interest paid on debt during the fiscal years 1999, 1998 and 1997 was $18,132, $17,518 and $10,537, respectively.

9. Leases

     The Group rents office and clinical space and transportation and therapy equipment under non-cancelable operating leases.

     Future minimum lease commitments for all non-cancelable leases as of June 30, 1999 are as follows:

                                                                       Operating
       Fiscal Year                                                      Leases
       -----------                                                     ---------
       2000...........................................................  $27,807
       2001...........................................................   21,378
       2002...........................................................   16,557
       2003...........................................................   10,191
       2004...........................................................    4,208
       Thereafter.....................................................    5,341
                                                                        -------
       Total minimum lease payments...................................  $85,482
                                                                        =======

     Total rent expense for all operating leases during fiscal years 1999, 1998 and 1997 was $29,610, $22,071 and $16,514 respectively.

        NovaCare Physical Rehabilitation and Occupational Health Group
                       (Wholly-owned by NovaCare, Inc.)

              Notes to Combined Financial Statements--(Continued)

                                 June 30, 1999
                                (In thousands)

10. Income Taxes

     The components of income tax benefit were as follows:

                                                      Years Ended June 30,
                                                   ----------------------------
                                                     1999      1998      1997
                                                   --------  --------  --------
Current:
  Federal......................................... $(17,500) $(14,676) $(15,143)
  State...........................................      950       776       260
                                                   --------  --------  --------
                                                    (16,500)  (13,900)  (14,883)
                                                   --------  --------  --------
Deferred:
  Federal.........................................   (4,705)    4,890     3,235
  State...........................................     (309)    1,392       922
                                                   --------  --------  --------
                                                     (5,014)    6,282     4,157
                                                   --------  --------  --------
                                                   $(21,564) $ (7,618) $(10,726)
                                                   ========  ========  ========

     The components of net deferred tax assets (liabilities) as of June 30, 1999 and 1998 were as follows:

                                                             As of June 30,
                                                            -----------------
                                                              1999     1998
                                                            --------  -------
Accruals and reserves not currently deductible for tax
 purposes.................................................. $ (1,113) $   439
Restructure reserves.......................................    6,775       --
Federal and state net operating loss.......................    2,899       --
                                                            --------  -------
  Gross deferred tax assets................................    8,561      439
Depreciation and capital leases............................  (13,332)  (9,865)
                                                            --------  -------
  Gross deferred tax liabilities...........................  (13,332)  (9,865)
                                                            --------  -------
  Net deferred tax liability............................... $ (4,771) $(9,426)
                                                            ========  =======

     The reconciliation of the expected tax benefit (computed by applying the Federal statutory tax rate to income before income taxes) to actual tax expense was as follows:

                                                    Years Ended June 30,
                                                 ----------------------------
                                                   1999      1998      1997
                                                 --------  --------  --------
Expected Federal income tax benefit ............ $(28,274) $(10,554) $(11,416)
State income taxes benefit, less Federal
 benefit........................................      416     1,679       870
Non-deductible nonrecurring items...............       95       428        61
Non-deductible amortization of excess
 cost of net assets acquired....................    6,025     1,358       988
Other, net......................................      174      (529)   (1,229)
                                                 --------  --------  --------
                                                 $(21,564) $ (7,618) $(10,726)
                                                 ========  ========  ========

         NovaCare Physical Rehabilitation and Occupational Health Group
                        (Wholly-owned by NovaCare, Inc.)

              Notes to Combined Financial Statements--(Continued)

                                 June 30, 1999
                                 (In thousands)


11. Benefit Plans

      Retirement Plans: Through the Parent, the Group participates in defined contribution 401(k) plans covering substantially all of its employees. The Group's portion of contributions made to the plans by the Parent for fiscal 1999, 1998 and 1997 were $1,189, $1,056 and $841, respectively.

      Stock Option Plans: Certain employees of the Group participate in the Parent's employee stock option plans. Under the plans, substantially all of the options granted under the plan vest ratably over five years and are granted for a term of up to ten years. The exercise price of the options equal the fair value of the Parent's common stock at the date of grant. The Parent has adopted the disclosure-only provision of SFAS 123. Accordingly, no compensation expense has been recognized for option grants under the plans by the Parent or the Group. Had compensation cost for options granted been determined based on the fair value at the date of grant awards consistent with the provisions of SFAS 123, the Group's net loss would not have been materially different from the amounts reported in these financial statements.

12. Commitments and Contingencies

      The Group is subject to legal proceedings and claims that arise in the ordinary course of business. Management believes that the amount of any liability related to these matters will not have a material adverse effect on the Group's financial position or results of operations.

13. Parent's Restructure Proposal

      The accompanying combined financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the combined financial statements for the three years ended June 30, 1999, the Group has reported substantial net operating losses; has significant excess of current liabilities over current assets at June 30, 1999; and, is dependent on the Parent to provide financial support.

      The Parent has $175,000 of convertible subordinated debentures due on January 15, 2000. The Parent's ability to make its scheduled debt payments when due is dependent on a number of future actions, the outcome of which are uncertain. The Parent's management has proposed a financial restructuring plan to its shareholders in a proxy statement dated August 13, 1999, as amended through September 10, 1999. A special meeting of the Parent's shareholders was held on September 21, 1999 (the "Special Meeting") and the shareholders voted to approve (i) the sale of the Group, (ii) the sale of the Parent's interest in an affiliated company and (iii) the adoption of a restructuring proposal.

      The Parent is in the process of seeking buyers for the Group. While to date no definitive agreement has been entered into with respect to the sale of the Group, the Parent received shareholder approval at the Special Meeting to proceed with the sale when a suitable buyer is identified and a definitive agreement (which meets all of the conditions of the proposal included in the proxy) is negotiated with such buyer. The sale of the Group could result in material adjustments to the assets and liabilities reflected in the accompanying combined financial statements.

         NovaCare Physical Rehabilitation and Occupational Health Group
                        (Wholly-owned by NovaCare, Inc.)

              Notes to Combined Financial Statements--(Continued)

                                 June 30, 1999
                                 (In thousands)


13. Parent's Restructure Proposal (continued)

      The Parent's ability to repay the $175,000 convertible subordinated debentures is dependent on the sale of the Group or the Parent's ability to secure refinancing in the event the Group is not sold. The Parent is unable to predict the sale of the Group as set forth in the proxy or likelihood of successfully concluding any other available alternative. As a result, the Company is unable to predict the Parent's ability to continue to provide financial support to the Group.

                          Independent Auditors' Report

The Board of Directors and Stockholders
Intensiva HealthCare Corporation:

      We have audited the accompanying consolidated balance sheets of Intensiva HealthCare Corporation and subsidiaries as of December 15, 1998 and December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from January 1, 1998 through December 15, 1998 and the year ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intensiva HealthCare Corporation and subsidiaries as of December 15, 1998 and December 31, 1997, and the results of their operations and their cash flows for the period from January 1, 1998 through December 15, 1998 and the year ended December 31, 1997, in conformity with auditing standards generally accepted in the United States of America.

/s/ KPMG LLP

St. Louis, Missouri
April 9, 1999

               INTENSIVA HEALTHCARE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    December 15, 1998 and December 31, 1997



                                                      December 15,  December 31,
                                                          1998          1997
                                                      ------------  ------------
Assets
Current assets:
  Cash and cash equivalents ......................... $       --      1,433,812
  Accounts receivable, less allowance for doubtful
   accounts of $2,767,735 and $1,736,367, respective-
   ly................................................  52,138,563    31,876,315
  Inventories .......................................   1,023,466       781,317
  Prepaid expenses ..................................     848,937       855,429
                                                      -----------    ----------
    Total current assets ............................  54,010,966    34,946,873
Property and equipment, net .........................  10,531,377     6,882,957
Organizational and preopening costs, net ............     751,864       382,777
Other assets ........................................     673,620     1,047,842
                                                      -----------    ----------
                                                      $65,967,827    43,260,449
                                                      ===========    ==========
Liabilities and Stockholders' Equity
Current liabilities:
  Bank overdraft .................................... $ 1,769,407           --
  Current portion of long-term obligations ..........     748,283       781,315
  Current portion of revolving credit facility ......  10,884,847     1,649,394
  Accounts payable and accrued expenses .............   9,413,078     7,589,180
  Accrued salaries, wages, and benefits .............   5,155,739     2,245,741
  Estimated third-party payor settlements ...........  21,534,681     2,652,585
                                                      -----------    ----------
    Total current liabilities .......................  49,506,035    14,918,215
                                                      -----------    ----------
Long-term obligations, less current portion .........   1,533,641     1,312,234
Revolving credit facility, less current portion .....          --     1,935,575
Deferred rent expense ...............................   1,516,001     1,301,984
                                                      -----------    ----------
    Total liabilities ...............................  52,555,677    19,468,008
Commitments and contingencies
Stockholders' equity:
  Convertible preferred stock, $0.001 par value:
  Series A, 3,465,000 shares authorized, none
   outstanding in 1998 and 1997......................         --            --
  Series B, 2,232,962 shares authorized, none
   outstanding in 1998 and 1997......................         --            --
  Common stock, $0.001 par value, 70,000,000 shares
   authorized, 10,086,079 and 9,969,045 shares issued
   and outstanding, respectively.....................      10,086         9,969
  Additional paid-in capital ........................  30,251,901    30,193,647
  Accumulated deficit ............................... (16,849,837)   (6,411,175)
                                                      -----------    ----------
    Total stockholders' equity ......................  13,412,150    23,792,441
                                                      -----------    ----------
                                                      $65,967,827    43,260,449
                                                      ===========    ==========

See accompanying notes to consolidated financial statements.

               INTENSIVA HEALTHCARE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

 Period from January 1, 1998 through December 15, 1998 and year ended December
                                    31, 1997

                                                      Period from
                                                    January 1, 1998
                                                        through      Year ended
                                                     December 15,   December 31,
                                                         1998           1997
                                                    --------------- ------------
Net patient service revenues ......................  $  98,848,514   69,589,496
Costs and expenses:
  Operating expenses ..............................     95,099,777   59,913,263
  General and administrative ......................      7,485,093    4,605,961
  Provision for doubtful accounts .................      1,818,152    1,951,890
  Depreciation and amortization ...................      2,835,004    1,565,004
                                                     -------------   ----------
    Total costs and expenses ......................    107,238,026   68,036,118
                                                     -------------   ----------
    Operating income (loss) .......................     (8,389,512)   1,553,378
Interest income ...................................            --       412,706
Interest expense ..................................     (1,203,126)    (235,171)
                                                     -------------   ----------
    Income (loss) before income taxes .............     (9,592,638)   1,730,913
Provision for income taxes ........................        846,024       93,557
                                                     -------------   ----------
    Net income (loss) .............................  $ (10,438,662)   1,637,356
                                                     =============   ==========

See accompanying notes to consolidated financial statements.

               INTENSIVA HEALTHCARE CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

 Period from January 1, 1998 through December 15, 1998 and year ended December
                                    31, 1997


                                              Common stock
                                           ------------------
                          Preferred stock                     Additional                  Total
                         ----------------- Number of            paid-in  Accumulated   stockholders'
                         Series A Series B   shares   Amount    capital    deficit        equity
                         -------- -------- ---------- ------- ---------- -----------  --------------
Balance at December 31,
 1996 ..................  $  --      --     9,905,062 $ 9,905 30,184,544  (8,048,531)   22,145,918
Issuance of shares of
 common stock in
 connection with
 exercise of stock
 options ...............     --      --        63,983      64      9,103         --          9,167
Net income .............     --      --           --      --         --    1,637,356     1,637,356
                          ------   -----   ---------- ------- ---------- -----------   -----------   ---
Balance at December 31,
 1997 ..................     --      --     9,969,045   9,969 30,193,647  (6,411,175)   23,792,441
Issuance of shares of
 common stock in
 connection with
 exercise of stock
 options ...............     --      --       117,034     117     58,254         --         58,371
Net loss ...............     --      --           --      --         --  (10,438,662)  (10,438,662)
                          ------   -----   ---------- ------- ---------- -----------   -----------
Balance at December 15,
 1998 ..................  $  --      --    10,086,079 $10,086 30,251,901 (16,849,837)   13,412,150
                          ======   =====   ========== ======= ========== ===========   ===========

See accompanying notes to consolidated financial statements.

               INTENSIVA HEALTHCARE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

 Period from January 1, 1998 through December 15, 1998 and year ended December
                                    31, 1997

                                                     Period from
                                                      January 1,
                                                         1998
                                                       through      Year ended
                                                     December 15,  December 31,
                                                         1998          1997
                                                     ------------  ------------
Cash flows from operating activities:
  Net income (loss) ................................ $(10,438,662)   1,637,356
  Adjustments to reconcile net income (loss) to net
   cash used in operating activities:
    Depreciation and amortization ..................    2,835,004    1,565,004
    Provision for doubtful accounts ................    1,818,152    1,951,890
    Increase in accounts receivable ................  (22,580,074) (25,344,570)
    Increase in inventories, prepaid expenses, and
     other assets ..................................     (363,816)    (784,274)
    Increase in accounts payable and accrued
     expenses ......................................    1,823,898    4,511,854
    Increase in accrued salaries, wages, and
     benefits ......................................    2,909,998    1,209,670
    Increase in estimated third-party payor
     settlements ...................................   19,381,770    1,748,872
    Increase in accrued rent differential ..........      214,017      216,684
                                                     ------------  -----------
      Net cash used in operating activities ........   (4,399,713) (13,287,514)
                                                     ------------  -----------
Cash flows from investing activities:
  Additions to property and equipment ..............   (4,318,103)  (3,323,707)
  Organizational and preopening costs ..............     (965,436)    (542,742)
  Maturities of short-term investments .............          --    12,987,220
                                                     ------------  -----------
      Net cash provided by (used in) investing
       activities ..................................   (5,283,539)   9,120,771
                                                     ------------  -----------
Cash flows from financing activities:
  Bank overdraft ...................................    1,769,407          --
  Proceeds from exercise of stock options ..........       58,371        9,167
  Net borrowings under revolving credit facility ...    7,299,878    3,584,969
  Debt issuance costs incurred .....................          --      (140,322)
  Payments on long-term obligations ................     (878,216)    (738,236)
                                                     ------------  -----------
      Net cash provided by financing activities ....    8,249,440    2,715,578
                                                     ------------  -----------
      Decrease in cash and cash equivalents ........   (1,433,812)  (1,451,165)
Cash and cash equivalents, beginning of period .....    1,433,812    2,884,977
                                                     ------------  -----------
Cash and cash equivalents, end of period ........... $        --     1,433,812
                                                     ============  ===========
Supplemental cash flow information:
  Cash paid for interest ........................... $  1,203,126      235,171
  Cash paid for income taxes .......................      644,246       43,000
                                                     ============  ===========
Supplemental information--noncash investing and
 financing activities:
    Acquisition of software license through long-
     term obligation ............................... $        --       555,034
    Acquisition of equipment through capital leases
     ...............................................    1,066,591    1,156,824
                                                     ============  ===========

See accompanying notes to consolidated financial statements.

               INTENSIVA HEALTHCARE CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    December 15, 1998 and December 31, 1997


(1)  Business and Summary of Significant Accounting Policies and Practices

  (a)  Description of Business

     Intensiva HealthCare Corporation and subsidiaries (the Company) was incorporated in Delaware on July 18, 1994. The Company operates a network of long-term care hospitals in certain health care markets across the United States.

     On November 10, 1998, Select Medical Corporation of Mechanicsburg (a wholly owned subsidiary of Select Medical Corporation) (Select) initiated a cash tender offer of $9.625 per outstanding share of the Company's common stock. On December 15, 1998, Select acquired approximately 95% of the Company's outstanding common stock. The remaining 5% of the outstanding stock was acquired on December 18, 1998. Total cash tendered by Select for the Company's common stock was $97,078,511. Additionally, Select paid $4,688,712 to retire options vested under the Intensiva HealthCare Corporation Stock Option Plan and Intensiva HealthCare Corporation Directors Stock Option Plan and to retire warrants held by a third party. Approximately $1.8 million of costs incurred by the Company related to the sale of the Company's common stock to Select are included in general and administrative expense in the accompanying consolidated statement of operations for the period from January 1, 1998 through December 15, 1998. Effective December 16, 1998, the Company became part of the Select consolidated group of subsidiaries.

  (b)  Principles of Consolidation

     The consolidated financial statements of the Company include all of its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  (c)  Cash and Cash Equivalents

     Cash and cash equivalents consist of interest-bearing money market accounts and debt instruments with original maturities of three months or less.

  (d)  Depository Receipts Account

     The Company maintains a depository receipts account at a local financial institution to which substantially all cash receipts are received. In accordance with the terms of the revolving credit facility, the balance of the depository receipts account is swept daily by the lender to reduce the balance outstanding on the Company's revolving credit facility.

  (e)  Financial Instruments

     Financial instruments, consisting of cash and cash equivalents, accounts receivable, current liabilities, long-term obligations, and revolving credit facility are reported at amounts in the accompanying consolidated balance sheets that approximate fair value at the balance sheet dates.

  (f)  Inventories

     Inventories, which consist principally of medical supplies, are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

               INTENSIVA HEALTHCARE CORPORATION AND SUBSIDIARIES

                    December 15, 1998 and December 31, 1997


  (g)  Property and Equipment

     Property and equipment are stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments. Property and equipment of the Company are reviewed for impairment whenever events or circumstances indicate that the asset's undiscounted expected cash flows are not sufficient to recover its carrying amount. The Company measures an impairment loss by comparing the fair value of the asset to its carrying amount. Fair value of an asset is estimated using the present value of expected future cash flows.

     Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of the assets. Useful lives for equipment range from 3-15 years. Leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset, approximately five years.

  (h)  Organizational and Preopening Costs

     Organizational and preopening costs consist of legal, consulting, and other costs incurred by the Company during the development phase of a new hospital. These costs are capitalized and amortized to expense over a period of twelve months beginning when the new hospital is opened and begins to admit patients. Costs related to marketing and development of new hospitals at the corporate level are expensed as incurred.

  (i)  Other Assets

     Other assets primarily consist of software license agreements with a book value of approximately $487,000 and $879,000 at December 15, 1998 and December 31, 1997, respectively. The software licenses are being amortized into expense over the three-year estimated useful lives of the licenses.

  (j)  Bank Overdraft

     The balance of the bank overdraft at December 15, 1998 represents outstanding checks written on the Company's operating and payroll bank accounts in excess of the cash balance of those accounts. Subsequent to the balance sheet date, sufficient funds were transferred to the Company's operating and payroll bank accounts from the revolving credit facility to satisfy outstanding obligations.

  (k)  Deferred Rent Expense

     Certain of the leases on the Company's health care facilities include scheduled base rent increases over the terms of the leases. The total base rent payments are being charged to expense on the straight-line method over the term of the leases. Deferred rent expense represents the excess of rent expense over cash payments since inception of the leases.

  (l)  Income Taxes

     Deferred taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those differences are expected to be recovered or settled.

               INTENSIVA HEALTHCARE CORPORATION AND SUBSIDIARIES

                    December 15, 1998 and December 31, 1997


  (m)  Revenue Recognition

     The Company recognizes revenue as services are provided to patients.

     The Company has agreements with third-party payors that provide for patient care reimbursement at rates that may differ from the customary charges for such care. During the qualification period to become certified as a long-term care hospital (which historically has been approximately six to seven months from the opening of the facility for the Company), the Medicare program reimburses the Company under either the Prospective Payment System, which provides for payment at predetermined amounts based on the discharge diagnosis, or under a cost-based methodology. Upon obtaining certification as a long-term care hospital, the Company's hospitals receive cost-based reimbursement, subject to certain limitations specific to long-term care hospitals, from the Medicare program. Payment for patient services covered by certain commercial insurance carriers, health maintenance organizations, and preferred provider organizations are based upon reimbursement agreements which include negotiated rates for specific services, discounts from established charges, and prospectively determined per diem rates.

     Net patient service revenues and related accounts receivable are reported at the estimated net realizable amounts from patients, third-party payors, and others for services rendered. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods as final settlements are determined. Final settlements are determined after submission of annual cost reports by the Company and audits thereof by the Medicare fiscal intermediary.

  (n)  Medicare Credit Risk and Payor Concentration

     Approximately 69% and 77% of the Company's net patient service revenues for the period from January 1, 1998 through December 15, 1998 and the year ended December 31, 1997, respectively, were derived from funds under the Medicare program, and approximately 68% and 75% of the Company's net accounts receivable at December 15, 1998 and December 31, 1997, respectively, are from this payor source.

     Sixteen of the Company's facilities, which have been certified by Medicare as long-term care hospitals at December 15, 1998, accounted for approximately $96 million of net patient services revenues in the period from January 1, 1998 through December 15, 1998. Significant reductions in the level of revenues attributable to these facilities may occur if the Company is unable to maintain the certification of these facilities as long-term care hospitals in accordance with Medicare rules and regulations, including the maintenance of an average length of stay of at least 25 days at each individual facility. Also, the Company's facilities operate in space leased from general acute care hospitals (host hospitals), consequently, all of its 22 facilities in operation at December 15, 1998 are subject to Medicare "hospital within hospitals"
     (HIH) rules and regulations. These rules and regulations are designed to ensure that the Company's facilities are organizationally and functionally independent of their host hospitals. For purposes of measuring independence, the Medicare rules and regulations include requirements that the Company's facilities either purchase no more than 15% of their total operating expenses from the host hospitals or receive no more than 25% of patient referrals from the host hospitals. Significant reductions in the Company's level of revenues attributable to its facilities may occur if the Company is unable to maintain its facilities' status as HIH's in accordance with Medicare rules and regulations.

               INTENSIVA HEALTHCARE CORPORATION AND SUBSIDIARIES

                    December 15, 1998 and December 31, 1997


     Management believes that all its facilities are in compliance with the Medicare rules and regulations covering long-term care hospitals and HIH facilities. However, in light of the lack of regulatory guidance and scarcity of case law interpreting these regulations, there can be no assurance that the Company's facilities will have been found to be in compliance with these regulations and, if so, whether any sanctions imposed would have a material adverse effect on the consolidated financial position or results of operations of the Company.

  (o)  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the period. Actual results may differ from those estimates.

  (p)  Net Income (Loss) Per Share

     In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share, (SFAS
     128). SFAS 128 replaces the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented to conform to SFAS 128 requirements.

     Basic and diluted income (loss) per share was computed using net income
     (loss) and the weighted average number of shares of common stock and common stock equivalents, if dilutive. The weighted average numbers of shares of common stock used in the computation of basic and diluted loss per share for the period from January 1, 1998 through December 15, 1998 was 10,019,679. Common stock equivalents totaling 685,117 at December 15, 1998 are not included in the computation of diluted loss per share because they have an anti-dilutive effect. The weighted average numbers of shares of common stock and common stock equivalents used in the computation of basic and diluted income per share for the year ended December 31, 1997 were 9,929,598 and 10,463,800, respectively. The difference between the two amounts relates to the effect of dilutive stock options and warrants.

  (q)  Stock-Based Compensation

     The Company uses the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations in accounting for its stock options. The Company has adopted the pro forma disclosures-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation.

  (r)  Recent Accounting Pronouncements

     The Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income, on January 1, 1998, which requires reporting of comprehensive income (earnings) and its components in the statements of operations and statements of equity, including net income as a component. Comprehensive income is the change in equity of a business from transactions and other events and circumstances from nonowner sources.

               INTENSIVA HEALTHCARE CORPORATION AND SUBSIDIARIES

                    December 15, 1998 and December 31, 1997


     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5, Reporting on the Costs of Start-up Activities. SOP 98-5 requires costs of start-up activities and organizational costs to be expensed as incurred. The Company is required to adopt SOP 98-5 on January 1, 1999 as a cumulative effect of a change in accounting principle. The total amount of unamortized organizational and preopening costs at December 15, 1998 was $751,864.

(2)  Allowance for Doubtful Accounts

      Activity in the allowance for doubtful accounts is as follows:

                                                      Period from
                                                    January 1, 1998
                                                        through      Year ended
                                                     December 15,   December 31,
                                                         1998           1997
                                                    --------------- ------------
  Balance at beginning of period...................   $1,736,367      1,270,478
  Provision for doubtful accounts..................    1,818,152      1,951,890
  Accounts written-off.............................     (786,784)    (1,486,001)
                                                      ----------     ----------
  Balance at end of period.........................   $2,767,735      1,736,367
                                                      ==========     ==========

(3)  Property and Equipment
      Property and equipment are as follows:

                                                       December 15, December 31,
                                                           1998         1997
                                                       ------------ ------------
  Leasehold improvements.............................. $ 6,207,343   4,329,372
  Equipment...........................................   3,740,547   1,954,120
  Equipment under capital leases......................   3,825,685   2,109,393
                                                       -----------   ---------
                                                        13,773,575   8,392,885
  Less accumulated depreciation and amortization......   3,242,198   1,509,928
                                                       -----------   ---------
  Property and equipment, net                          $10,531,377   6,882,957
                                                       ===========   =========

(4)  Sale Leaseback Agreement

      In 1996, the Company entered into a sale leaseback agreement with a third party to take advantage of favorable borrowing rates and maintain liquidity. This third party received warrants to purchase 15,950 shares of the Company's common stock. As part of this agreement, the Company obtained a $1 million commitment from the third party to finance additional capital expenditures. In November 1998, this agreement was amended to extend an additional commitment of $500,000 through February 15, 1999. The long-term obligations under this arrangement are secured by certain equipment, bear interest at 8%, and are repayable monthly through July 2002. Borrowings outstanding of approximately $645,500 and $820,000 are included in capital lease obligations at December 15, 1998 and December 31, 1997, respectively. The unutilized borrowing capacity under the additional commitment was approximately $219,000 and $413,000 at December 15, 1998 and December 31, 1997, respectively. The warrants were retired by the Company in connection with the acquisition of the Company's common stock by Select (see note 1).

               INTENSIVA HEALTHCARE CORPORATION AND SUBSIDIARIES

                    December 15, 1998 and December 31, 1997


(5)  Long-term Obligations

      Long-term obligations consist of the following:

                                                      December 15, December 31,
                                                          1998         1997
                                                      ------------ ------------
    Capital lease obligations, interest rates ranging
     from 8% to 15%,
     payable monthly through 2002....................  $2,129,603   1,645,218
    Notes payable, interest at 6.5%,
     payable monthly through June 1999...............     152,321     448,331
                                                       ----------   ---------
                                                        2,281,924   2,093,549
    Less current portion.............................     748,283     781,315
                                                       ----------   ---------
                                                       $1,533,641   1,312,234
                                                       ==========   =========

      Capital lease obligations are secured by various medical equipment at each facility, such as ventilators, x-ray machines, IV pumps, and cardiac monitors. The net book value of equipment under capital leases was approximately $2,400,000 and $1,700,000 at December 15, 1998 and December 31, 1997, respectively. The notes payable relate to software license agreements.

      The aggregate maturities of long-term obligations at December 15, 1998 are as follows:

      1999                                        $1,000,244
      2000                                           769,946
      2001                                           524,037
      2002                                           327,746
      2003 and thereafter                            160,247
                                                  ----------
                                                   2,782,220
      Less interest on capital lease obligations     500,296
                                                  ----------
                                                  $2,281,924
                                                  ==========

(6)  Revolving Credit Facility

      In November 1997, the Company entered into a Loan and Security Agreement (Initial Loan Agreement) to obtain a $20 million revolving credit facility that was secured by a first security interest in the Company's accounts receivable and other assets. The Initial Loan Agreement provided for maximum borrowings up to the lesser of the activated loan amount or the borrowing base as defined in the Initial Loan Agreement, and bore interest at either the higher of (i) the prime rate or federal funds rate (whichever was greater) plus .25%, or (ii) the 30-day LIBOR rate plus 2.5%. The Initial Loan Agreement included restrictive covenants involving limitations on capital expenditures and other borrowings, adherence to certain financial measurements, and restrictions on the payment of dividends. The unused availability on the Initial Loan Agreement at December 31, 1997 was approximately $8,212,000. The Initial Loan Agreement was terminated in April 1998, upon the execution of a second revolving credit facility with another lender.

      The Second Loan and Security Agreement (Second Loan Agreement) was for a $20 million revolving credit facility with a term of three years. Under the Second Loan Agreement, the Company pays a monthly loan management fee of $2,000 as well as a monthly usage fee of 0.24% per annum on the average amount by which the available loan amount, as defined by the agreement, exceeds the outstanding principal balance. The

               INTENSIVA HEALTHCARE CORPORATION AND SUBSIDIARIES

                    December 15, 1998 and December 31, 1997

unused availability on the Second Loan Agreement at December 15, 1998 was approximately $9,115,000. The Second Loan Agreement includes restrictive covenants on other borrowings and transfer of ownership provisions. Advances under the New Loan agreement bear interest at 1% above the prime rate (8.75% at December 15, 1998), and are secured by a first security interest in the Company's accounts receivable and other assets.

      As a result of the acquisition of the Company's common stock by Select, an event of default occurred under the Second Loan Agreement, with the lender electing to terminate the agreement. Accordingly, the balance outstanding on the Second Loan Agreement at December 15, 1998 of $10,884,847 was classified as a current liability in the accompanying consolidated balance sheets. In January 1999, Select rendered payment in full to the lender including a termination fee of $600,000.

      The Company paid interest at a weighted average interest rate of 11% and 8.75% for the period from January 1, 1998 through December 15, 1998 and the year ended December 31, 1997, respectively.

(7)  Stockholders' Equity

      The Company has two stock option plans which provide for the issuance of options to key employees .and directors. Under the Intensiva HealthCare Corporation Stock Option Plan (1995 Plan), established in 1995, up to 785,400 options to purchase common shares may be issued to employees and directors. Under the Intensiva HealthCare Corporation Directors Stock Option Plan (1997
Plan), established in 1997, up to 60,000 options to purchase common shares may be issued to directors. Both plans require that the exercise price of options issued must be at least equal to the fair market value of the shares of stock at the date of grant and the term of the options may not exceed 10 years.

      Aggregate information relating to stock option activity under the 1995 Plan and the 1997 Plan is as follows:

                                                      Period from
                                                    January 1, 1998
                                                        through      Year ended
                                                     December 15,   December 31,
                                                         1998           1997
                                                    --------------- ------------
Number of shares under stock options:
  Outstanding at beginning of period...............     687,367       575,850
  Granted..........................................     140,500       181,000
  Exercised........................................    (117,034)      (63,983)
  Forfeited........................................     (25,716)       (5,500)
                                                       --------       -------
  Outstanding at end of period.....................     685,117       687,367
  Exercisable at end of period.....................     353,766       267,973
                                                       ========       =======
Weighted average exercise price:
  Granted..........................................    $   5.97          7.21
  Exercised........................................        0.50          0.14
  Forfeited........................................        7.08          6.00
  Outstanding at end of period.....................        3.09          2.21
  Exercisable at end of period.....................        2.01          0.70

               INTENSIVA HEALTHCARE CORPORATION AND SUBSIDIARIES

                    December 15, 1998 and December 31, 1997


      In accordance with the stock option plans, all employees were to become fully vested in their options upon a change in ownership. The vested options under the 1995 Plan and the 1997 Plan were settled by Select for $4,688,712 in connection with their acquisition of the Company (see note 1).

      No compensation expense relating to stock option grants was recorded in 1998 and 1997 as the option exercise prices were equal to fair value of the Company's common stock at the respective dates of grant.

      Pro forma information regarding net loss is required by SFAS No. 123, and has been determined as if the Company had accounted for its stock options under the fair value method of SFAS No. 123. The fair value was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                                                       December 15, December 31,
                                                           1998         1997
                                                       ------------ ------------
  Risk-free interest rate.............................       4.7%         5.8%
  Dividend yield......................................       --           --
  Volatility factor...................................      0.64         0.77
  Weighted average expected life......................   5 years      5 years
                                                         =======      =======

      The Company's pro forma income (loss) compared to reported amounts are as follows:

                                                     Period from
                                                   January 1, 1998
                                                       through      Year ended
                                                    December 15,   December 31,
                                                        1998           1997
                                                   --------------- ------------
  Net income (loss):
    As reported...................................  $ (10,438,662)  1,637,356
    Pro forma.....................................    (11,598,489)  1,509,944
  Basic and diluted income (loss) per share:
    As reported...................................          (1.04)       0.16
    Pro forma:
      Basic.......................................          (1.16)       0.15
      Diluted.....................................          (1.16)       0.14
  Weighted average fair value of options granted
   during the period..............................           3.47        4.77
                                                    =============   =========

(8)  Employee Benefits

      The Company sponsors a voluntary defined contribution 401(k) plan (the
Plan) that is available to substantially all employees. Each participant may make an annual contribution to their account of an amount not to exceed 15% of their compensation, subject to certain limitations. The Company makes a matching contribution of 25% of participant contributions, and may make additional annual discretionary contributions to the Plan not to exceed 15% of the total compensation of all plan participants. Participants vest in the Company's matching portion at a rate of 20% per year. Expense for this Plan totaled approximately $250,000 and $106,500 for the period from January 1, 1998 through December 15, 1998 and the year ended December 31, 1997, respectively.

               INTENSIVA HEALTHCARE CORPORATION AND SUBSIDIARIES

                    December 15, 1998 and December 31, 1997


(9)  Income Taxes

      The provision for income taxes for the period from January 1, 1998 through December 15, 1998 and for the year ended December 31, 1997 consisted primarily of current state income taxes.

      The difference between the effective income tax rate for financial statement purposes and the U.S. federal income tax rate of 34% is as follows:

                                                     Period from
                                                   January 1, 1998
                                                       through      Year ended
                                                    December 15,   December 31,
                                                        1998           1997
                                                   --------------- ------------
  Expected provision (benefit) at statutory tax
   rate...........................................  $ (3,261,496)     588,510
  State taxes, net of federal tax benefit.........       514,955       93,557
  Transaction costs incurred by the Company re-
   lated to the acquisition by  Select............       617,055          --
  Change in valuation allowance...................     2,875,722     (623,050)
  Other...........................................        99,788       34,540
                                                    ------------    ---------
                                                    $    846,024       93,557
                                                    ============    =========

      The tax effects of temporary differences that give rise to significant portions of deferred tax assets are as follows:

                                                    December 15,   December 31,
                                                        1998           1997
                                                   --------------- ------------
  Net operating loss carryforwards................  $  2,331,659      936,032
  Allowance for doubtful accounts and contractual
   allowances.....................................     3,543,120      590,365
  Accrued expenses................................       242,098      198,581
  Difference between book and tax basis deprecia-
   tion and amortization..........................       354,314      276,330
                                                    ------------    ---------
                                                       6,471,191    2,001,308
  Less valuation allowance........................     6,471,191    2,001,308
                                                    ------------    ---------
                                                    $        --           --
                                                    ============    =========

      A valuation allowance is necessary for deferred tax assets if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Company has approximately $6,900,000 of net operating loss carryforwards for income tax purposes, which, if unused, will begin to expire in the year 2009.

      Compensation expense related to stock options in excess of amounts recognized for financial reporting purposes resulted in a $1,594,162 increase in net operating loss carryforwards with a corresponding increase in additional paid-in capital. A corresponding increase in the valuation allowance was recorded by the Company and charged to additional paid-in capital.

               INTENSIVA HEALTHCARE CORPORATION AND SUBSIDIARIES

                    December 15, 1998 and December 31, 1997


(10)  Commitments and Contingencies

      The Company's health care facilities are located in space leased from acute care health care providers (host hospitals) under operating lease agreements with Host Hospitals of initial terms of five or more years, with varying renewal terms. The Company leases corporate office space under a noncancellable operating lease which expires in the year 2002.

      Minimum annual lease payments on noncancellable operating leases with maturities in excess of one year are as follows: $8,889,280 in 1999, $9,043,049 in 2000, $8,779,123 in 2001, $6,939,253 in 2002, and $3,518,510 thereafter.
Total rent expense was approximately $10,989,000 and $7,381,000 for the period from January 1, 1998 through December 15, 1998 and the year ended December 31, 1997, respectively.

(11)  Year 2000

      The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have date-sensitive software may recognize a "00" date" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in normal business activities. The Company has developed a Year 2000 remediation plan and has begun testing and converting its computer systems and applications in order to identify and solve significant Year 2000 issues. In addition, the Company is discussing with its vendors the possibility of any communication difficulties or other disruptions that may affect the Company.

                         Report of Independent Auditors

Board of Directors
American Transitional Hospitals, Inc.

      We have audited the accompanying consolidated balance sheet of American Transitional Hospitals, Inc. (the "Company"), a wholly-owned subsidiary of Beverly Enterprises, Inc., as of June 29, 1998, and the related consolidated statements of operations, changes in equity of Parent, and cash flows for the period from January 1, 1998 to June 29, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Transitional Hospitals, Inc. at June 29, 1998, and the consolidated results of their operations and their cash flows for the period from January 1, 1998 to June 29, 1998 in conformity with accounting principles generally accepted in the United States.

November 18, 1998
Nashville, Tennessee

                                /s/ Ernst & Young LLP

                     American Transitional Hospitals, Inc.

                           Consolidated Balance Sheet

                                 June 29, 1998
                                 (In Thousands)

Assets
Current assets:
  Cash and cash equivalents............................................ $   677
  Accounts receivable--less allowance for doubtful accounts of
   $11,937.............................................................  19,670
  Due from Parent's affiliate..........................................   4,002
  Inventories..........................................................   1,447
  Prepaid expenses and other...........................................     141
                                                                        -------
                                                                         25,937
Property and equipment, net............................................  20,162
Pre-opening costs......................................................   3,366
Other assets, net......................................................     540
                                                                        -------
                                                                        $50,005
                                                                        =======
Liabilities and equity of Parent
Current liabilities:
  Accounts payable..................................................... $ 9,547
  Accrued wages and related liabilities................................   5,101
  Other accrued liabilities............................................     227
  Current portion of long-term obligations.............................     247
                                                                        -------
                                                                         15,122
Long-term obligations..................................................   2,110
Equity of Parent.......................................................  32,773
                                                                        -------
                                                                        $50,005
                                                                        =======

See accompanying notes.

                     American Transitional Hospitals, Inc.

                      Consolidated Statement of Operations

                  Period from January 1, 1998 to June 29, 1998
                                 (In Thousands)

Net operating revenues................................................ $53,341
Operating and administrative expenses:
  Wages and related...................................................  30,026
  Other...............................................................  25,190
Depreciation and amortization.........................................   1,577
Management fees.......................................................     835
Interest..............................................................      91
                                                                       -------
                                                                        57,719
Loss before provision for income taxes................................  (4,378)
                                                                       -------
Provision for income taxes............................................      --
                                                                       -------
Net loss.............................................................. $(4,378)
                                                                       =======

See accompanying notes.

                     American Transitional Hospitals, Inc.

             Consolidated Statement of Changes in Equity of Parent

                  Period from January 1, 1998 to June 29, 1998
                                 (In Thousands)

Balance at January 1, 1998............................................. $31,427
  Cash management activity--net........................................   2,666
  Allocation of Parent costs...........................................   3,058
  Net loss.............................................................  (4,378)
                                                                        -------
Balance at June 29, 1998............................................... $32,773
                                                                        =======

See accompanying notes.

                     American Transitional Hospitals, Inc.

                      Consolidated Statement of Cash Flows

                  Period from January 1, 1998 to June 29, 1998
                                 (In Thousands)

Cash flows from operating activities
Net loss............................................................. $(4,378)
Adjustments to reconcile net income to net cash used in operating activities:
  Depreciation and amortization......................................   1,577
  Changes in operating assets and liabilities:
   Accounts receivable, net..........................................  (7,423)
   Inventories.......................................................    (214)
   Prepaid expenses and other current assets.........................      (5)
   Accounts payable and other accrued expenses.......................   7,875
                                                                      -------
Net cash used in operating activities................................  (2,568)
Cash flows from investing activities
Capital expenditures.................................................  (3,462)
Other, net...........................................................  (1,239)
                                                                      -------
Net cash used in investing activities................................  (4,701)
Cash flows from financing activities
Payments on long-term obligations....................................    (130)
Net transfers from Parent............................................   5,724
                                                                      -------
Net cash provided by financing activities............................   5,594
                                                                      -------
Decrease in cash and cash equivalents................................  (1,675)
Cash and cash equivalents at beginning of period.....................   2,352
                                                                      -------
Cash and cash equivalents at end of period........................... $   677
                                                                      =======
Supplemental information
  Interest payments.................................................. $    96
                                                                      =======

See accompanying notes.

                     American Transitional Hospitals, Inc.

                   Notes to Consolidated Financial Statements

                  Period from January 1, 1998 to June 29, 1998

1. Summary of Significant Accounting Policies

Basis of Presentation

      The consolidated financial statements include the accounts of those entities comprising American Transitional Hospitals, Inc. (the Company) at June 29, 1998. All significant intercompany transactions have been eliminated. The Company is a wholly-owned subsidiary of Beverly Enterprises, Inc. (Beverly or Parent). Beverly provides long-term healthcare in 31 states and the District of Columbia.

      As more fully described in Note 9, the Company was acquired on June 30, 1998 by Select Medical Corporation.

      The Company provides long-term acute care to chronically ill patients. The Company receives payment for patient services from the federal government primarily under the Medicare program, health maintenance organizations, preferred provider organizations and other private insurers and directly from patients.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents

      Highly liquid investments with original maturities of three months or less when purchased are considered to be cash equivalents.

Inventories

      Inventory consists principally of pharmaceuticals and other supplies and are stated at the lower of cost (first-in, first-out) or market.

Property and Equipment

      Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of the assets.

Pre-opening Costs

      Pre-opening costs (stated at cost less accumulated amortization of $2,133,000) is being amortized over 5 years using the straight-line method. On an ongoing basis, the Company reviews the carrying value of its intangible assets in light of any events or circumstances that indicate they may be impaired or that the amortization period may need to be adjusted. If such circumstances suggest the intangible value cannot be recovered, calculated based on undiscounted cash flows over the remaining amortization period, the carrying value of the intangible will be reduced by such shortfall.

                     American Transitional Hospitals, Inc.

1. Summary of Significant Accounting Policies (continued)

      In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," (SOP 98-5) which is required to be adopted in financial statements for periods beginning after December 15, 1998. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 will require the Company to report all previously capitalized pre-opening costs as a cumulative effect of a change in accounting principle. Upon adoption the Company will be required to write-off all unamortized pre-opening costs.

Insurance

      Beverly insures auto liability, general liability and workers' compensation risks, in most states, through insurance policies with third parties, some of which may be subject to reinsurance agreements between the insurer and Beverly Indemnity, Ltd., a wholly-owned subsidiary of Beverly. Beverly maintains reserves for estimated incurred losses not covered by third parties and charges premiums to the Company. Accordingly, no reserve for liability risks is recorded on the accompanying consolidated balance sheet.

Income Taxes

      The Company files as part of the consolidated federal tax return of Beverly. The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based upon differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax laws that will be in effect when the differences are expected to reverse.

Revenues

      The Company's revenues are derived primarily from providing long-term healthcare services. Approximately 67% of the Company's net operating revenues for the period from January 1, 1998 to June 29, 1998 were derived from funds under federal medical assistance programs, and approximately 43% of the Company's net accounts receivable at June 29, 1998 are due from such programs. These revenues and receivables are reported at their estimated net realizable amounts and are subject to audit and retroactive adjustment. Provisions for estimated third-party payor settlements are provided in the period the related services are rendered and are adjusted in the period of settlement. In the opinion of management, adequate provision has been made for any adjustments that may result from such audits.

Equity of Parent and Transactions with Parent

      Equity of parent represents the net investment in and advances to the Company by Beverly. It includes common stock, additional paid-in-capital, net earnings(loss) and net intercompany accounts with Beverly. There are no settlement terms or interest charges associated with intercompany account balances. Generally, this balance is increased by cash transfers from Beverly, management fees (allocated based on a percentage of revenues), certain direct expenses paid by Beverly such as payroll and net earnings. The balance is decreased by daily cash deposits to Beverly's bank accounts.

      During the period from January 1, 1998 to June 29, 1998, the Company provided services to certain nursing homes affiliated with Beverly. The net revenue recognized for these services was $4,618,000.

                     American Transitional Hospitals, Inc.

1. Summary of Significant Accounting Policies (continued)

Concentration of Credit Risk

      The Company has significant accounts receivable whose collectibility or realizability is dependent upon the performance of certain governmental programs, primarily Medicare. These receivables represent the only concentration of credit risk for the Company. The Company does not believe there are significant credit risks associated with these governmental programs. The Company believes that an adequate provision has been made for the possibility of these receivables proving uncollectible and continually monitors and adjusts these allowances as necessary.

2. Property and Equipment

      Following is a summary of property and equipment and related accumulated depreciation, by major classification, at June 29, 1998 (in thousands):

       Land............................................................ $ 1,204
       Buildings and improvements......................................  12,052
       Furniture and equipment.........................................  11,670
       Construction in progress........................................   1,463
                                                                        -------
                                                                         26,389
       Less accumulated depreciation...................................  (6,227)
                                                                        -------
                                                                        $20,162
                                                                        =======

      The Company provides depreciation using the straight-line method over the following estimated useful lives:

                                                                      Estimated
                                                                        Lives
                                                                     -----------
       Land improvements............................................    10 years
       Buildings....................................................    35 years
       Building improvements........................................ 3--15 years
       Furniture and equipment...................................... 3--15 years

      Depreciation expense related to property and equipment for the period from January 1, 1998 to June 29, 1998 was $1,104,000.

3. Long-Term Obligations

      Long-term obligations consist of the following at June 29, 1998 (in thousands):

       7.75% Secured Promissory Note, $106 payable quarterly............ $2,346
       Other............................................................     11
                                                                         ------
                                                                          2,357
       Less amounts due within one year.................................   (247)
                                                                         ------
                                                                         $2,110
                                                                         ======

                     American Transitional Hospitals, Inc.

3. Long-Term Obligations (continued)

     In connection with the purchase of one of the Company's facilities in September 1994, the Company entered into a $2,941,000 promissory note. The note bears interest at a fixed rate of 7.75% over 11 years and is secured by the property and equipment purchased. These assets had a carrying value of $7,463,000 at June 29, 1998.

     The Company, along with certain other Beverly affiliates, guarantees various long-term obligations of Beverly. In the event Beverly is unable to make repayments, the guarantors are obligated for the borrowings. At June 29, 1998 there is $195 million outstanding under these obligations. The Company's guarantee of these obligations was released effective June 30, 1998 in connection with the acquisition of the Company by Select Medical Corporation (Select).

     Maturities of long-term obligations are as follows (in thousands): $247 in 1999, $280 in 2000, $303 in 2001, $327 in 2002, $353 in 2003 and $600
thereafter.

4. Operating Leases

     Future minimum rental commitments required by all noncancelable operating leases with initial or remaining terms in excess of one year as of June 29, 1998, are as follows (in thousands):

       1999............................................................ $ 5,965
       2000............................................................   3,748
       2001............................................................   2,517
       2002............................................................   2,093
       2003............................................................     233
       Thereafter......................................................      --
                                                                        -------
       Total minimum rental commitments................................ $14,556
                                                                        =======

     Rental expense for the period from January 1, 1998 to June 29, 1998 was approximately $3,070,000.

                     American Transitional Hospitals, Inc.

5. Income Taxes

      Deferred income taxes reflect the impact of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of temporary differences giving rise to the Company's deferred tax assets and liabilities at June 29, 1998 are as follows (in thousands):

       Deferred Compensation............................................ $    5
       Capital leases...................................................   (151)
       Developmental costs..............................................   (792)
       Bad debt expenses................................................  5,364
       Depreciation and amortization....................................   (743)
       Operating supplies...............................................   (322)
       Prepaid expenses.................................................     (4)
       Net operating loss carryforwards.................................  5,935
                                                                         ------
       Net deferred tax asset...........................................  9,292
       Valuation allowance.............................................. (9,292)
                                                                         ------
       Net deferred tax asset........................................... $   --
                                                                         ======

      As of June 29, 1998, the Company had federal and state net operating loss carryforwards of $14,148,000 which expire between 2001 and 2018. The use of any federal net operating loss carryforwards will be limited by Internal Revenue Code Section 382.

      The Company had an annual effective tax rate of 0% for the period from January 1, 1998 to June 29, 1998. A reconciliation of the provision for income taxes, computed at the statutory rate, to the Company's annual effective tax rate is summarized as follows (in thousands):

       Federal tax.................................................... $(1,532)
       State income taxes (net of federal)............................    (217)
       Net operating loss utilized by parent..........................      --
       Other..........................................................      13
       Change in valuation allowance..................................   1,736
                                                                       -------
                                                                           $--
                                                                       =======

6. Retirement Plans

      The Company participates in Beverly's defined contribution retirement plans, which cover substantially all employees. Benefits are determined primarily as a percentage of a participant's earned income. In addition, Beverly may make profit sharing contributions on behalf of certain employees. Retirement expense for the period from January 1, 1998 to June 29, 1998 was approximately $48,000.

7. Commitments and Contingencies

      In May 1998, the Parent was served with a subpoena which was issued by the Office of the Inspector General (OIG) in Texas in a qui tam case, which is under seal. The purpose of the subpoena was to allow the government to perform an investigation prior to making a decision as to whether it will intervene as a plaintiff

                     American Transitional Hospitals, Inc.

7. Commitments and Contingencies (continued)

in the case. The Parent has shared information voluntarily and cooperated with the OIG in its investigation. In addition, the Parent has been notified that a federal grand jury in San Francisco is currently investigating practices which are the subject of the above civil investigation. To date, five current employees of the Parent have appeared as witnesses before the grand jury. While it is not possible to predict the outcome of this investigation, a determination that the Parent has violated these regulations could have a material adverse effect on the Parent's and Company's business or operating results. If the outcome were unfavorable, the Parent and Company could be subject to fines, penalties and damages and also could be excluded from Medicare and other government reimbursement programs which could have a material adverse effect on the Parent's and Company's financial condition or results of operations.

      The Company currently has capital projects underway at various facilities. Total estimated expenditures for these capital projects are $2,489,000. Funds expended to date for the projects total approximately $1,358,000.

8. Impact of Year 2000 (Unaudited)

      As with most other industries, hospitals use information systems that may misidentify dates beginning January 1, 2000 and result in system or equipment failures or miscalculations. Information systems include computer programs, building infrastructure components and computer-aided biomedical equipment. The Company has a Year 2000 strategy that includes phases for education, inventory and assessment of applications and equipment at risk, analysis and planning, testing, conversion/remediation/replacement and post-implementation. The Company can provide no assurance that applications and equipment the Company believes to be Year 2000 compliant will not experience difficulties or that the Company will not experience difficulties obtaining resources needed to make modifications to or replace the Company affected systems and equipment. Failure by the Company or third parties on which it relies to resolve Year 2000 issues could have a material adverse effect on the Company's results of operations and its ability to provide health care services. Consequently, the Company can give no assurances that issues related to Year 2000 will not have a material adverse effect on the Company's financial condition or results of operations.

9. Subsequent Event

      Effective June 30, 1998, Select purchased the Company for cash of approximately $65,300,000 and assumed debt of approximately $2,400,000. In connection with this transaction, Beverly has indemnified Select for previously filed cost reports and any pending litigation or legal proceedings.

       [Inside back cover: Various photographs depicting some of Select Medical Corporation's specialty acute care hospitals and patients receiving therapy.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      Through and including   , 2001 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to the unsold allotments or subscriptions.

                                     Shares

                      [LOGO OF SELECT MEDICAL CORPORATION]


                                  Common Stock

                                --------------
                                   PROSPECTUS
                                --------------

                              Merrill Lynch & Co.

                                   Chase H&Q

                               J.P. Morgan & Co.

                               CIBC World Markets

                                    SG Cowen

                          First Union Securities, Inc.

                                     , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             Subject to Completion
                 Preliminary Prospectus dated October 27, 2000

PROSPECTUS

                                     Shares



                      [LOGO OF SELECT MEDICAL CORPORATION]
                                  Common Stock

                                  -----------

    This is Select Medical Corporation's initial public offering. Select Medical Corporation is selling all of the shares. The international managers
are offering    shares outside of the U.S. and Canada and the U.S. underwriters
are offering    shares in the U.S. and Canada.

    We expect the public offering price to be between $    and $    per share.
Currently, no public market exists for the shares. After pricing of the offering, we expect the shares will trade on the Nasdaq National Market under the symbol "SLMC."

    Investing in our common stock involves risks which are described in the "Risk Factors" section beginning on page 8 of this prospectus.

                                  -----------

                                                            Per Share Total
                                                            --------- -----
     Public offering price.................................    $       $
     Underwriting discount.................................    $       $
     Proceeds, before expenses, to Select Medical
      Corporation..........................................    $       $

    The international mangers may also purchase up to an additional    shares
from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The U.S.
underwriters may similarly purchase up to an additional    shares from us.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares will be ready for delivery on or about      , 2000.

                                  -----------
Merrill Lynch International_____________Chase H&_______________J.P.QMorgan & Co.

CIBC World Markets   SG Cowen                       First Union Securities, Inc.
                                  -----------

                  The date of this prospectus is      , 2000.

                                  UNDERWRITING

      We intend to offer the shares outside the U.S. and Canada through the international managers and in the U.S. and Canada through the U.S. Underwriters. Merrill Lynch International, Chase Manhattan International Limited, J.P. Morgan Securities Ltd., CIBC World Markets Corp., SG Cowen Securities Corporation and First Union Securities, Inc. are acting as lead managers for the international managers named below. Subject to the terms and conditions described in an international purchase agreement between us and the
international managers, and concurrently with the sale of      shares to the
U.S. underwriters, we have agreed to sell to the international managers, and the international managers severally have agreed to purchase from us, the number of shares listed opposite their names below.

                                                                          Number
                                                                            of
        International Managers                                            Shares
        ----------------------                                            ------
   Merrill Lynch International...........................................
   Chase Manhattan International Limited.................................
   J.P. Morgan Securities Ltd. ..........................................
   CIBC World Markets Corp. .............................................
   SG Cowen Securities Corporation.......................................
   First Union Securities, Inc. .........................................
                                                                          -----
        Total............................................................
                                                                          =====

      We have also entered into a U.S. purchase agreement with the U.S. underwriters for sale of the shares in the U.S. and Canada for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc., J.P. Morgan Securities Inc., CIBC World Markets Corp., SG Cowen Securities Corporation and First Union Securities, Inc. are acting as U.S. representatives. Subject to the terms and conditions in the U.S. purchase agreement, and concurrently with the sale of shares to the international managers pursuant to the international agreement, we have agreed to sell to the U.S. underwriters, and the U.S.
underwriters severally have agreed to purchase     shares from us. The initial
public offering price per share and the total underwriting discount per share are identical under the international purchase agreement and the U.S. purchase agreement.

      The international managers and the U.S. underwriters and have agreed to purchase all of the shares sold under the international and U.S. purchase agreements if any of these shares are purchased. If an underwriter defaults, the international and U.S. purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares to be purchased by the international managers and the U.S. underwriters are conditioned on one another.

      We have agreed to indemnify the international managers and the U.S. underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the international managers and the U.S. underwriters may be required to make in respect of those liabilities.

      The underwriters are offering the shares, subject to prior sale, when, as, and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

      The lead managers have advised us that the international managers propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price

                                     ALT-1
less a concession not in excess of $     per share. The international managers
may allow, and the dealers may reallow, a discount not in excess of $     per
share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

      The following table shows the public offering price, underwriting discount and proceeds before our expenses. The information assumes either no exercise or full exercise by the international managers and the U.S. underwriters of their over-allotment options.

                                         Without
                               Per Share Option  With Option
                               --------- ------- -----------
     Public offering Price...     $        $         $
     Underwriting Discount...     $        $         $
     Proceeds before expenses
      to Select Medical......     $        $         $

      The expenses of the offering, not including the underwriting discount, are estimated at $1.5 million and are payable by us.

Over-Allotment Option

      We have granted options to the international managers to purchase up to additional shares at the public offering price less the underwriting discount. The international managers may exercise these options for 30 days from the date of this prospectus solely to cover any overallotments. If the international managers exercise these options, each will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares proportionate to that international manager's initial amount reflected in the above table.

      We have also granted options to the U.S. underwriters, exercisable for 30
days from the date of this prospectus, to purchase up to      additional shares
to cover any over-allotments on terms similar to those granted to the international managers.

Intersyndicate Agreement

      The international managers and the U.S. underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the international managers and the U.S. underwriters may sell shares to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the international managers and any dealer to whom they sell shares will not offer to sell or sell shares to persons who are U.S. or Canadian persons or to persons they believe intend to resell to persons who are U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the U.S. underwriters and any dealer to whom they sell shares will not offer to sell or sell shares to non-U.S. persons or non-Canadian persons or to persons they believe intend to resell to non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement.

Reserved Shares

      At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered for sale in the offering for sale to some of our directors, officers, employees, business associates, and related persons. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. There is no expectation or requirement that any person who purchases reserved shares will refer, either directly or indirectly, any patients to our specialty acute care hospitals or outpatient rehabilitation clinics.

                                     ALT-2

No Sales of Similar Securities

      We and our executive officers and directors and substantially all of our existing stockholders have agreed, with exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals have agreed not to directly or indirectly

    .  offer, pledge, sell or contract to sell any common stock;

    .  sell any option or contract to purchase any common stock;

    .  purchase any option or contract to sell any common stock;

    .  grant any option, right or warrant for the sale of any common stock;

    .  lend or otherwise dispose of or transfer any common stock;

    . request or demand that we file a registration statement related to the common stock; or

    . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

      This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. This lockup provision does not limit our ability to grant options to purchase common stock under stock option plans or to issue common stock under our employee stock purchase plan.

Nasdaq National Market Listing

      We expect the shares to be approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "SLMC."

      Before the offering, there has been no public market for our common stock. The initial public offering price was determined through negotiations among us and the U.S. representatives and lead managers. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

    . the valuation multiples of publicly traded companies that the U.S. representatives and the lead managers believe to be comparable to us;

    .  our financial information;

    . the history of, and the prospects for, us and the industry in which we compete;

    . an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

    .  the present state of our development; and

    . the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

      An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

      The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

                                     ALT-3

Price Stabilization, Short Positions and Penalty Bids

      Until the distribution of the common shares is completed, SEC rules may limit the underwriters from bidding for or purchasing our common shares. However, the representatives may engage in transactions that stabilize the price of the common shares, such as bids or purchases that peg, fix or maintain that price.

      The underwriters may purchase and sell the common shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

      The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

      Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common shares may be higher than the price that might otherwise exist in the open market.

      Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the representatives make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

UK Selling Restrictions

      Each international manager has agreed that

    . it has not offered or sold and will not offer or sell any shares of common stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom with the meaning of the Public Offers of Securities Regulations 1995;

    . it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the common stock in, from, or otherwise involving the United Kingdom; and

                                     ALT-4

    . it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of common stock to a person who is of a kind described in
       Article 11(3) of the Financial Services Act 1986 (Investment Advertisements)(Exemptions) Order 1996 as amended by the Financial Services Act of 1986 (Investment Advertisements)(Exemptions) Order 1997 or is a person to whom such document may otherwise lawfully be issued or passed on.

No Public Offering Outside The United States

      No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of common stock, or the possession, circulation, or distribution of this prospectus or any other material relating to our company, or shares of our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of our common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering materials or advertisements in connection with the shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations or any such country or jurisdiction.

      Purchasers or the shares offered by this prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price on the cover page of this prospectus.

NASD Regulations

      It is anticipated that more than ten percent of the proceeds of the offering will be applied to pay down debt obligations owed to affiliates of Chase Securities Inc., CIBC World Markets Corp., First Union Securities, Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and SG Cowen Securities Corporation. Because more than ten percent of the net proceeds of the offering may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in the offering, the offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8). This rule requires that the public offering price of an equity security be no higher than the price recommended by a qualified independent underwriter which has participated in the preparation of the registration statement and performed its usual standard of due diligence with respect to that registration
statement.                   has agreed to act as qualified independent
underwriter for the offering. The price of the shares will be no higher than
that recommended by                      .

Other Relationships

      Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In particular, an affiliate of Chase Securities Inc. acts as administrative agent, and affiliates of Chase Securities Inc., CIBC World Markets Corp., First Union Securities, Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce Fenner & Smith Incorporated and SG Cowen Securities Corporation are lenders under our credit facility. We will use a portion of the proceeds from this offering to repay amounts outstanding under this credit facility.

Internet Delivery of Prospectus

      Merrill Lynch will be facilitating Internet distribution for this offering to certain of its internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the website maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch website relating to this offering is not a part of this prospectus.


                                     ALT-5

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      Through and including   , 2001 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to the unsold allotments or subscriptions.

                                        Shares


                                  Common Stock

                                --------------
                                   PROSPECTUS
                                --------------

                          Merrill Lynch International

                                   Chase H&Q

                               J.P. Morgan & Co.

                               CIBC World Markets

                                    SG Cowen

                          First Union Securities, Inc.

                                     , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

      The expenses to be paid by Select Medical Corporation in connection with the distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

                                                                     Amount (1)
                                                                     ----------
     Securities and Exchange Commission Registration Fee............ $   52,800
     NASD Filing Fee................................................     20,500
     Nasdaq National Market Listing Fee.............................     95,000
     Accounting Fees and Expenses...................................    400,000
     Blue Sky Fees and Expenses.....................................     10,000
     Legal Fees and Expenses........................................    350,000
     Transfer Agent and Registrar Fees and Expenses.................     25,000
     Printing and Engraving Expenses................................    250,000
     Miscellaneous Fees and Expenses................................    296,700
                                                                     ----------
         Total...................................................... $1,500,000
                                                                     ==========

--------
(1) All amounts are estimates except the SEC filing fee, the NASD filing fee and the Nasdaq National Market listing fee.

Item 14. Indemnification of Directors and Officers

      Under Section 145 of the General Corporate Law of the State of Delaware, Select Medical Corporation has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Select Medical Corporation's bylaws (Exhibit 3.2) also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

      Select Medical Corporation's certificate of incorporation (Exhibit 3.1) provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to Select Medical Corporation and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Select Medical Corporation, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

      Select Medical Corporation maintains a policy of directors' and officers' liability insurance that insures the Company's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

      The U.S. and International purchase agreements (Exhibits 1.1 and 1.2) provide for indemnification by the underwriters of Select Medical Corporation and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities

      In the past three years, the Registrant has issued and sold unregistered securities in the transactions described below.

      In January of 1998, the Registrant sold to two employees 215,170.5 shares of common stock, par value $.01 per share ("Common Stock"), and 15.63 shares of
Class A Preferred Stock for an aggregate purchase price of $   .

      On February 9, 1998, the Registrant sold to certain investors and employees 11,600.01 shares of Class A Preferred Stock for an aggregate purchase
price of $    .

      On April 29, 1998, the Registrant sold to certain investors and employees 8,200 shares of Class A Preferred Stock for an aggregate purchase price of
$    .

      On June 3, 1998, the Registrant sold to certain investors and employees 13,000.03 shares of Class A Preferred Stock for an aggregate purchase price of
$    .

      On June 30, 1998, the Registrant sold to certain investors and employees 3,999.98 shares of Class A Preferred Stock for an aggregate purchase price of
$   .

      On July 20, 1998 the Registrant sold to Rocco A. Ortenzio 244,510.50
shares of Common Stock for an aggregate purchase price of $    .

      On October 21, 1998 the Registrant sold to certain investors and employees 10,800.43 shares of Class A Preferred Stock for an aggregate purchase
price of $    .

      On November 9, 1998 the Registrant sold to certain employees 379,370
shares of Common Stock for an aggregate purchase price of $    .

      On December 15, 1998, in connection with the Intensiva Healthcare Corporation acquisition, the Registrant issued an aggregate of 21,224,489 shares of its common stock, par value $.01 per share for a price of $ per share. Of this amount, 8,044,998 shares were purchased by affiliates of Welsh, Carson, Anderson & Stowe (other than WCAS Capital Partners III, L.P.), 4,260,714 shares were purchased by affiliates of GTCR Golder Rauner, LLC and 4,067,857 shares were purchased by Thoma Cressey Equity Partners. The aggregate amount issued also included 2,653,060 shares of common stock that were purchased by WCAS Capital Partners III, L.P. and a 10% Senior Subordinated Note for an aggregate purchase price of $35 million. WCAS Capital Partners III, L.P. then purchased an additional $30 million principal amount of Senior Subordinated Notes from the Registrant for $30 million in cash. These 10% Senior Subordinated Notes are due December 15, 2008.

      On January 31, 1999 the Registrant sold to certain investors and employees 222,859 shares of Common Stock for an aggregate purchase price of
$    .

      On August 20, 1999 the Registrant sold to Martin F. Jackson 74,286 shares
of Common Stock for an aggregate purchase price of $    . The Registrant loaned
Mr. Jackson $120,000 to purchase these shares.

      Pursuant to the Warrant Agreement dated June 30, 1998, as amended on February 9, 1999 and amended and restated on November 19, 1999, the Registrant has issued warrants to purchase shares of Common Stock to Golder Thoma, Rocco
A. Ortenzio, Robert A. Ortenzio and two affiliates of Welsh Carson. On January 31, 2000 and for each three months thereafter, the Registrant has issued or will issue additional warrants to each of these parties, for so long as any of the Registrant's loans are guaranteed or supported by these parties. Under this agreement to date, the Registrant has issued warrants to purchase
1,254,392.50 common shares. All warrants expire on June 30, 2003 and are
exercisable at $     per share.

      On November 19, 1999, in connection with the NovaCare acquisition, the Registrant issued an aggregate of 16,000,000 shares of Class B Preferred Stock
at a price of $     per share. Of this amount, 7,531,424 shares were purchased by affiliates of Welsh Carson, 1,983,333 shares were purchased by affiliates of Golder Thoma and 5,950,000 shares were purchased by Thoma Cressey. At the same time, WCAS Capital Partners III, L.P. purchased 1,667,000 shares of Common Stock and a 10% Senior Subordinated Note for an aggregate purchase price of $25 million. The Note is due November 19, 2009. However if the Registrant repays the principal amount and all unpaid and accrued interest in full by November 19, 2001, WCAS Capital Partners III, L.P. will transfer 416,750 Common Shares to the Registrant.

      On February 29, 2000 the Registrant sold to certain employees 242,514
shares of Common Stock for an aggregate purchase price of $     .

      On June 20, 2000 the Registrant sold to certain employees 50,000 shares
of Common Stock for an aggregate purchase price of $    .

      Employees of the Company have exercised options to purchase 6,100 shares of our Common Stock under our 1997 Stock Option Plan for an aggregate exercise
price of $    .

      The sale and issuance of securities in the transactions described above were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering, where the purchasers were sophisticated investors who represented their intention to acquire securities for investment only and not with a view to distribution and received or had access to adequate information about the Registrant.

      Appropriate restrictive legends were affixed to the stock certificates issued in the above transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. No underwriters were employed in any of the above transactions.

Item 16. Exhibits and Financial Statement Schedules

      (a) Exhibits

 Exhibit
 Number  Document
 ------- --------
  1.1*   Form of U.S. Purchase Agreement.

  1.2*   Form of International Purchase Agreement.

  2.1    Stock Purchase Agreement dated as of May 29, 1998 by and among Select
         Medical Corporation, Beverly Enterprises, Inc. and American
         Transitional Hospitals, Inc.

  2.2 Agreement and Plan of Merger dated as of November 9, 1998 by and among Select Medical Corporation, Select Medical of Mechanicsburg, Inc. and
         Intensiva HealthCare Corporation.

  2.3    Stock Purchase Agreement dated as of October 1, 1999 by and among
         Select Medical Corporation, NC Resources, Inc. and NovaCare, Inc.

  2.4    First Amendment dated as of November 14, 1999 to Stock Purchase
         Agreement dated as of October 1, 1999 by and among Select Medical
         Corporation, NC Resources, Inc. and NovaCare, Inc.

  3.1*   Restated Certificate of Incorporation.

  3.2*   Amended and Restated Bylaws.

  4.1    10% Senior Subordinated Note due December 15, 2008, dated as of
         December 15, 1998.

  4.2    10% Senior Subordinated Note due December 15, 2008, dated as of
         February 9, 1999.

 Exhibit
 Number  Document
 ------- --------
   5.1*  Opinion of Dechert as to the legality of the shares of Common Stock being registered.

  10.1 Registration Agreement dated as of February 5, 1997 by and among Select Medical Corporation; Golder, Thoma, Cressey, Rauner Fund V,
         L.P.; Welsh, Carson, Anderson & Stowe VII, L.P., Rocco A. Ortenzio and
         Robert A. Ortenzio.

  10.2   Amendment No. 1 dated as of December 15, 1998 to Registration
         Agreement dated as of February 5, 1997 by and among Select Medical
         Corporation; Golder, Thoma, Cressey, Rauner Fund V, L.P.; Welsh,
         Carson, Anderson & Stowe VII, L.P., Rocco A. Ortenzio and Robert A.
         Ortenzio.

  10.3   Amendment No. 2 dated as of November 19, 1999 to Registration
         Agreement dated as of February 5, 1997 by and among Select Medical;
         Golder, Thoma, Cressey, Rauner Fund V, L.P.; Welsh, Carson, Anderson &
         Stowe VII, L.P., Rocco A. Ortenzio and Robert A. Ortenzio.

  10.4   Credit Agreement dated as of September 22, 2000 among Select Medical
         Corporation, Canadian Back Institute Limited, The Chase Manhattan
         Bank, The Chase Manhattan Bank of Canada, Banc of America Securities,
         LLC and CIBC, Inc.

  10.5 Securities Purchase Agreement dated as of December 15, 1998 by and among Select Medical Corporation; Welsh, Carson, Anderson & Stowe VII,
         L.P.; WCAS Capital Partners III, L.P.; GTCR Fund VI, L.P., Golder,
         Thoma, Cressey, Rauner Fund V, L.P.; GTCR Associates V, Thoma Cressey
         Fund VI, L.P.; GTCR Associates VI; and GTCR VI Executive Fund, L.P.

  10.6 Securities Purchase Agreement dated as of November 19, 1999 by and among Select Medical Corporation; Welsh, Carson, Anderson & Stowe VII,
         L.P.; WCAS Capital Partners III, L.P.; Thoma Cressey Fund VI, L.P.;
         and GTCR Fund VI, L.P.

  10.7 Professional Services Agreement dated as of November 19, 1999 by and among Select Medical Corporation; Golder, Thoma, Cressey, Rauner,
         Inc.; Thoma Cressey Equity Partners, Inc.; and WCA Management
         Corporation.

  10.8   Employment Agreement dated as of December 16, 1998 between Select
         Medical Corporation and David W. Cross.

  10.9   Other Senior Management Agreement dated as of June 2, 1997 between
         Select Medical Corporation and Frank Fritsch.

  10.10  Change of Control Agreement dated as of March 1, 2000 between Select
         Medical Corporation and S. Frank Fritsch.

  10.11  Change of Control Agreement dated as of March 1, 2000 between Select
         Medical Corporation and Martin F. Jackson.

  10.12  Employment Agreement dated as of December 21, 1999 between
         RehabClinics, Inc. and Edward R. Miersch.

  10.13  Change of Control Agreement dated as of March 1, 2000 between Select
         Medical Corporation and Edward R. Miersch.

  10.14  Employment Agreement dated as of March 1, 2000 between Select Medical
         Corporation and Robert A. Ortenzio.

  10.15 Amendment dated as of August 8, 2000 to Employment Agreement dated as of March 1, 2000 between Select Medical Corporation and Robert A.
         Ortenzio.

  10.16  Employment Agreement dated as of March 1, 2000 between Select Medical
         Corporation and Rocco A. Ortenzio.

  10.17 Amendment dated as of August 8, 2000 to Employment Agreement dated as of March 1, 2000 between Select Medical Corporation and Rocco A.
         Ortenzio.

  10.18  Split Dollar Agreement dated as of October 6, 2000 between Select
         Medical Corporation, Michael E. Salerno and Rocco A. Ortenzio.

 Exhibit
 Number  Document
 ------- --------
 10.19   Employment Agreement dated as of March 1, 2000 between Select Medical
         Corporation and Patricia A. Rice.

 10.20 Amendment dated as of August 8, 2000 to Employment Agreement dated as of March 1, 2000 between Select Medical Corporation and Patricia A.
         Rice.

 10.21   Other Senior Management Agreement dated as of March 28, 1997 between
         Select Medical Corporation and Michael E. Tarvin.

 10.22   Change of Control Agreement dated as of March 1, 2000 between Select
         Medical Corporation and Michael E. Tarvin.

 10.23   Employment Agreement dated as of May 22, 2000 between Select Medical
         Corporation and LeRoy S. Zimmerman.

 10.24   Office Lease Agreement dated as of May 18, 1999 between Select Medical
         Corporation and Old Gettysburg Associates I.

 10.25   First Addendum dated June 1999 to Office Lease Agreement dated as of
         May 18, 1999 between Select Medical Corporation and Old Gettysburg
         Associates I.

 10.26 Second Addendum dated as of February 1, 2000 to Office Lease Agreement dated as of May 18, 1999 between Select Medical Corporation and Old
         Gettysburg Associates I.

 10.27   Office Lease Agreement dated as of June 17, 1999 between Select
         Medical Corporation and Old Gettysburg Associates III.

 10.28   Equipment Lease Agreement dated as of April 1, 1997 between Select
         Medical Corporation and Select Capital Corporation.

 10.29   First Amendment dated as of December 8, 1997 to Equipment Lease
         Agreement dated as of April 1, 1997 between Select Medical Corporation and Select Capital Corporation.

 10.30   Second Amendment dated as of January 28, 2000 to Equipment Lease
         Agreement dated as of April 1, 1997 between Select Medical Corporation and Select Capital Corporation.

 10.31*  Amended and Restated 1997 Stock Option Plan.

 10.32   Second Amended and Restated Warrant Agreement dated as of November 19,
         1999 by and among Select Medical Corporation, Welsh, Carson, Anderson
         & Stowe, VII, L.P., WCAS Capital Partners III, L.P., Golder, Thoma,
         Cressey, Rauner Fund V, L.P., Mr. Rocco A. Ortenzio and Mr. Robert A.
         Ortenzio.

 10.33 First Amendment dated as of October 15, 2000 to Employment Agreement dated as of December 16, 1998 between Select Medical Corporation and
         David W. Cross

 10.34   Amended and Restated Senior Management Agreement dated as of May 7,
         1997 between Select Medical Corporation, John Ortenzio, Martin
         Ortenzio, Select Investments II, Select Partners, L.P. and Rocco
         Ortenzio.

 10.35   Amendment No. 1 dated as of January 1, 2000 to Amended and Restated
         Senior Management Agreement dated May 7, 1997 between Select Medical
         Corporation and Rocco Ortenzio.

 10.36*  Naming, Promotional and Sponsorship Agreement dated as of October 1,
         1997 between NovaCare, Inc. and the Philadelphia Eagles Limited
         Partnership, assumed by Select Medical Corporation in a Consent and Assumption Agreement dated November 19, 1999 by and among NovaCare,
         Inc., Select Medical Corporation and the Philadelphia Eagles Limited
         Partnership.

 21.1    Subsidiaries of Select Medical Corporation.

 23.1    Consent of PricewaterhouseCoopers LLP.

 23.2    Consent of Ernst & Young LLP.

23.3   Consent of KPMG LLP.

23.4*  Consent of Dechert, included in Exhibit 5.1.

23.5   Report of Independent Accountants

23.6   Consent of PriceWaterhouseCoopers LLP

24.1   Power of Attorney, included on the signature page hereof.

27.1   Financial Data Schedule.

--------
 *  To be filed by amendment.

      (b) Financial Statement Schedule



                       Report of Independent Accountants on
                           Financial Statement Schedule

To the Board of Directors
of Select Medical Corporation:

Our audits of the consolidated financial statements referred to in our report dated October 26, 2000 appearing in this Registration Statement on Form S 1 also included an audit of the financial statement schedule listed in Item 16(b) of this Form S 1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.


/s/ PricewaterhouseCoopers LLP
Harrisburg, Pennsylvania
October 27, 2000



                 Schedule II-Valuation and Qualifying Accounts

                          Balance                                      Balance
                            at       Charged to                           at
                         Beginning    Cost and   Acquisi                End of
Description               of Year     Expenses   tions (A)  Write off    Year

Year ended December
 31, 1999 allowance for
 doubtful accounts        $  15,701   $  8,858    $ 53,989  $ (9,056)  $69,492

Year ended December
 31, 1998 allowance for
 doubtful accounts        $     773   $  4,014    $ 16,431  $ (5,517)  $15,701

Year ended December
 31, 1997 allowance for
 doubtful accounts        $       -   $    179    $    722  $   (128)  $   773

(A) Represents opening balance sheet reserves resulting from purchase accounting entries.


      None.

Item 17. Undertakings

      (a) The undersigned Registrant hereby undertakes to provide the underwriters at the closing specified in the purchase agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on the 27th day of October, 2000.

                                          Select Medical Corporation

                                                  /s/ Robert A. Ortenzio
                                          By: _________________________________
                                                    Robert A. Ortenzio
                                               President and Chief Operating
                                                          Officer

                               POWER OF ATTORNEY

      KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rocco A. Ortenzio, Robert A. Ortenzio and Michael E. Tarvin, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ Rocco A. Ortenzio          Chairman, Chief Executive     October 27, 2000
______________________________________  Officer (principal
          Rocco A. Ortenzio             executive officer)

        /s/ Robert A. Ortenzio         Director, Chief Operating     October 27, 2000
______________________________________  Officer
          Robert A. Ortenzio

        /s/ Martin F. Jackson          Chief Financial Officer       October 27, 2000
______________________________________  (principal financial
          Martin F. Jackson             officer)

        /s/ Scott A. Romberger         Controller (principal         October 27, 2000
______________________________________  accounting officer)
          Scott A. Romberger

        /s/ Russell L. Carson          Director                      October 27, 2000
______________________________________
          Russell L. Carson

              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ Bryan C. Cressey          Director                   October 27, 2000
______________________________________
           Bryan C. Cressey

        /s/ Donald J. Edwards          Director                   October 27, 2000
______________________________________
          Donald J. Edwards

          /s/ Meyer Feldberg           Director                   October 27, 2000
______________________________________
            Meyer Feldberg

        /s/ LeRoy S. Zimmerman         Director                   October 27, 2000
______________________________________
          LeRoy S. Zimmerman

                                      II-8